UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant   ☑
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Chicago Bridge & Iron Company N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies: Not applicable

2)	Aggregate number of securities to which transaction applies: Not applicable

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable

4)	Proposed maximum aggregate value of transaction: $850,000,000

5)	Total fee paid: $26,095

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

CHICAGO BRIDGE & IRON COMPANY N.V.

Chicago Bridge & Iron Company N.V. and certain of its affiliates have agreed to purchase all of the outstanding shares of ABB Lummus Global Inc. and ABB Oil & Gas Europe B.V. from ABB Asea Brown Boveri Ltd. and certain of its affiliates. Under Netherlands law, we must obtain the approval of CB&I’s shareholders before we can complete the acquisition. We are sending this proxy statement to CB&I shareholders to ask them to vote in favor of the approval of the acquisition of ABB Lummus Global Inc. and ABB Oil & Gas Europe B.V. If CB&I shareholders approve the acquisition and the acquisition is subsequently completed, CB&I will acquire all of the outstanding shares of ABB Lummus Global Inc. and ABB Oil & Gas Europe B.V. for a net cash purchase price of approximately $850 million, subject to adjustments at closing.

This proxy statement is being furnished to CB&I shareholders in connection with the solicitation of proxies by CB&I for use at its special meeting of shareholders. The date, time, and place of the special meeting of the CB&I shareholders are:

Date:          , 2007
Time:
Place:

This document is a proxy statement for CB&I to use in soliciting proxies for its special meeting of shareholders. Attached is an important document containing answers to frequently asked questions and a summary description of the acquisition (beginning on page 1), followed by more detailed information about CB&I, Lummus Global, the proposed acquisition, and the share sale and purchase agreement. We urge you to read this document carefully and in its entirety. In particular, you should consider the matters discussed under “Risk Factors” beginning on page 23 of this proxy statement.

Philip K. Asherman
President and Chief Executive Officer
Chicago Bridge & Iron Company N.V.

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated          , 2007, and is first being mailed to CB&I shareholders on or about          , 2007.

REFERENCES TO ADDITIONAL INFORMATION

As used in this proxy statement, “CB&I” refers to Chicago Bridge & Iron Company N.V. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated. This proxy statement incorporates by reference important business and financial information about CB&I from documents that it has filed with the Securities and Exchange Commission but that have not been included in or delivered with this proxy statement. For a listing of documents incorporated by reference into this proxy statement, please see the section entitled “Where You Can Find More Information” beginning on page 51 of this proxy statement.

You can obtain any of the documents incorporated by reference into this proxy statement from CB&I through the “SEC Filings” link located on the investor relations page of its website at www.cbi.com or from the Securities and Exchange Commission through its website at www.sec.gov. We are not incorporating the contents of the websites of the Securities and Exchange Commission, CB&I or any other person into this document. We are only providing the information about how you can obtain certain documents that are specifically incorporated by reference into this proxy statement at these websites for your convenience.

CB&I will provide you with copies of the documents relating to CB&I incorporated by reference herein, excluding any exhibits to those documents, without charge, if you request it in writing from CB&I at our principal executive offices at Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands, or at our administrative offices c/o Chicago Bridge & Iron Company (Delaware), 2103 Research Forest Drive, The Woodlands, Texas 77380-2624, attention: Investor Relations.

In order for you to receive timely delivery of the documents in advance of the CB&I special meeting, CB&I should receive your request no later than          , 2007.

CHICAGO BRIDGE & IRON COMPANY N.V.
POLARISAVENUE 31
2132 JH HOOFDDORP, THE NETHERLANDS

NOTICE OF AND AGENDA FOR THE SPECIAL MEETING
OF SHAREHOLDERS TO BE HELD          , 2007

To the Shareholders of:
CHICAGO BRIDGE & IRON COMPANY N.V.

You are hereby notified that a Special Meeting of Shareholders (the “Special Meeting”) of Chicago Bridge & Iron Company N.V. (“CB&I”) will be held at          , at  :00 a.m. on          , 2007, for the following purpose:

To consider and vote upon a proposal to approve and authorize the acquisition of the Lummus Global business of ABB Asea Brown Boveri Ltd. (“ABB”) by CB&I or direct or indirect wholly-owned subsidiaries of CB&I.

The acquisition proposal is more fully described in the accompanying proxy statement, which you should read carefully in its entirety before voting.

THE BOARD OF SUPERVISORY DIRECTORS OF CB&I HAS CAREFULLY CONSIDERED THE TERMS OF THE SHARE SALE AND PURCHASE AGREEMENT AND THE ACQUISITION AND BELIEVES THAT THE ACQUISITION IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, CB&I AND ITS SHAREHOLDERS. THE BOARD OF SUPERVISORY DIRECTORS HAS UNANIMOUSLY APPROVED THE SHARE SALE AND PURCHASE AGREEMENT AND THE ACQUISITION AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL AND AUTHORIZATION OF THE ACQUISITION.

It is important that your shares be represented at the special meeting regardless of the number of shares you hold. Please promptly mark, date, sign, and return the enclosed proxy in the accompanying envelope, whether or not you intend to be present at the special meeting. No postage is required for mailing in the United States. Your proxy is revocable at any time prior to its use at the special meeting.

Walter G. Browning
Secretary on behalf of the Board of Supervisory Directors

          , 2007

i

ANNEXES

Annex A Share Sale and Purchase Agreement dated August 24, 2007	A-1
Annex B Opinion of UBS Securities LLC, dated August 24, 2007	B-1

ii

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the acquisition and the special meeting. They may not include all the information that is important to you. We urge you to read carefully this entire proxy statement, including the annexes and the other documents we refer to in this proxy statement.

Frequently Used Terms

We have generally avoided the use of technical defined terms in this proxy statement but a few frequently used terms may be helpful for you to have in mind at the outset. We refer to:

•	Chicago Bridge & Iron Company N.V., as “CB&I” or “the Company”;

•	ABB Asea Brown Boveri Ltd., as “ABB”;

•	ABB Lummus Global Inc. and ABB Oil & Gas Europe B.V., the entities being acquired by CB&I, as “Lummus Global”;

•	the proposed acquisition of Lummus Global by CB&I as the “acquisition”;

•	the Share Sale and Purchase Agreement dated as of August 24, 2007, among ABB Holdings Inc., ABB Holdings B.V., ABB, Chicago Bridge & Iron Company, Chicago Bridge & Iron Company B.V. and CB&I as the “acquisition agreement”; and

•	the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as the “Hart-Scott-Rodino Act.”

About the Acquisition

Q1:	What am I voting on?

A1:	CB&I is proposing to acquire Lummus Global. CB&I shareholders are being asked to vote to approve and authorize the acquisition, which is required pursuant to Netherlands law. Pursuant to the terms of the acquisition agreement, certain subsidiaries of CB&I will acquire Lummus Global for a net cash purchase price, including estimated transaction costs, of approximately $850 million, subject to adjustments at closing.

Q2:	What is the required vote to approve and authorize the acquisition?

A2:	Holders of a majority of the outstanding CB&I common shares present in person or by proxy at the special meeting must vote to approve and authorize the acquisition.

Q3:	What happens if I do not vote?

A3:	Because the required vote of CB&I shareholders is based upon the number of outstanding shares of CB&I present in person or by proxy at the special meeting, abstentions from voting will have no effect on the vote for approval and authorization of the acquisition. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR approval and authorization of the acquisition.

Q4:	How does the CB&I Board of Supervisory Directors recommend I vote?

A4:	The Board of Supervisory Directors of CB&I unanimously recommends that CB&I’s shareholders vote FOR approval and authorization of the acquisition. The Board of Supervisory Directors of CB&I believes the acquisition is advisable and in the best interests of CB&I and its shareholders.

Q5:	Do I have appraisal rights with respect to the acquisition?

A5:	No. Under Netherlands law, CB&I shareholders do not have appraisal rights with respect to the acquisition.

Q6:	Will the rights of a CB&I shareholder change as a result of the acquisition?

A6:	No. The rights of a CB&I shareholder will not change as a result of the acquisition. Each outstanding CB&I common share will remain outstanding following the acquisition.

Q7:	Are there risks associated with the acquisition that I should consider in deciding how to vote?

A7:	Yes. There are risks associated with all business combinations, including the acquisition. Please read with particular care the more detailed description of the risks associated with the acquisition discussed under “Risk Factors” beginning on page 23 of this proxy statement.

Q8:	When do you expect the acquisition to be completed?

A8:	We are working on completing the acquisition as quickly as possible. To complete the acquisition, we must obtain the approval of the CB&I shareholders and satisfy or waive all other closing conditions under the acquisition agreement, which we currently expect should occur in the fourth quarter of 2007. However, we cannot assure you when or if the acquisition will occur. See “The Share Sale and Purchase Agreement — Conditions to Completion” beginning on page 34 of this proxy statement. If the acquisition occurs, we will promptly make a public announcement of this fact.

About the Special Meeting

Q9:	When and where is the CB&I special shareholder meeting?

A9:	The CB&I special shareholder meeting will take place on , 2007, at :00 a.m., and will be held at .

Q10:	What will happen at the special meeting?

A10:	At the CB&I special meeting, CB&I shareholders will vote on a proposal to approve and authorize the acquisition. We cannot complete the acquisition unless, among other things, CB&I’s shareholders vote to approve and authorize the acquisition.

Q11:	Who is entitled to vote at the special meeting?

A11:	Holders of record of CB&I common shares at the close of business on , 2007, the record date for the special meeting, are entitled to receive notice of and vote at the special meeting. The admission of shareholders to the meeting and exercise of voting rights at the meeting are governed by Netherlands law.

Q12:	Is there any quorum requirement at the special meeting?

A12:	A quorum is the number of shares that must be present to hold the meeting. Although there is no quorum requirement under Dutch law, abstentions and “broker non-votes” (where a named entity holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such named entity does not possess or choose to exercise its discretionary authority with respect thereto) will be considered present at the meeting but will not be counted to determine the total number of votes cast.

Q13:	How many shares can vote?

A13:	On the record date, CB&I had outstanding common shares, which constitute CB&I’s only outstanding voting securities. Each CB&I shareholder is entitled to one vote on each proposal for each CB&I common share held as of the record date. Admission of shareholders to the meeting and exercise of voting rights at the meeting are governed by Netherlands law.

Q14:	What vote is required?

A14:	The affirmative vote of the holders of a majority of the outstanding CB&I common shares present in person or by proxy at the CB&I special meeting is required to approve and authorize the acquisition.

Even if the votes set forth above are obtained at the special meeting, we cannot assure you that the acquisition will be completed, because the completion of the acquisition is subject to the satisfaction or waiver of other conditions discussed in this proxy statement.

Q15:	What do I need to do now?

A15:	After carefully reading and considering the information contained and referred to in this proxy statement, including its annexes, please authorize your CB&I common shares to be voted by returning your completed, dated, and signed proxy card in the enclosed return envelope as soon as possible. To be sure that your vote is counted, please submit your proxy as instructed on your proxy card even if you plan to attend the special meeting in person.

Q16:	May I vote in person?

A16:	Yes. You may attend the special meeting of CB&I’s shareholders and vote your shares in person rather than by signing and returning your proxy card. If you wish to vote in person and your shares are held by a broker, bank, or other nominee, you need to obtain a proxy from the broker, bank, or nominee authorizing you to vote your shares held in the broker’s, bank’s, or nominee’s name. If you wish to attend the meeting in person, you must notify CB&I of this fact by no later than , 2007. Notifications of intent to attend the meeting in person must be received at the following address not later than , 2007:

Chicago Bridge & Iron Company N.V. c/o Chicago Bridge & Iron Company (Delaware) 2103 Research Forest Drive The Woodlands, Texas 77380-2624 Attn: Investor Relations

Q17:	If my shares are held in “street name,” will my broker, bank, or other nominee vote my shares for me?

A17:	Yes, but your broker, bank, or other nominee may vote your CB&I common shares only if you instruct your broker, bank, or other nominee how to vote. If you do not provide your broker, bank, or other nominee with instructions on how to vote your “street name” shares, your broker, bank, or other nominee will not be permitted to vote them on the acquisition. You should follow the directions your broker, bank, or other nominee provides to ensure your shares are voted at the special meeting. Please check the voting form used by your broker, bank, or other nominee to see if it offers telephone or Internet voting.

Q18:	May I change my vote?

A18:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your CB&I common shares are registered in your own name, you can do this in one of three ways.

• First, you can deliver to CB&I, prior to the special meeting, a written notice stating that you want to revoke your proxy. The notice should be sent to the attention of Investor Relations, Chicago Bridge & Iron Company N.V., c/o Chicago Bridge & Iron Company (Delaware), 2103 Research Forest Drive, The Woodlands, Texas 77380-2624, to arrive by the close of business on          , 2007.

• Second, prior to the special meeting, you can complete and deliver a new proxy card. The proxy card should be sent to the addressee indicated on the pre-addressed envelope enclosed with your initial proxy card to arrive by the close of business on          , 2007. The latest dated and signed proxy actually received by this addressee before the special meeting will be counted, and any earlier proxies will be considered revoked.

• Third, you can attend the CB&I special meeting and vote in person. Any earlier proxy will thereby be revoked automatically. Simply attending the special meeting, however, will not revoke your proxy, as you must vote at the special meeting to revoke a prior proxy. Please see answer A16 above for instructions on how to attend the meeting in person.

If you have instructed a broker to vote your shares, you must follow directions you receive from your broker to change or revoke your vote.

If you are a street-name shareholder and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Q19:	How will the proxies vote on any other business brought up at the special meetings?

A19:	By submitting your proxy, you authorize the persons named on the proxy card to use their judgment to determine how to vote on any other matter properly brought before the special meeting. The proxies will vote your shares in accordance with your instructions. If you sign, date, and return your proxy without giving specific voting instructions, the proxies will vote your shares “FOR” the proposal. If you do not return your proxy, or if your shares are held in street name and you do not instruct your bank, broker or nominee on how to vote, your shares will not be voted at the special meeting.

The CB&I Board of Supervisory Directors does not intend to bring any other business before the meeting, and it is not aware that anyone else intends to do so. If any other business properly comes before the meeting, it is the intention of the persons named on the proxy cards to vote as proxies in accordance with their best judgment.

Q20:	What is a broker non-vote?

A20:	A “broker non-vote” occurs when a bank, broker, or other nominee submits a proxy that indicates that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owners on how to vote on these proposals and does not have discretionary authority to vote in the absence of instructions.

Q21:	Will broker non-votes or abstentions affect the results?

A21:	No. Broker non-votes or abstentions will have no effect on the outcome of the proposals brought at the special meeting. Nevertheless, if your shares are held in street name, we urge you to instruct your bank, broker, or nominee on how to vote your shares for those proposals on which you are entitled to vote.

Q22:	Why is it important for me to vote?

A22:	We cannot complete the acquisition without holders of a majority of the outstanding CB&I common shares present in person or by proxy at the special meeting voting in favor of the approval and authorization of the acquisition.

General

Q23:	What does it mean if I get more than one proxy card?

A23:	Your CB&I common shares are probably registered in more than one account. You should vote each proxy card you receive.

Q24:	Where can I find more information about the special meeting, the acquisition or CB&I?

A24:	You can find more information about CB&I in its filings with the Securities and Exchange Commission and the New York Stock Exchange. If you have any questions about the special meeting, the acquisition or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact CB&I at the address or phone number below. If your broker holds your shares, you can also call your broker for additional information.

Chicago Bridge & Iron Company N.V. c/o Chicago Bridge & Iron Company (Delaware) 2103 Research Forest Drive The Woodlands, Texas 77380-2624 (832) 513-1245 Attn: Investor Relations

SUMMARY

This summary highlights selected information from this proxy statement, including material terms of the acquisition, and may not contain all of the information that is important to you. To understand the acquisition fully and for a more complete description of the legal terms of the acquisition, you should carefully read this entire document, including its Annexes, and the documents to which we refer you. See “Where You Can Find More Information” beginning on page 51 of this proxy statement.

CB&I (page 40)

Chicago Bridge & Iron Company N.V.
Polarisavenue 31
2132 JH Hoofddorp, The Netherlands
(3106) 51784497

Chicago Bridge & Iron Company N.V. executes more than 500 projects each year and is one of the world’s leading engineering, procurement and construction (EPC) companies, specializing in projects for customers that produce, process, store and distribute the world’s natural resources. With more than 60 locations and approximately 14,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere.

The Acquisition (page 12)

On August 24, 2007, CB&I agreed to acquire Lummus Global under the terms of the acquisition agreement described in this proxy statement and attached as Annex A. The acquisition agreement is the legal document that governs the acquisition, and we urge you to read that agreement. Pursuant to the terms of the acquisition agreement, certain subsidiaries of CB&I will acquire Lummus Global for a net cash purchase price, including estimated transaction costs, of approximately $850 million, subject to adjustments at closing.

Recommendation of the CB&I Board of Supervisory Directors (page 15)

The CB&I Board of Supervisory Directors has unanimously determined that the acquisition is advisable and in your best interests and unanimously recommends that you vote FOR the approval and authorization of the acquisition of Lummus Global for a net cash purchase of approximately $850 million.

Opinion of UBS Securities LLC — Financial Advisor to CB&I (page 15)

On August 20, 2007, UBS Securities LLC, or UBS, delivered its oral opinion to CB&I’s Board of Supervisory Directors, which was subsequently confirmed by delivery of its written opinion, dated August 24, 2007, to the effect that, as of those dates, and based upon and subject to the assumptions made, matters considered and limitations described in the opinion, the $839.9 million consideration to be paid by the purchasers in the acquisition was fair, from a financial point of view, to CB&I. The full text of UBS’ opinion is attached as Annex B to this proxy statement. UBS’ opinion was provided to CB&I’s Board of Supervisory Directors in connection with its evaluation of the acquisition. UBS’ opinion is directed only to the fairness, from a financial point of view, to CB&I of the $839.9 million consideration to be paid by the purchasers in the acquisition. The opinion does not address the relative merits of the acquisition as compared to other business strategies or transactions that might be available with respect to CB&I, nor does it address CB&I’s underlying business decision to effect the acquisition. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the acquisition. We encourage you to read UBS’ opinion carefully in its entirety.

Risk Factors (page 23)

In evaluating the acquisition or the acquisition agreement, you should carefully review this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 23.

Conditions to Completion of the Acquisition (page 34)

Completion of the acquisition depends on a number of conditions being satisfied or waived. These conditions include the following:

•	receipt of consents, authorizations, filings and notifications to any relevant competition authorities and the expiration of all applicable waiting periods under such competition laws;

•	the approval of the shareholders of CB&I;

•	the consummation of the transactions will not be in any way prohibited by any order and there will not have been any applicable law enacted, promulgated or deemed applicable to the transactions after the date of the acquisition agreement by any governmental entity that prevents the consummation of the transactions or has the effect of making such consummation illegal; and

•	a member of the ABB group will have paid $204,000,000 to the CE Asbestos PI Trust, on terms that no member of the acquired group is under any liability to reimburse all or any of such sum.

Regulatory Matters (page 21)

Under the Hart-Scott-Rodino Act, the parties cannot complete the acquisition until they have notified and furnished information to the Federal Trade Commission, or the FTC, and the Antitrust Division of the United States Department of Justice, or the DOJ, and specified waiting periods expire or are terminated. On September 7, 2007, CB&I and ABB submitted the notification filings to the FTC and DOJ. The waiting period under the Hart-Scott-Rodino Act will expire on October 8, 2007, unless each party receives early termination of the waiting period before that time or unless the reviewing agency extends the period by requesting additional information.

Termination of the Acquisition Agreement (page 35)

The acquisition agreement may be terminated by either party, by giving written notice to the other party, if completion has not occurred by 5:00 p.m. (London time) on February 28, 2008, which date may be extended as described below. The purchasers have the right to terminate the acquisition agreement if the sellers have committed certain breaches of the acquisition agreement, have not cured those breaches and have not taken certain permitted actions to protect the purchasers’ right to be compensated fully for such breaches. If the purchasers deliver notice of such a breach to sellers after January 31, 2008, the outside date after which either party can terminate the acquisition agreement would be extended from February 29, 2008 to March 31, 2008. However, the right to terminate the acquisition agreement will not be available to any party whose failure to perform any of its obligations under the acquisition agreement has been the cause of, or resulted in, the failure of completion to occur on or before March 31, 2008.

Costs and Expenses (page 38)

If CB&I fails to obtain the approval and authorization of its shareholders for the acquisition by February 28, 2008 or, if extended pursuant to the acquisition agreement, March 31, 2008, CB&I shall pay to ABB $25 million. Whether or not the acquisition is consummated, the members of the ABB group and the members of the CB&I group will bear their own costs and expenses in connection with the acquisition agreement and the related transactions.

Accounting Treatment (page 21)

CB&I will account for the acquisition using the purchase method of accounting.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

Selected CB&I Historical Financial Data

We derived the following summary financial and operating data for each of the five years ended December 31, 2002 through 2006 from our audited consolidated financial statements and for the six months ended June 30, 2006 and 2007 from our unaudited consolidated financial statements. You should read this information together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our Consolidated Financial Statements, including the related notes, incorporated by reference into this proxy statement.

						Six Months Ended
	Years Ended December 31,					June 30,
	2006	2005	2004	2003	2002	2007	2006
						(Unaudited)	(Unaudited)
	(In thousands, except per share data)

Income Statement Data
Revenue	$3,125,307	$2,257,517	$1,897,182	$1,612,277	$1,148,478	$1,868,672	$1,390,783
Net income	$116,968	$15,977	$65,920	$65,954	$50,149	$62,711	$45,954
Per Share Data
Net income — basic	$1.21	$0.16	$0.69	$0.73	$0.58	$0.66	$0.47
Net income — diluted	$1.19	$0.16	$0.67	$0.69	$0.56	$0.65	$0.46
Cash dividends	$0.12	$0.12	$0.08	$0.08	$0.06	$0.08	$0.06
Balance Sheet Data
Total assets	$1,835,010	$1,377,819	$1,102,718	$932,362	$754,613	$1,957,640	$1,623,925
Long-term debt	$—	$25,000	$50,000	$75,000	$75,000	$—	$25,000

Selected Historical Financial Data of Lummus Global

We derived the following summary financial and operating data for each of the three years ended December 31, 2004 through 2006 from the audited combined financial statements of Lummus Global for the six months ended June 30, 2006 and 2007 from unaudited combined financial information contained elsewhere in this proxy statement. Lummus Global was operated as a division of ABB Ltd. without the need to produce separate U.S. GAAP financial information. We believe that selected historical financial data of Lummus Global for fiscal years ended December 31, 2003 and 2002 is not material to shareholders of CB&I with respect to the vote on the acquisition that is being solicited by this proxy statement. You should read this information together with Lummus Global’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements, including the related notes, included in this proxy statement.

	Years Ended December 31,			Six Months Ended June 30,
	2006	2005	2004	2007	2006
				(Unaudited)	(Unaudited)
	(In thousands, except per share data)

Income Statement Data
Revenue	$988,362	$1,087,788	$1,279,589	$504,320	$483,057
Net income (loss)	$(79,973)	$4,992	$(39,990)	$38,485	$7,692
Balance Sheet Data
Total assets	$1,303,809	$1,213,869	$1,363,083	$1,378,574	NA
Long-term debt	$140	$8	$14	$141	NA

NA — Not Applicable

Selected Unaudited Condensed Combined Pro Forma Financial Data

The following unaudited pro forma condensed combined financial information gives effect to the acquisition of Lummus Global by CB&I, accounted for as a business combination using the purchase method of accounting. The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based on management’s preliminary valuation. The estimates and assumptions are subject to change upon the finalization of valuations, which are contingent upon appraisals of property, plant and equipment, identifiable intangible assets, actuarial valuations of employee benefit plans and adjustments to contract-related and other accounts. Revisions to the preliminary purchase price allocation could result in significant deviations from these pro forma results.

The historical results of operations included in the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2007 were derived from the unaudited financial statements of each entity as described above. The historical results of operations included in the unaudited pro forma condensed combined statement of income for the fiscal year ended December 31, 2006 were derived from the audited financial statements of each entity. For CB&I, this information was derived from its annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007, which is incorporated into this proxy by reference. For Lummus Global, this information is included elsewhere in this proxy statement.

The historical consolidated balance sheets of CB&I and Lummus Global included in the unaudited pro forma condensed combined balance sheet were derived from the unaudited financial statements of each entity. For CB&I, this information was derived from its quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 2, 2007, which is incorporated into this proxy by reference. For Lummus Global, this information is included elsewhere in this proxy statement.

This unaudited pro forma combined financial information has been prepared by CB&I management for illustrative purposes only. The unaudited pro forma combined financial information is not intended to represent or be indicative of the financial position or results of operations in future periods or the results that actually would have been realized had CB&I and Lummus Global been a combined company during the specified periods. Additionally, classifications of certain financial accounts of the acquired company may differ from those of CB&I. The unaudited pro forma combined financial information assumes the acquisition is financed with a combination of cash, borrowings under our credit facility and new term debt. The unaudited pro forma combined financial information on page 46 is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Lummus Global included elsewhere in this proxy statement and in CB&I’s Form 10-K filed with the Securities and Exchange Commission on March 1, 2007 and Form 10-Q filed with the Securities and Exchange Commission on August 2, 2007.

	Year Ended	Six Months Ended
	December 31, 2006	June 30, 2007
	(In thousands, except per share data)

Income Statement Data
Revenue	$4,113,669	$2,372,992
Net income	35,644	73,468
Per Share Data:
Net income — basic	$0.37	$0.77
Net income — diluted	$0.37	$0.76

As of
June 30, 2007
(In thousands)

Balance Sheet Data
Total assets	$3,270,737
Long-term debt	200,141
Shareholders’ equity	592,443

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

This proxy statement is being furnished to CB&I shareholders by CB&I’s Board of Supervisory Directors in connection with the solicitation of proxies from the holders of CB&I common shares for use at the special meeting of CB&I shareholders and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting of shareholders of CB&I will be held on          , 2007 at  :00 a.m., at          .

Matters to Be Considered

At the special meeting, CB&I shareholders will be asked to consider and vote upon a proposal to approve and authorize the acquisition.

Shareholders Entitled to Vote

The close of business on          , 2007 is the record date for the determination of those holders of CB&I common shares who are entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof. At the close of business on the record date, there were          CB&I common shares outstanding and entitled to vote, held by approximately           holders of record. Admission of shareholders to the meeting and exercise of voting rights at the meeting are governed by Netherlands law.

Quorum and Required Vote

Each holder of record of CB&I common shares as of the record date is entitled to cast one vote per share at the special meeting on each proposal. There is no required quorum of CB&I common shares necessary to hold the special meeting. The affirmative vote of the holders of a majority of the CB&I common shares present in person or by proxy at the special meeting is required to approve and authorize the acquisition.

As of the record date for the special meeting, directors and executive officers of CB&I and their affiliates beneficially owned an aggregate of           CB&I common shares entitled to vote at the special meeting. These shares represent approximately     % of the CB&I common shares outstanding and entitled to vote as of the record date.

How Shares Will Be Voted at the Special Meeting

All CB&I common shares represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted FOR the approval and authorization of the acquisition.

If any other matters are properly brought before the special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

How to Vote Your Shares

You may vote in person at the special meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

You may vote by proxy card by completing and mailing the enclosed proxy card. If you properly submit your proxy card in time to vote, one of the individuals named as your proxy will vote your common shares as you have directed. You may vote for or against the proposals submitted at the special meeting or you may abstain from voting.

If you hold CB&I common shares through a broker or other custodian, please follow the voting instructions provided by that firm. If you do not return your proxy card, or if your shares are held in a stock brokerage account or held by a bank, broker, or nominee, or, in other words, in “street name” and you do not instruct your bank, broker, or nominee on how to vote those shares, those shares will not be voted at the special meeting.

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by the Internet or telephone. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this proxy statement. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by the Internet or telephone by following the voting instructions enclosed with the proxy from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by the Internet or telephone through such a program must be received by 11:59 p.m., New York, New York time, on          , 2007. Requesting a proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by the Internet or telephone with respect to your shares. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first obtain a signed and properly executed proxy from your bank, broker, or nominee to vote your shares held in street name at the special meeting.

If you submit your proxy but do not make specific choices, your proxy will be voted FOR each of the proposals presented.

How to Change Your Vote

If you are a registered shareholder, you may revoke your proxy at any time before the shares are voted at the special meeting by:

•	completing, signing, and timely submitting a new proxy to the addressee indicated on the pre-addressed envelope enclosed with your initial proxy card by the close of business on , 2007; the latest dated and signed proxy actually received by such addressee before the special meeting will be counted, and any earlier proxies will be considered revoked;

•	notifying CB&I at Chicago Bridge & Iron Company N.V., c/o Chicago Bridge & Iron Company (Delaware), 2103 Research Forest Drive, The Woodlands, Texas 77380-2624, attention: Investor Relations, in writing, by the close of business on , 2007, that you have revoked your earlier proxy; or

•	voting in person at the special meeting.

Merely attending the special meeting will not revoke any prior votes or proxies; you must vote at the special meeting to revoke a prior proxy.

If you hold CB&I common shares through a broker or other custodian and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers, and employees of CB&I may solicit proxies for the special meeting from CB&I shareholders personally or by telephone, facsimile, and other electronic means without compensation other than reimbursement for their actual expenses.

Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of CB&I common shares held of record by those persons, and CB&I will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.

CB&I has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.

Recommendation of the CB&I Board of Supervisory Directors

The CB&I Board of Supervisory Directors has unanimously approved the acquisition and the other transactions contemplated by the acquisition agreement. The CB&I Board of Supervisory Directors determined that the acquisition is advisable and in the best interests of CB&I and its shareholders and unanimously recommends that you vote FOR approval and authorization of the acquisition. See “The Acquisition — CB&I’s Reasons for the Acquisition” beginning on page 14 and “The Acquisition — Recommendation of the CB&I Board of Supervisory Directors” beginning on page 15 for a more detailed discussion of the recommendation of the CB&I Board of Supervisory Directors.

Special Meeting Admission

If you wish to attend the special meeting in person, you must present a form of personal identification. If you are a beneficial owner of CB&I common shares that is held by a bank, broker, or other nominee, you will need proof of ownership of CB&I common shares to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership.

No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the meeting. If you wish to attend the meeting in person, you must notify CB&I of this fact by no later than          , 2007. Your notice of intent to attend the meeting in person must be received no later than          , 2007 at the following address:

Chicago Bridge & Iron Company N.V.
c/o Chicago Bridge & Iron Company (Delaware)
2103 Research Forest Drive
The Woodlands, Texas 77380-2624
(832) 513-1245
Attn: Investor Relations

THE ACQUISITION

General

Pursuant to the terms of the acquisition agreement, certain subsidiaries of CB&I will acquire Lummus Global for a net cash purchase price, including estimated transaction costs, of approximately $850 million, subject to adjustments at closing.

CB&I’s Board of Supervisory Directors is using this document to solicit proxies from the holders of CB&I common shares for use at the CB&I special meeting, at which holders of CB&I common shares will be asked to vote upon approval of the acquisition.

The Board of Supervisory Directors of CB&I has unanimously approved the acquisition agreement providing for the acquisition of Lummus Global. Subject to the satisfaction or waiver of the conditions to completion, we expect to complete the acquisition in the fourth quarter of 2007.

Background of the Acquisition

Beginning in late 2002, the Company and ABB engaged in discussions regarding a possible acquisition of Lummus Global. After conducting preliminary due diligence, in early 2003 the Company concluded that it was not interested in pursuing the acquisition of Lummus Global at that time because of certain operational and other issues that Lummus Global was experiencing, but that it might be interested at some time in the future.

In March 2007, the Company was advised by Credit Suisse that Credit Suisse had been engaged as financial advisor to ABB to solicit indications of interest with respect to the possible acquisition of Lummus Global. At that time the Company was also provided introductory information about Lummus Global and a form of confidentiality agreement. In late March 2007, after its review of the introductory information and other publicly available information about Lummus Global, the Company advised Credit Suisse that it was interested in the possible acquisition of Lummus Global, and delivered a signed confidentiality agreement.

In early April 2007, Credit Suisse delivered to the Company a letter outlining the process and a Confidential Information Memorandum which contained more detailed information about Lummus Global. In addition, in early April 2007 the Company engaged UBS Securities LLC as its financial advisor to assist the Company in evaluating the possible acquisition of Lummus Global.

Over the following couple of weeks, the Company evaluated the information included in the Confidential Information Memorandum. On April 23, 2007, Ron Ballschmiede, the Company’s Chief Financial Officer, and Chip Ray, the Company’s Senior Vice President — Corporate Planning, participated in a conference call with representatives of UBS at which time UBS provided its preliminary valuation analysis regarding Lummus Global.

On April 29, 2007, the Company submitted its preliminary indication of interest to Credit Suisse.

On May 15, 2007, Credit Suisse advised the Company that it had made it to the next round of the process, and would be given access to an electronic data room for purposes of conducting a more detailed due diligence review. Over the following few weeks, a team led by Mr. Ballschmiede and Mr. Ray reviewed the information available in the electronic data room.

On June 6, 2007, CB&I formally engaged UBS to act as its financial advisor in connection with CB&I’s proposed acquisition of Lummus Global.

On June 7, 2007, the Company’s senior management team and other members of the Company’s transaction team met with the management team of Lummus Global for additional due diligence.

On June 12, 2007, the Company’s representatives met with representatives of ABB and were provided for review certain additional legal documentation and other due diligence materials.

On June 20, 2007, ABB provided the Company with a draft Share Sale and Purchase Agreement for review.

On June 28, 2007, the Company’s senior management team met with respect to the results of the due diligence review, the status of the process, and the valuation analysis.

On June 29, 2007, at a meeting of the Strategic Initiatives Committee of the Company’s Board of Supervisory Directors, the Committee approved senior management’s process with respect to the discussions with ABB.

On July 10, 2007, at a special meeting of the Company’s Board of Supervisory Directors, the Company’s senior management updated the board regarding the results of the due diligence review, the status of the process, and its valuation analysis. The board approved the submission of a firm offer for Lummus Global for a purchase price of $700 million to $900 million. For the next few weeks the Company conducted additional due diligence and continued its valuation analysis.

On July 12, 2007, the Company submitted its proposed written comments to the acquisition agreement.

On July 18, 2007, the Company submitted its so called “best and final” valuation letter indicating that the Company was prepared to offer a purchase price in the range of from $800 million to $900 million for Lummus Global, based upon the terms and conditions of the draft purchase agreement at that time.

On July 27, 2007, Credit Suisse advised the Company that it was among the finalists in the process, and that the Company would need to look carefully at its comments to the proposed Share Sale and Purchase Agreement and be more flexible on its proposed purchase price. To assist the Company in that process, the Company conducted confirmatory due diligence regarding certain matters. In addition, on August 2 and 3, the Company met with representatives of the Lummus Global business’s joint venture partners in its CD Tech and CLG joint ventures.

On August 3, 2007, legal representatives of the parties met to discuss potential issues regarding foreign intermediary practices of Lummus Global.

On August 13, 2007, the Company submitted a revised offer with a proposed purchase price that was within the previous range of $800 million to $900 million.

On August 14, 2007, Credit Suisse asked the Company for certain clarifications regarding its offer and its comments to the acquisition agreement.

On August 15, 2007, the Company provided the clarifications, and throughout the day representatives of the Company and representatives of Credit Suisse engaged in numerous follow up discussions. That afternoon, Credit Suisse advised the Company that it was chosen to conduct final negotiations with ABB and requested that the Company and its transaction team be in London the following day in order to finalize outstanding issues and the acquisition agreement.

On August 16, 2007, the Company’s team arrived in London and began meeting with ABB and its representatives. The parties worked through the next two days and on the morning of August 18, 2007 reached agreement on all outstanding issues and the form of acquisition agreement except for questions that remained outstanding with respect to certain matters pertaining to the foreign intermediary practices of Lummus Global.

On August 20, 2007, at a special meeting of the Company’s Board of Supervisory Directors, the Board authorized the Company to proceed with the acquisition after senior management discussed certain aspects of the transaction and after representatives of UBS presented an overview of the financial aspects of the proposed acquisition agreement to the Company’s Board of Supervisory Directors and Walter G. Browning, CB&I’s Vice President, General Counsel and Secretary and Messrs. Asherman, Ballschmiede and Ray, and indicated that UBS was prepared to render its opinion to CB&I’s Board of Supervisory Directors as to the fairness, from a financial view, of the consideration to be paid by the purchasers in the acquisition.

Later that day, UBS delivered its oral opinion to CB&I’s Board of Supervisory Directors followed by delivery of its written opinion, dated August 24, 2007, as described under “— Opinion of UBS Securities

LLC — CB&I’s Financial Advisor,” to the effect that, as of those respective dates, and based upon and subject to the assumptions made, matters considered and limitations described in the opinions, the consideration to be paid by the purchasers in the acquisition was fair, from a financial point of view, to CB&I.

On August 21, 2007, the Company’s legal representatives were given access to certain additional confidential information and a report relating to the foreign intermediary practices of Lummus Global.

On August 23, 2007, representatives of the Company and ABB negotiated the covenant of the acquisition agreement dealing with foreign intermediary practices of Lummus Global.

On August 24, 2007, Lummus Global delivered its Disclosure Letter to the Company, and after review the Company confirmed that it did not have any remaining issues on the acquisition agreement.

On August 24, 2007, representatives of the Company and ABB executed and delivered the acquisition agreement.

CB&I’s Reasons for the Acquisition

Following a review and discussion of all relevant information regarding the acquisition, CB&I’s Management Board and its Board of Supervisory Directors have both determined that the acquisition is beneficial to CB&I and its shareholders for the following reasons:

•	Increased Breadth of Services. The acquisition of Lummus Global will expand the range of offerings CB&I can supply to its customer base, offering its customers a total solutions package that can provide technology licensing, front end engineering and design (FEED), and engineering, procurement, and construction services. The Lummus Global portfolio of process technology holds key petrochemical, refining and gas technology licenses which provide an attractive high margin new growth platform and the opportunity for enhancing existing CB&I client relationships. The bundled offering of technologies and EPC services will further differentiate CB&I from many of its competitors. This full spectrum of solutions will allow CB&I to capture additional market share in the important higher margin growth sectors, including oil, gas and petrochemical.

•	Resources. The addition of the Lummus Global resources will allow CB&I a more substantial base in which to draw from to meet the growing client demands for a single source global supplier. The acquisition will provide CB&I with a expansive geographic coverage which will allow it to service a wide client base and to fully capitalize on current and projected market demand. These strategically important geographic resources will position CB&I to capitalize on the Middle East build up of Ethylene and Derivative capacity. The significant number of new projects announced for the near term and distant future suggest that the massive build-up of a petrochemical industry within this region is well underway and the expansion efforts are far from over.

•	Diversification to Reduce the Affect of Cyclicality. The acquisition of Lummus Global will provide CB&I with end-market diversification. Currently more than 90% of CB&I’s revenues are from the oil & gas market, whereas Lummus Global’s business targets both petrochemical and oil & gas. Over the past several years, the majority of Lummus Global’s business has been in petrochemicals, specifically olefins. The acquisition will provide CB&I with diversification that can be difficult to achieve on a stand-alone basis and it will enable CB&I to better capitalize on the strong market conditions.

The acquisition will also provide geographic diversification and a truly global footprint. Lummus Global has a strong presence in both Western and Eastern Europe, while in comparison, CB&I has a minimal presence in Europe (with the exception of the United Kingdom). Lummus Global also has a strong presence in Russia and China, two areas where CB&I has moderate experience. Both companies have a long history in the Middle East, but Lummus Global’s experience is in process technology and CB&I’s is primarily in steel plate structures.

•	Complementary Client Base. A key strategic benefit to a Lummus Global acquisition is the ability to expand the customer base of the combined platform, which should drive earnings growth. The leading relationships that Lummus Global has developed complement CB&I’s customer base well and the

Lummus Global customer base will also be complemented by the traditional CB&I service offerings. There is limited overlap between key relationship customers and Lummus Global has strong relationships with several National Oil Companies (NOC’s) that CB&I has historically not been associated with, further strengthening CB&I’s customer base and stability of earnings.

•	Leveraging Core Strengths and Delivering an Integrated Offering. Lummus Global’s strength resides in its strong intellectual property position related to its technology portfolio and joint venture assets. Lummus Global has over 1,500 patents related to process technology with key strengths in Ethylene and Olefins Conversion Technology (OCT) and gas processing. Although Lummus Global offers EPC services to its clients, the Process Technology business is the primary driver of earnings. While Lummus Global focuses on technology, CB&I is primarily an EPC contractor with a narrowly focused technology position. CB&I has significant investment in plant, buildings and field equipment globally to support its engineering, fabrication and marketing functions. The combination of the two complementary platforms results in an organization with formidable resources at each stage of the project life cycle. As technology selection is one of the first decisions a project sponsor makes, the ability to serve a client at the early stage of the project should enhance CB&I’s ability to win business. CB&I has particular expertise at project and risk management on complex projects. Implementing risk management and effective project controls based on CB&I’s processes can enhance the attractiveness of the Lummus Global EPC business. The ability to offer project owners an integrated offering from conception to commissioning, regardless of contracting methodology, will increase the ability of CB&I to win new awards.

•	Long-Term Growth. The acquisition of Lummus Global has the potential to accelerate CB&I’s future revenue and earnings growth, and associated stockholder value. In addition, the acquisition of Lummus Global should provide CB&I with access to additional management depth, along with the ability to pursue additional growth markets. The acquisition of Lummus Global would create a more diverse company with enhanced prospects for long-term growth.

Recommendation of the CB&I Board of Supervisory Directors

After careful consideration of the matters discussed above, the CB&I Board of Supervisory Directors concluded that the proposed acquisition is in the best interest of the shareholders of CB&I.

FOR THE REASONS SET FORTH ABOVE, THE BOARD OF SUPERVISORY DIRECTORS OF CB&I HAS UNANIMOUSLY APPROVED THE ACQUISITION AS BEING IN THE BEST INTERESTS OF CB&I AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT CB&I’S SHAREHOLDERS VOTE FOR THE APPROVAL OF THE ACQUISITION.

Opinion of UBS Securities LLC — CB&I’s Financial Advisor

On August 20, 2007, UBS delivered its oral opinion to CB&I’s Board of Supervisory Directors, which was subsequently confirmed by delivery of its written opinion, dated August 24, 2007, to the effect that, as of those respective dates, and based upon and subject to the assumptions, matters considered and limitations described in the opinions, the $839.9 million consideration to be paid by the purchasers in the acquisition was fair, from a financial point of view, to CB&I. The full text of UBS’ opinion is attached as Annex B to this proxy statement. UBS’ opinion was provided to CB&I’s Board of Supervisory Directors in connection with its evaluation of the acquisition. UBS’ opinion is directed only to the fairness, from a financial point of view, to CB&I of the $839.9 million consideration to be paid by the purchasers in the acquisition. The opinion does not address the relative merits of the acquisition as compared to other business strategies or transactions that might be available to CB&I, nor does it address CB&I’s underlying business decision to effect the acquisition. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the acquisition. We encourage you to read UBS’ opinion carefully in its entirety. The summary of UBS’ opinion presented below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion UBS, among other things:

•	reviewed certain publicly available information relating to Lummus Global;

•	reviewed certain internal financial information and other data relating to the businesses and financial prospects of Lummus Global that were provided to UBS by the managements of CB&I and Lummus Global and not publicly available, including financial forecasts and estimates prepared by the management of CB&I;

•	reviewed certain estimates of synergies and tax benefits related to the acquisition prepared by the management of CB&I that were provided to UBS by the management of CB&I and not publicly available;

•	conducted discussions with members of the senior managements of CB&I and Lummus Global concerning the businesses and financial prospects of Lummus Global;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the acquisition with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	considered certain pro forma effects of the acquisition on CB&I’s financial statements;

•	reviewed a draft of the acquisition agreement dated August 24, 2007; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of CB&I’s Board of Supervisory Directors, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with the consent of CB&I’s Board of Supervisory Directors, relied on such information being complete and accurate in all material respects. In addition, with the consent of CB&I’s Board of Supervisory Directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Lummus Global, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies, tax benefits and pro forma effects referred to above, UBS assumed, at the direction of CB&I’s Board of Supervisory Directors, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CB&I as to the future performance of Lummus Global and such synergies, tax benefits and pro forma effects. In addition, UBS assumed, with the approval of CB&I’s Board of Supervisory Directors, that the financial forecasts and estimates, including synergies and tax benefits, referred to above would be achieved at the times and in the amounts projected. CB&I’s Board of Supervisory Directors directed UBS to assume for purposes of its opinion that the aggregate amount of cash payments the purchasers will make at the completion in exchange for all of the outstanding shares of the two companies comprising Lummus Global will be $839.9 million and that Lummus Global will have no debt or unrestricted cash immediately prior to the completion. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of UBS’ opinion.

At the direction of CB&I’s Board of Supervisory Directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the consideration to the extent expressly specified in UBS’ opinion, of the acquisition agreement or the form of the transaction. UBS did not express any opinion as to the prices at which any securities of CB&I would trade at any time. In rendering its opinion, UBS assumed, with the consent of CB&I’s Board of Supervisory Directors, that (i) the final executed form of the acquisition agreement would not differ in any material respect from the draft of the acquisition agreement referred to above, (ii) the parties to the acquisition agreement would comply with all material terms of the acquisition agreement, and (iii) the acquisition would be consummated in accordance with the terms of the acquisition agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the acquisition would be obtained without any material adverse effect on CB&I, Lummus Global, or the acquisition.

In connection with rendering its opinion to CB&I’s Board of Supervisory Directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all the analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison is either identical or directly comparable to CB&I or the acquisition. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

Accordingly, UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of the analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support UBS’ opinion. Rather, UBS arrived at its ultimate opinion based on the results of all the analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as of the date of UBS’ opinion as to the fairness to CB&I, from a financial point of view, of the $839.9 million consideration to be paid by the purchasers in the acquisition.

The forecasts and estimates of the future performance of Lummus Global provided to UBS by the managements of CB&I and Lummus Global, in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those forecasts and estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond CB&I’s control. Estimates of the financial value of companies do not purport to be appraisals and do not necessarily reflect the prices at which companies actually may be sold.

The consideration to be paid by the purchasers in the acquisition was determined through negotiations between the parties, and the decision to enter into the acquisition agreement was solely that of CB&I. UBS’ opinion and financial analyses should not be viewed as determinative of the views of CB&I’s Board of Supervisory Directors with respect to the acquisition or the consideration to be paid in the acquisition.

The following is a summary of the material financial analyses performed by UBS in connection with UBS’ opinion. The order of the analyses described does not represent relative importance or weight given to those analyses by UBS. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Selected Public Companies Analysis.  UBS compared selected financial data of Lummus Global with selected financial data of the following 15 selected publicly traded companies, including CB&I, that operate in the engineering and construction services, or E&CS, industry or the chemical industry:

E&CS Companies (U.S.)

•	Chicago Bridge & Iron Company N.V.

•	Fluor Corporation

•	Jacobs Engineering Group, Inc.

•	KBR, Inc.

•	The Shaw Group, Inc.

•	Foster Wheeler, Ltd.

E&CS Companies (Non-U.S.)

•	AMEC plc

•	Saipem S.p.A.

•	Technip SA

•	Toyo Engineering Corporation

•	WorleyParsons Limited

Chemical Companies

•	The Lubrizol Corporation

•	NOVA Chemicals Corporation

•	Albemarle Corporation

•	Cytec Industries Inc.

UBS considered, among other things, (1) diluted equity values (computed using closing stock prices as of August 17, 2007), (2) enterprise values (calculated as diluted equity value, plus book value of total debt and book value of minority interest, less cash and cash equivalents), (3) enterprise values as a multiple of (a) the last 12 months’ (“LTM”) earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, to the extent such data were available, and (b) estimated calendar years 2007 and 2008 EBITDA, and (4) closing stock prices as of August 17, 2007 as a multiple of estimated calendar years 2007 and 2008 earnings per share, commonly referred to as EPS. UBS then compared the data derived for the selected companies with comparable data for Lummus Global, both including and excluding estimated run-rate synergies as supplied by CB&I’s management. The implied multiples for Lummus Global were based on $543 million adjusted equity consideration to be paid for Lummus Global and $950 million total enterprise value for Lummus Global, in each case as determined by CB&I’s management. The $543 million equity consideration was derived by deducting from the $839.9 million consideration that CB&I’s Board of Supervisory Directors directed UBS to assume will be paid by the purchasers in the acquisition the amount of debt, net of unrestricted cash, Lummus Global will have immediately prior to the completion, as estimated by CB&I’s management. Financial data for the selected companies were based on recent publicly available research analysts’ estimates, public filings and other publicly available information. Estimated financial data for Lummus Global were based on forecasts and estimates, including estimated synergies, provided to UBS by the management of CB&I. This analysis indicated the following implied high, mean, median and low multiples for the selected companies, as compared to comparable multiples implied for Lummus Global in the acquisition:

									Implied Multiples for Lummus Global
	Implied Multiples for Selected Companies								Excluding		Including
	High		Mean		Median		Low		Synergies		Synergies

Enterprise Value as Multiple of EBITDA
E&CS Companies (U.S.):
Last 12 Months (calendar 2006 EBITDA used for Lummus Global)	32.3	x	17.7	x	15.8	x	10.7	x	11.6	x	—
Calendar year 2007E	16.2	x	12.7	x	12.9	x	9.7	x	10.8	x	7.7	x
Calendar year 2008E	11.7	x	9.9	x	10.2	x	8.1	x	13.7	x	9.1	x
E&CS Companies (non-U.S.):
Last 12 Months (calendar 2006 EBITDA used for Lummus Global)	15.7	x	10.6	x	12.4	x	5.7	x	11.6	x	—
Calendar year 2007E	14.1	x	10.1	x	11.2	x	5.5	x	10.8	x	7.7	x
Calendar year 2008E	10.9	x	8.1	x	9.2	x	4.3	x	13.7	x	9.1	x
Chemical Companies:
Last 12 Months (calendar 2006 EBITDA used for Lummus Global)	10.1	x	8.6	x	8.8	x	6.7	x	11.6	x	—
Calendar year 2007E	9.2	x	7.8	x	8.2	x	5.6	x	10.8	x	7.7	x
Calendar year 2008E	8.2	x	7.4	x	7.7	x	6.0	x	13.7	x	9.1	x
Closing Stock Price as Multiple of EPS (adjusted consideration as a multiple of estimated net income for Lummus Global)
E&CS Companies (U.S.):
Calendar year 2007E	31.6	x	24.9	x	25.7	x	16.8	x	11.9	x	8.0	x
Calendar year 2008E	22.2	x	18.9	x	19.7	x	14.0	x	16.4	x	9.7	x
E&CS Companies (non-U.S.):
Calendar year 2007E	26.7	x	21.2	x	20.7	x	15.6	x	11.9	x	8.0	x
Calendar year 2008E	19.9	x	16.9	x	16.2	x	13.6	x	16.4	x	9.7	x
Chemical Companies:
Calendar year 2007E	16.7	x	14.3	x	15.0	x	10.5	x	11.9	x	8.0	x
Calendar year 2008E	14.7	x	13.2	x	13.4	x	11.3	x	16.4	x	9.7	x

Selected Transactions Analysis.  UBS reviewed the multiples of enterprise value to LTM EBITDA of each of the following 22 selected transactions announced between July 31, 2000 and May 28, 2007:

Target	Acquiror

• Washington Group International, Inc.	• URS Corporation
• Lurgi AG	• Air Liquide SA
• Infrasource Services Inc.	• Quanta Services Inc.
• Colt Engineering Corporation	• WorleyParsons Limited
• Centex Construction, LLC	• Balfour Beatty Plc
• Brand Energy & Infrastructure Services Inc.	• First Reserve Corporation
• AMEC SPIE	• PAI Partners
• InfrastruX Group Inc.	• Tenaska Power Fund LP
• Snamprogetti SpA	• Saipem SpA
• Aker Kvaerner ASA (Pulping and Power business)	• Metso Corporation
• Duratek Inc.	• EnergySolutions Inc.
• Environmental Resources Management Group	• Bridgepoint Capital Limited
• UOP LLC	• Honeywell International Inc.
• The Keith Companies Inc.	• Stantec Inc.
• Parsons E&C Corporation	• Worley Group Limited
• Babtie Group Limited	• Jacobs Engineering Group Inc.
• Akzo Nobel (Catalysts division)	• Albemarle Corporation
• Brand Services Inc.	• JP Morgan Partners
• EG&G Technical Services Holdings LLC	• URS Corporation
• Hollandsche Beton Groep NV	• Koninklijke BAM NBM NV
• Coflexip SA	• Technip SA
• Howe-Baker International Inc.	• Chicago Bridge & Iron Company N.V.

UBS considered the enterprise value of each of the selected transactions as a multiple of the LTM EBITDA at the time of the selected transaction, to the extent such data were publicly available. UBS then compared the LTM EBITDA multiples derived from the selected transactions with implied multiples for Lummus Global for the calendar year 2006 EBITDA and estimated calendar year 2007 EBITDA based on a total $950 million enterprise value of Lummus Global as determined by CB&I’s management. This analysis indicated the following implied high, mean, median and low LTM EBITDA multiples for the selected transactions, as compared to the implied calendar year 2006 EBITDA and estimated calendar year 2007 EBITDA multiples for Lummus Global in the acquisition:

Implied Multiples for Lummus Global
	Implied Multiples for Selected Transactions (LTM EBITDA)				Calendar Year 2006	Estimated Calendar
	High	Mean	Median	Low	EBITDA	Year 2007 EBITDA

Enterprise Value as a Multiple of EBITDA for Period Indicated	20.6x	11.2x	10.0x	7.1x	11.6x	10.8x

Discounted Cash Flow Analysis.  UBS performed a discounted cash flow analysis to calculate the estimated present value of (i) the unlevered, after-tax free cash flows that Lummus Global was projected by CB&I’s management to generate over the period from September 30, 2007 through December 31, 2011 and (ii) the estimated synergies and tax benefits anticipated by CB&I’s management to result from the acquisition. Estimated financial data, synergies and tax benefits for Lummus Global were based on internal estimates provided to UBS by CB&I’s management. UBS calculated a range of terminal values for Lummus Global by applying terminal LTM EBITDA multiples ranging from 9.5 to 11.5 to estimated EBITDA of Lummus Global for the twelve months ending December 31, 2011. The cash flows and terminal values with respect to the financial data for Lummus Global were then discounted to present value using after-tax discount rates ranging from 13% to 15%. For purposes of calculating a range of terminal values for the estimated synergies provided to UBS by CB&I’s management, UBS assumed, per CB&I’s management, a 2.5% perpetuity growth rate for estimated revenue synergies and a 0.0% perpetuity growth rate for estimated cost synergies for periods subsequent to calendar year 2013, the final year of the synergy forecasts provided to UBS by CB&I’s management. The cash flows and terminal values (derived by calculating the present value, using after-tax discount rates ranging from 13% to 15%, as of December 31, 2013 of these two perpetuities) with respect to the estimated synergies were then discounted to present value using after-tax discount rates ranging from 13% to 15%. UBS discounted to present value the cash flows related to the estimated tax benefits of the acquisition as provided to UBS by CB&I’s management using after-tax discount rates ranging from 6.5% to 11%, and then for summary purposes UBS used the midpoint of the resulting range of present values of the estimated tax benefits. This analysis indicated the implied equity value reference range for Lummus Global set forth below, after giving effect to the estimated synergies and tax benefits anticipated by CB&I’s management to result from the acquisition, as compared to $543 million adjusted equity consideration to be paid for Lummus Global as determined by CB&I’s management. The $543 million equity consideration was derived by deducting from the $839.9 million consideration that CB&I’s Board of Supervisory Directors directed UBS to assume will be paid by the purchasers in the acquisition the amount of debt, net of unrestricted cash, Lummus Global will have immediately prior to the completion, as estimated by CB&I’s management.

Implied Equity Value Reference Range

$894 million — $1,168 million

Miscellaneous.  Under the terms of UBS’ engagement, CB&I has agreed to pay UBS a fee for its services in connection with the acquisition, a portion of which was payable in connection with rendering its fairness opinion and a significant portion of which is contingent upon consummation of the acquisition. In addition, CB&I has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. UBS or its affiliates may also participate in the financing by CB&I in connection with the acquisition and, in such event, would receive compensation in connection therewith. In the past, UBS and its affiliates have provided investment banking services to CB&I and ABB unrelated to the acquisition, for which UBS and its affiliates received compensation. In addition, UBS or an affiliate is a participant in a credit facility of CB&I for which it received and, as of the date of its opinion, continued to receive fees and interest payments. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of CB&I, ABB Ltd. and/or affiliates of ABB Ltd. and, accordingly, may at any time hold a long or short position in such securities.

CB&I selected UBS as its financial advisor in connection with the acquisition because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buy-outs, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Accounting Treatment

The acquisition of Lummus Global will be accounted for by CB&I using the purchase method of accounting.

Regulatory Matters

The acquisition is subject to review by the DOJ and the FTC under the Hart-Scott-Rodino Act. The Hart-Scott-Rodino Act, and the rules promulgated under it by the FTC, prevent transactions, such as the acquisition, from being completed until required information and materials are furnished to the DOJ and the FTC and certain waiting periods are terminated or expire. The initial waiting period is 30 days after both parties have filed the applicable notifications, but this period may be extended if the reviewing agency issues a formal request for additional information and documentary material, referred to as a second request. On

September 7, 2007, the parties submitted the notification filings with the DOJ and the FTC. The waiting period under the Hart-Scott-Rodino Act will expire on October 8, 2007, unless each party receives early termination of the waiting period before that time.

The DOJ, the FTC and others may also challenge the acquisition on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the acquisition, the DOJ, the FTC or another regulatory agency could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the acquisition or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the acquisition will not be made or that, if a challenge is made, it will not prevail.

Other than as we describe in this document, the approval of any other U.S. federal or state agency or any foreign agency is not a condition to completion of the transaction.

Appraisal Rights

No appraisal rights are available to shareholders of CB&I in connection with the acquisition.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25, you should carefully read and consider the following risk factors in evaluating the proposal to be voted on at the special meeting of CB&I shareholders and in determining whether to vote for approval and authorization of the acquisition. Please also refer to the additional risk factors identified in the periodic reports and other documents incorporated by reference into this proxy statement and see “Where You Can Find More Information” beginning on page 51.

The acquisition is subject to certain conditions to closing that, if not satisfied or waived, will result in the acquisition not being completed.

The acquisition is subject to customary conditions to closing, as set forth in the acquisition agreement. The conditions to the acquisition include, among others, the receipt of required approvals from CB&I’s shareholders. If any of the conditions to the acquisition are not satisfied or, if waiver is permissible, not waived, the acquisition will not be completed. In addition, under circumstances specified in the acquisition agreement, ABB or CB&I may terminate the acquisition agreement. As a result, we cannot assure you that we will complete the acquisition. See “The Share Sale and Purchase Agreement — Conditions to Completion” beginning on page 34 for a discussion of the conditions to the completion of the acquisition.

CB&I’s actual financial position and results of operations may differ significantly and adversely from the pro forma amounts included in this proxy statement.

The unaudited pro forma financial data contained in this proxy statement is not necessarily indicative of the results that actually would have been achieved had the proposed acquisition and CB&I’s other currently contemplated financing transactions related to the acquisition been consummated on the first day of the periods presented, or that may be achieved in the future. We can provide no assurances as to how the operations and assets of both companies would have been run if they had been one company, or how they will be run in the future, which, together with other factors, could have a significant effect on the results of operations and financial position of the combined company.

Lummus Global will be subject to business uncertainties and contractual restrictions while the acquisition is pending.

Uncertainty about the effect of the acquisition on employees, suppliers, partners, regulators, and customers may have an adverse effect on Lummus Global and potentially on CB&I. These uncertainties may impair the ability of Lummus Global to attract, retain, and motivate key personnel until the acquisition is consummated, and could cause suppliers, customers, and others that deal with Lummus Global to defer purchases or other decisions concerning Lummus Global, or to seek to change existing business relationships with Lummus Global. Employee retention may be particularly challenging during the pendency of the acquisition, as employees may experience uncertainty about their future roles with CB&I. If key employees depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with CB&I, CB&I’s business following the acquisition could be harmed.

Failure to complete the acquisition could negatively impact the stock price and the future business and financial results of CB&I.

There is no assurance that the acquisition will be approved by the CB&I shareholders, and there is no assurance that the other conditions to the completion of the acquisition will be satisfied. If the acquisition is not completed, CB&I will be subject to several risks, including the following:

•	CB&I may be required to pay the sellers a break fee of $25 million if CB&I has not received approval by its shareholders of the acquisition agreement and the acquisition on or prior to February 28, 2008 or, if extended pursuant to the acquisition agreement, March 31, 2008;

•	The current market price of CB&I common shares may reflect a market assumption that the acquisition will occur, and a failure to complete the acquisition could result in a negative perception by the stock market of CB&I generally and a resulting decline in the market price of CB&I common shares;

•	Certain costs relating to the acquisition (such as legal, accounting, and financial advisory fees) are payable by CB&I whether or not the acquisition is completed; and

•	There may be substantial disruption to the business of CB&I and a distraction of its management and employees from day-to-day operations, because matters related to the acquisition (including transition planning) may require substantial commitments of time and resources, which could otherwise have been devoted to other opportunities that could have been beneficial to CB&I.

In addition, CB&I would not realize any of the expected benefits of having completed the acquisition. If the acquisition is not completed, these risks may materialize and materially adversely affect CB&I’s business, financial results, financial condition, and stock price.

CB&I will have lower levels of cash and higher levels of indebtedness following the acquisition than immediately prior to the acquisition.

Following the acquisition, CB&I will have lower levels of cash and interest income and higher levels of debt and interest expense than immediately prior to the acquisition. As of June 30, 2007, after giving pro forma effect to the acquisition and other currently contemplated related financings, CB&I and its subsidiaries are expected to have approximately $125.5 million of cash and $275.5 million of indebtedness outstanding. See “Unaudited Condensed Combined Pro Forma Financial Data” on page 46 of this proxy statement. The lowers levels of cash and significant level of combined indebtedness after the acquisition may have an effect on available liquidity to fund the future operations of CB&I.

The acquisition may be completed even though CB&I or Lummus Global suffers a material adverse change.

In general, CB&I may not refuse to complete the acquisition if Lummus Global suffers a material adverse change following the date of the signing of the acquisition agreement. There are certain breaches of the acquisition agreement by the sellers that would permit the purchasers to terminate the acquisition agreement, but only if the sellers fail to cure the breach and fail to take certain permitted actions to protect the purchasers’ right to be compensated fully for such breaches. Accordingly, certain types of changes would not prevent the acquisition from going forward, even if the change would have a material adverse effect on CB&I or Lummus Global.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally accompanied by words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “could,” “should,” “will,” “project,” “estimate,” “look forward to” and similar expressions which convey uncertainty of future events or outcomes.

The expectations set forth in this proxy statement and the documents incorporated by reference regarding, among other things, accretion, returns on invested capital, achievement of annual savings and synergies, achievement of strong cash flow, sufficiency of cash flow to fund capital expenditures, and achievement of debt reduction targets are only CB&I’s expectations regarding these matters. Actual results could differ materially from these expectations depending on factors such as:

•	the factors described under “Risk Factors” beginning on page 23 of this proxy statement;

•	the factors that generally affect CB&I’s businesses as further outlined in CB&I’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, and elsewhere in this proxy statement; and

•	the fact that, following the acquisition, the actual results of CB&I could differ materially from the expectations set forth in this proxy statement and the documents incorporated by reference depending on additional factors such as:

•	CB&I’s cost of capital; and

•	CB&I’s actual capital needs, the absence of any material incident of property damage or other hazard that could affect the need to effect capital expenditures, and any currently unforeseen merger or acquisition opportunities that could affect capital needs.

Actual actions that CB&I may take after the acquisition may differ from time to time as CB&I may deem necessary or advisable in the best interest of CB&I and its shareholders to attempt to achieve the successful integration of Lummus Global and to react to the economy and CB&I’s market for its services.

THE SHARE SALE AND PURCHASE AGREEMENT

The following summary of the acquisition agreement is qualified by reference to the complete text of the acquisition agreement, which is attached as Annex A and incorporated by reference into this proxy statement. This section of the proxy statement describes the material provisions of the acquisition agreement, but may not contain all of the information about the acquisition agreement that is important to you. We encourage you to read the acquisition agreement in its entirety. It is an agreement that establishes and governs the legal relationships among the parties to the agreement with respect to the transactions described in this proxy statement. It is not intended to be a source of factual, business or operational information about any of the parties to the acquisition agreement. The representations, warranties and covenants made in the agreement are qualified and subject to important limitations. Furthermore, the representations and warranties may be subject to a contractual standard of materiality or material adverse effect applicable to the parties to the agreement that may be different from those that are applicable to you or may be used to allocate risk among the parties to the agreement rather than establishing matters of fact. Some of these representations and warranties may not have been accurate or complete as of any specified date and do not purport to be accurate or complete as of the date of this proxy statement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Share Sale and Purchase Agreement

The parties to the acquisition agreement are

•	ABB Holdings Inc., as the US seller, and ABB Holdings B.V., as the Netherlands seller, and ABB Asea Brown Boveri Ltd. and

•	Chicago Bridge & Iron Company, as US purchaser, and Chicago Bridge & Iron Company B.V., as Netherlands purchaser, and Chicago Bridge & Iron Company N.V.

On the terms and subject to the terms and conditions of the acquisition agreement, the US seller agrees to sell 61,160 common shares, with no par value, of ABB Lummus Global Inc. to the US purchaser and the Netherlands seller agrees to sell 225 shares, with nominal value of 100 euros per share, of ABB Oil & Gas Europe B.V. to the Netherlands purchaser. The shares will be sold by the sellers free from all encumbrances, other than encumbrances arising pursuant to the acquisition agreement, together with all rights attaching to the shares as at completion of the purchase of the shares.

Date and Place

Completion will take place at 12:00 noon (London Time)

•	on the fourth business day following the fulfillment or waiver of the conditions to completion or, if prior to that date CB&I has notified ABB in writing that it requires further time and information to be satisfied that there will be no violation of certain applicable laws following completion, on the fourth business day following receipt by ABB of written notification from CB&I that it is so satisfied; or

•	if later, on the fifth business day following receipt by the purchasers of the inter-company debt statement;

or at such other location, time, or date as may be agreed in writing between the sellers and the purchasers.

Consideration

The purchase price will be the amount of consideration for the sale of both the US shares and the Netherlands shares (“NL Shares”), as set out below.

Consideration for US Shares

The consideration for the sale of the US shares will be the sum of:

•	the base price of $213,000,000; plus

•	interest to be paid in dollars on the base price at the rate of 8% per annum from January 1, 2007 to the completion date; plus

•	the amount of all inter-company debt owed by any US acquired company that is converted into equity or capital of such US acquired company during the period beginning on January 1, 2007 up to and including the completion date (each such amount thus converted, a “US Debt Conversion Amount”); plus

•	the dollar amount equal to the aggregate amount of all amounts paid, subscribed, injected or contributed to the capital of, or otherwise provided by way of equity to, any US acquired company by members of the ABB group during the period beginning on January 1, 2007 up to, and including the completion date (each such amount, a “US Capital Increase Amount”); plus

•	interest to be paid in dollars on each US Debt Conversion Amount and each US Capital Increase Amount at the rate of 8% per annum for the period beginning on the relevant date of the event giving rise to such US Debt Conversion Amount or US Capital Increase Amount, as the case may be, up to, and including, the completion date.

Consideration for NL Shares

The consideration for the sale of the NL shares will be the sum of:

•	the base price of €220,783,040; plus

•	interest to be paid in euros on the base price at the rate of 8% per annum for the period beginning on January 1, 2007 up to, and including, the completion date; plus

•	the amount in euros of all inter-company debt owed by any NL acquired company that is converted into equity or capital of such NL acquired company during the period beginning on January 1, 2007 up to and including the completion date (each such amount thus converted, an “NL Debt Conversion Amount”); plus

•	the amount in euros of all amounts paid, subscribed, injected or contributed to the capital of, or otherwise provided by way of equity to, any NL acquired company by members of the ABB group during the period beginning on January 1, 2007 up to and including the completion date (each such amount an “NL Capital Increase Amount”); plus

•	interest to be paid in euros on each NL Debt Conversion Amount and NL Capital Increase Amount at the rate of 8% per annum for the period beginning on the relevant date of the event giving rise to such NL Debt Conversion Amount or NL Capital Increase Amount, as the case may be, up to, and including, the completion date.

Inter-Company Debt

All net inter-company debt will be settled in cash in dollars on completion. Inter-company debt that is expressed in a currency other than dollars will be converted into dollars as provided in the acquisition agreement.

The Sellers’ Warranties

The acquisition agreement contains warranties that the sellers made to the purchasers. The assertions embodied in those warranties are qualified by information in a confidential disclosure letter that the sellers provided to CB&I. The disclosure letter contains information that modifies, qualifies and creates exceptions to the warranties set forth in the acquisition agreement. Accordingly, you should keep in mind that the warranties are modified in important part by the disclosure letter. CB&I does not believe the disclosure letter contains information that the securities laws require them to publicly disclose except as discussed in this proxy statement. Moreover, information concerning the subject matter of the warranties may have changed since the date of the acquisition agreement, and that information may or may not be fully reflected in the parties’ public disclosures.

The acquisition agreement contains customary warranties made by the sellers which relate to, among other things:

•	organization and authority of the sellers;

•	ownership of the shares;

•	the acquired group;

•	financial statements;

•	management accounts;

•	events since December 31, 2006;

•	accounting and other records;

•	sufficiency of assets;

•	no indebtedness;

•	applicable law and permits;

•	material contracts;

•	intellectual property;

•	information technology;

•	real property;

•	employees;

•	pension and other employee benefits;

•	insurance;

•	litigation;

•	insolvency;

•	taxes;

•	joint ventures; and

•	brokers and intermediaries.

Many of such warranties are qualified by reference to the knowledge of the sellers.

CB&I’S Warranties

The acquisition agreement contains customary warranties made by the purchasers which relate to, among other things:

•	organization and authority of the purchasers;

•	financing;

•	confidentiality agreement;

•	investment intent-risk;

•	absences of arrangements with management; and

•	brokers and intermediaries.

Certain Pre-Completion Undertakings

Access to Information and Personnel

From the date of the acquisition agreement to completion, the sellers will cause each acquired company to afford to the purchasers reasonable access during normal business hours and in a manner that is not likely to be disruptive to the operations of such acquired company, to such acquired company’s personnel, properties, books and records for the purposes of facilitating an orderly transition of the ownership of the acquired companies after completion.

Conduct of the Business

The sellers will take all action in their capacity as shareholders of Lummus Global to cause the acquired companies to conduct their business in all material respects in the ordinary course from the date of the acquisition agreement to completion.

The sellers will procure that, from the date of the acquisition agreement to completion, no acquired company will do any of the following without the prior written consent of the purchasers:

•	amend its certificate of incorporation or its by-laws (or comparable governing documents);

•	issue or sell any of its shares or other equity interests, or issue or sell any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, any such shares or equity interests, or otherwise take any action which would give rise to any US Debt Conversion Amount or US Capital Increase Amount or any NL Debt Conversion Amount or NL Capital Increase Amount;

•	declare, make or pay any dividend or other distribution, or make any redemption, purchase or other acquisition of any of its shares or other ownership interests, other than dividends or distributions to another acquired company;

•	make any payment of any consulting, advisory or management fee or other similar fee or payment, to any member of the ABB group, other than certain permitted payments;

•	save for any interest rates which vary in accordance with their terms, agree to vary any interest rate payable in respect of any inter-company debt, or pay any fees in respect of any such debt;

•	other than the sale of inventory in the ordinary course of trade, sell, lease or otherwise dispose of (including by way of license) any of its properties or assets other than any assets having a value of less than $100,000 individually;

•	create any encumbrance over all or any of its properties or assets, other than certain permitted encumbrances;

•	amend in any material respect or terminate any material contract or enter into a contract that: (i) had such contract been entered into prior to the date hereof, would have been a material contract; (ii) does not expressly exclude an acquired company’s liability for consequential damages; or (iii) is a “lump sum turnkey EPC contract”;

•	incur any indebtedness, other than unsecured short-term bank indebtedness on arms-length terms or, until the delivery of the inter-company debt statement, indebtedness that will constitute inter-company debt;

•	give a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person’s obligation (other than any other acquired company);

•	make any acquisitions of any corporation, company, partnership, other business organization or any business or any division thereof;

•	enter into any agreement in relation to the potential relocation of the relevant acquired company’s office from The Hague, The Netherlands;

•	incur any capital expenditure in excess of $1,500,000 in the aggregate, other than as budgeted for in the current annual budget of the acquired companies;

•	discontinue any insurance policy maintained by it as at the date of the acquisition agreement;

•	subject to certain exceptions, (i) amend the terms of employment or engagement of its employees (including as regards pension plans and other employee benefits, and whether or not contractual), other than in accordance with current contractual obligations or practice; or (ii) provide gratuitous payments or benefits to its employees or any of their dependents, other than in accordance with current practice;

•	(i) commence any litigation or arbitration proceedings, save for debt collection in the ordinary course of business, or (ii) settle or agree to settle any litigation or arbitration proceedings involving amounts likely to exceed $2,000,000 individually, save for debt collection in the ordinary course of business and the settlement of the certain litigation, as more particularly described in the sellers’ disclosure letter; or

•	agree, or make an offer capable of acceptance, to take any of the foregoing actions in respect of which it is restricted by the provisions of the foregoing.

Prior to completion, the sellers will be entitled to exercise, consistent with the terms and conditions of the acquisition agreement, complete control and supervision of the operations of the acquired group.

Parent Guarantees and Third-Party Guarantees

Pending completion, CB&I will use all reasonable endeavors to cause each relevant member of the ABB group to be irrevocably released (effective as of completion) in full from its obligations with respect to each:

•	parent guarantee or other similar arrangement granted, issued or entered into by any member of the ABB group in support of the business or any joint venture and: (i) outstanding as at the date of the acquisition agreement or (ii) entered into in the ordinary course of the business by any member of the ABB group after the date of the acquisition agreement, but prior to completion, in accordance with the acquisition agreement; and

•	letter of credit, guarantee, indemnity, security, insurance bond, surety bond, performance bond or other similar arrangement granted, issued or entered into by any third party in support of the business or any joint venture and: (i) outstanding as at the date of the acquisition agreement or (ii) issued or entered into in the ordinary course of the business after the date of the acquisition agreement, but prior to completion in accordance the acquisition agreement.

ABB will procure that, between the date of the acquisition agreement and the completion date, no member of the ABB group will grant or procure any parent company guarantee, third-party guarantee or other similar arrangement in connection with any contract entered into by a member of the acquired group, except:

•	for any parent company guarantee having a maximum aggregate liability of less than $1,000,000, provided that any such parent company guarantee will not be in relation to Syria, Cuba, Iran or North Korea; or

•	with the prior written consent of the purchasers.

ABB will procure that, between the date of the acquisition agreement and the completion date, no member of the ABB group will extend or renew any parent guarantee or third-party guarantee other than where any failure to extend or renew would entitle the beneficiary of the relevant parent guarantee or third-party guarantee to draw on the same prior to completion.

CB&I has agreed to deliver to ABB, at closing, a parent company guarantee or letter of credit in an aggregate amount equal to the full amount of all outstanding third-party guarantees and 15% of all outstanding parent company guarantees referenced in the acquisition agreement.

Resignation of Officers and Directors

To the extent so requested by the purchasers, the sellers will cause each officer of each acquired company, including each member of the Board of Supervisory Directors (or comparable governing body) of each acquired company and each company secretary, to tender his or her resignation from such position, with effect from the completion date, each such resignation to contain a legally binding confirmation that the relevant officer has no claim against the relevant acquired company, whether as a result of his being asked so to resign or otherwise.

The sellers will cause each acquired company to call a meeting of shareholders or directors (or comparable governing body) and/or take such other action as may be required to:

•	enable the purchasers to comply with their obligations described under “Other Post-Completion Undertakings — Board of Supervisory Directors and Related Matters” below; and

•	accept the resignation of each officer and member of the Board of Supervisory Directors (or comparable governing body) of each acquired company.

Inter-Company Arrangements

The sellers will procure that, with effect from completion, all arrangements (including intra-group banking, cash pooling and set-off arrangements) between any member of the ABB group, on the one hand, and any acquired company, on the other hand, are terminated (without cost or liability on the part of the Acquired group) except for:

•	a transitional services agreement to be entered into by the parties at completion;

•	lease arrangements relating to leased real property;

•	arrangements relating to intra-group trading in the ordinary course of the business; or

•	indemnities, guarantees or other similar commitments given by any acquired company in relation to any parent guarantee or third-party guarantee.

Completion and Related Matters

Failure to Complete

Both purchasers and sellers agree to provide certain deliverables upon completion.

If the sellers’ completion deliveries are not complied with in all material respects on the completion date, the purchasers will not be obligated to complete the purchase of the shares and may:

•	defer completion;

•	proceed to completion as far as practicable; or

•	if the sellers have failed to comply with the obligations 1) to pay all inter-company debt, 2) to have NL seller execute the Deed of Transfer before the Civil Law Notary or 3) to have US seller deliver certificates representing US shares duly endorsed, treat the acquisition agreement as terminated for breach of condition.

If the purchasers’ completion deliveries are not complied with in all material respects on the completion date, the purchasers will not be obligated to complete the purchase of the shares and may:

•	defer completion;

•	proceed to completion as far as practicable; or

•	if the purchasers have failed to comply with their obligation 1) to procure that the purchase price be paid in full or 2) to procure that the net aggregate amount of inter-company debt be repaid by the acquired group at completion, treat the acquisition agreement as terminated for breach of condition.

Other Post-Completion Undertakings

The acquisition agreement contains additional agreements between sellers and purchasers, whereby the parties agree that, among other things:

•	Parent Guarantees and Third-Party Guarantees. CB&I will use all reasonable endeavors to procure any releases of the relevant members of the ABB group from their obligations with respect to the parent guarantees and third-party guarantees referred to in the acquisition agreement. Further, the purchasers will not permit any acquired company to, enter into any amendment or waiver with respect to, or exercise any renewal option or other similar provision under, any contract or other arrangement that is subject of a parent guarantee or third-party guarantee, with respect to which the relevant member of the ABB group has not yet been irrevocably released in full that has the effect of extending or increasing the exposure of any member of the ABB group. CB&I has agreed to indemnify ABB in respect of outstanding parent company guarantees and third-party guarantees referenced in the acquisition agreement.

•	Employee Matters. The US purchaser will adopt and assume, as of the completion date, the ABB Inc. pension plan and all of the assets and liabilities thereunder and to ensure that current and former employees of the acquired companies be entitled to applicable post-retirement health and life insurance plans. The sellers agree to procure that, as of the completion date, all acquired company employees become fully vested in their benefits under the ABB Inc. pension plan. The purchasers agree to comply with collective bargaining arrangements. The purchasers and sellers further agree to certain indemnifications with respect to employee matters.

•	Preservation of Books and Records. The purchasers and any acquired company will preserve and retain all of its corporate, accounting, legal, auditing, human resources and other books and records relating to any acquired company or the business existing at completion for a period of 7 years after the completion date.

•	Board of Directors and Related Matters. After completion, the purchasers will cause each acquired company to take such actions as are necessary to elect a new Board of Directors and make all necessary filings with the relevant governmental authorities.

•	Insurance Matters. The purchasers agree and acknowledge that, other than claims under liability insurance policies written on an occurrence basis and claims under workers’ compensation policies written on an accident basis for events occurring prior to completion, none of the insurance policies of ABB group will provide insurance for any losses or liability of any kind arising after completion.

•	ABB Intellectual Property. The purchasers will not, and will cause their affiliates not to, register or attempt to register, or use, directly or indirectly, any trademark, service mark, domain name, trade name or other indicia or origin that is identical or confusingly similar to such marks known by or made known to any acquired company to be owned as of the completion date by any member of the ABB group.

•	Derivatives Contracts. The sellers will cause the early termination of all derivatives contracts set out in any list provided to purchasers pursuant to the acquisition agreement.

•	Conflicts; Privileges. The purchasers waive, on behalf of themselves, the acquired companies and each of their affiliates, any conflict of interest with the sellers counsel in the acquisition if a dispute arises between the purchasers or any of their affiliates and any member of the ABB group and the sellers counsel represents such member of the ABB group in such dispute even though the interests of such member of the ABB group may be directly adverse to the purchasers or any of their affiliates and even though the sellers counsel may have represented the acquired company in a matter substantially related to such dispute or may be handling ongoing matters for the purchasers or the acquired company.

•	Confidentiality. ABB and its affiliates will treat as confidential the provisions of the acquisition agreement and all confidential information they possess relating to the acquired group or that they have received or obtained relating to CB&I and its affiliates as a result of negotiating or entering into the acquisition agreement.

•	Protection of Goodwill. ABB undertakes to procure that, subject to certain exceptions, no member of the ABB group will, either directly or indirectly, and either solely or jointly with any other person and in any capacity whatsoever for a period of two years from completion 1) carry on or have any equity interest in a business that competes with the business or 2) solicit or endeavor to entice to leave the service or employment of any acquired company any person who at completion was an employee of any acquired company occupying a senior or managerial position and likely to be in possession of confidential information or able to influence customer relationships or connections of any acquired company.

Covenants

Tax Covenants

The sellers have agreed to indemnify the purchasers in respect of certain tax liabilities in the Lummus Global business.

Foreign Practices Covenant

The sellers and purchasers have agreed to comply with additional covenants regarding the use of intermediaries by Lummus Global provided in Schedule 9 of the agreement. The parties agree that, among other things:

•	The sellers will pay to purchasers from time to time such sums as would, if paid to an acquired company or any other member, indemnify and keep indemnified the company against certain fines, expenses and damages related to any act or omission constituting a violation by any acquired company of any applicable law concerning contributions, gifts, or other inducement payments where such act or omission occurred prior to completion.

•	The sellers will provide to the purchasers reasonable access to the personnel and books and records of the acquired group to gain a better understanding of the issues and subject matter of the report on Lummus Global’s use of intermediaries.

•	The purchasers will cooperate with reasonable requests made by relevant members of the ABB group to enable such members to continue after completion their investigation into payments to intermediaries identified in the report.

•	Neither seller will be liable for any claims for indemnification unless such claim is made by notice in writing within seven years of the completion date or if the relevant acquired company has ceased to be an affiliate of CB&I unless the identity of the purchaser or the relevant acquired company was first approved by ABB.

Guarantees

Guarantee by ABB

In consideration of CB&I and the purchasers entering into the acquisition agreement, ABB irrevocably and unconditionally guarantees to CB&I and the purchasers as principal obligor, on demand, the due and punctual performance and observance by the sellers of all the obligations of the sellers, and the punctual discharge by the sellers of all the liabilities of the sellers, under the terms of the acquisition agreement and all other transaction documents.

Guarantee by CB&I

In consideration of ABB and the sellers entering into the acquisition agreement, CB&I irrevocably and unconditionally guarantees ABB and the sellers as principal obligor, on demand, the due and punctual performance and observance by the purchasers of all the obligations of the purchasers, and the punctual discharge by the purchasers of all the liabilities of the purchasers, under the terms of the acquisition agreement and all other transaction documents.

Cost Sharing

The parties have agreed to a cost-sharing arrangement for certain environmental issues at a facility of Lummus Global and to a further cost sharing arrangement in relation to one particular legacy contract of Lummus Global.

Conditions to Completion

Conditions and Waiver

Unless waived by written agreement of the purchasers and sellers, the sale and purchase of the shares and the obligations of the sellers and the purchasers to effect completion are in all respects conditional upon the following:

•	receipt of consents, authorizations, filings and notifications to any relevant competition authorities and the expiration of all applicable waiting periods under such competition laws;

•	the approval of the shareholders of CB&I;

•	the consummation of the transactions will not be in any way prohibited by any order and there will not have been any applicable law enacted, promulgated or deemed applicable to the transactions after the date of the acquisition agreement by any governmental entity that prevents the consummation of the transactions or has the effect of making such consummation illegal; and

•	a member of the ABB group will have paid $204,000,000 to the CE Asbestos PI Trust, on terms that no member of the acquired group is under any liability to reimburse all or any of such sum.

Endeavors to Fulfill Regulatory Conditions

Each of the parties will take all reasonable steps necessary to ensure that the regulatory conditions are fulfilled as promptly as practicable, and in any event prior to the Long-Stop Date.

Endeavors to Fulfill Shareholder Approval Condition

CB&I will, at its own cost, use all reasonable endeavors to procure the satisfaction of the shareholder approval condition as promptly as practicable following the date of the acquisition agreement.

If the shareholder approval condition has not been satisfied on or prior to the Long-Stop Date, CB&I will pay to the sellers a break fee of $25,000,000.

The parties agree that the break fee is a genuine pre-estimate of the loss and damage which would be suffered by the sellers in connection with the termination of the acquisition agreement.

The sellers undertake to provide to CB&I, in a timely manner, all such information and assistance as CB&I may reasonably require for the purposes of enabling CB&I to prepare and file proxy statements and otherwise to enable CB&I to fulfill its obligations under this section; provided that neither the sellers nor any member of the ABB group will be liable for any liability suffered or any damage, cost or expense incurred by CB&I in connection with such proxy statement or in respect of any information or assistance provided by the sellers in accordance with this section. CB&I will bear the reasonable costs of Ernst & Young for this purpose.

Obligation to Fulfill Asbestos Condition

ABB undertakes to CB&I that it will procure that the asbestos condition is satisfied by no later than the third business day following the satisfaction of the regulatory conditions and the shareholder approval conditions.

Termination Right

The acquisition agreement may be terminated by either party, by giving written notice to the other party, if completion has not occurred by 5:00 p.m. (London time) on February 28, 2008 or, if notice is served in accordance with the termination right discussed in the following paragraphs after January 31, 2008, on March 31, 2008 (the “Long-Stop Date”). However, the right to terminate the acquisition agreement under this section will not be available to any party whose failure to perform any of its obligations under the acquisition agreement has been the cause of, or resulted in, the failure of completion to occur on or before the Long-Stop Date.

If at any time after the date of the acquisition agreement and prior to completion the purchasers (or either of them) become aware of any breach of the sellers’ warranties or any breach by the sellers of their obligations described in “— Certain Pre-Completion Undertakings — Conduct of Business” above such that, if completion were to have occurred, the purchasers would have been entitled to recover from the sellers, by way of damages for breach of the sellers’ warranties or obligations described in “— Certain Pre-Completion Undertakings — Conduct of Business”, an amount in excess of $50,000,000, then the purchasers may, by notice in writing to the sellers, inform the sellers of such breach, specifying in reasonable detail the alleged breach, including the amount of any claim arising from such breach.

Upon receipt of notice, the sellers will have fifteen business days to rectify the breach specified in such notice. If the sellers fail to rectify such breach to the reasonable satisfaction of the purchasers within such period, or if rectification of such breach is not possible, then the sellers may, in their sole discretion, elect:

•	in the case of each claim for breach of their obligations described in “— Certain Pre-Completion Undertakings — Conduct of Business” above, to waive the $50,000,000 limitation liability described in “The Sellers’ Limitations of Liability” below solely in respect of such claim so that such claim will be excluded from the $50,000,000 limitation of liability referred to therein; and

•	in the case of claims for breach of any of the sellers’ warranties:

•	if the amount of all such claims, when substantiated, equals or exceeds $40,000,000, the $50,000,000 limitation on liability of the sellers described in “The Sellers’ Limitations of Liability” below, will be equal to the aggregate amount of all such claims when substantiated plus $10,000,000; or

•	if the aggregate amount of all such claims, when substantiated is less than $40,000,000, that the $50,000,000 limitation on liability of the sellers described in “The Sellers’ Limitations of Liability” below will be $50,000,000;

provided that, any such election must be made in respect of all of such claims.

If the amount of any claim referred to above, when substantiated, exceeds $40,000,000, the maximum aggregate liability of the sellers described in “The Sellers’ Limitations of Liability” below, will be equal to the amount of such claim when substantiated plus $10,000,000. If the amount of any such claim, when substantiated, is less than $40,000,000, the maximum aggregate liability of the sellers described in “The Sellers’ Limitations of Liability” below will be $50,000,000.

If the sellers do not make an election within twenty business days of receipt of notice, the purchasers will not be obligated to complete the purchase of the shares, and will have the right to terminate the acquisition agreement by giving notice in writing to the sellers by not later than twenty-five business days after service of notice.

Upon termination under this section, neither party will have any claim under the acquisition agreement against the other party. However, certain provisions of the acquisition agreement, the surviving provisions, will continue in effect notwithstanding the termination of the acquisition agreement.

The Sellers’ Limitations of Liability

The liability of the sellers in respect of any claim under the acquisition agreement is limited as provided below. However, the liability of the sellers in respect of any claim pursuant to the tax covenants will be limited as provided in both the tax covenants and this section.

Time Limits

Neither seller will be liable in respect of any claim:

•	for breach of warranty (other than the tax warranties) or for breach of the obligations described in “— Certain Pre-Completion Undertakings — Conduct of Business” above unless appropriate written notice is given by or on behalf of the purchasers to the sellers no later than eighteen months from the completion date; or

•	for breach of any of the tax warranties or pursuant to the tax covenant provisions unless appropriate written notice is given by or on behalf of the purchasers to the sellers no later than six years from the completion date.

Any claim that has been properly notified to the sellers, if not previously satisfied, settled or withdrawn, will be deemed to have been withdrawn six months after such written notice being given to the sellers or, in the case of a contingent liability or a claim as discussed under “— Insured Claims” below applies, three months after that liability becomes an actual liability or, as applicable, after the relevant insurer has refused to meet the claim made on it, unless legal proceedings in respect of such claim have been commenced by being both issued and served.

Thresholds

Neither seller will be liable in respect of most warranty claims unless and until:

•	the amount of the liability pursuant to such warranty claim, when substantiated, exceeds $500,000; and

•	the aggregate amount of the liability of the sellers for all warranty claims not excluded by the preceding paragraph, when substantiated, exceeds $10,000,000, in which case the sellers will be liable for the full amount of the substantiated warranty claims and not merely the excess over $10,000,000.

Maximum Liability

The maximum aggregate liability of the sellers for all claims for breaches of the obligations described in “Certain Pre-Completion Undertakings — Conduct of Business” above and most warranty claims will not exceed $50,000,000. The maximum aggregate liability of the sellers for claims for all breaches of the obligations described in “Certain Pre-Completion Undertakings — Conduct of Business” above, all warranty claims, all claims pursuant to the tax covenants and all claims described in “Covenants — Foreign Practices Covenant” above will not exceed $513,000,000.

Matters Accounted for in Financial Statements

Neither seller will be liable in respect of any warranty claim if and to the extent the fact, matter, event or circumstance giving rise to the warranty claim is expressly provided or reserved for in the balance sheet or is otherwise fairly disclosed in the financial statements.

Insured Claims

If and to the extent that the amount of any warranty claim is covered by a policy of insurance maintained by the acquired group or the purchasers, the purchasers will use all reasonable endeavors to recover the amount of such warranty claim or such amount that is covered by such policy of insurance prior to making a warranty claim.

Neither seller will be liable in respect of any warranty claim if and to the extent that the amount of such warranty claim is recovered by the acquired group or by either of the purchasers or any of their other affiliates under any policy of insurance maintained by them.

Contingent Liabilities and Consequential losses

Neither seller will be liable 1) for any warranty claim based upon a liability which is contingent, unless and until such contingent liability becomes an actual liability or 2) for any indirect or consequential loss, loss of profit or loss of reputation suffered by the purchasers or any of its affiliates in connection with a warranty claim or other claim for breach of the acquisition agreement.

Matters Disclosed

Neither seller will be liable in respect of any warranty claim if and to the extent that the fact, matter, event or circumstance giving rise to such warranty claim is fairly disclosed in the original information memorandum, in the disclosure letter or, in relation to the financial warranties, in a vendors’ due diligence report prepared by Ernst & Young.

Tax Savings

In calculating the liability of the sellers for any claim for breach of the acquisition agreement (other than a claim under the tax covenants) there will be taken into account the amount by which any tax for which the purchasers or any of their affiliates is now or may in the future be accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability and any repayment of tax which would not have arisen but for the matter giving rise to such liability.

Right to Cure

If a seller breaches the acquisition agreement, the sellers will have the opportunity to cure upon written notice from the purchaser of the breach. The purchasers will be entitled to compensation only if sellers fail to begin remedial action within 30 days of notice, fail to pursue diligent action thereafter at all times until remediation, or fail to remedy the breach within 90 days of notice.

Recovery from Third Parties

If either of the sellers pays an amount with respect to a warranty claim and the purchasers or any of the acquired companies later recovers an amount which would have reduced the amount of damages under the warranty claim, the purchasers will repay to seller the lesser of the amount recovered from the third party and the amount previously paid by the seller to the purchasers.

If the purchaser or any of their affiliates are entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third Person a sum which indemnifies or compensates the purchasers or such affiliate (in whole or part) in respect of liability or loss which is the subject of a warranty claim, the purchasers or the relevant affiliate will, following the making of a warranty claim, take and continue to take all reasonable steps to enforce such recovery.

Double Recovery

The purchasers will not be entitled to recover more than once under the acquisition agreement in respect of the same damage suffered.

Miscellaneous Other Limitations

The sellers will not be liable for any warranty claim, subject to certain exceptions relating to taxes, if the liability arises or is increased as a result of:

•	any legislation not in force at the date of the acquisition agreement, but which takes effect retrospectively;

•	any change in the accounting policies, practices or procedures adopted by the purchasers and/or their affiliates (other than changes required to ensure compliance with applicable law in effect as of the date of the acquisition agreement); or

•	any change in the rates of taxation, any imposition of taxation or any change in the practice (including the withdrawal of any extra-statutory concession) of any relevant tax authority, in each case announced or becoming effective (whether or not retrospectively) on or after the date of the acquisition agreement.

Neither seller will be liable for any warranty claim, other than a claim for breach of any of the tax warranties to which exclusions apply under the tax covenants, if and to the extent that the liability arises as a result of any voluntary act or omission of the purchasers or any of their affiliates after the date of the acquisition agreement (including, following completion, the acquired companies).

Third-Party Claims

If the purchasers become aware of any claim by any third party which ought reasonably to be expected to give rise to a claim by the purchasers for breach of the acquisition agreement (other than a claim for breach of any of the tax warranties):

•	the purchasers will give written notice and consult with the sellers, within 30 days of becoming aware of any third-party claim,

•	the purchasers will, and will procure that the acquired companies will:

•	at the written request and at the cost of the sellers take such action or (at the sellers’ option) permit the sellers to take such action as the sellers reasonably consider appropriate to avoid, defend, dispute, mitigate, appeal, settle or compromise the third-party claim;

•	provide to the sellers and their professional advisers reasonable access to the premises and personnel of the acquired companies for the purposes of investigating matters relevant to the third-party claim; and

•	take reasonable steps to preserve all information relevant to the third-party claim; and

provided that, notwithstanding the foregoing, none of the purchasers and the acquired companies will be required to provide any information or access that such person’s legal advisers have advised would violate applicable law, including competition laws, or the terms of any confidentiality agreement or confidentiality provision in any contract or adversely impact any privilege, including legal professional privilege.

Exclusions for Fraud

The above limitations on liability will not apply to a claim that arises as a result of fraud by the sellers.

Costs and Expenses

If the shareholder approval condition has not been satisfied on or prior to the Long-Stop Date, CB&I will pay to the sellers a break fee of $25,000,000.

Except as provided otherwise in the acquisition agreement, each party will pay its own costs and expenses in connection with the negotiation, preparation and performance of the acquisition agreement, including the fees and expenses of such party’s counsel and financial advisers.

Variations

The acquisition agreement cannot be varied unless it is in writing and signed by or on behalf of the parties.

Remedies and Waivers

No waiver of any right under the acquisition agreement will be effective unless in writing and will be effective only in the circumstances for which it is given.

No delay or omission by any party in exercising any right or remedy provided by applicable law or under the acquisition agreement will constitute a waiver of such right or remedy, subject to the time limits described in “The Sellers’ Limitations of Liability” above.

INFORMATION ABOUT CB&I

Business

Founded in 1889, CB&I is one of the world’s leading engineering, procurement and construction companies, specializing in projects for customers that produce, process, store and distribute the world’s natural resources. With more than 60 locations and approximately 14,000 employees worldwide, CB&I capitalizes on its global expertise and local knowledge to reliably and safely deliver projects virtually anywhere. CB&I is a fully integrated engineering, procurement and construction (EPC) service provider, offering a complete package of conceptual design, engineering, procurement, fabrication, field erection, mechanical installation and commissioning. CB&I’s projects include hydrocarbon processing plants, liquefied natural gas terminals and peak shaving plants, offshore structures, pipelines, bulk liquid terminals, water storage and treatment facilities, and other steel structures and their associated systems. During 2006, CB&I executed more than 500 projects for customers in a variety of industries. Over the last several years, CB&I’s customers have included:

•	large U.S., multinational and state-owned oil companies, such as BP, British Gas, Chevron, CNOOC Petroleum, ConocoPhillips, ExxonMobil, Marathon, Pluspetrol, Qatar Petroleum, Saudi Aramco, Shell and Valero Energy Corporation;

•	LNG and natural gas producers and distributors, such as Dominion, Golden Pass LNG, Grain LNG, South Hook LNG, Southern LNG and Yankee Gas; and

•	municipal and private water companies.

CB&I provides a wide range of innovative and value-added EPC services, including:

Liquefied Natural Gas (LNG).  LNG terminals and similar facilities are used for the production, handling, storage and distribution of liquefied gases. CB&I specializes in providing turnkey liquefaction and regasification facilities consisting of terminals, tanks, and associated systems. These facilities usually include special refrigeration equipment to maintain the gases in liquefied form at the storage pressure. CB&I also provides LNG tanks on a stand-alone basis. Process equipment and refrigerated or cryogenic tanks are built from special steels and alloys that have properties to withstand cold temperatures. Applications extend from low temperature (+30°F to -100°F) to cryogenic (-100°F to -423°F). Customers for these facilities or tanks are primarily from the petroleum, natural gas, power generation and agricultural industries.

Refining and Related Processes.  CB&I provides EPC services for customers in the hydrocarbon industry, specializing in refinery and petrochemical process units, gas processing plants, and hydrogen and synthesis gas plants. Refinery and petrochemical process units enable customers to extract products from the top, middle and bottom streams of the crude oil barrel using technologies such as catalytic reforming, vacuum and atmospheric distillation, fuels and distillate hydrotreating, hydrodesulfurization, alkylation, coking, and isomerization. Gas processing plants treat natural gas to meet pipeline requirements and to recover valuable liquids and other enhanced products, through such technologies as cryogenic separation, amine treatment, dehydration and liquids fractionation. Synthesis gas plants generate industrial gases for use in a variety of industries through technologies such as steam methane and auto-thermal reforming, partial oxidation reactors and pressure swing adsorption purification. CB&I also provides engineering services for offshore structures for oil and gas production and pipelines for product distribution.

Steel Plate Structures.  Steel plate structures include above ground storage tanks, pressure vessels, and other specialty structures. Above ground storage tanks are sold primarily to customers operating in the petroleum, petrochemical and chemical industries. This industrial customer group includes nearly all of the world’s major oil and chemical companies. Above ground tanks can be used for storage of crude oil, refined products such as gasoline, chemicals, petrochemicals and a large variety of feedstocks for the manufacturing industry. In addition, CB&I provides structures for water storage and treatment as well as liquefied petroleum gas and liquefied nitrogen/liquefied oxygen tanks. Pressure vessels are built primarily from high strength carbon steel plates which may be formed in one of our fabrication shops and are welded together at the job site. Pressure vessels are constructed in a variety of shapes and sizes, some weighing in excess of 700 tons, with wall thickness in excess of four inches. Typical pressure vessel usage includes process and storage vessels in the petroleum, petrochemical, and chemical industries and egg-shaped digesters for wastewater treatment. Other specialty structures are marketed to a diverse group of customers. Examples of specialty structures include processing facilities or components used in the mining industries. CB&I has designed and erected tanks, pressure vessels, and other specialty structures throughout the world.

Directors and Executive Officers

For information regarding CB&I’s directors and executive officers, please see CB&I’s Annual Report on Form 10-K, which is incorporated by reference in this proxy statement.

Beneficial Ownership of CB&I’s Common Shares

For information regarding beneficial ownership of CB&I’s common shares, please see CB&I’s Annual Report on Form 10-K, which is incorporated by reference in this proxy statement.

INFORMATION ABOUT LUMMUS GLOBAL

Business

The operations of Lummus Global include on/near shore engineering, procurement, construction and technology operations used in the oil and gas and petrochemical industries. Lummus Global supplies a range of products and services to the global oil, gas and petrochemical industries, including the design and supply of production facilities, refineries and petrochemical plants. The oil, gas and petrochemical industry is typically divided into two markets:

•	Upstream markets: Equipment, systems and services for onshore and offshore oil and gas exploration and production; and

•	Downstream markets: Processing of hydrocarbon raw material using refineries, petrochemical and chemical plants, gas processing and pipelines.

Lummus Global is focused mainly in the downstream business and generates its revenues through its segments of engineering, procurement and construction services and project management services (EPC) and engineering services and the licensing of technology to the refining and petrochemical industries. Lummus Global transacts business and operates internationally with customers principally based in the United States of America, the Netherlands, the Czech Republic, Germany, Russia, Algeria, United Arab Emirates, China and Brazil.

Lummus Global is recognized for its expertise in ethylene and olefins technologies and hydrocracking. With approximately 2,400 employees worldwide, Lummus Global licenses approximately 70 proprietary technologies and maintains approximately 1,500 patents and patent applications (not including patents and patent applications owed by the joint ventures).

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Lummus Global is a provider of proprietary process technology, project management and engineering, procurement and construction services to the upstream and downstream oil and gas, refining and petrochemical industries. Lummus Global serves global oil and gas customers around the world, delivering technology and engineering solutions.

Lummus Global provides services through two business units: Process Technology, and Engineering, Procurement & Construction.

Process Technology

Process technology is a provider of key petrochemical, refining and gas technologies, proprietary catalysts and specialized equipment. These technologies are critical in the refining of crude oil into gasoline, diesel, jet fuel and lubricants and in the manufacturing of various chemicals and polymers which are used either industrially or in household products, and the processing of natural gas. Process Technology licenses over 70 different technologies/processes, with particular strengths in the areas of olefins (Ethylene/propylene) and derivatives production, and refining hydroprocessing. These technologies are either wholly owned by Lummus Global or are owned jointly, through alliance agreements with catalyst companies, manufacturers or other process licensing companies.

The consistent growth in revenue during the past several years is the result of the impact of positive trends in the segment, including increased regulatory requirements promoting the development of new “clean fuels”, growing use of heavy crude oil, increased natural gas consumption as an alternative to petroleum and increased consumption of end products such as polypropylene.

	Process Technology Results
	Years Ended December 31,			Six Months Ended June 30,
	2006	2005	2004	2007	2006

Revenue	$294,529	$236,620	$202,363	$185,816	$117,585
Income From Operations	$67,762	$51,956	$37,096	$46,160	$31,849
Income From Operations %	23%	22%	18%	25%	27%

Six Months 2007 versus Six Months 2006

Revenue.  Revenue during the six months ended June 30, 2007 of $185.8 million increased $68.2 million, or 58% compared with the corresponding period in 2006. The increase was primarily due to higher revenue from significant Lummus Global Heat Transfer projects and a large polypropylene license award in Saudi Arabia.

Income from Operations.  Income from operations during the six months ended June 30, 2007 of $46.2 million increased $14.3 million, or 45% compared with the prior year period. The increase is a result of higher revenue volume.

2006 versus 2005

Revenue.  Revenue during 2006 of $294.5 million increased $57.9 million, or 24% compared with 2005. The increase was primarily due to strong ethylene and propylene related activity, as well as the impact of significant Lummus Global Heat Transfer projects.

Income from Operations.  Income from operations during 2006 of $67.8 million increased $15.8 million, or 30% compared with 2005. The increase is commensurate with the growth in revenue over the prior year.

2005 versus 2004

Revenue.  Revenue during 2005 of $236.6 million increased $34.3 million, or 17% compared with 2005. The increase was primarily due to progress on ethylene and propylene projects and higher Lummus Global Heat Transfer volumes.

Income from Operations.  Income from operations during 2005 of $52.0 million increased $14.9 million, or 40% compared with 2005. The increase is due to higher volume and improved margins associated with the level of licensing activity in 2005.

Engineering, Procurement & Construction

Engineering, Procurement & Construction is a long established provider of engineering, design, project and construction management solutions focused on new and retrofit facility projects for the global oil and gas, refining and petrochemical industries. It serves a diverse customer base which includes many of the world’s leading integrated, international, national and independent oil and petrochemical companies. Engineering, Procurement & Construction undertakes both upstream and downstream projects under a variety of contract structures, including Project Management Consultant, Cost Reimbursable, Fixed Price Engineering and Procurement and Lump Sum Turnkey. Within upstream markets, it has experience and capabilities in both onshore and offshore oil and gas production and processing facilities, while in downstream markets, its expertise includes, among others, ethylene plants, hydrocracker, delayed coking facilities and full refineries.

Beginning in 2003, ABB undertook a restructuring of its Engineering, Procurement and Construction segment including, among other actions, a de-risking of its project portfolio. During the past several years, revenue has been unfavorably impacted as new awards decreased due to management’s focus on implementing its new strategy. Revenue has also been unfavorably impacted as the backlog of these higher risk projects was being depleted.

Prior to adopting the de-risking program, which included shifting to lower risk, lower order value cost reimbursable services, the Engineering, Procurement & Construction segment had focused on growth through large turnkey orders, which resulted in the segment assuming inherently higher risk. As a consequence, it suffered significant financial losses on a few projects over a period of several years, including the years ending December 31, 2004 through 2006 and the six month period ended June 30, 2006. With the exception of a $3.2 million provision on the Westlake project, there were no additional material provisions recognized associated with these or other projects during the six month period ended June 30, 2007. As of June 30, 2007 approximately $500 million of backlog remained for this segment, of which roughly half was being completed on a cost reimbursable basis, with the remainder being completed on a lump sum basis. Also during the period of adoption of the de-risking program, a prepackaged bankruptcy filing which protects Lummus Global from its current and future asbestos personal injury claims in the United States was instituted. The asbestos related bankruptcy plan and the significant provisions for contract losses are further described in footnotes 15 and 18, respectively, to the Lummus Global audited financial statements included herein.

The significant project impacts and the asbestos related expense for each of the three years ended December 31, 2006 and for each of the six month periods ended June 30, 2006 and 2007 are summarized below.

	Significant Project Impacts Recognized
	Years Ended December 31,			Six Months Ended June 30,
Project	2006	2005	2004	2007	2006

Lyondell	$(2,185)	$(10,663)	$(10,541)	$(51)	$(392)
Khuff	1,564	(1,492)	(13,926)	273	852
Rio Polimeros	(90,714)	(39,100)	(29,000)	—	(18,367)
Westlake	(26,419)	—	—	(3,200)	(13,067)
Essar	13,242	12,635	52,476	—	12,000

Total	$(104,512)	$(38,620)	$(991)	$(2,978)	$(18,974)

Asbestos Provisions	$2,373	$—	$(33,000)	$—	$1,640

	Engineering, Procurement & Construction
				Six Months Ended
	Years Ended December 31,			June 30,
	2006	2005	2004	2007	2006

Revenue	$693,833	$851,168	$1,077,226	$318,504	$365,472
Income (Loss) From Operations	$(111,357)	$(79)	$(28,456)	$8,710	$(19,372)
Income (Loss) From Operations %	(16)%	0%	(3)%	3%	(5)%

Six Months 2007 versus Six Months 2006

Revenue.  Revenue during the six months ended June 30, 2007 of $318.5 million decreased $47.0 million, or 13% compared with the corresponding period in 2006. The decrease was a reflection of the continued shift from full-scope EPC projects to lower order value cost reimbursable work.

Income (Loss) from Operations.  Income from operations during the six months ended June 30, 2007 of $8.7 million increased $28.1 million compared with the corresponding period in 2006. The increase was primarily a result of the significant charges recognized in 2006 for the Rio Polimeros and Westlake projects noted in the table above.

2006 versus 2005

Revenue.  Revenue during 2006 of $693.8 million decreased $157.3 million, or 18% compared with 2005. The decrease was due to the impact of low new orders booked in 2005 as a result of the continuation of management’s change in strategy from the pursuit of large lump sum EPC projects to lower risk cost reimbursable work. Additionally, several large lump sum projects that had generated substantial revenue during 2005 were completed in 2006.

Income (Loss) from Operations.  Loss from operations during 2006 of ($111.4) million increased $111.3 million compared with 2005. The increase was a result of the significant charges recognized on the Rio Polimeros and Westlake projects noted in the table above, as well as higher pre-contract/proposal related costs.

2005 versus 2004

Revenue.  Revenue during 2005 of $851.2 million decreased $226.1 million, or 21% compared with 2005. The decrease was due to the lack of new lump sum awards and the unfavorable impact of a final settlement on a polypropylene project in the Middle East.

Income (Loss) from Operations.  Loss from operations in 2005 of ($79) thousand decreased $28.4 million compared with 2004. The change was primarily a result of significant charges, recognized during 2004, associated with restructuring the U.S. operation and settlement of asbestos claims (as further described in Footnote 15 to the Lummus Global financial statements included elsewhere in this proxy statement).

Liquidity

At June 30, 2007 and December 31, 2006, 2005 and 2004, cash and cash equivalents totaled $64.3 million, $50.7 million, $68.3 million, and $91.2 million, respectively. Lummus Global utilizes its parent company, ABB Ltd., for bank related services.

Operating Cash Flows

Six Months Ended June 30, 2007.  During the six months ended June 30, 2007, Lummus Global generated $39.9 million of operating cash flows as profitability and a net decrease in other operating assets and liabilities, net, was partly offset by payments associated with asbestos related obligations.

Year Ended December 31, 2006.  During 2006, Lummus Global generated $48.0 million of operating cash flows as lower cash investments in contracts in progress and changes in other operating assets and liabilities, net, were partially offset by operating losses. The level of working capital, of which contracts in progress is a significant component, varies from period to period and is affected by the mix, stage of completion and commercial terms of contracts.

Year Ended December 31, 2005.  During 2005, Lummus Global utilized $150.6 million of operating cash flows due to increases in cash investments in contracts in progress and a decrease in accounts payable levels resulting from payments to vendors and subcontractors.

Year Ended December 31, 2004.  During 2004, Lummus Global generated $49.7 million of operating cash flows as changes in other operating assets and liabilities, net, were partially offset by a decrease in accounts payable levels resulting from payments to vendors and subcontractors.

Investing Cash Flows

Six Months Ended June 30, 2007.  During the six months ended June 30, 2007, $10.0 million was utilized for investing activities, resulting from $8.1 million for the purchase of the remaining minority interest of a joint venture and $1.9 million for capital expenditures.

Year Ended December 31, 2006.  During 2006, $3.4 million was utilized for investing activities, resulting from $1.7 million of capital expenditures and $1.7 million for partial buyout of a minority partner.

Year Ended December 31, 2005.  During 2005, $5.5 million was utilized for investing activities as an investment in a technology company of $9.0 million was partially offset by $4.6 million of proceeds from the sale of certain intellectual property.

Year Ended December 31, 2004.  During 2004, $2.9 million was incurred for investing activities primarily resulting from the sale of a business.

Financing Cash Flows

During the six months ended June 30, 2007 and the years ended December 31, 2006, 2005 and 2004, Lummus Global’s cash flows for financing activities related to the use of its ultimate parent company, ABB Ltd. and its affiliates, for bank related services.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

The following unaudited pro forma condensed combined financial information gives effect to the acquisition of Lummus Global by CB&I, accounted for as a business combination using the purchase method of accounting. The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based on management’s preliminary valuation. The estimates and assumptions are subject to change upon the finalization of valuations, which are contingent upon appraisals of property, plant and equipment, identifiable intangible assets, actuarial valuations of employee benefit plans and adjustments to contract-related and other accounts. Revisions to the preliminary purchase price allocation could result in significant deviations from these pro forma results.

The historical results of operations included in the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2007 were derived from the unaudited financial statements of each entity as described above. The historical results of operations included in the unaudited pro forma condensed combined statement of income for the fiscal year ended December 31, 2006 were derived from the audited financial statements of each entity. For CB&I, this information was derived from its annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007, which is incorporated into this proxy by reference. For Lummus Global, this information is included elsewhere in this proxy statement.

The historical consolidated balance sheets of CB&I and Lummus Global included in the unaudited pro forma condensed combined balance sheet were derived from the unaudited financial statements of each entity. For CB&I, this information was derived from its quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 2, 2007, which is incorporated into this proxy by reference. For Lummus Global, this information is included elsewhere in this proxy statement.

This unaudited pro forma combined financial information has been prepared by CB&I management for illustrative purposes only. The unaudited pro forma combined financial statements are not intended to represent or be indicative of the financial position or results of operations in future periods or the results that actually would have been realized had CB&I and Lummus Global been a combined company during the specified periods. Additionally, classifications of certain financial accounts of the acquired company may differ from those of CB&I. The unaudited pro forma combined financial statements assume the acquisition is financed with a combination of cash, borrowings under our credit facility and new term debt. We are, however, evaluating the option of a public offering of common stock to repay a portion of borrowings, which is not reflected in the pro forma results. The unaudited pro forma combined financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Lummus Global included elsewhere in this proxy statement and in CB&I’s Form 10-K filed with the Securities Exchange Commission on March 1, 2007 and Form 10-Q filed with the Securities and Exchange Commission on August 2, 2007.

Chicago Bridge & Iron Company N.V. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2006

			Pro Forma		Pro Forma
	CB&I	Lummus	Adjustments		Combined
	(Amounts in thousands, except per share data)

Revenue	$3,125,307	$988,362	$—		$4,113,669
Cost of revenue	(2,843,554)	(931,662)	—		(3,775,216)

Gross profit	281,753	56,700	—		338,453
Selling and administrative expenses	(133,769)	(109,456)	(2,000	)(a)	(245,225)
Intangibles amortization	(1,572)	(3,733)	(21,267	)(b)	(26,572)
Earnings of investees accounted for by the equity method	—	11,731	—		11,731
Other operating loss, net	(773)	1,163	—		390

Income (loss) from operations	145,639	(43,595)	(23,267)		78,777
Interest expense	(4,751)	(37,067)	(4,183	)(c)	(46,001)
Interest income	20,420	5,947	(24,197	)(d)	2,170

Income (loss) before taxes and minority interest	161,308	(74,715)	(51,647)		34,946
Income tax expense	(38,127)	(4,638)	47,370	(e)	4,605

Income (loss) before minority interest	123,181	(79,353)	(4,277)		39,551
Minority interest in income	(6,213)	(620)	—		(6,833)

Net income (loss)	$116,968	$(79,973)	$(4,277)		$32,718

Net income per share
Basic	$1.21				$0.34
Diluted	$1.19				$0.33

Chicago Bridge & Iron Company N.V. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income
For the Six Months Ended June 30, 2007

			Pro Forma		Pro Forma
	CB&I	Lummus	Adjustments		Combined
	(Amounts in thousands, except per share data)

Revenue	$1,868,672	$504,320	$—		$2,372,992
Cost of revenue	(1,723,174)	(401,698)	—		(2,124,872)

Gross profit	145,498	102,622	—		248,120
Selling and administrative expenses	(68,509)	(54,324)	(1,000	)(a)	(123,833)
Intangibles amortization	(264)	(739)	(11,761	)(b)	(12,764)
Earnings of investees accounted for by the equity method	—	8,476	—		8,476
Other operating income/(loss), net	191	(1,165)	—		(974)

Income from operations	76,916	54,870	(12,761)		119,025
Interest expense	(1,995)	(17,469)	6,219	(c)	(13,245)
Interest income	16,122	4,962	(20,337	)(d)	747

Income before taxes and minority interest	91,043	42,363	(26,879)		106,527
Income tax expense	(25,491)	(8,240)	3,668	(e)	(30,063)

Income before minority interest	65,552	34,123	(23,211)		76,464
Minority interest in income	(2,841)	(1,267)	—		(4,108)

Net income	$62,711	$32,856	$(23,211)		$72,356

Net income per share
Basic	$0.66				$0.76
Diluted	$0.65				$0.75

(a)	To record additional estimated depreciation expense for a property, plant and equipment fair value adjustment of $10,000 with average depreciable lives of five years, based upon preliminary valuation information.

(b)	Based on preliminary valuation information, the acquired identifiable intangibles are estimated to have a fair value of approximately $300,000 and estimated average economic lives ranging from 3 to 20 years. The pro forma adjustments reflect the incremental amortization to bring the Lummus Global amortization to a total of $25,000 for the year ended December 31, 2006, and $12,500 for the six months ended June 30, 2007. When completed the final valuation may differ in both the amount and the estimated economic lives described above.

(c)	To eliminate the historical interest expense of Lummus Global and record interest expense of $41,250 for the year ended December 31, 2006 and $11,250 for the six months ended June 30, 2007, reflecting the additional borrowings as follows:

For 2007:

•	Draw on revolving credit facility of $100,000 with associated interest expense at 7.5%;

•	New term debt of $200,000 with associated interest expense at 7.5%.

For 2006:

•	Draw on revolving credit facility of $350,000 with associated interest expense at 7.5%;

•	New term debt of $200,000 with associated interest expense at 7.5%.

(d)	To eliminate the historical interest income of Lummus Global and reflect the loss of interest income from an assumed cash portion of purchase price of $615,000 for 2007 and $365,000 for 2006, both at 5%. The assumed cash portion of the purchase price differs for each period as a result of differences in available cash at the beginning of each period.

(e)	To reflect the tax effect of the above noted adjustments at the United States statutory rate of 35% and tax effect the historical results of Lummus Global at an estimated 33% effective tax rate.

Chicago Bridge & Iron Company N.V. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2007

			Pro Forma		Pro Forma
	CB&I	Lummus	Adjustments		Combined
	(Amounts in thousands)

Assets
Cash and cash equivalents	$661,253	$64,275	$(615,000	)(a)	$110,528
Accounts receivable, net of allowance for doubtful accounts	504,168	213,774			717,942
Contracts in progress with costs and estimated earnings exceeding related progress billings	184,200	498,390			682,590
Other current assets	96,206	27,974			124,180

Total current assets	1,445,827	804,413	(615,000)		1,635,240

Investments	—	92,073			92,073
Property and equipment	222,501	10,071	9,929	(c)	242,501
Goodwill	228,648	211,232	509,322	(d)	949,202
Other intangibles, net of accumulated amortization	25,826	20,951	279,049	(d)	325,826
Other non-current assets	34,838	23,457			58,295

Total assets	$1,957,640	$1,162,197	$183,300		$3,303,137

Liabilities
Net Affiliate balance	$—	$324,225	$(324,225	)(b)	$—
Current maturity of long-term debt	25,203	159	100,000	(a)	125,362
Accounts payable	427,839	140,991			568,830
Accrued liabilities	117,143	649,994	(17,600	)(b)	749,537
Contracts in progress with progress billings exceeding related costs and estimated earnings	680,554	176,356			856,910
Income taxes payable	50	—			50

Total current liabilities	1,250,789	1,291,725	(241,825)		2,300,689

Long-term debt	—	141	200,000	(a)	200,141
Other non-current liabilities	99,732	89,076			188,808
Deferred income taxes	6,244	5,956			12,200
Minority interest in subsidiaries	8,432	424			8,856

Total liabilities	1,365,197	1,387,322	(41,825)		2,710,694

Commitments and contingencies	—	—
Shareholders’ Equity
Common stock	1,154	—			1,154
Additional paid-in capital	350,489	—			350,489
Retained earnings	345,625	(138,531)	138,531	(e)	345,625
Stock held in Trust	(21,889)	—			(21,889)
Treasury stock, at cost	(77,110)	—			(77,110)
Accumulated other comprehensive loss	(5,826)	(86,594)	86,594	(e)	(5,826)

Total shareholders’ equity	592,443	(225,125)	225,125		592,443

Total liabilities and shareholders’ equity	$1,957,640	$1,162,197	$183,300		$3,303,137

(a)	At June 30, 2007, the estimated purchase price of $850,000, subject to adjustment at closing, is anticipated to be funded as follows:

•	Cash consideration	$615,000
•	Draw on revolving credit facility	$100,000
•	New term debt	$200,000
•	Acquired cash balance	$(65,000)

(b)	The elimination of Lummus Global’s net receivables and payables with its parent company, which will be paid in connection with the acquisition and the elimination of accrued liabilities that are to remain with the seller.

(c)	To record the write-up of fixed assets, based upon preliminary valuation information, to their fair value. This write-up will be depreciated over 5 years.

(d)	The elimination of Lummus Global’s historical goodwill and other intangible assets and the recognition of goodwill and identifiable intangible assets, based upon preliminary valuation information, in connection with the acquisition, inclusive of acquisition-related costs.

(e)	The elimination of Lummus Global’s historical stockholder’s equity.

PROPOSED FINANCINGS

CB&I intends to fund the purchase price for the acquisition using a combination of approximately $500 million to $600 million of its available cash balance and approximately $250 million to $350 million of debt. Prior to closing, CB&I anticipates completing a new $200 million five year term loan with certain of its existing revolving credit facility lenders. The interest rate for the new term loan is expected to be a variable rate consistent with that of CB&I’s existing revolving credit facility, as described in note 7 to CB&I’s consolidated financial statements incorporated by reference into this proxy statement. The balance of the debt financing is expected to be drawn on CB&I’s existing $850 million revolving credit facility, which CB&I intends to increase to $1 billion pursuant to an election made by CB&I contained in the existing revolving credit facility. CB&I expects to complete the revolving credit facility amendment prior to completion of the acquisition.

INDEPENDENT AUDITORS

The consolidated financial statements of CB&I at December 31, 2006 and 2005, and for each of the two years in the period ended December 31, 2006, incorporated by reference in this proxy statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon.

The consolidated financial statements of CB&I for the year ended December 31, 2004, incorporated by reference in this proxy statement have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as set forth in their report thereon.

The consolidated financial statements of Lummus Global at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, included in this proxy statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon.

SHAREHOLDER PROPOSALS

Any proposal of a shareholder intended to be presented at the 2008 Annual Meeting of Shareholders must be received at our principal executive offices no later than December 7, 2007 if the proposal is to be considered for inclusion in our proxy statement relating to such meeting, without prejudice to the shareholders’ rights to cause a general meeting of shareholders to be convened under article 34.2 of our Articles of Association and without prejudice to shareholders’ rights under Dutch law to cause certain items to be placed on the agenda for Annual Meetings.

WHERE YOU CAN FIND MORE INFORMATION

CB&I files annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy materials that CB&I has filed with the Securities and Exchange Commission at the following Securities and Exchange Commission public reference room:

100 F Street, N.E., Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

CB&I’s common shares are traded on the New York Stock Exchange under the symbol “CBI”, and its Securities and Exchange Commission filings can also be read at the following address:

11 Wall Street, New York, NY 10005

The Securities and Exchange Commission filings of CB&I are also available to the public on the Securities and Exchange Commission’s internet website at http://www.sec.gov, which contains reports, proxy, and information statements, and other information regarding companies that file electronically with the Securities and Exchange Commission. In addition, CB&I’s Securities and Exchange Commission filings are also available to the public on CB&I’s website, http://www.cbi.com. Information contained on the Securities and Exchange Commission’s web site and CB&I’s web site is not incorporated by reference into this proxy statement, and you should not consider information contained on those web sites as part of this proxy statement.

CB&I incorporates by reference into this proxy statement the documents listed below and any future filings CB&I makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of this proxy statement, until the special meeting. The information incorporated by reference is an important part of this proxy statement. Any statement in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent a statement contained in this proxy statement or any other subsequently filed document that is incorporated by reference into this proxy statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

CB&I Securities and Exchange Commission Filings

Commission file number: 001-12815

•	CB&I’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 1, 2007.

•	CB&I’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed on May 3, 2007.

•	CB&I’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 filed on August 2, 2007.

•	CB&I’s Current Report on Form 8-K filed on August 29, 2007.

The documents incorporated by reference into this proxy statement are available from us upon request. CB&I will provide a copy of any and all information that is incorporated by reference into this proxy statement (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement) to any person without charge, upon written or oral request.

By Order of the Board of Supervisory Directors

Jerry H. Ballengee
Non-Executive Chairman of the Board of Supervisory Directors

Hoofddorp, The Netherlands
          , 2007

FINANCIAL STATEMENTS OF LUMMUS GLOBAL

REPORT OF INDEPENDENT AUDITORS

Board of Directors
ABB Ltd.

We have audited the accompanying combined balance sheets of ABB Lummus Global (the “Company”) as of December 31, 2006, 2005 and 2004, and the related combined statements of operations, cash flows and changes in parent investment (deficit) for each of the three years in the period ended December 31, 2006. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of ABB Lummus Global at December 31, 2006, 2005 and 2004, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 2 and 20 to the combined financial statements, effective December 31, 2006, the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.

/s/  Ernst & Young LLP

New York, New York
June 1, 2007

ABB Lummus Global

Combined Statements of Operations

	Year Ended December 31
	2006	2005	2004
	(U.S. $ in thousands)

Revenues	$988,362	$1,087,788	$1,279,589
Cost of sales	(931,662)	(947,771)	(1,139,721)

Gross profit	56,700	140,017	139,868
Selling, general and administrative expenses	(102,374)	(88,477)	(85,983)
Depreciation and amortization expense	(10,815)	(12,040)	(13,104)
Earnings of investees accounted for by the equity method	11,731	12,885	10,477
Asbestos income (expense)	2,373	—	(33,000)
Other income (expense), net	(1,210)	(508)	(9,618)

(Loss) income before interest income, interest expense, income taxes and minority interests	(43,595)	51,877	8,640
Interest income	5,947	4,894	4,102
Interest expense	(37,067)	(31,431)	(24,604)

(Loss) income before income taxes and minority interests	(74,715)	25,340	(11,862)
Provision for income taxes	(4,638)	(18,101)	(26,847)
Minority interests	(620)	(2,247)	(1,281)

Net (loss) income	$(79,973)	$4,992	$(39,990)

See accompanying notes to combined financial statements.

ABB Lummus Global

Combined Balance Sheets

	December 31
	2006	2005	2004
	(U.S. $ in thousands)

ASSETS
Cash and cash equivalents	$50,713	$68,284	$91,164
Trade receivables, net:
Third party	197,833	189,926	197,284
Affiliates	334	512	701
Accounts receivable, other:
Third party	32,886	51,557	84,200
Affiliates	189,065	80,308	83,380
Costs and estimated earnings in excess of billings on uncompleted contracts	451,427	441,859	445,434
Other current assets	20,141	17,426	56,024

Total current assets	942,399	849,872	958,187
Investments	91,556	79,749	70,475
Property, plant and equipment, net	10,198	11,822	16,306
Goodwill	211,395	196,292	216,411
Other intangible assets, net	21,838	26,252	38,492
Deferred tax assets	9,090	6,508	1,761
Other noncurrent assets	17,333	43,374	61,451

Total assets	$1,303,809	$1,213,869	$1,363,083

LIABILITIES AND PARENT INVESTMENT (DEFICIT)
Short-term borrowings:
Third party	$128	$17	$8,668
Affiliates	536,390	505,178	356,965
Accounts payable:
Third party	115,427	126,060	283,834
Affiliates	2,789	1,695	2,474
Billings in excess of costs and estimated earnings on uncompleted contracts	172,362	109,059	164,941
Provisions and accrued liabilities	154,029	136,332	115,138
Asbestos obligations	3,633	43,450	46,981
Other current liabilities	447,683	358,869	437,420

Total current liabilities	1,432,441	1,280,660	1,416,421
Long-term borrowings	140	8	14
Pensions and other employee benefits	77,097	54,237	52,744
Asbestos obligations	25,300	—	—
Deferred tax liabilities	6,411	12,348	4,512
Other noncurrent liabilities	11,299	11,876	12,621

Total liabilities	1,552,688	1,359,129	1,486,312
Commitments and contingencies
Minority interests	15,582	15,384	13,166
Parent investment (deficit)	(264,461)	(160,644)	(136,395)

Total liabilities and parent investment (deficit)	$1,303,809	$1,213,869	$1,363,083

See accompanying notes to combined financial statements.

ABB Lummus Global

Combined Statements of Cash Flows

	Year Ended December 31
	2006	2005	2004
	(US $ in thousands)

Cash flows from operating activities:
Net (loss) income	$(79,973)	$4,992	$(39,990)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,815	12,040	13,104
Impairment of long lived assets	—	—	714
Gain on sale of intellectual property rights	—	(4,600)	—
Loss from dispositions	151	304	512
Asbestos (income) provision	(2,373)	—	33,000
Deferred income taxes	(8,615)	5,680	977
Earnings of investees accounted for by the equity method, net of dividends received	(11,731)	(228)	695
Changes in operating assets and liabilities:
Decrease in accounts receivable	8,154	17,501	14,221
(Decrease) in costs and estimated earnings in excess of billings	(2,185)	(44,502)	(11,592)
(Decrease) in accounts payable	(12,585)	(106,577)	(169,877)
Decrease in asbestos liabilities	(12,144)	(3,531)	(131)
Increase (decrease) in billings in excess of costs and estimated billings	72,475	(47,902)	(27,552)
Increase in other operating assets and decrease in other operating liabilities, net	86,035	16,217	235,589

Net cash provided by (used in) operating activities	48,024	(150,606)	49,670

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,695)	(1,118)	(767)
Proceeds from sales of property, plant and equipment	30	45	341
Increase in investments and other assets	—	(9,046)	—
Proceeds from sale of technology	—	4,600	—
Proceeds from sale of business	—	—	3,414
Purchase of business	(1,694)	—	—

Net cash (used in) provided by investing activities	(3,359)	(5,519)	2,988

Cash flows from financing activities:
Net change in debt with affiliates	$31,212	$148,213	$(44,846)
(Increase) decrease in interest bearing receivables with affiliates	(110,311)	4,886	(52,032)
Proceeds (payments) related to third party debt	243	(8,657)	(7,588)
Capital contributions from parent	549	1,165	430

Net cash (used in) provided by financing activities	(78,307)	145,607	(104,036)
Effect of foreign exchange rate changes on cash and cash equivalents	16,071	(12,362)	10,997

Net decrease in cash and cash equivalents	(17,571)	(22,880)	(40,381)
Cash and cash equivalents — beginning of year	68,284	91,164	131,545

Cash and cash equivalents — end of year	$50,713	$68,284	$91,164

Cash paid during the year for:
Interest	$12,323	$29,683	$26,453
Income tax	$13,096	$26,995	$16,840

See accompanying notes to combined financial statements.

ABB Lummus Global

Statements of Changes in Net Parent Investment (Deficit)
Years Ended December 31, 2006, 2005 and 2004

				Total
	Share	Foreign	Minimum	Accumulated
	Capital and	Currency	Pension	Other	Parent
	Accumulated	Translation	Liability	Comprehensive	Investment
	Deficit	Adjustments	Adjustment	Income (Loss)	(Deficit)
	(US $ in thousands)

Balance at January 1, 2004	$(59,025)	$16,390	$(317)	$16,073	$(42,952)
Net loss	(39,990)	—	—	—	(39,990)
Foreign currency translation adjustments	—	(49,499)	—	(49,499)	(49,499)
Minimum pension liabilities	—	—	(4,384)	(4,384)	(4,384)

Comprehensive loss					(93,873)
Parent contributions	430	—	—	—	430

Balance at December 31, 2004	(98,585)	(33,109)	(4,701)	(37,810)	(136,395)
Net income	4,992	—	—	—	4,992
Foreign currency translation adjustments	—	(25,816)	—	(25,816)	(25,816)
Minimum pension liabilities	—	—	(4,590)	(4,590)	(4,590)

Comprehensive loss					(25,414)
Parent contributions	1,165	—	—	—	1,165

Balance at December 31, 2005	(92,428)	(58,925)	(9,291)	(68,216)	(160,644)
Net loss	(79,973)	—	—	—	(79,973)
Foreign currency translation adjustments	—	28,708	—	28,708	28,708
Minimum pension liabilities	—	—	235	235	235

Comprehensive loss					(51,030)
Adoption of SFAS No. 158	—	—	(53,336)	(53,336)	(53,336)
Parent contributions	549	—	—	—	549

Balance at December 31, 2006	$(171,852)	$(30,217)	$(62,392)	$(92,609)	$(264,461)

See accompanying notes to combined financial statements.

ABB Lummus Global

Notes to Combined Financial Statements
(U.S. $ in thousands)

1.	Description of the Business

The accompanying Combined Financial Statements present the historical financial position, results of operations and cash flows of ABB Lummus Global as conducted by ABB Lummus Global Inc. (“Lummus”), ABB Oil & Gas Europe B.V. (“Lummus B.V.”) and their respective subsidiaries (the “Company”) which both are indirectly owned by ABB Ltd. (“ABB” or the “Parent”). The Company’s operations include on/near shore engineering, procurement, construction and technology operations and are part of ABB’s Oil, Gas and Petrochemical business (“OGP”).

OGP supplies a comprehensive range of products and services to the global oil, gas and petrochemical industries, including the design and supply of production facilities, refineries and petrochemical plants.

The oil, gas and petrochemical industry is typically divided into two markets:

•	Upstream markets: Equipment, systems and services for onshore and offshore oil and gas exploration and production

•	Downstream markets: Processing of hydrocarbon raw material using refineries, petrochemical and chemical plants, gas processing and pipelines.

The Company is focused mainly in the downstream business and generates its revenues through its segments of engineering, procurement and construction services and project management services (“EPC”) and engineering services and the licensing of technology (“PT”) to the refining and petrochemical industries. The Company transacts business and operates internationally with customers principally based in the United States of America, the Netherlands, the Czech Republic, Germany, Russia, Algeria, United Arab Emirates, China and Brazil.

The accompanying Combined Financial Statements were prepared in connection with the anticipated disposition of the Company. Net borrowings due to ABB will be settled as stipulated in the sale and purchase agreement between ABB and the buyer. A significant portion of affiliated Company debt in the U.S. at December 31, 2006 is subordinated to the Company’s asbestos obligations (see Note 15).

2.	Significant Accounting Policies

Basis of Presentation and Combination

Historically, financial statements have not been prepared for the Company, as the Parent does not account for it separately as a combined entity. The accompanying Combined Financial Statements have been prepared from the historical accounting records of the Parent to present the combined results of operations, financial position, and cash flows of the Company in compliance with the rules and regulations of the Securities and Exchange Commission as required by Rule 3-05 of Regulation S-X. The accompanying Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain corporate expenses, assets and liabilities have been allocated to the Company by ABB based on measures relevant to the items being allocated. The Combined Financial Statements are not necessarily indicative of what the results of operations or financial position of the Company would have been, had the Company been operated as a separate stand-alone entity for the periods presented.

The Combined Financial Statements are presented in thousands of U.S. dollars ($), the reporting currency of the Parent.

Generally, the equity method is used for investment ownership ranging from 20% to 50%. Investment ownership of less than 20% is accounted for at cost. As is common in the industry, the Company executes certain contracts jointly with third parties through unincorporated joint ventures. For these contracts, the Company recognizes its share of joint venture revenues, costs, operating profits, and assets and liabilities in its

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

Combined Financial Statements based upon the Company’s relative involvement or control over the venture. Below is a summary of the Company’s unincorporated joint ventures.

				Year of Estimated
		Method of	Percentage	or Actual
Project	Country	Consolidation	Held	Completion

Rio Polimeros	Various	Proportional	50%	2007
BHP Ohanet	The Netherlands	Full Consolidation	50%	2005
Kizomba A	United States	Full Consolidation	50%	2004

All significant transactions among entities within the Company have been eliminated in combination.

Operating Cycle

A portion of the Company’s operating cycle, including long term construction activities, exceeds one year. For classification of current assets and liabilities related to these types of construction activities, the Company elected to use the duration of the contracts as its operating cycle.

Use of Estimates

The preparation of the Combined Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Combined Financial Statements. Significant estimates for which changes in the near term are considered reasonably possible and that may have a material impact on the Combined Financial Statements are addressed in these notes to the Combined Financial Statements.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with maturities of three months or less at the date of acquisition.

Concentration of Credit Risk

The Company sells a broad range of services to oil, gas and petrochemical customers throughout the world. The risk of uncollectible trade receivables is considered low, as the Company’s customer base is generally major global oil, gas and petrochemical companies. Ongoing credit evaluations of customers’ financial positions are performed and, generally, no collateral is required. See Note 22 for segment, geographic and customer concentrations. The Company believes it maintains adequate reserves for potential losses and such losses have been minimal and approximate management estimates.

Revenue Recognition, Contract Accounting and Provision for Losses

The Company recognizes engineering and construction contract revenues using the percentage-of-completion method. The Company principally uses the cost-to-cost method to measure progress towards completion on contracts. Long term contracts typically extend over a period of several months to five years.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, including estimates for performance risks and warranties. The Company’s contracts occasionally allow customers to withhold a certain portion of the contract price until specific performance requirements are met.

Management expects the majority of related contracts will be completed and substantially all of the billed amounts retained by the customer will be collected within one year of the balance sheet date.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

Provisions for warranties are based on specific project evaluations. Anticipated project warranty costs are expensed in proportion to sales recognition on the related contracts.

Bid costs are typically expensed, unless the costs are directly associated with a contract and have a future benefit, in which case they are capitalized as a cost of the contract when it is awarded.

Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. The Company recorded provisions for loss orders in cost of sales for the years 2006, 2005 and 2004 in the amounts of $125,300, $43,000 and $32,900, respectively.

Amounts in excess of the agreed contract price, including pending change orders and claims, are included in revenue only if it is probable that the claim will result in additional contract revenue and the amount can be reliably estimated. As of December 31, 2006, 2005 and 2004, amounts in excess of the agreed contract price of $27,295, $26,136 and $678, respectively, are included in the Company’s costs and estimated earnings in excess of billings on uncompleted contracts in the Combined Balance Sheets. In addition, as of December 31, 2006, 2005 and 2004, claims of $48, $0 and $261, respectively, are included in the Company’s costs and estimated earnings in excess of billings on uncompleted contracts on the Combined Balance Sheets.

Profit incentives are included in income when their realization is reasonably assured. The Company recognized profit incentives of $470, $2,598 and $4,708 for the years ended December 31, 2006, 2005 and 2004, respectively.

Selling, general and administrative expenses are charged to expense when incurred. When the Company is directly responsible for subcontractor labor, or third-party materials and equipment, the costs of such items are included in both revenues and costs. On other projects, where the client pays for such items directly and the Company has no associated responsibility for such items, these amounts are not reflected in either revenues or costs. Shipping and handling costs are recorded as a component of cost of sales.

Trade Receivables, Net

Trade receivables, third party are non-interest bearing and are generally with major global oil, gas and petrochemical companies. The Company routinely evaluates its portfolio of third party trade receivables for risk of non-collection and records an allowance for uncollectible receivables to reflect the carrying value of its trade receivables at estimated net realizable value. Such allowances are charged directly against the related project in cost of sales. There is no allowance provided for trade receivables with affiliates.

Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts

Costs and estimated earnings in excess of billings on uncompleted contracts arise in the Combined Balance Sheets when revenues have been recognized but the amounts cannot be billed under the terms of the contracts. Such amounts are recoverable from customers based upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of the contract. Also included in costs and estimated earnings in excess of billings on uncompleted contracts are amounts the Company is seeking or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders in dispute or unapproved as to scope and price or other customer-related causes of unanticipated additional contract costs (claims and unapproved change orders). Such amounts are recorded at estimated net realizable value when realization is probable and can be reasonably estimated. Claims and unapproved change orders may involve negotiation and, in certain cases, litigation. The Company believes that it has established legal bases for pursuing recovery of its recorded unapproved change orders and claims, and it is the Company’s intention to pursue and litigate such claims, if

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

necessary, until a decision or settlement is reached. Unapproved change orders and claims also involve the use of estimates, and it is reasonably possible that revisions to the estimated recoverable amounts of recorded claims and unapproved change orders may be made in the near term. If the Company does not successfully resolve these matters, a net expense (recorded as a reduction in revenues) may be required, in addition to amounts that have been previously provided for. Claims against the Company are recognized when a loss is considered probable and amounts are reasonably determinable.

Property, Plant and Equipment, Net

Property, plant and equipment is stated at cost, less accumulated depreciation, and is depreciated using the straight-line method over the estimated useful lives of the assets as follows:

•	Office buildings: 30 to 40 years

•	Machinery and equipment and furniture and office equipment: 3 to 15 years

Goodwill and Other Intangible Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill and intangible assets determined to have an indefinite useful life are not amortized, but instead, are tested for impairment annually or more frequently if impairment indicators arise. A fair value approach is used to identify potential goodwill impairment and, when necessary, measure the amount of impairment. The Company uses a discounted cash flow model to determine the fair value of reporting units, unless there is a readily determinable fair market value.

The cost of acquired identifiable, intangible assets is amortized on a straight-line basis over their estimated useful lives, typically ranging from 5 to 15 years, and is reviewed for impairment in accordance with SFAS No. 144, Impairment of Long Lived Assets.

Capitalized Software Costs

Capitalized costs of software for internal use are accounted for in accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and are amortized on a straight-line basis over the estimated useful life of the software, typically ranging from three to five years.

Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts

Billings in excess of costs and estimated earnings on uncompleted contracts represent advance billings to clients in excess of costs and earnings.

Derivative Financial Instruments and Hedging Principles

The Company uses derivative financial instruments to manage currency exposures arising from its global operating, financing and investing activities over contract periods from several months to five years. The Company accounts for its derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as subsequently amended. The Company’s policies require that it economically hedge all contracted foreign exposures to the functional currency of the Company entity performing the work.

All derivatives are recognized on the Combined Balance Sheets at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as either a hedge of a forecasted transaction to the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge) or a foreign-currency cash flow hedge (“foreign currency” hedge). The Company

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge, the Company continues to carry the derivative on the Combined Balance Sheets at its fair value, and recognizes subsequent changes in the fair value of the derivative through earnings.

Changes in the fair value of derivatives that are highly effective and that are designated and qualify as cash flow hedges are recorded in accumulated other comprehensive income (loss), until earnings are affected by the variability in cash flows of the designated hedged item. Changes in the fair values of other derivative instruments are reported in earnings.

Fair Value of Financial Instruments

The fair value estimates of financial instruments contained in these Combined Financial Statements are based on relevant market information and information about the financial instruments for the year presented. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings in a particular financial instrument.

Translation of Foreign Currencies and Foreign Exchange Transactions

The functional currency for most of the Company’s operations is the applicable local currency. The translation from the applicable functional currencies into the Company’s reporting currency is performed for balance sheet accounts using exchange rates in effect at the balance sheet date, and for income statement accounts using average rates of exchange prevailing during the year. The resulting translation adjustments are excluded from the determination of earnings and are recognized in accumulated other comprehensive income (loss) until the entity is sold or substantially liquidated.

Foreign currency exchange gains and losses, such as those resulting from foreign currency denominated receivables or payables, are included in the determination of earnings except as they relate to intercompany loans that are equity-like in nature with no reasonable expectation of repayment, which are recognized in accumulated other comprehensive income (loss). Foreign currency exchange transaction losses were $(1,250), $(3,892) and $(1,670) for 2006, 2005 and 2004, respectively, and are included in other income (expense), net.

Related Parties

Transactions with ABB companies that are not entities included within the Combined Financial Statements, are classified as related party transactions and disclosed as such. The Company has no material transactions with other related parties.

Research and Development

Project specific research and development costs are capitalized as project costs, and recognized in cost of sales using the percentage-of-completion method of accounting.

Non-project specific research and development costs were $10,158, $8,956 and $9,489 for the years ended December 31, 2006, 2005 and 2004, respectively. These costs are included in selling, general and administrative expenses as incurred.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

Guarantees

All guarantees are accounted for in accordance with SFAS No. 5, Accounting for Contingencies (“SFAS 5”) and FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees; including Indirect Guarantees of Indebtedness of Others (“FIN 45”). Provisions are recorded in the Combined Financial Statements at the time it becomes probable the Company will incur losses pursuant to a guarantee.

Guarantees issued or modified after December 31, 2002 are accounted for in accordance with FIN 45. Upon issuance or modification of certain guarantees, a liability, equal to the fair value of the guarantee, is recorded.

Income Taxes

The Company uses the asset and liability method to account for deferred taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. For financial statement purposes, the Company records a deferred tax asset when it determines that it is probable that the deduction will be sustained based upon the deduction’s technical merit. Deferred tax assets are reduced by a valuation allowance to reflect the amount that is more likely than not to be realized.

Generally, deferred taxes are not provided on the unremitted earnings of subsidiaries to the extent it is expected that these earnings are permanently reinvested. Such earnings may become taxable upon the sale or liquidation of these subsidiaries or upon the remittance of dividends. Deferred taxes are provided in situations where the Company’s subsidiaries plan to make future dividend distributions.

The Company operates in numerous tax jurisdictions and, as a result, is regularly subject to audit by tax authorities. The Company provides for tax contingencies on the basis of their technical merits, including relative tax law and Organization for Economic Cooperation and Development (“OECD”) guidelines, as well as on items relating to potential audits by tax authorities based upon its best estimate of the facts and circumstances as of each reporting period. Changes in the facts and circumstances could result in a material change to the tax accruals. The Company provides for contingencies whenever it is deemed probable that a tax asset has been impaired or a tax liability has been incurred for events such as tax claims or changes in tax laws.

The Company’s operations, where appropriate, were included in consolidated income tax returns of ABB entities in each jurisdiction in which the Company operates. The U.S. businesses file as part of a U.S. consolidated federal income tax return with ABB Holdings Inc., the U.S. parent, which is not part of these Combined Financial Statements. In the U.S., separate state and local income tax returns are filed by the separate legal entities. The income tax provision included in the Combined Statements of Operations has been determined as if the Company were a separate taxpayer consistent with the tax sharing arrangements with the respective entity and its parent.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123(R), Share-Based Payment (“SFAS 123R”), which replaces SFAS No. 123, Accounting for Stock-based Compensation, and APB 25, Accounting for Stock Issued to Employees (“APB 25”) and requires the Parent to measure compensation cost for all share-based payments at fair value. On April 14, 2005, the U.S. Securities and Exchange Commission (“SEC”) announced the adoption of a new rule that amended the implementation dates for SFAS 123R. As a result of this announcement, the Parent adopted SFAS 123R as of January 1, 2006. The Parent began recognizing share-based employee compensation cost from January 1, 2006, as if the fair value based accounting method had been used to account for all employee awards granted, modified, or settled after January 1, 2006 and for any awards that were not fully vested as of January 1, 2006. The Company’s

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

Combined Financial Statements reflect allocated compensation cost related to certain of its employees on the same basis utilized by the Parent. See further discussion of share based payments in Note 21.

On September 29, 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS 158”). SFAS 158 amends SFAS No. 87, Employers’ Accounting for Pensions, SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other than Pensions, and SFAS 132(R), Employers’ Disclosures About Pensions and Other Postretirement Benefits, an amendment of FASB Statement Nos. 87, 88 and 106. SFAS 158, which was adopted by the Company effective December 31, 2006, required the Company to recognize the overfunded or underfunded status of its defined benefit postretirement plans (other than for multi-employer plans) as an asset or liability in the Combined Balance Sheets and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income (loss). No restatement of prior years or pro forma disclosure of the effect of the adoption on prior years was required. See Note 20 for further discussion of SFAS 158.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) (an interpretation of FASB Statement No. 109) which is effective for fiscal years beginning after December 15, 2006. This interpretation was issued to clarify the accounting for uncertainty in income taxes recognized in the financial statements by prescribing a “more likely than not” threshold measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. If there are changes in net assets as a result of application of FIN 48, these will be accounted for as an adjustment to retained earnings. The new guidance was effective on January 1, 2007 and there was no impact to the income tax related liabilities in the Combined Financial Statements upon adoption on that date.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements and eliminates inconsistencies in guidance found in various prior accounting pronouncements. The statement provides a single definition for fair value that is to be applied consistently for all accounting applications, and also generally describes and prioritizes according to reliability the methods and inputs used in valuations. SFAS 157 will be effective for the Company on January 1, 2008. The Company is currently evaluating and assessing the impact of adopting SFAS 157 on its Combined Financial Statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 allows entities to voluntarily choose, at specified election dates, to measure many financial assets (as well as certain non-financial instruments that are similar to financial instruments) at fair value (the “fair value option”). The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, the statement specifies that all subsequent changes in fair value for that instrument shall be reported in earnings. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently evaluating and assessing the impact of adopting SFAS 159 on its Combined Financial Statements.

In June 2006, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF 06-3”). EITF 06-3 allows companies to present in their statements of operations any taxes assessed by a governmental authority that are directly imposed on revenue-producing transactions between a seller and a customer, such as sales, use, value-added and some excise taxes, on either a gross (included in revenues and expenses) or a net (excluded from revenues) basis. EITF 06-3 will be effective for the Company in fiscal years beginning after December 15, 2006. The Company presents these transactions on a net basis and intends to continue this presentation in the future; therefore, the adoption of EITF 06-3 will have no impact on its Combined Financial Statements.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

3.	Financial Instruments, Including Derivatives

The Company is party to various financial instruments in the normal course of business. To reduce its own exposure to fluctuations in foreign currency exchange rates, the Company utilizes derivative financial instruments. The following methods and assumptions are used in estimating fair values of these financial instruments.

Cash and Cash Equivalents, Accounts Receivable and Accounts Payable

The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the short maturity of these instruments.

Loans Receivable and Other Financing Receivables

The estimated fair value of short term loans approximates carrying value. The estimated fair value of long term loans receivable and other long term financing receivables are calculated by discounting scheduled cash flows through maturity using the estimated market discount rates that reflect the interest rate risk inherent in the loans.

Cost Investments

Cost investments reflect amounts invested in entities associated with current or future projects. Fair value of the Company’s cost investments as of December 31, 2006 is $21,000.

Hedging Activities

To manage its exposure to foreign currency exchange rate fluctuations, the Company enters into foreign exchange forward contracts which hedge certain contract related purchase and sale commitments denominated in foreign currencies. Such instruments are marked to market and are recorded as job costs in cost of sales. Prepaid expenses and other current assets include the fair value of certain outstanding foreign currency forward contracts of $3,212, $2,435 and $7,203 at December 31, 2006, 2005 and 2004, respectively, and accrued expenses and other liabilities as of December 31, 2006, 2005 and 2004 include the fair value of certain foreign currency forward contracts at a fair value of $3,158, $2,656 and $5,125, respectively.

4.	Receivables

As of December 31, 2006, 2005 and 2004, the Company’s receivables consisted of the following:

		December 31
	2006	2005	2004

Trade receivables, third party	$181,602	$169,429	$179,406
Customer retention	17,202	21,867	20,801
Allowance for doubtful accounts, third party	(971)	(1,370)	(2,923)
Trade receivables, ABB	334	512	701

Subtotal	198,167	190,438	197,985
Non-trade receivables, third party	32,886	51,557	84,200
Non-trade receivables, ABB	189,065	80,308	83,380

Subtotal	221,951	131,865	167,580

Total	$420,118	$322,303	$365,565

Non-trade receivables, ABB includes cash on deposit, which bear interest at short term rates, with the ABB Treasury Center of $188,805, $78,494 and $83,380 as of December 31, 2006, 2005 and 2004, respectively.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

5.	Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts

Costs and estimated earnings in excess of billings on uncompleted contracts represent sales earned and recognized under the percentage-of-completion method. Amounts are expected to be billed and collected within one year of the respective balance sheet date.

As of December 31, 2006, 2005 and 2004, the Company’s costs and estimated earnings in excess of billings on uncompleted contracts consisted of the following:

		December 31
	2006	2005	2004

Costs and estimated earnings in excess of billings on uncompleted contracts, third party	$451,505	$442,128	$447,470
Advance payments received	(78)	(380)	(2,155)
Costs and estimated earnings in excess of billings, ABB	—	111	119

Total	$451,427	$441,859	$445,434

Costs incurred and estimated earnings on uncompleted contracts	$11,513,972	$11,749,337	$12,220,847
Less billings to date	(11,234,829)	(11,416,157)	(11,938,199)

	$279,143	$333,180	$282,648

Included in the accompanying Combined Balance Sheets under the following captions:
Costs and estimated earnings in excess of billings on uncompleted contracts	$451,505	$442,239	$447,589
Billings in excess of costs and estimated earnings on uncompleted contracts	(172,362)	(109,059)	(164,941)

	$279,143	$333,180	$282,648

6.	Other Current Assets

Other current assets consist of the following:

		December 31
	2006	2005	2004

Advances to contractors, third party	$3,343	$618	$8,844
Advances to contractors, ABB	—	59	3,098
Prepaid expenses, third party	4,172	6,613	8,331
Prepaid expenses, ABB	576	165	7,892
Derivatives, third party	2,735	2,202	4,163
Derivatives, ABB group	477	233	3,040
Income taxes receivable	3,915	3,792	12,234
Deferred income taxes	4,865	3,696	8,369
Other	58	48	53

	$20,141	$17,426	$56,024

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

7.	Investments

Investments consist of the following:

		December 31
	2006	2005	2004

Investments accounted for by:
Cost method	$9,046	$9,046	$—
Equity method	82,510	70,703	70,475

	$91,556	$79,749	$70,475

Investments accounted for by the cost method reflect ownership interests of less than 20%, primarily Advanced Polypropylene Company. Investment values are adjusted when other than temporary declines in value are determined.

Equity investments consist of the following:

	%		December 31
	Ownership	2006	2005	2004

Catalytic Distillation Technologies (CD Tech)	50.0%	$32,260	$29,854	$27,122
Chevron-Lummus Global LLC (CLG)	50.0%	46,917	37,027	39,168
Other various	Various	3,333	3,822	4,185

		$82,510	$70,703	$70,475

Equity income (losses) consist of:

	Year Ended December 31
	2006	2005	2004

Catalytic Distillation Technologies	$471	$4,706	$4,463
Chevron-Lummus Global LLC	10,945	8,227	5,000
Other various	315	(48)	1,014

	$11,731	$12,885	$10,477

CD Tech

The entity provides license/basic engineering and catalyst supply for catalytic distillation applications, including gasoline desulphurization and alkylation processes.

CLG

The entity provides license/basic engineering services and catalyst supply for deep conversion (e.g., hydrocracking), residual hydroprocessing and lubes processing. The business primarily concentrates on converting/upgrading heavy/sour crude that is produced in the refinery process to more marketable product.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

8.	Property, Plant and Equipment, Net

Property, plant and equipment, net, consists of the following:

		December 31
	2006	2005	2004

Land and buildings	$2,085	$1,897	$2,085
Machinery and equipment and furniture and office equipment	53,518	55,048	59,465
Construction in progress	625	50	440

	56,228	56,995	61,990
Accumulated depreciation	(46,030)	(45,173)	(45,684)

	$10,198	$11,822	$16,306

Depreciation expense for the years ended 2006, 2005 and 2004 was $4,771, $4,517 and $4,936, respectively. Buildings represent the Brno office building in the Czech Republic.

9.	Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2006, 2005 and 2004 are as follows:

Carrying Value

Balance at January 1, 2004	$206,712
Translation differences	9,699

Balance as of December 31, 2004	216,411
Translation differences	(20,119)

Balance as of December 31, 2005	196,292
Additions	1,694
Translation differences	13,409

Balance as of December 31, 2006	$211,395

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

10.	Other Intangible Assets, Net

Other intangible assets, net consists of the following:

		December 31
	2006	2005	2004

Capitalized software:
Gross carrying amount	$16,799	$15,421	$18,498
Accumulated amortization	(15,293)	(11,920)	(8,536)

Net carrying amount	1,506	3,501	9,962

Technology intangible assets:
Gross carrying amount — indefinite life assets	7,753	7,753	7,753
Gross carrying amount — amortized assets	44,096	40,662	45,011
Accumulated amortization	(31,517)	(25,664)	(24,234)

Net carrying amount	20,332	22,751	28,530

Net intangible assets	$21,838	$26,252	$38,492

Technology intangible assets are comprised of:

		December 31
	2006	2005	2004

Patents	$7,342	$7,540	$9,797
Licenses	12,876	15,072	16,831
Other	114	139	1,902

	$20,332	$22,751	$28,530

Amortization of technology intangible assets was $3,732, $3,888 and $4,956 in 2006, 2005 and 2004, respectively. Amortization was accelerated in 2006 by $1,588 on certain technology assets to reflect limited future revenue generating value. Amortization of capitalized software was $2,311, $3,635 and $3,212 in 2006, 2005 and 2004, respectively.

Future amortization expense is estimated to be:

	Other
	Intangible	Capitalized
	Assets	Software

2007	$1,465	$1,506
2008	1,465	—
2009	1,460	—
2010	1,460	—
2011	1,460	—
Thereafter	5,269	—

Total amortization	$12,579	$1,506

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

11.	Other Noncurrent Assets

Other noncurrent assets consists of:

		December 31
	2006	2005	2004

Overfunded/prepaid pension	$2,763	$34,448	$41,658
Notes receivable, third party	3,278	3,143	3,359
Blocked/restricted cash	11,047	5,783	16,434
Deferred compensation trust	245	—	—

	$17,333	$43,374	$61,451

12.	Accounts Payable

Accounts payable consists of the following:

		December 31
	2006	2005	2004

Trade payables, third party	$81,417	$90,486	$134,153
Non-trade payables, third party	10,896	21,647	63,804
Invoices to come (trade), third party	23,114	13,927	85,877

Subtotal	115,427	126,060	283,834
Trade payables, ABB	2,164	1,695	2,060
Non-trade payables, ABB	625	—	414

Subtotal	2,789	1,695	2,474

Total	$118,216	$127,755	$286,308

Accounts payable are recorded when an invoice is received for work performed. Invoices to come are recorded for work performed, but for which no invoices have been received.

13.	Debt

Short-term borrowings consists of the following:

		December 31
	2006	2005	2004

Third party	$128	$17	$8,668

Affiliates:
United States	$534,260	$502,621	$346,174
Other countries	2,130	2,557	10,791

Total	$536,390	$505,178	$356,965

Long-term borrowings consist of the following:
Third party	$140	$8	$14

The Company is financed primarily through short-term borrowings on a revolving basis from ABB regional Treasury Centers. Debt is incurred as a result of working capital needs, project cash shortfalls resulting from the timing of scheduled payments and from costs and cash shortfalls attributed to project delays, penalties and cost overruns. During 2006, as a result of the Plan of Reorganization of ABB Lummus

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

Global Inc., the intercompany debt within the U.S. was consolidated into a note and subordinated to the Company’s obligations to the ABB Lummus Global Asbestos PI Trust obligations (see Note 15).

Third party debt, except for a bank loan of $8,656 as of December 31, 2004, which was repaid in 2005, relates to obligations associated with capitalized leases.

Average interest rates for affiliated debt were 5.6% in 2006, 5.0% in 2005 and 5.2% in 2004.

14.	Provisions and Accrued Liabilities

Provisions and accrued liabilities consist of the following:

		December 31
	2006	2005	2004

Loss orders	$38,161	$48,826	$25,630
Warranties and liquidated damages	68,581	9,972	18,782
Work due on completed contracts	9,438	23,290	10,137
Restructuring	6,407	6,317	15,099
Other	31,442	47,927	45,490

	$154,029	$136,332	$115,138

In 2006, the Company recognized $42,300 of liquidated damages on its Rio Polimeros project.

15.	Asbestos Obligations

Lummus had been a co-defendant in a number of lawsuits claiming damages for personal injury resulting from exposure to asbestos. Lummus was included in the initial Pre-Packaged Plan of Reorganization for Combustion Engineering Inc. (“CE”), an affiliate company, which was filed on February 17, 2003. When confirmation of the initial CE Plan was reversed by the Court of Appeals in December 2004, it was determined that Lummus would file its own prepackaged plan of reorganization (the “Lummus Plan”).

The Lummus Plan was filed with the U.S. Bankruptcy Court in Delaware (the “Bankruptcy Court”) on April 21, 2006. On June 29, 2006, the Bankruptcy Court issued its order confirming the Lummus Plan and recommended that the District Court affirm the Bankruptcy Court’s Order. On August 30, 2006, the District Court’s order affirming confirmation of the Lummus Plan became final and the Lummus Plan became effective on August 31, 2006 (the “Lummus Plan Effective Date”).

The Lummus Plan

The negotiations that led to the Lummus Plan were conducted with representatives of asbestos claimants with pending claims against Lummus and an individual selected by Lummus and later appointed by the Bankruptcy Court, to represent the interests of its future asbestos claimants (the “Lummus FCR”).

Under the terms of the Lummus Plan:

•	Lummus executed a 6% interest bearing note in the principal amount of $33,000 (the “Lummus Note”) payable to a trust created under the Lummus Plan (the “Lummus Asbestos PI Trust”). The Lummus Note is secured by a pledge of 51% of the capital stock of Lummus. Payments under the Lummus Note are guaranteed by ABB and ABB Holdings Inc. Until Lummus’ obligations under the Lummus Note are satisfied, pre-Chapter 11 debt obligations between Lummus and other ABB entities are subordinated to the obligations under the ABB Note, and payments from Lummus to other ABB entities are restricted;

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

•	The Lummus Asbestos PI Trust will also be entitled to be paid the first $7,500 in aggregate recoveries from Lummus insurers with the first $5,000 guaranteed. On the Lummus Plan Effective Date $5,000, comprised of $1,640 of insurer funding and $3,360 of Lummus funding, was paid to the Lummus Asbestos PI Trust;

•	A channeling injunction pursuant to Section 524(g) of the U.S. Bankruptcy Code (the “Lummus Channeling Injunction”) was issued pursuant to which all asbestos related claims against Lummus and other ABB entities relating to the operations of Lummus are channeled to the Lummus Asbestos PI Trust; and

•	If ABB entities or Lummus are found by the Bankruptcy Court to have defaulted in their payment obligations under the Lummus Note, the Lummus Asbestos PI Trust may petition the Bankruptcy Court to terminate the Lummus Channeling Injunction and the protections afforded to Lummus and other ABB entities by that injunction.

The effects of the above transactions on the accompanying combined financial statements are as follows:

		December 31
	2006	2005	2004

(Income) expense, net of tax	$(2,373)	$—	$33,000

Cash payments to:
Lummus Asbestos PI Trust	$8,760	$—	$—
Fees and costs	3,384	3,531	131

	$12,144	$3,531	$131

Asbestos obligations:
Current:
Lummus Asbestos PI Trust	$2,300	$—	$—
Other	1,333	43,450	46,981

	$3,633	$43,450	$46,981

Noncurrent:
Lummus Asbestos PI Trust	$25,300	$—	$—

Prior to 2006, asbestos obligations were recorded based on the expected implementation of the initial CE Plan or the modified CE Plan and the Lummus Plan and classified as current liabilities. During 2006, confirmation of the Lummus Plan became final and effective. Asbestos liabilities at December 31, 2006 reflect the terms of the effective plan and are classified as current or noncurrent obligations based on the scheduled payment dates for the related note.

On May 2, 2007, Lummus paid the outstanding balance of the note due to the Lummus Asbestos PI Trust of $27,600 plus accrued but unpaid interest thereon of $1,112. Security under the Lummus Note was released by the Lummus Asbestos PI Trust. Lummus is an obligor under the Combustion Engineering $204,000 Contribution Agreement (the “Contribution Agreement”) and together with other ABB entities, is jointly and severally liable for the payment of the $204,000 owed thereunder. That obligation, generally, will become due upon the earlier of April 21, 2008 or a sale of Lummus or substantially all of its assets.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

16.	Other Current Liabilities

Other current liabilities consist of the following:

		December 31
	2006	2005	2004

Costs on open jobs	$306,762	$259,097	$308,287
Payroll related	47,780	30,754	27,538
Insurance	1,779	1,567	1,369
Deferred income	774	695	4,149
Accrued expenses, ABB	44,944	18,094	24,081
Income taxes due	7,399	7,242	21,816
Deferred taxes	839	1,100	1,883
Pensions and other employee benefits, current	4,221	2,427	3,645
Derivatives	3,159	2,655	5,127
Deferred technology obligation — Novolen	—	—	16,244
Other	30,026	35,238	23,281

Total	$447,683	$358,869	$437,420

Accrued expenses, ABB includes interest on the subordinated note which is restricted as to payment of $26,037 as of December 31, 2006.

17.	Leases

Lease Obligations

The Company’s lease obligations primarily relate to real estate and office equipment. In the normal course of business, management expects most leases to be renewed or replaced by other leases. Rent expense for 2006, 2005 and 2004 was $26,325, $25,547 and $27,313, respectively. Sub-lease income received on leased assets by the Company was $2,532, $4,068 and $3,984 in 2006, 2005 and 2004, respectively.

At December 31, 2006, future net minimum lease payments for leases having initial or remaining noncancelable lease terms in excess of one year consist of the following:

		Sub-Lease
	Rent	Income	Net

2007	$23,868	$(2,541)	$21,327
2008	22,509	(2,776)	19,733
2009	18,492	(2,801)	15,691
2010	8,016	—	8,016
2011 and thereafter	28,881	—	28,881

	$101,766	$(8,118)	$93,648

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

18.	Commitments and Contingencies

Third Party Bank Guarantees, Standby Letters of Credit and Surety Bonds

In the ordinary course of business, the Company enters into various agreements providing financial or performance assurances to clients on behalf of certain unconsolidated partnerships, joint ventures and other jointly executed contracts. These agreements are entered into primarily to support the project execution commitments of these entities. The guarantees have various expiration dates ranging from mechanical completion of the facilities being constructed to a period extending beyond contract completion in certain circumstances. The maximum potential payment amount of an outstanding performance guarantee is the remaining cost of work to be performed by or on behalf of third parties under engineering and construction contracts. Amounts that may be required to be paid in excess of estimated cost to complete contracts in progress are not estimable. For cost reimbursable contracts, amounts that may become payable pursuant to guarantee provisions are normally recoverable from the client for work performed under the contract. For lump sum or fixed price contracts, this amount is the cost to complete the contracted work, less amounts remaining to be billed to the client under the contract. Remaining billable amounts could be greater or less than the cost to complete. In those cases where cost exceeds the remaining amounts payable under the contract, the Company may have recourse to third parties, such as owners, co-venturers, subcontractors or vendors for claims.

Bank guarantees, standby letters of credit and surety bonds are used by the Company primarily as project related bid, performance, advance payment and retention guarantees. In some instances, they are used for tax, customs and other miscellaneous reasons. Based on project contractual requirements, performance guarantees are generally required at or near the start of the project and extend through warranty periods or to final acceptance. Advance payment and retention guarantees are a means of improving cash flow by providing a guarantee for the receipt of cash. Advance payment and retention bonds generally offset each other. With a few exceptions, the guarantees are confirmed and unconditional, which allows the beneficiary to draw against them, with little or no notice and limited recourse, other than the courts after the fact.

The reported amount of the guarantees represents a maximum amount and does not reflect the Company’s expected results. The guarantee values reported typically quantify the maximum contractual loss amount, irrespective of the percentage-of-completion of the projects. In addition, any counter guarantees given by joint venture partners are not netted against the maximum contractual loss amount. Consequently, the underlying commercial exposure could be substantially lower than the reported values. The following table provides quantitative data regarding the Company’s third-party bank guarantees, standby letters of credit and surety bonds.

		December 31
	2006	2005	2004

Bank guarantees	$140,491	$140,810	$192,870
Letters of credit	95,994	85,928	171,802
Surety bonds	2,560	1,560	115

	$239,045	$228,298	$364,787

ABB Affiliate Guarantees

ABB affiliate guarantees are required by clients of the Company who, in support of a specific project, want a degree of assurance or comfort that in the event the Company is unable to perform the work for which it was contracted, they have a mechanism to enforce performance. This is exclusive of, and additional to, any other remedies that might be available under the contract and/or performance provided under the contract. ABB affiliate guarantees generally do not have a specific monetary value. Most ABB affiliate guarantees

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

expire upon the fulfillment of all contractual obligations although some are date specific and generally coincide with the expiration of warranty periods or at final acceptance.

Contract Litigation

The Company is involved in litigation and is contingently liable for commitments and performance guarantees arising in the ordinary course of business. Customers have made claims arising from engineering and construction contracts against the Company, provisions for which are recorded in accordance with SFAS 5. The Company has also raised certain claims against customers for costs incurred in excess of the current contract provisions. In the normal course of business, the Company recorded claims against customers in accordance with the AICPA’s Statement of Position No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type and Contracts.

Liquidated Damages

Many of the Company’s contracts have certain milestone due dates that must be met or the Company may be subject to liquidated damages (“LDs”) if claims are asserted by the customer and the Company is determined to be responsible for the delays. These generally relate to specified activities within a project by a set contractual date or to a certain level of output or throughput of a plant constructed by the Company. Each contract defines the conditions under which a customer may make a claim for LDs.

Contingent Liabilities and Significant Provisions for Contract Losses

The Company and certain of its subsidiaries are involved in litigation in the ordinary course of business. The Company and certain of its subsidiaries are contingently liable for commitments and performance guarantees arising in the ordinary course of business. Clients have made claims arising from engineering and construction contracts against the Company, and the Company has made claims against clients for costs incurred in excess of the current contract provisions. Recognized claims against clients are included in costs and estimated earnings in excess of billings on uncompleted contracts in the accompanying Combined Balance Sheets. Amounts ultimately realized from claims could differ materially from the balances included in the Combined Financial Statements.

Essar

In 1998, the Company entered into an engineering, procurement and project management contract with Essar Oil Ltd. (“Essar”) for a refinery in India with a contract value of $860,000. The project, which was subject to a reimbursable cost agreement, was approximately 60% complete and stalled until December 2004 due to complications encountered by the customer in obtaining additional necessary financing. As of December 31, 2003, the Company wrote off most of its investments in the Essar project. The losses for 2003 and prior years totaled $135,045. In December 2004, the Company sold its receivables and equipment for $74,000 to Simon Carves, Semcorp, of which $50,000 was paid in 2004, $12,000 after novation of open purchase orders in 2005 and the remaining $12,000 in 2006. In the years 2006, 2005 and 2004, profit of $13,242, $12,635 and $52,476, respectively, was recognized.

Lyondell

Lummus B.V. and Lyondell Chemie Nederland B.V. (“Lyondell”) entered into a contract for the engineering, procurement and construction of a styrene monomer/polyoxide plant in the Netherlands. The project experienced severe cost overruns in engineering and construction. As of December 31, 2003, the Company had recognized expected losses of $232,417, excluding $61,000 of potential LDs. In December 2003, the Company started an arbitration process, and filed claims of $26,900 for milestones achieved and $28,900 for earned undisputed incentives. The claims were refused by Lyondell who submitted a counterclaim

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

of $12,800 for incomplete and remedial work and $61,000 of LDs. In December 2006, an agreement on a full and final settlement was reached between the Company and Lyondell, with the exception of one outstanding issue related to excessive noise. As a result of the settlement, the Company recorded additional provisions of $1,975 as of December 31, 2006 and claims and counterclaims were dropped. In 2006, 2005 and 2004, the Company recognized losses of $2,185, $10,663 and $10,541, respectively.

Khuff

The project is for the design, procurement and construction of a new offshore platform complex in Abu Dhabi for Abu Dhabi Marine Operating Company (majority shareholder is Abu Dhabi National Oil Company (“ADNOC”). The project was awarded in July 2000 and was physically completed in 2005. The acceptance certificate, however, has not yet been signed.

The project was executed in partnership with National Petroleum Construction Company, (“NPCC”) which is 70% owned by ADNOC. The Company was responsible for the detailed engineering and NPCC was responsible for the construction in Abu Dhabi. The risks relating to the materials and equipment procurement were equally split between the Company and NPCC.

Certain change orders have not been signed by the client because the customer is waiting for budget approval from their principal shareholder, ADNOC. One unsigned change order relates to commissioning services but also includes the revision of the project schedule and the identification of new milestones. The Company has received $17,000 as an interim settlement relating to commissioning services following a memorandum of understanding, which the customer has not yet signed.

Prior to 2004, the Company incurred losses amounting to $26,361 on the project. In 2004 and 2005, losses totaling $13,926 and $1,492, respectively, were recognized. In 2006, a profit of $1,564 was recognized. As the acceptance certificate and change orders have not been signed by the client, the Company is subject to potential claims of the client. No provision has been made for any such claims, as management does not believe that a loss is probable as of December 31, 2006.

Rio Polimeros

Rio Polimeros S.A. (“Rio Pol”), is a special purpose company formed by Banco National do Desenvolvimento Economico e Social Participacoes S.A. (Equity Investment Arm of Brazilian development bank Banco National do Desenvolvimento Economico e Social (“BNDES”) 16.7%, Suzano Petroquimicas S.A. 33.3%, Uniao de Industrials Petroquimicas 33.3%, and Petroleo Brasileiro S.A. 16.7% to build an ethylene and polyethylene complex in Brazil. The project is being financed by Export Credit Agencies of three countries: United States of America (Export-Import Bank of the United States, Italy (SACE S.p.A.) and Brazil (BNDES).

The project was executed by a joint venture consisting of Lummus and Snamprogetti S.p.A. (“JV”). Each joint venture partner was executing its respective engineering and procurement services portion on a lump sum basis, and the remaining scope on a 50/50 joint venture basis. The cost of equipment and materials is also shared on a 50/50 basis.

Project construction was negatively impacted by cost overruns associated with site conditions and labor issues, resulting in significant delays and late delivery penalties.

The JV filed claims with Rio Pol and Rio Pol filed claims against the JV for LDs and excessive flaring during prolonged start-up. The parties in early 2007 reached agreement on terms of a settlement. The agreement resulted in the Company recording an additional provision of $23,000 as of December 31, 2006 for its share of the settlement cost, bringing the Company’s total loss on the project to $185,249 ($26,435 prior to 2004 and $29,000, $39,100 and $90,714 in 2004, 2005 and 2006, respectively). The settlement agreement is currently being finalized.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

In conjunction with this project, the JV received notice that the Brazilian Department of Foreign Commerce declared that the exemption of import duties on equipment and materials for projects beneficial to the industrialization of the country (Law 8032) was, based in part on the advice of counsel, null and void with retroactive effect. The exposure to the JV is estimated at $100,000, including interest and penalties. The Company’s share is 50%. Management does not believe that the JV will be held liable for the duty and, accordingly, no provision has been recorded.

Westlake

The Westlake refinery project in Louisiana experienced significant manpower shortages and labor cost increases after hurricanes Katrina and Rita in August and September 2005.

Recovery of the higher costs was not possible on this lump sum contract. The project was completed in the second quarter of 2007 with a project loss of $26,419 in 2006. The Company does not expect to incur additional costs on this project. Unapproved change orders for which revenue has not been recognized are currently being negotiated.

Other Project and Order Related Contingencies

Provisions for warranties pursuant to the contract are calculated based on historical claims experience and specific review of certain contracts.

The analysis of provisions for warranties, including guarantees of performance, is as follows:

	December 31
	2006	2005	2004

Balance at beginning of year	$9,972	$18,782	$11,314
Increase (decrease) due to changes in estimates and progress payments	14,947	(3,629)	5,708
Claims paid in cash or in kind	(889)	(1,299)	(631)
Translation adjustments	2,251	(3,882)	2,391

Balance at end of year	$26,281	$9,972	$18,782

Environmental Liabilities

The Company is subject to environmental, legal and regulatory requirements related to its operations worldwide. In addition to the United States federal laws and regulations, states where the Company conducts business may have equivalent laws and regulations by which the Company must also abide. The Company takes an active approach in evaluating and addressing the environmental impact of its operations by assessing and remediating contaminations in order to avoid future liabilities and comply with legal and regulatory requirements. Costs related to these requirements have not been significant. Management does not expect that future costs will have a materially adverse impact on the Company’s Combined Financial Statements.

Future Purchase Commitments

Future purchase commitments relate mainly to purchases from subcontractors and vendors for contracts with customers. Subcontracts and purchase orders are placed to support project specific material or subcontract needs and are not bought for stock or possible future requirements. Each underlying contract has a cancellation clause that requires the customer to reimburse material/subcontract costs incurred but not paid, including cancellation costs plus shutdown costs. The subcontract/vendor agreements have similar terms and conditions. It is unlikely that these costs will be incurred and, if incurred, they will be passed through to the customer. The Company believes the costs of these future obligations are not material.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

Other

The Company is a party to various legal proceedings in the ordinary course of business that have not been fully adjudicated. The Company expenses the cost of legal fees related to these proceedings as incurred. It is not possible at this time for the Company to predict, with any degree of consistency, the outcome of such litigation. However, as stated above, management is of the opinion that it is unlikely that any liability to the extent not provided for through insurance or otherwise, would have a material adverse effect in relation to the Combined Financial Statements.

19.	Income Taxes

The Lummus B.V. entities in the Netherlands operate under a fiscal unity arrangement for Dutch corporate tax purposes and file a corporate income tax return as if there is one taxpayer in the Netherlands. The U.S. entities file a consolidated federal income tax return with their U.S. parent company, ABB Holdings Inc. In the United Kingdom, the UK entities file their UK returns utilizing group relief, when available, with ABB Holdings Ltd. and its UK subsidiaries. In all other countries not noted above, the Company’s legal entities file separate income tax returns.

The components of the income tax provision consist of the following:

	Year Ended December 31
	2006	2005	2004

Current:
Non-U.S.	$13,253	$12,421	$25,870

Total current tax provision	13,253	12,421	25,870

Deferred:
Non-U.S.	(8,615)	5,680	977

Total deferred tax (benefit) provision	(8,615)	5,680	977

Provision for income taxes	$4,638	$18,101	$26,847

In 2006, 2005 and 2004, the provision for income taxes differs from the income tax expense computed by applying the U.S. statutory tax rate to pretax book income principally due to the effect of change in the valuation allowance on deferred taxes and foreign tax rates different than the U.S. statutory tax rate. Foreign income taxes primarily consist of withholding taxes principally related to PT contracts.

The principal components of the deferred tax assets are net operating loss carryforwards and accrued liabilities, which are offset by a valuation allowance of $247,697, $270,168 and $269,135 for 2006, 2005 and 2004, respectively. Deferred taxes are not recognized for temporary differences related to investments in foreign subsidiaries that are essentially permanent in duration. Determination of the amount of unrecognized deferred taxes related to these investments is not practicable. The Company has recognized deferred tax assets of $13,955, $10,204 and $10,130 and deferred tax liabilities of $7,250, $13,449 and $6,395 for 2006, 2005 and 2004, respectively.

The U.S. entities and the Dutch entities both maintained valuation allowances on their deferred tax assets until 2006. In 2006, the Dutch entities reversed $5,000 of the valuation allowance. The release in the valuation allowance was the result of the Company’s determination that in accordance with SFAS No. 109, Accounting for Income Taxes, there was sufficient evidence that it is more likely than not that the resulting net deferred tax assets would be realized.

The Dutch fiscal unity has tax loss carryforwards of $367,023. These tax losses will expire if not utilized between 2011 and 2014.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

The German entities have $71,839 in tax loss carryforwards that have no expiration date and can be carried forward indefinitely.

The Brazilian entities have loss carryforwards of $134,735 that have no expiration date and can be carried forward indefinitely.

The U.S. entities have approximately $188,243 in net operating loss carryforwards. The net operating loss carryforwards will expire if not utilized between 2007 and 2026. As of December 31, 2006, the U.S. entities have research and development carryforward credits of $2,958, which will expire between 2007 and 2026.

Utilization of losses in all jurisdictions may be limited by certain items such as local laws, and changes in control of the Company.

United States and foreign earnings before taxes are as follows:

	Year Ended December 31
	2006	2005	2004

United States	$(51,450)	$9,084	$(53,790)
Foreign	(23,885)	14,009	40,647

Total	$(75,335)	$23,093	$(13,143)

20.	Employee Benefit Plans

The Company participates in several pension plans, including defined benefit, defined contribution and termination indemnity plans, in accordance with local regulations and practices. These plans cover the majority of the Company’s employees and provide benefits to employees in the event of death, disability, retirement or termination of employment.

Some of these plans require employees to make contributions and enable employees to earn matching or other contributions from the Company. The funding policy of these plans is consistent with the local government and tax requirements. The Company has several pension plans which are not funded pursuant to local government and tax requirements.

U.S. ABB managed its pension plans on a consolidated basis and separate information for the Company is not readily available. Therefore, the Company’s share of the U.S. ABB employee pension plans’ assets and liabilities is not included in the Combined Balance Sheets. The Combined Statements of Operations include an allocation of the costs of the employee benefit plans. These costs were allocated based on the employee population for each period presented.

For employees principally in Germany and the Netherlands, and for the employees of certain entities in the United Kingdom, the Company also administers single employer defined benefit plans. Such benefit plans provide benefits primarily based on employee’s years of service, age and salary. The cost and obligations from sponsoring defined benefit plans are determined on an actuarial basis using the projected unit credit cost method. This method reflects employees’ projected salaries. The Company has presented the benefit obligation amounts for its single-employer plans as of and for the years ended December 31, 2006, 2005 and 2004 based on the most recent actuarial valuation for the respective fiscal period.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

Net periodic benefit cost included in the Combined Statements of Operations is as follows:

	2006	2005	2004

Single employer defined benefit plans	$13,075	$12,807	$13,554
U.S. defined benefit plans allocated expense	5,716	7,166	10,045
Defined contribution plans’ expense	2,520	2,369	2,817
U.S. retiree health care expense	2,472	2,448	5,566

	$23,783	$24,790	$31,982

On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS 158 for those plans which required the Company to recognize the funded status (the difference between the fair value of plan assets and the projected benefit obligations) of its pension plans and postretirement health care plans in the December 31, 2006 Combined Balance Sheet, with a corresponding adjustment to accumulated other comprehensive income (loss). The adjustment to accumulated other comprehensive income (loss) at adoption represents the net unrecognized actuarial (gains) losses, unrecognized prior service costs (credits), and unrecognized transition obligation remaining from the initial adoption of SFAS 87 and SFAS 106, all of which were previously netted against the plans’ funded status in the Company’s Combined Balance Sheet pursuant to the provisions of SFAS 87 and SFAS 106. These amounts will be subsequently recognized as net periodic cost pursuant to the Company’s historical accounting policy for amortizing such amounts. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic cost in the same periods will be recognized as a component of accumulated other comprehensive income (loss). Those amounts will be subsequently recognized as a component of net periodic cost on the same basis as the amounts recognized in accumulated other comprehensive income (loss) before adoption of SFAS 158.

The effects of adopting the provisions of SFAS 158 on the Company’s Combined Balance Sheet as of December 31, 2006 are presented in the following table. The adoption of SFAS 158 had no effect on the Company’s Combined Statements of Operations for the years ended December 31, 2006, 2005 and 2004 and it will not affect the Company’s operating results in future periods. Had the Company not been required to adopt SFAS 158 at December 31, 2006, it would have recognized an additional minimum liability pursuant to the provisions of SFAS 87. The effect of recognizing the additional minimum liability is included in the table below in the column labeled “Before Application of SFAS 158.”

	December 31, 2006
	Before		After
	Application	SFAS 158	Application
	of SFAS 158	Adjustments	of SFAS 158

Prepaid/over funded pension	$(37,854)	$35,092	$(2,762)
Accrued/under funded pension liabilities	52,670	5,603	58,273
Other postretirement benefits	10,406	12,641	23,047
Accumulated other comprehensive loss	(9,056)	(53,336)	(62,392)

The Company also has defined contribution plans, a 401(k) retirement savings plan in the U.S., whereby the Company contribution is 50% of the employee contribution up to a maximum of 3% of employee compensation.

In addition, the Company provides healthcare and life insurance benefits for eligible U.S. employees, generally those with ten or more years of service who meet certain minimum age criteria. Significant plan provisions include flexible benefit coverage, retiree contributions and limitations on the Company’s contribution. In general, retiree heath benefits are paid as covered expenses are incurred.

The Company uses a December 31 measurement date for its plans.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

Obligations and Funded Status

The following table sets forth the change in benefit obligations, the change in fair value of plan assets and the funded status recognized in the Combined Financial Statements as of December 31, 2006, 2005 and 2004 for the Company’s non-U.S. benefit plans:

	Pension Benefits
	2006	2005	2004

Benefit obligations at the beginning of the year	$346,899	$351,357	$290,228
Service cost	9,159	8,067	8,732
Interest cost	15,503	15,756	15,621
Contributions from plan participants	2,143	2,567	2,835
Benefit payments	(11,618)	(9,848)	(8,554)
Actuarial (gain) loss	(30,859)	37,699	15,439
Plan amendments and other	—	(8,923)	—
Exchange rate differences	39,331	(49,776)	27,056

Benefit obligations at the end of the year	370,558	346,899	351,357

Fair value of plan assets at the beginning of the year	277,935	293,766	244,516
Actual return on plan assets	3,740	22,612	22,032
Contributions from employer	8,822	8,001	9,104
Contributions from plan participants	2,143	2,567	2,835
Benefit payments	(9,828)	(8,194)	(7,270)
Exchange rate differences	32,235	(40,818)	22,549

Fair value of plan assets at the end of the year	315,047	277,934	293,766

Unfunded amount	55,511	68,965	57,591
Unrecognized actuarial loss	—	(68,669)	(53,612)
Unrecognized prior service cost (benefit)	—	1,489	(5,220)

Net amount recognized	$55,511	$1,785	$(1,241)

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

	Other Benefits
	2006	2005	2004

Benefit obligations at the beginning of the year	$24,252	$24,412	$29,998
Service cost	86	96	122
Interest cost	1,276	1,270	1,733
Contributions from plan participants	—	1,367	1,254
Benefit payments	(3,207)	(3,945)	(4,022)
Actuarial loss (gain)	640	3,504	(4,726)
Plan amendments and other	—	(2,452)	53

Benefit obligations at the end of the year	23,047	24,252	24,412

Fair value of plan assets at the beginning of the year	—	—	—
Contributions from employer	2,134	2,578	2,768
Contributions from plan participants	1,073	1,367	1,254
Benefit payments	(3,207)	(3,945)	(4,022)

Fair value of plan assets at the end of the year	—	—	—

Unfunded amount	23,047	24,252	24,412
Unrecognized transition liability	—	(2,497)	(5,529)
Unrecognized actuarial loss	—	(10,614)	(7,612)

Net amount recognized	$23,047	$11,141	$11,271

Amounts recognized in accumulated other comprehensive income (loss) in accordance with SFAS 158 at December 31, 2006 consist of:

	Pension	Other
	Benefits	Benefits
	2006	2006

Transition liability	$—	$(2,140)
Net actuarial loss	(41,937)	(10,501)
Prior service cost	1,242	—

	$(40,695)	$(12,641)

The following amounts have been recognized in the Company’s Combined Balance Sheet at December 31, 2006:

	Pension	Other
	Benefits	Benefits
	2006	2006

Overfunded plans	$2,762	$—
Accrued benefit cost, current	(2,138)	(2,083)
Accrued benefit cost, noncurrent	(56,135)	(20,964)

	$(55,511)	$(23,047)

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

The following amounts have been recognized in the Company’s Combined Balance Sheet at December 31, 2005:

	Pension	Other
	Benefits	Benefits
	2005	2005

Prepaid benefit cost	$34,448	$—
Accrued benefit cost	(45,524)	(11,141)
Minimum pension liability adjustment	9,291	—

Net amount recognized	$(1,785)	$(11,141)

The following amounts have been recognized in the Company’s Combined Balance Sheet at December 31, 2004:

	Pension	Other
	Benefits	Benefits
	2004	2004

Prepaid benefit cost	$41,658	$—
Accrued benefit cost	(45,118)	(11,271)
Minimum pension liability adjustment	4,701	—

Net amount recognized	$1,241	$(11,271)

The projected benefit obligation (“PBO”) and fair value of plan assets for pension plans where PBO exceeds plan assets or where assets are equal to or exceeds PBO were:

	2006
	PBO	Assets	Difference

PBO exceeds assets	$369,312	$312,978	$56,334
Assets exceed PBO	1,246	2,069	(823)

Total	$370,558	$315,047	$55,511

	2005
	PBO	Assets	Difference

PBO exceeds assets	$345,632	$276,086	$69,546
Assets exceed PBO	1,267	1,848	(581)

Total	$346,899	$277,934	$68,965

	2004
	PBO	Assets	Difference

PBO exceeds assets	$350,185	$292,047	$58,138
Assets exceed PBO	1,172	1,719	(547)

Total	$351,357	$293,766	$57,591

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

The accumulated benefit obligation (“ABO”) and fair value of plan assets for pension plans where ABO exceeds plan assets or where assets are equal to or exceed ABO were:

	2006
	ABO	Assets	Difference

ABO exceeds assets	$49,856	$—	$49,856
Assets exceed ABO	287,703	315,047	(27,344)

Total	$337,559	$315,047	$22,512

	2005
	ABO	Assets	Difference

ABO exceeds assets	$45,523	$—	$45,523
Assets exceed ABO	271,901	277,934	(6,033)

Total	$317,424	$277,934	$39,490

	2004
	ABO	Assets	Difference

ABO exceeds assets	$45,119	$—	$45,119
Assets exceed ABO	276,399	293,766	(17,367)

Total	$321,518	$293,766	$27,752

Components of Net Periodic Cost

For the years ended December 31, 2006, 2005 and 2004, net periodic cost consists of the following:

	Pension Benefits
		December 31
	2006	2005	2004

Net periodic pension cost:
Service cost	$9,159	$8,067	$8,732
Interest cost	15,503	15,756	15,621
Expected return on plan assets	(14,246)	(13,922)	(12,689)
Amortization of unrecognized prior service cost	(401)	481	484
Amortization of unrecognized net gain	3,060	1,385	1,406
Other	—	1,040	—

Net periodic pension cost	$13,075	$12,807	$13,554

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

	Other Benefits
		December 31
	2006	2005	2004

Net periodic benefit cost:
Service cost	$86	$96	$122
Interest cost	1,276	1,270	1,733
Amortization of unrecognized prior service cost	357	580	937
Amortization of unrecognized net gain	753	502	757
Other	—	—	2,017

Net periodic benefit cost	$2,472	$2,448	$5,566

For the year ended December 31, 2006, other changes in plan assets and benefit obligations recognized in accumulated other comprehensive income (loss) consist of the following:

	Pension Benefits	Other Benefits
	2006	2006

Net actuarial (gain) loss	$(30,859)	$640
Loss	(10,507)	—
Amortization of transition obligation	—	357
Amortization of prior service benefit	(401)	—
Amortization of actuarial loss	3,060	753

	$(38,707)	$1,750

The estimated transition obligation, prior service credit and net actuarial loss for defined benefit plans that will be amortized from accumulated other comprehensive income (loss) net periodic benefit cost over the next year are:

	Pension	Other
	Benefits	Benefits

Transition obligation	$—	$357
Prior service credit	18	—
Net actuarial loss	1,240	711

	$1,258	$1,068

Assumptions

The following weighted-average assumptions were used to determine benefit obligations at December 31, 2006:

	Pension Benefits
	2006	2005	2004

Discount rate	4.50%	4.25%	5.00%
Rate of compensation increase	4.00%	4.00%	2.50%

	Other Benefits
	2006	2005	2004

Discount rate	5.75%	5.50%	5.75%

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

The following weighted-average assumptions were used to determine net periodic benefit cost for the years ended December 31, 2006, 2005 and 2004:

	Pension Benefits
	2006	2005	2004

Discount rate	4.25%	5.00%	5.50%
Expected long-term rate of return on plan assets	4.75%	5.00%	5.00%
Rate of compensation increase	4.00%	4.00%	2.75%

	Other Benefits
	2006	2005	2004

Discount rate	5.50%	5.75%	6.25%

The expected long-term rate of return on plan assets assumption is derived from the current asset allocation, the current and projected types of investment in each asset’s category and the long-term historical and projected returns for each investment type.

Assumed health care cost trend rates for the next year used to measure the expected cost of benefits covered by the plans are as follows:

	2006	2005	2004

Health care cost trend rate assumed for next year	12.00%	10.38%	11.76%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	6.02%	6.24%
Year that the rate reaches the ultimate trend rate	2014	2013	2013

Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects at December 31, 2006:

	1%	1%
	Point Increase	Point Decrease

Effect on total of service and interest cost	$92	$(81)
Effect on postretirement benefit obligation	1,675	(1,496)

Cash Flows

The Company expects to contribute $9,705 to its pension plan and $2,142 to its postretirement benefit plans in 2007.

The Company’s defined contribution plan expense was $2,520, $2,369 and $2,317 in 2006, 2005 and 2004, respectively.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

Estimated Future Benefit Payments

The following amounts are expected benefit payments to be made under the Company’s pension and other postretirement benefit plans:

	Pension	Benefit	Medicare
	Benefits	Payments	Subsidies

2007	$12,510	$2,362	$(220)
2008	13,844	2,433	(233)
2009	14,111	2,498	(242)
2010	15,303	2,553	(247)
2011	15,795	2,555	(248)
2012-2016	93,450	11,727	(1,136)

Plan Assets

The Company’s pension plan weighted-average asset allocations at December 31, 2006, 2005 and 2004 by asset category are as follows:

				Long Term
	Plan Assets			Target
	2006	2005	2004	Allocation

Asset category:
Equity securities	26%	25%	24%	19	%-27%
Debt securities	71%	72%	74%	69	%-79%
Commodities	3%	3%	2%	0	%-5%
Other	0%	0%	0%	0	%-5%

Total	100%	100%	100%

The pension plan assets are invested in accordance with guidelines established by the Company for the respective plans. The investment allocation strategy is expected to remain consistent with historic averages.

21.	Related Party Transactions

ABB has a management incentive plan under which it offers certain employees of the Company warrant appreciation rights (WARs) for no consideration. Each WAR gives the participant the right to receive, in cash, the market price of a warrant on the date of exercise of the WAR. WARs are non-transferable. Participants may exercise WARs after the vesting period, which is three years from the date of grant. Vesting restrictions can be waived in certain circumstances such as death and disability. All WARs expire six years from the date of grant. During 2006, 2005 and 2004, the Company recognized cost of $634, $507 and $216, respectively, related to this plan. The cost of this incentive program was funded by the Parent and Parent Investment (Deficit) has been increased accordingly. Future operating results may reflect additional charges related to this program.

ABB sponsors an employee share acquisition plan (“ESAP Plan”) under which Company employees may acquire shares (American Depository Shares in the United States) through systematic savings. The ESAP Plan is an employee stock option plan with a savings feature. At the end of the savings period, the employees choose whether to exercise their stock option or have their savings returned with interest. Prior to January 1, 2006, the Company accounted for the ESAP Plan using the intrinsic value method of APB 25. As the option price was equal to the market value at date of grant, the Company did not record compensation expense related to the ESAP Plan. As of January 1, 2006, ABB adopted SFAS No. 123(R) and, accordingly, began

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

recognizing share-based employee compensation cost as if the fair value based accounting method had been used to account for all employee awards granted, modified, or settled after January 1, 2006 and for any awards that were not fully vested as of January 1, 2006. During 2006, the Company recognized $154 of expense related to this plan. As this is an ABB share-based plan, Parent Investment (Deficit) has been increased accordingly.

The Company contracts with ABB and other affiliates for the purchase and sale of products and services in the normal course of business, for investing and financing assistance (see Note 2), and for employee coverage under ABB employee benefit plans (see Note 20). ABB also provides the Company with certain administrative services such as payroll, accounting, legal, tax, human resources, information technology, corporate oversight and telecommunications.

	Year Ended December 31
	2006	2005	2004

Purchases	$2,802	$7,353	$11,964
Revenues	2,882	4,401	9,134
Other general and administrative expenses:
Payroll and benefits	19,469	22,490	29,149
Computer services	1,513	1,758	1,982
Rent	9,923	9,313	9,940
Insurance	1,734	2,042	2,017
Other	11,724	7,015	2,400
Interest expense, net	31,737	25,292	20,260

Most leases from related parties are for the rental of office space and equipment, data processing and other equipment.

22.	Segment, Geographical and Customer Concentration

The Company’s operations consist of two segments (EPC) and Technology (PT). Both segments serve the downstream oil, gas and petrochemical industries through design and supply of production facilities, refineries and petrochemical plants. EPC revenues are generated by providing engineering, procurement and construction services and project management services. PT generates revenues by providing engineering services and technology licensing. Intersegment revenues that have been eliminated in years 2006, 2005 and 2004 were $43,000, $41,000 and $55,000, respectively.

	Year Ended December 31, 2006
	EPC	PT	Total

Revenues third party	$691,886	$293,594	$985,480
Revenues ABB Group	1,947	935	2,882

	$693,833	$294,529	$988,362

Interest (expense) income	$(33,630)	$2,510	$(31,120)
Equity income	314	11,417	11,731
Tax benefit (provision)	2,389	(7,027)	(4,638)
Net (loss) income	(143,218)	63,245	(79,973)
Capital expenditures	1,501	194	1,695
Intangible assets, net	1,341	20,497	21,838
Goodwill	141,434	69,961	211,395

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

	December 31, 2005
	EPC	PT	Total

Revenues third party	$848,315	$235,072	$1,083,387
Revenues ABB Group	2,853	1,548	4,401

	$851,168	$236,620	$1,087,788

Interest expense	$(25,750)	$(787)	$(26,537)
Equity (expense) income	(48)	12,933	12,885
Tax provision	(7,789)	(10,312)	(18,101)
Net (loss) income	(35,865)	40,857	4,992
Capital expenditures	790	328	1,118
Intangible assets, net	3,170	23,082	26,252
Goodwill	133,600	62,692	196,292

	December 31, 2004
	EPC	PT	Total

Revenues third party	$1,076,044	$194,411	$1,270,455
Revenues ABB Group	1,182	7,952	9,134

	$1,077,226	$202,363	$1,279,589

Interest expense	$(17,205)	$(3,297)	$(20,502)
Equity income	1,014	9,463	10,477
Tax provision	(15,235)	(11,612)	(26,847)
Net (loss) income	(60,961)	20,971	(39,990)
Capital expenditures	767	—	767
Intangible assets, net	9,010	29,482	38,492
Goodwill	141,876	74,535	216,411

Revenue from specific customers in excess of 10% of total revenue is as follows:

	Year Ended December 31
	2006	2005	2004

OOO’PO’ Kirishinefteorgeyntez (EP Segment)	27.6%	13.9%	11.4%
Skandinaviska Raffinateri AB (EP Segment)	—	14.4%	10.1%

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

Revenues have been reflected based on the location of the customer.

	Year Ended December 31
	2006	2005	2004

Western Europe	$221,494	$363,654	$335,111
Central and Eastern Europe	293,064	346,029	406,833
North America	111,160	54,144	71,304
South America	10,306	65,771	61,395
Asia-Pacific	185,320	93,772	128,854
South Asia	28,915	33,991	16,761
Middle East and North Africa	133,810	126,824	236,357
South and Subsaharan Africa	4,293	3,603	22,974

	$988,362	$1,087,788	$1,279,589

Property, plant and equipment, net, are shown by location of the assets.

	December 31
	2006	2005	2004

Western Europe	$2,600	$4,396	$7,124
Central and Eastern Europe	2,131	1,476	1,704
North America	4,568	5,417	6,709
South America	165	182	28
Asia-Pacific	656	234	302
Middle East and North Africa	78	117	439

	$10,198	$11,822	$16,306

Goodwill has been reflected based on location.

	December 31
	2006	2005	2004

Western Europe	$129,051	$115,642	$61,225
North America	80,650	80,650	155,186
Middle East	1,694	—	—

	$211,395	$196,292	$216,411

Other intangible assets, net have been reflected based on location.

	December 31
	2006	2005	2004

Western Europe	$12,858	$13,920	$5,169
North America	8,817	12,217	33,208
South Asia	163	115	115

	$21,838	$26,252	$38,492

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)

23.	Employee Incentive Plans

ABB Lummus Global sponsors an employee Long-term Incentive Plan (“LTIP”), effective January 1, 2005 under which certain employees are eligible for cash awards based on certain business performance parameters over a three year period. Earned awards are to be paid after the three year plan cycle is completed. During 2006 and 2005, the Company recognized expense of $3,424 and $377, respectively, related to this plan, which is included in selling, general and administrative expenses.

24.	Minority Interests

	December 31
Minority Interest %	2006	2005	2004

Novolen Holdings Technology CV 18%	$14,377	$14,387	$14,061
Lummus Alireza Limited Company 8%	79	496	519
PIL J.V. 50%	1,126	501	(1,414)

Total	$15,582	$15,384	$13,166

During 2006, the Company increased its ownership in the Lummus Alireza Limited Company from 51% to 92%. During 2005, the Company increased its ownership in Novolen Holdings Technology CV from 80% to 82%.

ABB Lummus Global

Combined Statements of Operations

	Six Months Ended June 30
	2007	2006
	U.S. $ in thousands
	(Unaudited)

Revenues	$504,320	$483,057
Cost of sales	(401,698)	(423,676)

Gross profit	102,622	59,381
Selling, general and administrative expenses	(52,011)	(47,601)
Depreciation and amortization expense	(3,052)	(4,811)
Earnings of investees accounted for by the equity method	8,476	5,674
Asbestos income (expense)	—	1,640
Other income (expense), net	(1,165)	(1,806)

Income before interest, income taxes and minority interests	54,870	12,477
Interest income	4,962	2,112
Interest expense	(17,469)	(19,133)

Income (loss) before income taxes and minority interests	42,363	(4,544)
Provision for income taxes	(8,240)	(1,912)
Minority interests	(1,267)	597

Net income (loss)	$32,856	$(5,859)

Other comprehensive income:
Foreign currency translation adjustment	5,629	13,551

Comprehensive income	$38,485	$7,692

See accompanying notes to combined financial statements

ABB Lummus Global

Combined Balance Sheet

June 30,
2007
(U.S. $ in thousands)
(Unaudited)

Assets
Cash and cash equivalents	$64,275
Trade receivables, net:
Third party	183,855
Affiliates	287
Accounts receivable, other:
Third party	29,632
Affiliates	216,377
Costs and estimated earnings in excess of billings on uncompleted contracts	498,390
Other current assets	27,974

Total current assets	1,020,790
Investments	92,073
Property, plant and equipment, net	10,071
Goodwill	211,232
Other intangible assets, net	20,951
Deferred tax assets	8,581
Other noncurrent assets	14,876

Total assets	$1,378,574

See accompanying notes to combined financial statements

ABB Lummus Global

Combined Balance Sheet — (Continued)

June 30,
2007
(U.S. $ in thousands)
(Unaudited)

Liabilities and parent investment (deficit) Short-term borrowings:
Third party	$159
Affiliates	540,602
Accounts payable:
Third party	140,001
Affiliates	990
Billings in excess of costs and estimated earnings on uncompleted contracts	176,356
Provisions and accrued liabilities	89,121
Asbestos obligations	1,185
Other current liabilities	559,688

Total current liabilities	1,508,102
Long-term borrowings	141
Pensions and other employee benefits	80,522
Deferred tax liabilities	5,956
Other noncurrent liabilities	8,554

Total liabilities	1,603,275
Commitments and contingencies
Minority interests	424
Parent deficit	(225,125)

Total liabilities and parent deficit	$1,378,574

See accompanying notes to combined financial statements

ABB Lummus Global

Combined Statements of Cash Flows

	Six Months Ended
	June 30,
	2007	2006
	(U. S. $ in thousands) (Unaudited)

Cash flows from operating activities:
Net income (loss)	$32,856	$(5,859)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,052	4,811
Loss from dispositions	16	58
Deferred income taxes	(1,223)	1,760
Asbestos Income	—	(1,640)
Earnings of investees accounted for by equity method, net of dividends received	3,108	(5,674)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	20,291	(24,205)
(Increase) in costs and estimated earnings in excess of billings	(36,940)	(723)
Increase in accounts payable	19,486	11,514
(Decrease) in asbestos liabilities	(27,748)	(1,285)
Increase in billings in excess of costs and estimated billings	1,596	13,583
Decrease in other operating assets and increase in other operating liabilities	25,412	2,397

Net cash provided by (used in) operating activities	39,906	(5,263)

See accompanying notes to combined financial statements

ABB Lummus Global

Combined Statements of Cash Flows — (Continued)

	Six Months Ended
	June 30,
	2007	2006
	(U.S. $ in thousands) (Unaudited)

Cash flows from investing activities:
Purchases of property, plant and equipment	$(1,858)	$(828)
Purchase of minority interest	(8,114)	—

Net cash used by investing activities	(9,972)	(828)

Cash flows from financing activities:
Net change in debt with affiliates	4,212	38,345
(Increase) in interest bearing receivables from affiliates	(26,725)	(53,354)
Proceeds related to third party debt	32	180
Capital contributions from parent	851	759

Net cash used by financing activities	(21,630)	(14,070)

Effect of foreign exchange rate changes on cash and cash equivalents	5,258	8,246

Net increase (decrease) in cash and cash equivalents	13,562	(11,915)
Cash and cash equivalents-beginning of year	50,713	68,284

Cash and cash equivalents-end of period	$64,275	$56,369

See accompanying notes to combined financial statements

ABB Lummus Global

Notes to Combined Financial Statements
(U. S. $ in thousands)
(Unaudited)

1.	Significant Accounting Policies

Basis of Presentation and Combination

The accompanying interim combined financial statements present the historical financial position, results of operations and cash flows of ABB Lummus Global as conducted by ABB Lummus Global Inc. (“Lummus”), ABB Oil & Gas Europe B.V. (“Lummus B.V.”) and their respective subsidiaries (the “Company”) which both are indirectly owned by ABB Ltd. (“ABB” or the “Parent”). The Company’s operations include on/near shore engineering, procurement, construction and technology operations and are part of ABB’s Oil, Gas and Petrochemical business (“OGP”). All material intercompany accounts and transactions have been eliminated in combination.

The accompanying interim combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), consistent in all material respects with those applied in the Company’ s annual financial statements for the year ended December 31, 2006. Interim financial reporting does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The interim financial information is unaudited, but reflects all adjustments (consisting of normal, recurring adjustments) that are, in the opinion of management, necessary to provide a fair statement of results for the interim periods presented. Operating results for the six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007. The financial information included herein should be read in conjunction with the financial statements and notes in the Company’s annual financial statements for the year ended December 31, 2006, also included in this proxy statement.

Revenue Recognition, Contract Accounting and Provision for Losses

The Company recognizes engineering and construction contract revenues using the percentage-of-completion method. The Company principally uses the cost-to-cost method to measure progress towards completion on contracts. Long term contracts typically extend over a period of several months to 5 years.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, including estimates for performance risks and warranties. The Company’s contracts occasionally allow customers to withhold a certain portion of the contract price until specific performance requirements are met.

Management expects the majority of related contracts will be completed and all of the billed amounts retained by the customer will be collected within one year of the balance sheet date.

Provisions for warranties are based on specific project evaluations. Anticipated project warranty costs are expensed in proportion to revenue recognized on the related contracts.

Bid costs are typically expensed, unless the costs are directly associated with a contract and have a future benefit, in which case they are capitalized as a cost of the contract when it is awarded.

Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. The Company recorded provisions for loss orders in cost of sales for the six months ended June 30, 2007 and 2006 in the amounts of $5,115 and $12,464, respectively.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)
(Unaudited)

Amounts in excess of the agreed contract price, including pending change orders and claims, are included in revenue only if it is probable that the claim will result in additional contract revenue and the amount can be reliably estimated. As of June 30, 2007 and 2006, amounts in excess of the agreed contract price of $702 and $66,313, respectively, are included in the Company’s costs and estimated earnings in excess of billings on uncompleted contracts in the Combined Balance Sheets. In addition, as of June 30, 2007 and 2006, claims of $178 and $0, respectively, are included in the Company’s costs and estimated earnings in excess of billings on uncompleted contracts on the combined balance sheets.

Profit incentives are included in income when their realization is reasonably assured. The Company recognized no profit incentives for the six months ended June 30, 2007 and 2006, respectively.

Selling, general and administrative expenses are charged to expense when incurred.

Translation of Foreign Currencies and Foreign Exchange Transactions

The functional currency for most of the Company’s operations is the applicable local currency. The translation from the applicable functional currencies into the Company’s reporting currency is performed for balance sheet accounts using exchange rates in effect at the balance sheet date, and for income statement accounts using average rates of exchange prevailing during the period. The resulting translation adjustments are excluded from the determination of earnings and are recognized in accumulated other comprehensive income (loss) until the entity is sold or substantially liquidated.

Foreign currency exchange gains and losses, such as those resulting from foreign currency denominated receivables or payables, are included in the determination of earnings except as they relate to intercompany loans that are permanently invested, which are recognized in accumulated other comprehensive income (loss). Foreign currency exchange transaction losses were $946 and $583 for the six months ended June 30, 2007 and 2006, respectively, and are included in other income (expense), net in the interim combined statements of operations.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements and eliminates inconsistencies in guidance found in various prior accounting pronouncements. The statement provides a single definition for fair value that is to be applied consistently for all accounting applications, and also generally describes and prioritizes according to reliability the methods and inputs used in valuations. SFAS 157 will be effective for the Company on January 1, 2008. The Company is currently evaluating and assessing the impact of adopting SFAS 157 on its combined financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 allows entities to voluntarily choose, at specified election dates, to measure many financial assets (as well as certain non-financial instruments that are similar to financial instruments) at fair value (the “fair value option”). The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, the statement specifies that all subsequent changes in fair value for that instrument shall be reported in earnings. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently evaluating and assessing the impact of adopting SFAS 159 on its combined financial statements.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)
(Unaudited)

2.	Asbestos Obligations

Lummus had been a co-defendant in a number of lawsuits claiming damages for personal injury resulting from exposure to asbestos. Lummus was included in the initial Pre-Packaged Plan of Reorganization for Combustion Engineering Inc. (“CE”), an affiliate company, which was filed on February 17, 2003. When confirmation of the initial CE Plan was reversed by the Court of Appeals in December 2004, it was determined that Lummus would file its own prepackaged plan of reorganization (the “Lummus Plan”).

The Lummus Plan was filed with the U.S. Bankruptcy Court in Delaware (the “Bankruptcy Court”) on April 21, 2006. On June 29, 2006, the Bankruptcy Court issued its order confirming the Lummus Plan and recommended that the District Court affirm the Bankruptcy Court’s Order. On August 30, 2006, the District Court’s order affirming confirmation of the Lummus Plan became final and the Lummus Plan became effective on August 31, 2006 (the “Lummus Plan Effective Date”).

The Lummus Plan

The negotiations that led to the Lummus Plan were conducted with representatives of asbestos claimants with pending claims against Lummus and an individual selected by Lummus and later appointed by the Bankruptcy Court, to represent the interests of its future asbestos claimants (the “Lummus FCR”).

Under the terms of the Lummus Plan:

•	Lummus executed a 6% interest bearing note in the principal amount of $33,000 (the “Lummus Note”) payable to a trust created under the Lummus Plan (the “Lummus Asbestos PI Trust”). The Lummus Note is secured by a pledge of 51% of the capital stock of Lummus. Payments under the Lummus Note are guaranteed by ABB and ABB Holdings Inc. Until Lummus’ obligations under the Lummus Note are satisfied, pre-Chapter 11 debt obligations between Lummus and other ABB entities are subordinated to the obligations under the ABB Note, and payments from Lummus to other ABB entities are restricted;

•	The Lummus Asbestos PI Trust will also be entitled to be paid the first $7,500 in aggregate recoveries from Lummus insurers with the first $5,000 guaranteed. On the Lummus Plan Effective Date $5,000, comprised of $1,640 of insurer funding and $3,360 of Lummus funding, was paid to the Lummus Asbestos PI Trust;

•	A channeling injunction pursuant to Section 524(g) of the U.S. Bankruptcy Code (the “Lummus Channeling Injunction”) was issued pursuant to which all asbestos related claims against Lummus and other ABB entities relating to the operations of Lummus are channeled to the Lummus Asbestos PI Trust; and

•	If ABB entities or Lummus are found by the Bankruptcy Court to have defaulted in their payment obligations under the Lummus Note, the Lummus Asbestos PI Trust may petition the Bankruptcy Court to terminate the Lummus Channeling Injunction and the protections afforded to Lummus and other ABB entities by that injunction.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)
(Unaudited)

The effects of the above transactions on the accompanying combined financial statements are as follows:

Six Months Ended
June 30, 2007

Cash payments to:
Lummus Asbestos PI Trust	$27,600
Fees and costs	148

$27,748
Asbestos obligations:
Other	1,185

$1,185

On May 2, 2007, Lummus paid the outstanding balance of the note due to the Lummus Asbestos PI Trust of $27,600 plus accrued but unpaid interest thereon of $1,112. Security under the Lummus Note was released by the Lummus Asbestos PI Trust. Lummus is an obligor under the Combustion Engineering $204,000 Contribution Agreement (the “Contribution Agreement”) and, together with other ABB entities, is jointly and severally liable for the payment of the $204,000 owed thereunder. That obligation, generally, will become due upon the earlier of April 21, 2008 or a sale of Lummus or substantially all of its assets.

3.	Commitments and Contingencies

Guarantees

All guarantees are accounted for in accordance with SFAS No. 5, Accounting for Contingencies (“SFAS 5”) and FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees; including Indirect Guarantees of Indebtedness of Others (“FIN 45”). Provisions are recorded in the Combined Financial Statements at the time it becomes probable the Company will incur losses pursuant to a guarantee.

Guarantees issued or modified after December 31, 2002 are accounted for in accordance with FIN 45. Upon issuance or modification of certain guarantees, a liability, equal to the fair value of the guarantee, is recorded.

Third Party Bank Guarantees, Standby Letters of Credit and Surety Bonds

In the ordinary course of business, the Company enters into various agreements providing financial or performance assurances to clients on behalf of certain unconsolidated partnerships, joint ventures and other jointly executed contracts. These agreements are entered into primarily to support the project execution commitments of these entities. The guarantees have various expiration dates ranging from mechanical completion of the facilities being constructed to a period extending beyond contract completion in certain circumstances. The maximum potential payment amount of an outstanding performance guarantee is the remaining cost of work to be performed by or on behalf of third parties under engineering and construction contracts. Amounts that may be required to be paid in excess of estimated cost to complete contracts in progress are not estimable. For cost reimbursable contracts, amounts that may become payable pursuant to guarantee provisions are normally recoverable from the client for work performed under the contract. For lump sum or fixed price contracts, this amount is the cost to complete the contracted work, less amounts remaining to be billed to the client under the contract. Remaining billable amounts could be greater or less than the cost to complete. In those cases where cost exceeds the remaining amounts payable under the contract, the Company may have recourse to third parties, such as owners, co-venturers, subcontractors or vendors for claims.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)
(Unaudited)

Bank guarantees, standby letters of credit and surety bonds are used by the Company primarily as project related bid, performance, advance payment and retention guarantees. In some instances, they are used for tax, customs and other miscellaneous reasons. Based on project contractual requirements, performance guarantees are generally required at or near the start of the project and extend through warranty periods or to final acceptance. Advance payment and retention guarantees are a means of improving cash flow by providing a guarantee for the receipt of cash. Advance payment and retention bonds generally offset each other. With a few exceptions, the guarantees are confirmed and unconditional, which allows the beneficiary to draw against them, with little or no notice and limited recourse, other than the courts after the fact.

The following table provides quantitative data regarding the Company’s third-party bank guarantees, standby letters of credit and surety bonds as of June 30, 2007. The reported amount of the guarantees represents a maximum amount and does not reflect the Company’s expected results. The guarantee values reported typically quantify the maximum contractual loss amount, irrespective of the percentage-of-completion of the projects. In addition, any counter guarantees given by joint venture partners are not netted against the maximum contractual loss amount. Consequently, the underlying commercial exposure could be substantially lower than the reported values.

Bank guarantees	$168,731
Letters of credit	101,257
Surety bonds	3,407

$273,395

ABB Affiliate Guarantees

ABB affiliate guarantees are required by clients of the Company who, in support of a specific project, want a degree of assurance that in the event the Company is unable to perform the work for which it was contracted, they have a mechanism to enforce performance. This is exclusive of, and additional to, any other remedies that might be available under the contract and/or performance provided under the contract. ABB affiliate guarantees generally do not have a specific monetary value. Most ABB affiliate guarantees expire upon the fulfillment of all contractual obligations although some are date specific and generally coincide with the expiration of warranty periods or at final acceptance.

Contract Litigation

The Company is involved in litigation and is contingently liable for commitments and performance guarantees arising in the ordinary course of business. Customers have made claims arising from engineering and construction contracts against the Company, provisions for which are recognized in accordance with SFAS 5. The Company also has certain claims against customers for costs incurred in excess of the current contract provisions. In the normal course of business, the Company recorded claims against customers in accordance with the AICPA’s Statement of Position No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type and Contracts.

Liquidated Damages

Many of the Company’s contracts have certain milestone due dates that must be met or the Company may be subject to liquidated damages (“LDs”) if claims are asserted by the customer and the Company is determined to be responsible for the delays. These generally relate to specified activities within a project by a set contractual date or to a certain level of output or throughput of a plant constructed by the Company. Each contract defines the conditions under which a customer may make a claim for LDs.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)
(Unaudited)

Contingent Liabilities and Significant Provisions for Contract Losses

The Company and certain of its subsidiaries are involved in litigation in the ordinary course of business. The Company and certain of its subsidiaries are contingently liable for commitments and performance guarantees arising in the ordinary course of business. Clients have made claims arising from engineering and construction contracts against the Company, and the Company has made claims against clients for costs incurred in excess of the current contract provisions. Recognized claims against clients are included in costs and estimated earnings in excess of billings on uncompleted contracts in the accompanying combined balance sheets. Amounts ultimately realized from claims could differ materially from the balances included in the combined financial statements.

Khuff

The project is for the design, procurement and construction of a new offshore platform complex in Abu Dhabi for Abu Dhabi Marine Operating Company (majority shareholder is Abu Dhabi National Oil Company (“ADNOC”). The project was awarded in July 2000, and was physically completed in 2005. The acceptance certificate, however, has not yet been signed.

The project was executed in partnership with National Petroleum Construction Company, (“NPCC”) which is 70% owned by ADNOC. The Company was responsible for the detailed engineering and NPCC was responsible for the construction in Abu Dhabi. The risks relating to the materials and equipment procurement were equally split between the Company and NPCC.

Certain change orders have not been signed by the client because the customer is waiting for budget approval from their principal shareholder, ADNOC. One unsigned change order relates to commissioning services but also includes the revision of the project schedule and the identification of new milestones. The Company has received $17,000 as an interim settlement relating to commissioning services following a memorandum of understanding, which the customer has not yet signed.

In the six months ended June 30, 2006, profit of $1,564 was recognized. As the acceptance certificate and change orders have not been signed by the client, the Company is subject to potential claims of the client. No provision has been made for any such claims, as management does not believe that a loss is probable as of June 30, 2007.

Rio Polimeros

Rio Polimeros S.A. (“Rio Pol”), is a special purpose company formed by Banco National do Desenvolvimento Economico e Social Participacoes S.A. (Equity Investment Arm of Brazilian development bank Banco National do Desenvolvimento Economico e Social (“BNDES”), 16.7%, Suzano Petroquimicas S.A., 33.3%, Uniao de Industrials Petroquimicas, 33.3%, and Petroleo Brasileiro S.A., 16.7%, to build an ethylene and polyethylene complex in Brazil. The project is being financed by export credit agencies of three countries: United States of America (Export-Import Bank of the United States, Italy (SACE S.p.A.) and Brazil (BNDES).

The project was executed by a joint venture consisting of Lummus and Snamprogetti S.p.A. (“JV”). Each joint venture partner was executing its respective engineering and procurement services portion on a lump sum basis, and the remaining scope on a 50/50 joint venture basis. The cost of equipment and materials is also shared on a 50/50 basis.

Project construction was negatively impacted by cost overruns associated with site conditions and labor issues, resulting in significant delays and late delivery penalties.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)
(Unaudited)

The JV filed claims with Rio Pol and Rio Pol filed claims against the JV for LDs and excessive flaring during prolonged start-up. The parties in early 2007 reached agreement on terms of a settlement. The agreement resulted in the Company recording an additional provision of $23,000 as of December 31, 2006 for its share of the settlement cost. The settlement agreement was finalized in July 2007.

In conjunction with this project, the JV received notice that the Brazilian Department of Foreign Commerce declared that the exemption of import duties on equipment and materials for projects beneficial to the industrialization of the country (Law 8032) was, based in part on the advice of counsel, null and void with retroactive effect. The exposure to the JV is estimated at $100,000, including interest and penalties. The Company’s share is 50%. Management does not believe that the JV will be held liable for the duty and, accordingly, no provision has been recorded.

Westlake

The Westlake refinery project in Louisiana experienced significant manpower shortages and labor cost increases after hurricanes Katrina and Rita in August and September 2005.

Recovery of the higher costs was not possible on this lump sum contract. The project was completed in the second quarter of 2007 with a project loss of $26,419 recognized in 2006. On September 6, 2007, a settlement agreement was reached with PCI, the original construction subcontractor. As a result of the settlement, the Company recognized $3,200 as an additional expense in the period ending June 30, 2007. Unapproved change orders for which revenue has not been recognized are currently being negotiated.

Other Project and Order Related Contingencies

Provisions for warranties pursuant to the contract are calculated based on historical claims experience and specific review of certain contracts.

Balance at December 31, 2006	$26,281
Increase (decrease) due to changes in estimates and progress payments	(3,787)
Claims paid in cash or kind	(2,852)
Translation adjustments	163

Balance at June 30, 2007	$19,805

Environmental Liabilities

The Company is subject to environmental, legal and regulatory requirements related to its operations worldwide. In addition to the United States federal laws and regulations, states where the Company conducts business may have equivalent laws and regulations by which the Company must also abide. The Company takes an active approach in evaluating and addressing the environmental impact of its operations by assessing and remediating contaminations in order to avoid future liabilities and comply with legal and regulatory requirements. Costs related to these requirements have not been significant. Management does not expect that future costs will have a materially adverse impact on the company’s combined financial statements.

Future Purchase Commitments

Future purchase commitments relate mainly to purchases from subcontractors and vendors for contracts with customers. Subcontracts and purchase orders are placed to support project specific material or subcontract needs and are not bought for stock or possible future requirements. Each underlying contract has a cancellation clause that requires the customer to reimburse material/subcontract costs incurred but not paid, including cancellation costs plus shutdown costs. The subcontract/vendor agreements have similar terms and conditions.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)
(Unaudited)

It is unlikely that these costs will be incurred and, if incurred, they will be passed through to the customer. The Company believes the costs of these future obligations are not material.

Other

The Company is a party to various legal proceedings in the ordinary course of business that have not been fully adjudicated. The Company expenses the cost of legal fees related to these proceedings as incurred. It is not possible at this time for the Company to predict, with any degree of consistency, the outcome of such litigation. However, as stated above, management is of the opinion that it is unlikely that any liability to the extent not provided for through insurance or otherwise, would have a material adverse effect in relation to the combined financial statements.

4.	Income Taxes

The Company recorded an income tax provision of $8,240 and $1,912 for the six months ended June 30, 2007 and 2006, respectively. The income tax provisions in 2007 and 2006 primarily represent foreign withholding taxes. The difference between the U.S. statutory tax rate and the estimated effective tax rate in 2007 and 2006 was primarily related to the change in the valuation allowance on deferred taxes and foreign tax rates different than the U.S. statutory tax rate.

In 2006, FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, Accounting for Income Taxes” (“FIN 48”). FIN 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The Company adopted the provisions of FIN 48 effective January 1, 2007 and there was no impact to the Company’s combined financial statements.

The tax contingencies as of June 2007 amount to approximately $1,200.

The principal components of the deferred tax assets are net operating loss carryforwards and accrued liabilities.

The U.S. entities and the Dutch entities both maintained valuation allowances on their deferred tax assets. There were no material changes in the amount of net deferred tax assets as of June 30, 2007.

Tax years subject to audit are:

USA	2004 - present
Germany	2002 - present
Netherlands	1999 - present

Utilization of losses in all jurisdictions may be limited by certain items such as local laws and changes in control of the Company.

The Dutch fiscal unity has tax loss carry forwards of approximately $340,000. These tax losses will expire if not utilized between 2011 and 2014.

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)
(Unaudited)

The German entities have approximately $69,000 in tax loss carry forwards that have no expiration and can be carried forward indefinitely.

The U.S. entities have approximately $329,000 in net operating loss carry forwards. The net operating loss carry forwards will expire if not utilized between 2007 and 2026. As of December 31, 2006, the U.S. entities have research and development carry-forward credits of $2,900, which will expire between 2007 and 2026.

During the six months ended June 30, 2007, the Company recorded approximately $140,000 of additional net operating losses primarily related to a worthless stock deduction associated with its Brazilian entity.

5.	Employee Benefit Plans

The following table provides contribution information for our defined benefit plans as of June 30, 2007:

		Other
	Defined	Postretirement
	Benefit Plans	Benefits

Contributions made through June 30, 2007	$7,628	$1,085
Remaining contributions expected for 2007	2,334	1,086

Total contributions expected for 2007	$9,962	$2,171

	Defined Benefit Plans		Other Postretirement Benefit
Six Months Ended June 30	2007	2006	2007	2006

Service cost	$3,610	5,115	$38	$43
Interest cost	8,168	8,635	642	638
Expected return on plan assets	(7,146)	(8,044)	0	0
Amortization of prior service cost	8	(227)	178	178
Recognized net actuarial loss	597	1,694	424	377

Net periodic benefit cost	$5,237	$7,173	$1,282	$1,236

6.	Segment, Geographical and Customer Concentration

The Company’s operations consist of two segments, Engineering, Procurement and Construction (EPC) and Process Technology (PT). Both segments serve the downstream oil, gas and petrochemical industries through design and supply of production facilities, refineries and petrochemical plants. EPC revenues are generated by providing engineering, procurement and construction services and project management services. PT generates revenues by providing engineering services and technology licensing.

Intersegment revenues that have been eliminated for the six months ended June 30, 2007 and 2006 were approximately $13,021 and $20,055, respectively.

	Six Months Ended June 30, 2007
	EPC	PT	Total

Revenues — third party	$317,483	$184,577	$502,060
Revenues — ABB Group	1,021	1,239	2,260

	$318,504	$185,816	$504,320
Net income (loss)	$(7,570)	$40,426	$32,856

ABB Lummus Global

Notes to Combined Financial Statements — (Continued)
(Unaudited)

	Six Months Ended June 30, 2006
	EPC	PT	Total

Revenues — third party	$364,507	$117,115	$481,622
Revenues — ABB Group	965	470	1,435

	$365,472	$117,585	$483,057
Net income (loss)	$(37,613)	$31,754	$(5,859)

7.	Minority Interests

	Novolen	Lummus
	Technology	Alireza	PIL
	Holdings CV	Limited Co	JV	Total

December 31, 2006	$14,377	$79	$1,126	$15,582
Earnings	1,009	—	258	1,267
Distributions	—	—	(1,000)	(1,000)
Purchase of Minority Interest	$(15,386)	$(39)	$—	$(15,425)

June 30, 2007	$0	$40	$384	$424

Minority Interest%	—	4%	50%

On May 16, 2007, the Company agreed to acquire the remaining interest in Novolen Technology Holdings CV (Novolen) from Equistar Polypropylene LLC, which represented an incremental 17.73% interest in Novolen in the amount of $15,386. The purchase price was $8,114 of cash plus novation of a note obligation from Equistar to ABB Oil and Gas Europe BV in the amount of $3,507. The difference between the purchase price and the carrying value of the increased interest in Novolen was recorded as a reduction of goodwill.

Equistar made a strategic decision to exit the polypropylene business as it did not want to participate in the relocation of Novolen to Germany.

Novolen financial results are fully combined into the results of the interim financial statements of ABB Lummus Global.

8.	Subsequent Events

On August 27, 2007, ABB has entered into a definitive agreement with a third party to sell the Company. The acquisition is expected to close in the fourth quarter of 2007, pending the third party shareholders’ and customary regulatory approvals.

ANNEX A

Share Sale and Purchase Agreement dated August 24, 2007

SHARE SALE AND PURCHASE AGREEMENT
relating to the sale and purchase of all outstanding shares of
ABB Lummus Global Inc. and ABB Oil & Gas Europe B.V.
between
ABB HOLDINGS INC.
ABB HOLDINGS B.V.
ABB ASEA BROWN BOVERI LTD.
CHICAGO BRIDGE & IRON COMPANY
CHICAGO BRIDGE & IRON COMPANY B.V.
and
CHICAGO BRIDGE & IRON COMPANY N.V.

White & Case LLP
5 Old Broad Street
London EC2N 1DW

Dated 24 August 2007

THIS SHARE SALE AND PURCHASE AGREEMENT is made on 24 August 2007

BETWEEN:

(1) ABB HOLDINGS INC., a Delaware corporation whose principal place of business is at 501 Merritt 7, 6th Floor, PO Box 5308, Norwalk, CT 06856-5308, USA (the “US Seller”);

(2) ABB HOLDINGS B.V., a company organised under the laws of The Netherlands whose principal place of business is at Burgemeester Haspelslaan 65 5/F, 1181 NB Amstelveen, The Netherlands (the “NL Seller”, and together with the US Seller, each a “Seller” and collectively, the “Sellers”);

(3) ABB ASEA BROWN BOVERI LTD., a company organised under the laws of Switzerland whose principal place of business is at Affolternstrasse 44, CH-8050 Zurich, Switzerland (“ABB”);

(4) CHICAGO BRIDGE & IRON COMPANY, a Delaware corporation whose principal place of business is at One CB&I Plaza, 2103 Research Forest, The Woodlands, TX 77380, USA (the “US Purchaser”);

(5) CHICAGO BRIDGE & IRON COMPANY B.V., a company organised under the laws of The Netherlands whose principal place of business is at Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands (the “NL Purchaser”, and together with the US Purchaser, each, a “Purchaser” and collectively, the “Purchasers”); and

(6) CHICAGO BRIDGE & IRON COMPANY N.V., a company organised under the laws of The Netherlands whose principal place of business is at Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands (“CB&I”).

WHEREAS:

(A) The US Seller is the legal and beneficial owner of 61,160 shares of common stock, with no par value, of ABB Lummus Global Inc. (the “Existing US Shares”), a Delaware corporation whose principal place of business is at 1515 Broad Street, Bloomfield NJ 07003, USA (the “US Company”), such Existing US Shares being all of the outstanding shares of capital stock of the US Company as at the date of this Agreement.

(B) The NL Seller is the legal and beneficial owner of 225 shares, with a nominal value of one hundred euros (€100) per share, in the share capital of ABB Oil & Gas Europe B.V. (the “Existing NL Shares” and together with the Existing US Shares, the “Existing Shares”), a company organised under the laws of The Netherlands whose principal place of business is at Oostduinlaan 75, 2596 JJ The Hague, The Netherlands (the “NL Company” and together with the US Company, each, a “Company” and collectively, the “Companies”), such Existing NL Shares being all of the issued shares in the capital of the NL Company as at the date of this Agreement.

(C) The Sellers desire to sell, and the Purchasers desire to purchase, the Shares (as defined below), in each case on the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1 The terms and expressions used in this Agreement shall have the respective meanings set out in Schedule 1 (Definitions and Interpretation).

1.2 In this Agreement, unless the context otherwise requires, references to Clauses and Schedules are references to Clauses of, and Schedules to, this Agreement and references to paragraphs and Parts are references to paragraphs and Parts of the Schedules. The Schedules are incorporated into and form an integral part of this Agreement.

1.3 The table of contents and headings are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

2.	SALE AND PURCHASE

2.1 Subject to the terms and conditions of this Agreement:

(a) the US Seller agrees to sell the US Shares to the US Purchaser, and the US Purchaser agrees to purchase the US Shares from the US Seller; and

(b) the NL Seller agrees to sell the NL Shares to the NL Purchaser, and the NL Purchaser agrees to purchase the NL Shares from the NL Seller,

in each case at Completion.

2.2 The Shares shall be sold by the Sellers free from all Encumbrances, other than Encumbrances arising pursuant to this Agreement, and together with all rights attaching to the Shares as at Completion (including the right to receive and retain all dividends or distributions declared, made or paid on or after Completion).

2.3 None of the Sellers and the Purchasers shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

3.	CONSIDERATION

3.1 Purchase Price

3.1.1 The consideration for the sale of the US Shares (the “US Purchase Price”) shall be the sum of:

(a) two hundred and thirteen million dollars ($213,000,000) (the “US Base Equity Price”); plus

(b) interest to be paid in dollars on the US Base Equity Price at the rate of eight per cent. (8%) per annum for the period commencing on, and including, 1 January 2007 up to, and including, the Completion Date; plus

(c) an amount to be paid in dollars which is equal to the aggregate amount of all Inter-Company Debt owed by any US Acquired Company that is converted into equity or capital of such US Acquired Company (whether or not shares of, or other equity interests in, such US Acquired Company are issued in connection therewith):

(i) during the period commencing on, and including, 1 January 2007 up to, and including, the day immediately prior to the date of this Agreement as set out in Schedule 3.1.1(c)(i) to the Sellers’ Disclosure Letter; or

(ii) during the period commencing on, and including, the date of this Agreement up to, and including, the Completion Date to the extent that the same are approved by the Purchasers as required pursuant to Clause 6.2.2,

(each such amount thus converted, a “US Debt Conversion Amount”); plus

(d) an amount to be paid in dollars which is equal to the aggregate amount of all amounts paid, subscribed, injected or contributed to the capital of, or otherwise provided by way of equity to, any US Acquired Company (whether or not shares of, or other equity interests in, such US Acquired Company are issued in connection therewith) by members of the ABB Group:

(i) during the period commencing on, and including, 1 January 2007 up to, and including, the day immediately prior to the date of this Agreement, as set out in Schedule 3.1.1(d)(i) to the Sellers’ Disclosure Letter; or

(ii) during the period commencing on, and including, the date of this Agreement up to, and including, the Completion Date, to the extent that the same are approved by the Purchasers as required pursuant to Clause 6.2.2,

(each such amount, a “US Capital Increase Amount”); plus

(e) interest to be paid in dollars on each US Debt Conversion Amount and each US Capital Increase Amount at the rate of eight per cent. (8%) per annum for the period commencing on, and including the relevant date of the event giving rise to such US Debt Conversion Amount or US Capital Increase Amount, as the case may be, up to, and including, the Completion Date.

3.1.2 The consideration for the sale of the NL Shares (the “NL Purchase Price”, and together with the US Purchase Price, the “Purchase Price”) shall be the sum of:

(a) two hundred and twenty million seven hundred and eighty three thousand and forty four euros (€220,783,044) (the “NL Base Equity Price”); plus

(b) interest to be paid in euros on the NL Base Equity Price at the rate of eight per cent. (8%) per annum for the period commencing on, and including, 1 January 2007 up to, and including, the Completion Date; plus

(c) an amount to be paid in euros which is equal to the aggregate amount of all Inter-Company Debt owed by any NL Acquired Company that is converted into equity or capital of such NL Acquired Company (whether or not shares of, or other equity interests in, such NL Acquired Company are issued in connection therewith):

(i) during the period commencing on, and including, 1 January 2007 up to, and including, the day immediately prior to the date of this Agreement as set out in Schedule 3.1.2(c)(i) to the Sellers’ Disclosure Letter; or

(ii) during the period commencing on, and including, the date of this Agreement up to, and including, the Completion Date to the extent that the same are approved by the Purchasers as required pursuant to Clause 6.2.2,

(each such amount thus converted, an “NL Debt Conversion Amount”); plus

(d) an amount to be paid in euros which is equal to the aggregate amount of all amounts paid, subscribed, injected or contributed to the capital of, or otherwise provided by way of equity to, any NL Acquired Company (whether or not shares of, or other equity interests in, such NL Acquired Company are issued in connection therewith) by members of the ABB Group:

(i) during the period commencing on, and including, 1 January 2007 up to, and including, the day immediately prior to the date of this Agreement as set out in Schedule 3.1.2(d)(i)to the Sellers’ Disclosure Letter; or

(ii) during the period commencing on, and including, the date of this Agreement up to, and including, the Completion Date to the extent that the same are approved by the Purchasers as required pursuant to Clause 6.2.2,

(each such amount an “NL Capital Increase Amount”); plus

(e) interest to be paid in euros on each NL Debt Conversion Amount and NL Capital Increase Amount at the rate of eight per cent. (8%) per annum for the period commencing on, and including, the relevant date of the event giving rise to such NL Debt Conversion Amount or NL Capital Increase Amount, as the case may be, up to, and including, the Completion Date.

3.1.3 Save as provided in Clause 3.1.6, the Purchase Price shall not be subject to any adjustment.

3.1.4 The Purchase Price shall be paid at Completion in accordance with Clause 7.4.2 and Part 2 of Schedule 4 (Completion Arrangements).

3.1.5 The Purchase Price shall be allocated as follows:

(a) the US Purchase Price shall be allocated to the US Shares; and

(b) the NL Purchase Price shall be allocated to the NL Shares.

The Sellers and the Purchasers shall, and shall use all reasonable endeavours to ensure that their respective Affiliates will, adopt and utilise the agreed allocation for all purposes (including for Tax purposes). None of the Sellers and the Purchasers, nor any of their respective Affiliates, shall file any Tax Return or other document or otherwise take any position which is inconsistent with the allocation set out in this Clause 3.1.5, except to the extent that such position is required to comply with Applicable Law (in which case the relevant Party shall give reasonable advance notice in writing to the other Party prior to any such inconsistent Tax Return or document being filed, or such inconsistent position otherwise being taken).

3.1.6 Any amount paid by the Sellers to, or at the direction of, the Purchasers in respect of any claim for any breach of this Agreement shall, to the extent permitted by Applicable Law, be deemed to be a reduction of the Purchase Price.

3.2 Inter-Company Debt

3.2.1 The Sellers shall procure that the Inter-Company Debt owed by any member of the ABB Group as at the Completion Date is, at the direction of the Acquired Company to whom the monies are owed, paid to the account of the member(s) of the ABB Group to which any Acquired Company owes any Inter-Company Debt in settlement (full or partial, as the case may be) of such Inter-Company Debt in accordance with Clause 7.4.1 and Part 1 of Schedule 4 (Completion Arrangements).

3.2.2 The Purchasers shall procure that the Inter-Company Debt owed by any Acquired Company as at the Completion Date as set out in the Inter-Company Debt Statement (less the amount, if any, of Inter-Company Debt owed to such Acquired Company that such Acquired Company has directed, as provided in Clause 3.2.1, be paid to any member of the ABB Group) is paid to the account notified by the US Seller to the Purchasers in accordance with Clause 7.2.1 on behalf of the relevant members of the ABB Group at Completion in accordance with Clause 7.4.2 and Part 2 of Schedule 4 (Completion Arrangements). The receipt of such monies shall be a complete discharge to the relevant Acquired Companies, and the US Seller shall indemnify each Acquired Company against any liability it may suffer, and all costs and expenses it may reasonably incur, as a result of any failure on the part of the US Seller to account to the relevant members of the ABB Group for the monies paid by the Acquired Companies in accordance with this Clause 3.2.2.

3.2.3 All payments or repayments in accordance with this Clause 3.2 shall be made in dollars. Inter-Company Debt that is expressed in a currency other than dollars shall, for the purposes of determining the amount of such Inter-Company Debt in dollars, be converted into dollars at:

(a) the rate which appears on the Reuters Screen FXBLFIX01 at 11:00 a.m. (London time) on the Completion Date;

(b) if no such rate is quoted on the Reuters Screen FXBLFIX01 at such time, the rate which appears on the Reuters Screen FXFIX at 11:00 a.m. (London time) on the Completion Date; or

(c) if no such rate is quoted on the Reuters Screen FXFIX at such time, the mid-point closing rate quoted in the Financial Times for the Business Day immediately preceding the Completion Date.

4.	CONDITIONS TO COMPLETION

4.1 Conditions and Waiver

4.1.1 The sale and purchase of the Shares and the obligations of the Sellers and the Purchasers to effect Completion are in all respects conditional upon the following (the “Conditions to Completion”):

(a) the consents and authorisations by or of, and filings with and notifications to, the relevant Competition Authorities under the Competition Laws set out in Schedule 3 (Regulatory Condition) shall have been obtained or effected, and all applicable waiting periods under such Competition Laws shall have expired or been terminated and, where applicable, all such consents and authorisations shall be in full force and effect (the “Regulatory Condition”);

(b) the approval of the shareholders of CB&I given by way of ordinary resolution passed in general meeting (the “Shareholder Approval Condition”);

(c) the consummation of the Transactions shall not be restrained, enjoined or otherwise prohibited by any Order and there shall not have been any Applicable Law enacted, promulgated or deemed applicable to the Transactions after the date of this Agreement by any Governmental Entity that prevents the consummation of the Transactions or has the effect of making such consummation illegal; and

(d) a member of the ABB Group shall have paid two hundred and four million dollars ($204,000,000) to the CE Asbestos PI Trust, on terms that no member of the Acquired Group is under any liability to reimburse all or any of such sum (the “Asbestos Condition”).

4.1.2 Condition 4.1.1(c) will be deemed to be satisfied if no such Order or Applicable Law as is referred to in Clause 4.1.1(c) has been issued or enacted, promulgated or deemed applicable by the date scheduled for Completion in accordance with Clause 7.3.

4.1.3 The Conditions to Completion may only be waived by the written agreement of the Sellers and the Purchasers.

4.2 Endeavours to Fulfil Regulatory Condition

4.2.1 Each of the Parties shall take all reasonable steps necessary to ensure that the Regulatory Condition is fulfilled as promptly as practicable, and in any event prior to the Long-Stop Date.

4.2.2 In particular, each Party acknowledges and agrees that it shall, at its own cost:

(a) as promptly as practicable, but in no event later than the tenth (10th) Business Day following the date of this Agreement, take all actions necessary to make or file, or cause to be made or filed, all submissions, notifications or filings required to be made or filed by it or any of its Affiliates in connection with the Transactions to or with those Competition Authorities having jurisdiction under the Competition Laws referred to in Schedule 3 (Regulatory Condition);

(b) at the earliest practicable date comply with any formal or informal request for additional information or documentary material (or any properly reduced scope of any such formal or informal request) received by it or any of its Affiliates from any such Competition Authority in connection with the Transactions;

(c) consult and cooperate with the other Party, and consider in good faith the views of the other Party, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of it or any of its Affiliates to any such Competition Authority in connection with the Transactions;

(d) promptly notify the other Party of any written communication made to or received by it from any such Competition Authority in connection with the Transactions; and

(e) subject to Applicable Law and to the extent reasonably practicable:

(i) permit the other Party to review in advance any proposed written communication to any such Competition Authority and incorporate the other Party’s reasonable comments; and

(ii) not agree to participate in any substantive meeting or discussion with any such Competition Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless it has consulted with the other Party in advance and given the other Party the opportunity to attend; and

(iii) furnish the other Party with copies of all correspondence, filings and written communications between it and its Affiliates, and their respective Representatives, on one hand, and any such Competition Authority or its respective staff, on the other hand, with respect to this Agreement or the Transactions, provided that the Purchasers shall be responsible for the payment of all filing or similar fees required by any relevant Competition Authority for the purposes of securing satisfaction of the Regulatory Condition.

4.2.3 The Purchasers shall not, and shall cause their Affiliates not to, acquire or agree to acquire (directly or indirectly and whether by merger, consolidation, purchase or otherwise) any business, any corporation, company, partnership, association or other business organisation or division thereof or any assets if the entering into of a definitive agreement relating to, or the consummation of, such transaction or arrangement would reasonably be expected to result in any delay in the Regulatory Condition being satisfied, or increase the risk of the Regulatory Condition not being satisfied prior to the Long-Stop Date.

4.2.4 The Purchasers shall take all actions requested by any Competition Authority, or as necessary to resolve any objections that may be asserted by any Competition Authority, with respect to this Agreement or the Transactions. Without limiting the generality of the foregoing, the Purchasers shall:

(a) at the Purchasers’ sole cost, comply with all restrictions and conditions, if any, imposed by any Competition Authority as a requirement for granting any necessary clearance or terminating any applicable waiting period in connection with the Transactions, including agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any subsidiary, operations, businesses or assets of the Purchasers or any of their Affiliates, or of any Acquired Company, contemporaneously with or after Completion and regardless as to whether a third party purchaser has been identified or approved prior to Completion (a “Divestiture”) and entering into any Order or other agreement to effectuate any of the foregoing;

(b) terminate any Contract or other business relationship as may be required to obtain any necessary clearance of any Competition Authority or to obtain termination of any applicable waiting period under any Competition Laws;

(c) not extend any waiting period or enter into any agreement or understanding with any Competition Authority, except with the prior written consent of the Sellers; and

(d) oppose fully and vigorously any Action, including appealing properly any adverse decision or order by any Competition Authority, or, if requested by the Sellers, commence or threaten to commence and pursue vigorously any Action reasonably believed to be helpful in obtaining authorisation from Competition Authorities or in terminating any outstanding Action, it being understood that the costs and expenses of all such Actions (including the costs and legal fees of the Sellers) shall be borne by the Purchasers.

4.2.5 In furtherance of the foregoing, the Purchasers shall negotiate in good faith with all Competition Authorities and all third parties in connection with a Divestiture or any other matter referred to in Clause 4.2.4 with a view to entering into definitive agreements with all such Persons within sixty (60) days of receipt by the Purchasers of any request for additional documents and information or the commencement of a second-phase investigation by any Competition Authority.

4.2.6 Notwithstanding anything in this Clause 4.2 to the contrary, the Purchasers shall not be obliged to take any step which would be materially to the detriment of the CB&I Group or the Acquired Group (in either case taken as a whole), and in particular shall not be obliged to make any Divestiture if such Divestiture concerns assets, subsidiaries or businesses of the Acquired Group that, in the most recently completed fiscal year, had sales that, when combined with the sales in such fiscal year of all other assets, subsidiaries or businesses of the Acquired Group the subject of a Divestiture, exceeded one hundred million dollars ($100,000,000).

4.3 Endeavours to Fulfil Shareholder Approval Condition

4.3.1 CB&I shall, at its own cost, use all reasonable endeavours to procure the satisfaction of the Shareholder Approval Condition as promptly as practicable following the date of this Agreement (allowing for any restrictions on the dissemination of information imposed by any Competition Authority, should such be the case).

4.3.2 If the Shareholder Approval Condition has not been satisfied on or prior to the Long-Stop Date, CB&I shall pay to the Sellers a break fee (the “Break Fee”) of twenty five million dollars ($25,000,000). The Break Fee shall be paid in full by telegraphic transfer in immediately available cleared funds to the account nominated by the Sellers to CB&I within three (3) Business Days of the failure by CB&I to satisfy the Shareholder Approval Condition.

4.3.3 The Parties agree that the Break Fee is a genuine pre-estimate of the loss and damage (including the fees, costs and expenses incurred by the Sellers in respect of this Agreement) which would be suffered by the Sellers in connection with the termination of this Agreement.

4.3.4 The Sellers undertake to provide to CB&I, in a timely manner, all such information and assistance as CB&I may reasonably require for the purposes of enabling CB&I to prepare and file proxy statements and otherwise to enable CB&I to fulfil its obligations under this Clause 4.3; provided that neither the Sellers nor any member of the ABB Group shall be liable for any liability suffered or any damage, cost or expense incurred by CB&I in connection with such proxy statement or in respect of any information or assistance provided by the Sellers in accordance with this Clause 4.3.4. CB&I shall bear the reasonable costs of Ernst & Young for this purpose.

4.4 Obligation to Fulfil Asbestos Condition

ABB undertakes to CB&I that it will procure that the Asbestos Condition is satisfied by no later than the third (3rd) Business Day following the satisfaction of the Regulatory Condition and the Shareholder Approval Condition.

4.5 Termination

4.5.1 If Completion has not occurred by 5:00 p.m. (London time) on 28 February 2008 or, if notice is served in accordance with Clause 5.1 after 31 January 2008, by 5:00 p.m. (London time) on 31 March 2008 (the “Long-Stop Date”), either Party may, in its sole discretion, at any time thereafter, terminate this Agreement (other than the Surviving Provisions) by giving written notice to that effect to the other Party, upon receipt of which this Agreement (other than the Surviving Provisions) shall terminate. Notwithstanding the foregoing, the right to terminate this Agreement under this Clause 4.5.1 shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of Completion to occur on or before the Long-Stop Date.

4.5.2 In the event that this Agreement is terminated in accordance with Clause 4.5.1, neither Party shall have any claim under this Agreement of any nature whatsoever against the other Party (except in respect of any rights and liabilities which have accrued before termination in relation to antecedent breaches and except in relation to any of the Surviving Provisions).

5.	TERMINATION RIGHT

5.1 If at any time after the date of this Agreement and prior to Completion the Purchasers (or either of them) become aware of any breach(es) of the Sellers’ Warranties and/or any breach(es) by the Sellers of their obligations under Clause 6.2 such that, if Completion were to have occurred, the Purchasers (or either of them) would have been entitled to recover from the Sellers, by way of damages for breach of the Sellers’ Warranties and/or Clause 6.2 (as applicable), an amount in excess of fifty million dollars ($50,000,000) (ignoring for this purpose the effect of paragraph 3.1 of Schedule 7 (The Sellers’ Limitations of Liability)), then the Purchasers may, by notice in writing to the Sellers, inform the Sellers of such breach(es), specifying in reasonable detail the alleged breach(es), including the amount(s) of the claim(s) arising from such breach(es).

5.2 Upon receipt of notice in accordance with Clause 5.1, the Sellers shall have fifteen (15) Business Days to rectify the breach(es) specified in such notice. If the Sellers fail to rectify such breach(es) to the reasonable satisfaction of the Purchasers within such period, or if rectification of a breach is not possible, then the Sellers may, in their sole discretion, elect:

(a) in the case of each claim for breach of Clause 6.2 specified in such notice, to waive the provisions of paragraph 3.1 of Schedule 7 (The Sellers’ Limitations of Liability) such that such paragraph 3.1 shall be read as if to exclude such claim from the fifty million dollar ($50,000,000) limitation of liability referred to therein; and

(b) in the case of claims for breach of any of the Sellers’ Warranties specified in such notice:

(i) if the aggregate amount of all such claims, when substantiated, equals or exceeds forty million dollars ($40,000,000), that the maximum aggregate liability of the Sellers set out in paragraph 3.1 of Schedule 7 (The Sellers’ Limitations of Liability) shall be equal to the aggregate amount of all such claims when substantiated plus ten million dollars ($10,000,000); or

(ii) if the aggregate amount of all such claims, when substantiated, is less than forty million dollars ($40,000,000), that the maximum aggregate liability of the Sellers set out in paragraph 3.1 of Schedule 7 (The Sellers’ Limitations of Liability) shall be fifty million dollars ($50,000,000), provided that, for the avoidance of doubt, any such election must be made in respect of all claims notified under Clause 5.1, and not just some only.

5.3 For the avoidance of doubt, the Purchasers shall be permitted to update any notice served under Clause 5.1 to include details of any further breach(es) of the Sellers’ Warranties and/or by the Sellers of their obligations under Clause 6.2, and the provisions of Clause 5.2 shall apply in relation to the original (or previously updated) notice as so updated, save that the fifteen (15) days shall run from the date of the updated notice, rather than from the date of the original (or previously updated) notice.

5.4 If the Sellers do not make an election in accordance with Clause 5.2 within twenty (20) Business Days of receipt of notice in accordance with Clause 5.1, the Purchasers shall not be obliged to complete the purchase of the Shares, and shall have the right to terminate this Agreement by giving notice in writing to the Sellers by not later than twenty five (25) Business Days after service of notice in accordance with Clause 5.1.

5.5 In the event that this Agreement is terminated in accordance with Clause 5.4, neither Party shall have any claim under this Agreement of any nature whatsoever against the other Party (except in respect of any rights and liabilities which have accrued before termination in relation to antecedent breaches and except in relation to any of the Surviving Provisions).

6.	CERTAIN PRE-COMPLETION UNDERTAKINGS

6.1 Access to Information and Personnel

6.1.1 From the date hereof to Completion, the Sellers shall cause each Acquired Company to afford to the Purchasers and the Bidder Representatives such reasonable access as they may from time to time request, during normal business hours and in a manner that is not likely to be disruptive to the operations of such Acquired Company, to such Acquired Company’s personnel, properties, books and records for the purposes of facilitating an orderly transition of the ownership of the Acquired Group after Completion; provided that no Seller or Acquired Company shall be required to provide any information or access that such Person believes could violate Applicable Law, including Competition Laws, or the terms of any confidentiality agreement or confidentiality provision in any Contract or adversely impact any privilege, including legal professional privilege.

6.1.2 All information received by, or made available to, the Purchasers, their Affiliates and the Bidder Representatives under this Clause 6.1 or otherwise pursuant to this Agreement will be held by the Purchasers, their Affiliates and the Bidder Representatives as “Evaluation Material,” as defined in, and pursuant to the terms of, the Confidentiality Agreement, which is incorporated herein by reference.

6.1.3 It is expressly understood and agreed that, without the prior written consent of the Sellers which consent may be granted or withheld in the Sellers’ sole and absolute discretion, nothing in this Agreement shall be construed to grant the Purchasers, any of their Affiliates or any Bidder Representative the right to perform any Phase I, Phase II or other environmental testing on any of the properties of any Acquired Company prior to Completion.

6.2 Conduct of the Business

6.2.1 Except as may be required or permitted by this Agreement or as may be required by Applicable Law or any Governmental Entity, the Sellers will take all action in their capacity as shareholders of the Companies to cause the Acquired Group to conduct its business in all material respects in the ordinary course from the date of this Agreement to Completion.

6.2.2 Clause 6.2.1 notwithstanding and except as may be required or permitted by this Agreement or as may be required by Applicable Law or any Governmental Entity, the Sellers shall procure that, from the date of this Agreement to Completion, no Acquired Company shall do any of the following without the prior written consent of the Purchasers (such consent not to be unreasonably withheld or delayed):

(a) amend its certificate of incorporation or its by-laws (or comparable governing documents);

(b) issue or sell any of its shares or other equity interests, or issue or sell any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, any such shares or equity interests, or otherwise take any action which would give rise to any US Debt Conversion Amount or US Capital Increase Amount or any NL Debt Conversion Amount or NL Capital Increase Amount;

(c) declare, make or pay any dividend or other distribution, or make any redemption, purchase or other acquisition of any of its shares or other ownership interests, other than dividends or distributions to another Acquired Company;

(d) make any payment of a kind referred to in paragraph 6.3(b) of Schedule 5 (The Sellers’ Warranties), other than, for the avoidance of doubt, Permitted Payments;

(e) save for any interest rates which vary in accordance with their terms, agree to vary any interest rate payable in respect of any Inter-Company Debt, or pay any fees in respect of any such debt;

(f) other than the sale of inventory in the ordinary course of trade, sell, lease or otherwise dispose of (including by way of licence) any of its properties or assets, other than any assets having a value of less than one hundred thousand dollars ($100,000) individually;

(g) create any Encumbrance over all or any of its properties or assets, other than Permitted Encumbrances;

(h) amend in any material respect or terminate any Material Contract or enter into a Contract that: (i) had such Contract been entered into prior to the date hereof, would have been a Material Contract; (ii) does not expressly exclude an Acquired Company’s liability for consequential damages; or (iii) is a “lump sum turnkey EPC contract”;

(i) incur any Indebtedness, other than unsecured short-term bank Indebtedness on arms-length terms or, until the delivery of the Inter-Company Debt Statement in accordance with Clause 7.1.1, Indebtedness that will constitute Inter-Company Debt;

(j) give a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another Person’s obligation (other than any other Acquired Company);

(k) make any acquisitions of any corporation, company, partnership, other business organisation or any business or any division thereof;

(l) enter into any agreement in relation to the potential relocation of the office from Oostduinlaan 75, 2596 JJ The Hague, The Netherlands;

(m) incur any capital expenditure in excess of one million five hundred thousand dollars ($1,500,000) in the aggregate, other than as budgeted for in the current annual budget of the Acquired Group;

(n) discontinue any insurance policy maintained by it as at the date of this Agreement, unless any such insurance policy is replaced with insurance coverage on reasonably comparable terms, or otherwise violate any such policy which would make such policy void or voidable or fail to report any losses to all appropriate insurance carriers in accordance with policy requirements;

(o) except with respect to the adoption of the ABB Lummus Global Inc. Retirement Income Restoration Plan (which shall be the ABB Lummus Global Inc. portion of the ABB Retirement Income Restoration Plan) and other than on a case by case basis: (i) amend the terms of employment or engagement of its employees (including as regards pension plans and other employee benefits, and whether or not contractual), other than in accordance with current contractual obligations or practice; or (ii) provide gratuitous payments or benefits to its employees or any of their dependents, other than in accordance with current practice;

(p) (i) commence (or threaten in writing to commence) any litigation or arbitration proceedings (including by making any claim in writing for, or otherwise intimating in writing, breach of any Material Contract), save for debt collection in the ordinary course of business, or (ii) settle or agree to settle any litigation or arbitration proceedings involving amounts likely to exceed two million dollars ($2,000,000) individually, save for debt collection in the ordinary course of business and the settlement of the litigation involving Williams Field Services, as more particularly described in the Sellers’ Disclosure Letter; or

(q) agree, or make an offer capable of acceptance, to take any of the foregoing actions in respect of which it is restricted by the provisions of this Clause 6.2.2.

6.2.3 Notwithstanding anything contained in this Agreement to the contrary, each Acquired Company shall be permitted to:

(a) maintain, up to the Completion Date, its participation in the cash management system of the ABB Group, the cash management procedures as currently conducted by the Acquired Group, on the one hand, and members of the ABB Group, on the other hand, and, until the date of delivery of the Inter-Company Debt Statement in accordance with Clause 7.1.1, periodically settle Inter-Company Debt between members of the Acquired Group, on the one hand, and members of the ABB Group, on the other hand, in each case consistent with past practices;

(b) until the date of delivery of the Inter-Company Debt Statement in accordance with Clause 7.1.1, purchase additional shares of, or other equity interests in, any other Acquired Company from any third party; provided that such acquisition is effected on an arms-length basis; and

(c) settle trade receivables and trade payables between members of the Acquired Group, on the one hand, and members of the ABB Group, on the other hand, in each case consistent with past practices.

6.2.4 Nothing in this Agreement shall be construed to give to the Purchasers, directly or indirectly, any rights to control or direct in any way any operations of any Acquired Company prior to Completion. Prior to Completion, the Sellers shall be entitled to exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Acquired Group.

6.2.5 Nothing in this Agreement shall be construed to require any member of the ABB Group to provide, directly or indirectly, any funds to any Acquired Company or enter into any guarantee or other surety in support of the business of any Acquired Company.

6.3 Parent Guarantees and Third-Party Guarantees

6.3.1 Pending Completion, CB&I shall use all reasonable endeavours to cause each relevant member of the ABB Group to be irrevocably released in full (such release to be in form and substance reasonably satisfactory to the Sellers) from its obligations with respect to each:

(a) parent guarantee or other similar arrangement granted, issued or entered into by any member of the ABB Group in support of the Business or any Joint Venture and: (i) outstanding as at the date of this Agreement (being (A) those listed in Schedule 6.3.1(a) of the Sellers’ Disclosure Letter and (B) those which were inadvertently omitted from Schedule 6.3.1(a) of the Sellers’ Disclosure Letter (if any); or (ii) entered into in the ordinary course of the Business by any member of the ABB Group after the date hereof, but prior to Completion, in accordance with Clause 6.3.6 (including renewals and extensions of any of the foregoing in the ordinary course of the Business granted in accordance with Clause 6.3.7) (collectively, the “Parent Guarantees”); and

(b) letter of credit, guarantee, indemnity, security, insurance bond, surety bond, performance bond or other similar arrangement granted, issued or entered into by any third party in support of the Business or any Joint Venture and: (i) outstanding as at the date of this Agreement (being (A) those listed in Schedule 6.3.1(b) of the Sellers’ Disclosure Letter and (B) those which were inadvertently omitted from Schedule 6.3.1(b) of the Sellers’ Disclosure Letter (if any); or (ii) issued or entered into in the ordinary course of the Business after the date hereof, but prior to Completion in accordance with Clause 6.3.6 (including renewals and extensions of any of the foregoing in the ordinary course of the Business granted in accordance with Clause 6.3.7) (collectively, the “Third-Party Guarantees”), in each case effective as at Completion.

6.3.2 Each of ABB and the Sellers undertakes to CB&I to provide CB&I with all reasonable assistance in connection with the efforts of CB&I to fulfil its obligations under Clause 6.3.1.

6.3.3 In furtherance of its obligations under Clause 6.3.1, CB&I shall offer, or procure its Affiliates (as applicable) to offer, “like for like” support as may be reasonably requested by the beneficiary of each such Parent Guarantee/Third Party Guarantee.

6.3.4 To the extent that CB&I has been unable to procure the release of the relevant member of the ABB Group from its obligations with respect to a Parent Guarantee listed in schedule 6.3.1(a) of the Sellers’ Disclosure Letter or in the schedule referred to in Clause 7.2.2(a) or a Third-Party Guarantee listed in schedule 6.3.1(b) of the Sellers’ Disclosure Letter or in the schedule referred to in Clause 7.2.2(a) prior to Completion as contemplated by Clause 6.3.1(a) and Clause 6.3.1(b), respectively, the Purchasers shall deliver to the Sellers at Completion (at the Purchasers’ cost) an unconditional letter of credit or bank guarantee, payable upon first demand in terms reasonably satisfactory to the Sellers, duly executed by a bank rated at least “A” by Standard & Poor’s (or an equivalent rating by another recognised rating agency) or by another financial institution reasonably acceptable to the Sellers, for an amount equal to the sum of:

(a) ten per cent. (10%) of the aggregate contractual loss payable under all such remaining Parent Guarantees (with the aggregate contractual loss payable under each such Parent Guarantee being set out in Schedule 6.3.1(a) of the Sellers’ Disclosure Letter or in the schedule referred to in Clause 7.2.2(a)); and

(b) the aggregate outstanding face amount of all such remaining Third-Party Guarantees (with the aggregate outstanding face amount of each such Third-Party Guarantee being set out in Schedule 6.3.1(b) of the Sellers’ Disclosure Letter or in the schedule referred to in Clause 7.2.2(a)), provided that, in lieu of such unconditional letter of credit or bank guarantee, and with the prior written consent of the Sellers (which consent shall not be unreasonably withheld), the Purchasers shall have the right to deliver to the Sellers at Completion (at the Purchasers’ cost) two or more such unconditional letters of credit or bank guarantees in an aggregate amount equal to the sum referred to above.

6.3.5 For the purposes of Clause 6.3.1, a release “in form and substance reasonably satisfactory to the Sellers” shall include (but, for the avoidance of doubt, shall not be limited to):

(a) in relation to each Parent Guarantee: (i) the original Parent Guarantee; and/or (ii) a letter from the beneficiary of each such Parent Guarantee to the relevant member of the ABB Group confirming, in a legally binding manner, that such Parent Guarantee has been terminated and that the relevant member of the ABB Group has been irrevocably released in full from its obligations with respect to such Parent Guarantee; and

(b) in relation to each Third-Party Guarantee, a letter from the issuer of such Third-Party Guarantee to the relevant member of the ABB Group confirming, in a legally binding manner, that such member has been irrevocably released in full from its obligations with respect to such Third-Party Guarantee.

6.3.6 ABB will procure that, between the date of this Agreement and the Completion Date, no member of the ABB Group will grant or procure any parent company guarantee, third party guarantee or other similar arrangement in connection with any Contract entered into by a member of the Acquired Group, except:

(a) for any parent company guarantee having a maximum aggregate liability of less than one million dollars ($1,000,000), provided that any such parent company guarantee shall not be in relation to Syria, Cuba, Iran or North Korea; or

(b) with the prior written consent of the Purchasers (such consent not to be unreasonably withheld or delayed).

6.3.7 ABB will further procure that, between the date of this Agreement and the Completion Date, no member of the ABB Group will extend or renew any Parent Guarantee or Third-Party Guarantee, other than where any failure to extend or renew would entitle the beneficiary of the relevant Parent Guarantee or Third-Party Guarantee to draw on the same prior to Completion.

6.4 Resignation of Officers and Directors

6.4.1 To the extent so requested by the Purchasers, the Sellers shall cause each officer of each Acquired Company, including each member of the board of directors (or comparable governing body) of each Acquired Company and each company secretary, to tender his or her resignation from such position, with effect from the Completion Date, each such resignation to contain a legally binding confirmation that the relevant officer has no claim against the relevant Acquired Company, whether as a result of his being asked so to resign or otherwise (save for any claim arising out of the officer’s or director’s employment with the Acquired Company or its termination, other than a claim by an appointee or nominee of a member of the ABB Group).

6.4.2 The Sellers shall cause each Acquired Company to call a meeting of shareholders or directors (or comparable governing body) and/or take such other action as may be required to:

(a) enable the Purchasers to comply with their obligations under Clause 11.4; and

(b) accept the resignation of each officer and member of the board of directors (or comparable governing body) of each Acquired Company given in accordance with Clause 6.4.1.

6.5 Inter-Company Arrangements

The Sellers shall procure that, with effect from Completion, all arrangements (including intra-group banking, cash pooling and set-off arrangements) between any member of the ABB Group, on the one hand, and any Acquired Company, on the other hand, are terminated (without cost or liability on the part of the Acquired Group) except for:

(a) the Transitional Services Agreement;

(b) lease arrangements relating to Leased Real Property;

(c) arrangements relating to intra-group trading in the ordinary course of the Business (it being understood and agreed that all accounts receivable and accounts payable which are outstanding as at Completion will be settled or paid in accordance with their respective terms of payment); or

(d) indemnities, guarantees or other similar commitments given by any Acquired Company in relation to any Parent Guarantee or Third-Party Guarantee (including the US Company Guarantee and the NL Company Guarantee).

7.	COMPLETION AND RELATED MATTERS

7.1 Inter-Company Debt Statement

7.1.1 At least five (5) Business Days prior to Completion, the Sellers shall provide the Inter-Company Debt Statement to the Purchasers. If, upon the Conditions to Completion being fulfilled or waived (or, if applicable, upon CB&I giving, or being deemed to have given, a Deferred Completion Notification), the

Sellers have not yet provided the Inter-Company Debt Statement to the Purchasers, they shall do so promptly (and, in any event, no later than two (2) Business Days) thereafter.

7.1.2 To the extent that the Inter-Company Debt Statement understates the Inter-Company Debt owed by any Acquired Company as at Completion:

(a) (i) the US Seller shall, as a reduction in the US Purchase Price, pay to the US Purchaser such amount as would, if paid to any relevant US Acquired Company, enable that US Acquired Company to discharge in full the balance of any Inter-Company Debt owed by it and (ii) the US Purchaser shall, as agent/trustee for the relevant US Acquired Company, immediately discharge in full the balance of such Inter-Company Debt owed by such US Acquired Company by paying such amount to the US Seller as agent/trustee for the relevant member(s) of the ABB Group (provided that, notwithstanding the foregoing, the obligations of the US Seller under (i) shall be set-off against the obligations of the US Purchaser under (ii)); and

(b) (i) the NL Seller shall, as a reduction in the NL Purchase Price, pay to the NL Purchaser such amount as would, if paid to any relevant NL Acquired Company, enable that NL Acquired Company to discharge in full the balance of any Inter-Company Debt owed by it and (ii) the NL Purchaser shall, as agent/trustee for the relevant NL Acquired Company, immediately discharge in full the balance of such Inter-Company Debt owed by such NL Acquired Company by paying such amount to the NL Seller as agent/trustee for the relevant member(s) of the ABB Group (provided that, notwithstanding the foregoing, the obligations of the NL Seller under (i) shall be set-off against the obligations of the NL Purchaser under (ii)).

7.2 Other Pre-Completion Deliveries

7.2.1 At least three (3) Business Days prior to Completion, the Sellers shall provide to the Purchasers the requisite details of:

(a) the account into which the US Purchase Price shall be paid at Completion (which shall be a US dollar account in the name of the US Seller in the United States); and

(b) the account into which the NL Purchase Price shall be paid at Completion (which shall be a euro account in the name of the NL Seller in the Netherlands).

7.2.2 At least three (3) Business Days prior to Completion, the Sellers shall provide to the Purchasers a schedule setting out the following:

(a) all Parent Guarantees and Third-Party Guarantees granted, issued or entered into following the date of this Agreement in accordance with Clause 6.3.6;

(b) all Derivatives Contracts to be terminated in accordance with Clause 11.7; and

(c) all cash balances of each Acquired Company as at the date which is five (5) Business Days prior to Completion (including the location of those balances and the currency in which they are held).

7.3 Date and Place

Subject to satisfaction of the Condition to Completion set out in Clause 4.1.1(c) (in accordance with Clause 4.1.2), Completion shall take place at 12:00 noon (London time) at the offices of White & Case LLP, 5 Old Broad Street, London EC2N 1DW:

(a) on the fourth (4th) Business Day following the fulfilment or waiver of the Conditions to Completion (other than that set out in Clause 4.1.1(c)) or, if prior to that date, CB&I has notified ABB in writing that it requires further time and information to be satisfied that, following Completion, there will be no violations of Applicable Law of the nature covered by the indemnities set out in Schedule 9 (Additional Covenant) as a result of the continuation, following Completion, of a practice which commenced prior to Completion, on the fourth (4th) Business Day following receipt by ABB of written notification from CB&I that it is now so satisfied or that it is nevertheless ready to proceed to Completion (such notification, a “Deferred Completion Notification”) (it being agreed that such Deferred Completion

Notification shall be given by CB&I no later than ten (10) Business Days prior to the Long-Stop Date and whether or not CB&I is then so satisfied and that, if not then already given, such Deferred Completion Notification shall be deemed to have been given on such tenth (10th) Business Day); or

(b) if later, on the fifth (5th) Business Day following receipt by the Purchasers of the Inter-Company Debt Statement),

or at such other location, time or date as may be agreed in writing between the Sellers and the Purchasers (such date, the “Completion Date”).

7.4 Completion Deliveries

7.4.1 At Completion, the Sellers shall undertake those actions listed in Part 1 of Schedule 4 (Completion Arrangements).

7.4.2 At Completion, the Purchasers shall undertake those actions listed in Part 2 of Schedule 4 (Completion Arrangements).

7.5 Failure to Complete

7.5.1 If the provisions of Clause 7.4.1 and Part 1 of Schedule 4 (Completion Arrangements) are not complied with in all material respects on the Completion Date, the Purchasers shall not be obliged to complete the purchase of the Shares and may:

(a) defer Completion (with the provisions of this Clause 7 applying to Completion as so deferred);

(b) proceed to Completion as far as practicable (without limiting its rights and remedies under this Agreement); or

(c) if the Sellers have failed to comply with paragraphs 1, 2 or 3 of Part 1 of Schedule 4 (Completion Arrangements), treat this Agreement as terminated for breach of condition (without limiting its rights and remedies under this Agreement).

7.5.2 If the provisions of Clause 7.4.2 and Part 2 of Schedule 4 (Completion Arrangements) are not complied with in all material respects on the Completion Date, the Sellers shall not be obliged to complete the sale of the Shares and may:

(a) defer Completion (with the provisions of this Clause 7 applying to Completion as so deferred);

(b) proceed to Completion as far as practicable (without limiting their rights and remedies under this Agreement); or

(c) if the Purchasers have failed to comply with paragraphs 1 or 2 of Part 2 of Schedule 4 (Completion Arrangements), treat this Agreement as terminated for breach of condition (without limiting their rights and remedies under this Agreement).

7.6 Effect of Completion

The provisions of this Agreement which remain to be performed following Completion shall continue in full force and effect notwithstanding Completion.

7.7 Guarantees

At or prior to Completion, the US Company shall execute the US Company Guarantee and the NL Company shall execute the NL Company Guarantee pursuant to which the US Company will guarantee the obligations of each other Acquired Company and the NL Company will guarantee the obligations of each other NL Acquired Company under all counter indemnities given by such Acquired Companies to members of the ABB Group in relation to the Parent Guarantees or the Third-Party Guarantees.

8.	THE SELLERS’ WARRANTIES

8.1 The Sellers warrant to the Purchasers that each of the statements set out in Schedule 5 (The Sellers’ Warranties) is true and accurate as at the date of this Agreement.

8.2 Each of the Sellers’ Warranties shall be construed as a separate warranty, and shall not be limited by the terms of any of the other Sellers’ Warranties or, save as otherwise expressly provided, by any other term of this Agreement.

8.3 Any Sellers’ Warranty that is qualified by the knowledge, belief or awareness of any Seller shall mean the actual (but not constructive or imputed) knowledge, belief or awareness of Ulf Hoof or François Champagne having made specific enquiry of Martin Gross, Raphael Widmer, Daniel McCarthy, Foeke Kolff, Khalid Farid, Margaret Duplantier, Ronald Dawson, John Albanese, Michael Ford, Jens Jangbaeck and Lars Vågman and:

(a) Brian van Reijn in relation to the Sellers’ Warranties at paragraph 20 of Schedule 5 (The Sellers’ Warranties);

(b) Matthew North in relation to the Sellers’ Warranties at paragraph 16 of Schedule 5 (The Sellers’ Warranties); and

(c) Charles Salek in relation to the Sellers’ Warranties at paragraph 17 of Schedule 5 (The Sellers’ Warranties),

but having made no other enquiry or independent review.

8.4 Any information supplied by or on behalf of any Acquired Company to or on behalf of the Sellers in connection with the Sellers’ Warranties, the Sellers’ Disclosure Letter or otherwise in relation to the business and affairs of any Acquired Company shall not constitute a representation, warranty or guarantee as to the accuracy thereof by any Acquired Company and each of ABB and the Sellers undertake to the Purchasers and each Acquired Company that they will not bring any claim which it might otherwise have against any Acquired Company or any of their respective directors, officers, employees, agents or advisers in respect thereof, provided that this Clause 8.4 shall not prohibit the Sellers from bringing a claim against any such director, officer, employee, agent or adviser: (i) in the event of fraud or gross negligence by any such director, officer, employee, agent or adviser; or (ii) upon any such director, officer or employee ceasing to be a director, officer or employee of an Acquired Company (and provided further, in the case of (ii) above, that any such director, officer or employee would not have recourse against an Acquired Company as a result of any such claim by the Sellers).

8.5 The Purchasers acknowledge and agree that the only Sellers’ Warranties given in respect of the matters referred to below are as expressly stated below:

(a) in respect of intellectual property and information technology issues, the Sellers’ Warranties set out in paragraphs 8 and 11 of Schedule 5 (The Sellers’ Warranties) (in the case of paragraph 11, so far as they relate to any Contract referred to in sub-paragraphs (b) and (d) in the definition of “Material Contracts”) and paragraphs 12 and 13 of Schedule 5 (The Sellers’ Warranties);

(b) in respect of real property issues (other than as regards environmental issues), the Sellers’ Warranties set out in paragraphs 8 and 14 of Schedule 5 (The Sellers’ Warranties);

(c) in respect of employment issues (other than as regards pensions and other employee benefits issues), the Sellers’ Warranties set out in paragraph 15 of Schedule 5 (The Sellers’ Warranties);

(d) in respect of pensions and other employee benefits issues, the Sellers’ Warranties set out in paragraph 16 of Schedule 5 (The Sellers’ Warranties);

(e) in respect of Tax issues, the Sellers’ Warranties set out in paragraph 20 of Schedule 5 (The Sellers’ Warranties); and

(f) in respect of the Joint Ventures, the Sellers’ Warranties set out in paragraph 21 of Schedule 5 (The Sellers’ Warranties).

Notwithstanding the provisions of paragraphs (a) to (f) above, no limitation in this Clause 8.5 shall limit the Sellers’ Warranties set out in paragraphs 4, 6, 10 and 18 of Schedule 5 (The Sellers’ Warranties).

8.6 Notwithstanding anything to the contrary in this Agreement, no Sellers’ Warranty is given, nor shall any Sellers’ Warranty be deemed given, in respect of:

(a) any cost estimates, projections or other predictions including any replacement cost estimates for services that are currently provided by any member of the ABB Group to any Acquired Company that will cease to be provided as from Completion and any forecasts as to the results of operation or other financial, operational or other forecasts of any kind (it being understood that, with respect to any provision reflected in the Balance Sheet, estimates, projections and predictions made at the time form part of the basis on which such provision was established and, although the adequacy of any such provision is not, and shall not be deemed to have been, warranted by the Sellers, the foregoing shall not be taken to limit in any way the Sellers’ Warranties set out in paragraphs 4 or 5 of Schedule 5 (The Sellers’ Warranties)); or

(b) except as expressly provided in paragraphs 4 or 5 of Schedule 5 (The Sellers’ Warranties), any other financial information or data contained in any Due Diligence Materials or otherwise provided or made available by or on behalf of the Sellers in connection with the Transactions.

8.7 Without restricting the rights of the Purchasers or the ability of the Purchasers to claim damages on any basis available to them, if the Sellers are liable for a Locked Box Claim:

(a) where the claim relates to a US Acquired Company, the US Seller shall pay to the US Purchaser on demand an amount equal to one dollar ($1) for each one dollar ($1) of the relevant: (i) dividend or distribution; (ii) payment; or (iii) interest or fee giving rise to the Locked Box Claim; and

(b) where the claim relates to a NL Acquired Company, the NL Seller shall pay to the NL Purchaser on demand an amount equal to one euro (€1) for each one euro (€1) of the relevant: (i) dividend or distribution; (ii) payment; or (iii) interest or fee giving rise to the Locked Box Claim, provided that, where the claim relates to an Acquired Company which is not a wholly-owned subsidiary of another Acquired Company, the Sellers shall only be liable for such percentage of the Locked Box Claim which is equal to the percentage shareholding (whether direct or indirect) of the US Seller or the NL Seller, as the case may be, in the relevant Acquired Company.

9.	CB&I’S WARRANTIES

CB&I warrants to the Sellers that each of the statements set out in Schedule 6 (CB&I’s Warranties) is true and accurate as at the date of this Agreement.

10.	THE SELLERS’ LIMITATIONS OF LIABILITY

10.1 The liability of the Sellers in respect of any claim under this Agreements (other than claims pursuant to Schedule 8 (Tax Covenant) shall be limited as provided in Schedule 7 (The Sellers’ Limitations of Liability).

10.2 The liability of the Sellers in respect of any claim pursuant to Schedule 8 (Tax Covenant) shall be limited as provided in Schedule 8 (Tax Covenant) and, additionally, as provided in Schedule 7 (The Sellers’ Limitations of Liability).

11.	OTHER POST-COMPLETION UNDERTAKINGS

11.1 Parent Guarantees and Third-Party Guarantees

11.1.1  To the extent that CB&I is unable to procure the release of the relevant members of the ABB Group from their obligations with respect to those Parent Guarantees and Third-Party Guarantees referred to at Clause 6.3 prior to Completion as contemplated by Clause 6.3, CB&I shall use, and shall continue to use, all reasonable endeavours to procure such release as soon as reasonably practicable following Completion, and, pending such release in a manner consistent with Clause 6.3, shall promptly on demand (and in no event later than five (5) Business Days after such demand), indemnify and hold harmless the relevant members of the ABB Group from and against any and all liabilities they may suffer, and all costs and expenses they may reasonably incur, to the extent that the same arise in respect of such Parent Guarantees and/or Third-Party Guarantees.

11.1.2  For so long as any member of the ABB Group remains obliged in relation to any such Parent Guarantee or Third-Party Guarantee, CB&I shall:

(a) keep the Sellers regularly informed (which shall be as often as the Sellers may reasonably request and in any event no less frequently than quarterly) of the steps that are being taken to achieve the releases in accordance with Clause 11.1.1; and

(b) review with the Sellers (which review, if so requested by the Sellers, shall be conducted in a meeting between CB&I and the Sellers), every six (6) months after Completion, the progress made in the immediately preceding six-month period to achieve, as provided in Clause 11.1.1, the release referred to therein.

11.1.3  The Purchasers shall not, and shall not permit any Acquired Company to, enter into any amendment or waiver with respect to, or exercise any renewal option or other similar provision under, any Contract or other arrangement that is the subject of a Parent Guarantee or a Third-Party Guarantee, with respect to which the relevant member of the ABB Group has not yet been irrevocably released in full, in a manner consistent with Clause 6.3, that has the effect of extending or increasing the exposure of any member of the ABB Group under or in relation to the applicable Parent Guarantee or Third-Party Guarantee. No member of the ABB Group shall have any obligation to extend the term of, or otherwise agree to any amendment or waiver with respect to, any Parent Guarantee or Third-Party Guarantee that remains outstanding after Completion.

11.1.4  To the extent that any member of the ABB Group has performance obligations under or in relation to any Parent Guarantee or Third-Party Guarantee referred to at Clause 6.3 that have not been irrevocably released prior to Completion in a manner consistent with Clause 6.3, the Purchasers shall, and shall cause each Acquired Company to, perform such obligations on behalf of such member of the ABB Group.

11.1.5  CB&I undertakes to the Sellers that, if the Purchasers or any of their Affiliates sell, distribute or otherwise transfer to any Person (other than an Affiliate of CB&I) all or a substantial portion of the Acquired Group or the Business, then CB&I shall procure that the transferee first agrees in writing, in favour of each relevant member of the ABB Group, to be bound by the provisions of this Clause 11.1, mutatis mutandis, on the basis that references in this Clause 11.1 to “CB&I” shall be deemed references to such transferee and references in this Clause 11.1 to “Completion” shall be deemed references to the date on which such sale, distribution or transfer is completed.

11.1.6  Following Completion, ABB shall consider in good faith any reasonable request by the Purchasers to extend a Parent Guarantee and shall use reasonable endeavours to procure the extension of any such Parent Guarantee for such period as the Purchasers may reasonably require.

11.1.7  If any letter of credit or bank guarantee delivered by the Purchasers to the Sellers pursuant to Clause 6.3.4 would, by its express terms:

(a) expire upon notice from ABB that each Parent Guarantee or Third-Party Guarantee to which it relates has been released; or

(b) in the case of any such letter of credit or bank guarantee relating to more than one Parent Guarantee and/or Third-Party Guarantee, reduce in terms of the amount that the beneficiary may draw or demand thereunder upon notice from ABB that any such Parent Guarantee or Third-Party Guarantee has been released,

ABB shall provide such notice to the relevant bank or financial institution promptly upon ABB becoming aware of the release of each relevant member of the ABB Group from its obligations with respect to each relevant Parent Guarantee or Third-Party Guarantee, as the case may be, in a manner consistent with Clause 6.3.

11.2  Employee Matters

11.2.1  Following the Completion Date, the US Purchaser shall, or shall cause one or more of its Affiliates to, adopt and assume, as of the Completion Date, the ABB Inc. Pension Plan for Employees of ABB Lummus Global Represented by the Lummus Employees Association, Inc. (the “Assumed Plan”) and the assets and liabilities thereunder, with respect to all persons entitled to benefits under the provisions of the Assumed Plan, including benefits payable to, or in respect of, retired participants, disabled participants, or terminated vested participants under the Assumed Plan (irrespective of date of retirement, disability, or other termination of service). The US Purchaser shall, or shall cause one or more of its Affiliates to, assume, pay, perform, and discharge all liabilities, debts, and obligations of ABB Inc. (whether actual or contingent and whether existing on the Completion Date or arising in the future) accrued or incurred in respect of the Assumed Plan, including the funding of all benefits of whatever nature payable to any person under the Assumed Plan (including the payment of any amount necessary to satisfy the minimum funding standards under Section 412 of the Code for the plan year of the Assumed Plan in which Completion occurs). As of the Completion Date, the US Purchaser shall, or shall cause one or more of its Affiliates to, be substituted for ABB Inc. as the plan sponsor under the Assumed Plan with full authority to maintain and amend the Assumed Plan. The US Purchaser shall, or shall cause one or more of its Affiliates to, establish a trust fund or utilise an existing trust fund to hold all assets of the Assumed Plan.

11.2.2  Following the Completion Date, the US Purchaser shall ensure that all current and former employees of the Acquired Companies, including employees not actively at work due to injury, vacation, military duty, disability or other leave of absence (the “Acquired Company Employees”) who currently participate in, or who are, or may be, eligible to participate in the post-retirement health, dental and life insurance benefit plans of any member of the ABB Group (the “ABB Post-Retirement Health and Life Insurance Plan”) upon satisfaction of the applicable eligibility conditions of the ABB Post-Retirement Health and Life Insurance Plan, shall be entitled to receive post-retirement health and life insurance benefits under a post-retirement health and life insurance plan established or caused to be established by the US Purchaser (the “Purchaser Post-Retirement Health and Life Insurance Plan”) that provides benefits that are identical to the benefits provided by the ABB Post-Retirement Health and Life Insurance Plan provided, however, for avoidance of doubt, that administrative and ancillary provisions of the Purchaser Post-Retirement Health and Life Insurance Plan need not be identical but may be substantially similar to those of the ABB Post-Retirement Health and Life Insurance Plan, for such period of time as required under the terms of the ABB Post-Retirement Health and Life Insurance Plan and pursuant to Applicable Law. The US Purchaser shall, or shall cause one or more of its Affiliates to, be solely responsible for paying and providing all post retirement health, dental and life insurance benefits referred to in this Clause 11.2.2 with respect to such Acquired Company Employees.

11.2.3  The Sellers shall procure that, as of the Completion Date, all Acquired Company Employees become fully vested in their benefits under the ABB Inc. Cash Balance Pension Plan (the “Cash Balance Plan”), the ABB Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), or the Personal Retirement Investment and Savings Management Plan for Employees of ABB Inc. (the “PRISM Plan”) and, together with the Cash Balance Plan and the Deferred Compensation Plan (the “ABB Retained Plans”). To the extent that Acquired Company Employees are entitled to distributions by reason of the Transactions under the terms of the Cash Balance Plan or the PRISM Plan, and in each case, Applicable Law, the US Purchaser shall procure that such Acquired Company Employees may make a rollover of such distributions pursuant to Section 402(c) (and, if applicable, Section 401(a)(31)) of the Code into an employee benefit plan maintained by the US Purchaser or any of its Affiliates that is intended to be “qualified” within the meaning of Section 401(a) of the Code.

11.2.4  Following the Completion Date, the Purchasers shall, or shall cause one or more of their Affiliates to:

(a) honour, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each Acquired Company Employee arising under the terms of any contracts, arrangements, programmes, policies, plans, commitments, employment, consulting, retention, severance, change-of-control or similar agreement (each a “Benefit Arrangement”) of the Acquired Companies, in accordance with the terms thereof in effect on the Completion Date; and

(b) assume, honour and be solely responsible for paying, providing or satisfying when due (i) all vacation, sick pay and other paid time off for Acquired Company Employees accrued but unused as of the Completion Date, on terms and conditions not less favourable than the terms and conditions in effect immediately prior to the Completion Date, and (ii) all compensation (including salary, wages, commissions, bonuses (including, the transaction-related bonuses and the severance payments set out in Schedule 11.2.4(b) of the Sellers’ Disclosure Letter, and the payments due under the ABB Lummus Global Inc. Long-Term Incentive Plan, the ABB Lummus Global Inc. Scorecard Incentive Plan and the US Employee Profit Incentive Compensation (EPIC) Plan), incentive compensation, overtime, premium pay and shift differentials), benefits and benefit claims, severance and termination pay, notice and benefits under all Applicable Law and under any plan, policy, practice or agreement and all other liabilities, in each case accruing, incurred, or arising as a result of employment or separation from employment with the Purchasers or any of their Affiliates, on or after the Completion Date with respect to Acquired Company Employees, provided that nothing in this Clause 11.2.4 shall be construed to prohibit the Purchasers or any of their Affiliates from: (i) modifying, amending or terminating any Benefit Arrangement at any time after the Completion Date or; (ii) substituting for any Benefit Arrangement of an Acquired Company the Benefit Arrangement of any of the Purchasers and their Affiliates for similarly situated employees of the Purchasers and their Affiliates, to the extent permitted by the terms of the Benefit Arrangements of the Acquired Companies and Applicable Law.

11.2.5  Following the Completion Date, the US Purchaser shall, or shall cause one or more of its Affiliates to:

(a) waive, or use reasonable endeavours to cause its insurance carrier to waive, all limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage, if any, applicable to any Acquired Company Employees or their dependents or beneficiaries under any welfare benefit plans in which such employees may be eligible to participate; and

(b) credit all costs or expenses incurred by Acquired Company Employees (and their dependents or beneficiaries), if any, up to and including the Completion Date for the purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.

11.2.6  Following the Completion Date, the Purchasers shall, or shall cause one or more of their Affiliates to, take into account periods of employment with any Acquired Company (including any current or former Affiliate of any Acquired Company or any predecessor of any Acquired Company) (“Prior Service”) for the purposes of determining, as applicable, the eligibility for participation, vesting and the calculation of benefits of any Acquired Company Employee under all employee benefit plans, policies or practices to which the Purchasers and their Affiliates contribute (or has an obligation to contribute) or is a party for Acquired Company Employees, including vacation plans and arrangements, 401(k) and other retirement plans, paid time off plans, and any severance and welfare plans; provided, however, that Prior Service need not be included in the calculations of benefits under any such retirement plans or severance plans.

11.2.7  Following the Completion Date, the Purchasers shall, or shall cause one or more of their Affiliates to:

(a) for Acquired Company Employees whose terms and conditions of employment are covered by a collective bargaining agreement, continue their employment under the same terms and conditions described in such collective bargaining agreement;

(b) continue to recognise each union that at the Completion Date represents any of the Acquired Company Employees as the collective bargaining representatives of such employees as of the Completion Date; and

(c) comply fully with all obligations of the Acquired Companies under the collective bargaining agreements governing the employment of any such Acquired Company Employees and be bound by and comply with the terms of all such collective bargaining agreements until the expiration thereof and not undertake any action to avoid such obligations under the collective bargaining agreements. The Purchasers further agree that from and after the Completion Date, the Sellers shall have no further obligations on or after the Completion Date to the Acquired Company Employees pursuant to such collective bargaining agreements.

11.2.8  The US Purchaser shall procure that no Acquired Company incorporated in the United States effectuates, at any time prior to the expiry of ninety (90) days from the Completion Date, (i) a “plant closing”, “employment loss” or “mass layoff” as those terms are defined in the US Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) or (ii) any similar triggering event under any other Applicable Law in the United States (including as a result of aggregating any “employment loss” prior to, from and after the Completion Date), affecting in whole or in part any of the Acquired Company Employees. The US Purchaser agrees to provide any required notice under WARN and any other Applicable Law and to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in WARN) or any similar triggering event under any such other Applicable Law in the United States occurring on or after Completion or arising as a result of the transactions contemplated hereby.

11.2.9  The US Purchaser shall indemnify and hold each member of the ABB Group harmless against any and all liabilities they may suffer, and all costs and expenses they may reasonably incur, to the extent that the same arise:

(a) in connection with the Assumed Plan or any termination thereof following the Completion Date, save to the extent that the liability arises as a result of any breach by any member of the ABB Group of any of its duties or obligations in respect of the Assumed Plan prior to Completion;

(b) out of or in relation to the obligations of the US Purchaser to pay for and provide all post-retirement health, dental and life insurance benefits referred to in Clause 11.2.2; and

(c) in relation to the obligations of the US Purchaser under Clause 11.2.8.

11.2.10  The Purchasers shall indemnify and hold each member of the ABB Group harmless against any and all liabilities they may suffer, and all costs and expenses they may reasonably incur, to the extent that the same arise out of or in relation to the obligations of the Purchasers of any of their obligations under Clause 11.2.4 or Clause 11.2.7.

11.2.11  The Sellers shall indemnify and hold each of the Purchasers and their Affiliates harmless against any an all liabilities they may suffer and all costs and expenses they may reasonably incur, to the extent that the same arise out of or in relation to the obligations of the Sellers under the ABB Retained Plans.

11.3  Preservation of Books and Records

11.3.1  For a period of seven (7) years after the Completion Date (or such longer period as may be required by Applicable Law), the Purchasers shall, and shall cause each Acquired Company to, preserve and retain all of its corporate, accounting, legal, auditing, human resources and other books and records relating to any Acquired Company or the Business existing at Completion (collectively, the “Books and Records”).

11.3.2  The Purchasers shall, throughout the seven-year period (or such longer period as may be required by Applicable Law) referred to in Clause 11.3.1, and upon being given reasonable advance notice (and in any event within five (5) Business Days of written notice being given to the Purchasers by the Sellers), permit the Sellers and their professional advisers to inspect and to make copies of any Books and Records to the extent reasonably required to enable any member of the ABB Group:

(a) to make any filing, notification or other submission required to be made by it under any Applicable Law to any Governmental Entity;

(b) to respond to or defend any valid proceeding, enquiry or investigation of any Governmental Entity; or

(c) otherwise to comply with its obligations under Applicable Law.

11.3.3  After the expiry of the seven-year period (or such longer period as may be required by Applicable Law) referred to in Clause 11.3.1, the Purchasers shall procure that none of the Acquired Companies destroy or dispose of, or allow the destruction or disposition of, any Books and Records, without first having offered in writing the Sellers the opportunity to collect, at their cost, such Books and Records. The Acquired Companies shall be entitled to dispose of the Books and Records if the Sellers shall fail to collect such Books and Records within one hundred and twenty (120) days after receipt of the notice described in the preceding sentence.

11.3.4  In the event of any conflict between this Clause 11.3, on the one hand, and the provisions of Clause 12.1 and Schedule 8 (Tax Covenant), on the other hand, the latter shall prevail.

11.4  Board of Directors and Related Matters

11.4.1  Subject to the Sellers complying with their obligations under Clause 6.4.2, immediately after Completion on the Completion Date, and subject to Applicable Law, the Purchasers shall cause each Acquired Company to hold such shareholders’ meetings and take such other actions as may be required to elect a new board of directors (or other comparable managing body). The Purchasers shall ensure that, promptly thereafter, each Acquired Company makes all necessary filings with the relevant Governmental Entities and takes all other necessary action to register in the applicable public registry, if required, the resignation of the retiring board members and the matters decided pursuant to this Clause 11.4.

11.4.2  The Purchasers shall procure that, at the first shareholders’ meeting of the relevant Acquired Company or otherwise whenever the question of discharge is raised after Completion, each member of the board and, where applicable, the managing director of each Acquired Company, in each case who has resigned with effect from the Completion Date in accordance with this Agreement, is discharged in full from any liability as a member of the relevant board or as managing director, as the case may be, in relation to the period prior to Completion, except in the case of fraud or gross negligence. If discharge of liability does not occur for any member of the board or the managing director of any Acquired Company in accordance with this Clause 11.4.2, the Purchasers shall not, and shall cause each such Acquired Company not to, pursue any claim for damages against any such Person, except in the case of fraud or gross negligence.

11.5  Insurance Matters

11.5.1  The Purchasers agree and acknowledge that none of the insurance policies of the ABB Group will provide insurance cover in respect of the assets, tangible or intangible property, liabilities, ownership, activities, business, operations, shareholders, directors, agents, officers and employees of any Acquired Company for any losses or liabilities of any kind arising as a result of any event occurring: (i) after Completion; or (ii) except as provided in Clause 11.5.2, prior to Completion.

11.5.2  Subject to the Purchasers reimbursing (or procuring the reimbursement of) the relevant members of the ABB Group in accordance with Clause 11.5.3, the Purchasers and each Acquired Company shall be entitled, after the Completion Date, to make claims under liability insurance policies written on an occurrence basis and under workers’ compensation policies written on an accident basis, in each case held by members of the ABB Group (whether with a third party insurer or a captive insurer) (“ABB Occurrence Policies”) in respect of any insured loss or liability incurred or suffered by any Acquired Company arising as a result of any event occurring prior to Completion (collectively, “Pre-Completion Losses”). The Purchasers shall inform the Sellers in writing of each and every claim notified by the Purchasers or any Acquired Company under any ABB Occurrence Policy in accordance with this Clause 11.5.2 within five (5) Business Days of notification of the relevant claim to the relevant insurer.

11.5.3  Within thirty (30) days of receipt by the Purchasers of written notice from the Sellers providing reasonable details of such costs and expenses, the Purchasers shall reimburse (or procure the reimbursement of) the relevant member(s) of the ABB Group for all costs and expenses reasonably incurred by a member of the ABB Group as a result of any claim by a Purchaser or any of the Acquired Companies under any ABB Occurrence Policy with respect to any Pre-Completion Losses, including retrospective insurance premiums, premium audits, self-insured retentions, deductibles, indemnity payments, uninsured losses, loss conversion factor expenses and related insurance programme expenses (including claims handling fees, legal fees, taxes, residual market loadings, collateral requirements and security deposits, surety bonds and other collateral) and state surcharges incurred or suffered by any member of the ABB Group (including ABB Insurance Limited) as a result of any such claim, provided that such charges or amounts are levied on or incurred by the relevant member(s) of the ABB Group in accordance with past practice and a reasonable explanation of such charges or amounts is provided to the Purchasers.

11.5.4  All monies payable in respect of any claim made by a Purchaser or any Acquired Company pursuant to Clause 11.5.2 shall be payable directly to the Purchaser, or as directed by the Purchaser or the relevant Acquired Company.

11.5.5  At the Purchasers’ sole cost and expense, the Sellers shall provide such reasonable assistance and information as the Purchasers may request to enable the Purchasers or any Acquired Company to make any claim as envisaged pursuant to Clause 11.5.2, including requesting the relevant insurance company/ies to co-operate with the Purchasers and Acquired Companies as applicable. If a Purchaser desires access to, and utilisation of, claims data or information maintained by an insurance company or other third party in respect of any claim, the Purchaser shall be exclusively responsible for acquiring from such insurance company or third party, at the Purchasers’ sole cost and expense, the rights necessary to permit it to obtain access to, and utilisation of, such claims data or information, provided always that the Sellers shall, at the Purchasers’ cost, provide the Purchasers with all reasonable assistance in this regard.

11.6  ABB Intellectual Property

11.6.1  The Purchasers shall not, and shall cause their Affiliates (including, after Completion, the Acquired Companies) not to, register, or attempt to register, or use, directly or indirectly, in any fashion whatsoever any trademark, service mark, domain name, trade name or other indicia of origin that includes, is identical to or is confusingly similar to, any of the trademarks, service marks, Internet domain names, trade names or other indicia of origin (including the words “ABB”, “BBC”, “Asea” or “Boveri” or any derivatives thereof) known by, or made known to, any Acquired Company to be owned as of the Completion Date by any member of the ABB Group (collectively, “ABB Marks”), nor shall any of them challenge or assist any third Person in opposing the rights of any member of the ABB Group anywhere in the world in and to any ABB Mark.

11.6.2  Any provisions contained in any Contracts between any member of the ABB Group, on the one hand, and any Acquired Company, on the other hand, relating to the use of any ABB Mark or anything confusingly similar thereto, including all name protection and license agreements, shall immediately and automatically terminate as of the Completion Date.

11.6.3  Without limiting the generality of Clause 11.6.1, the Purchasers shall:

(a) subject to Applicable Law, ensure that, as soon as practicable (but in no event more than sixty (60) days following the Completion Date with respect to materials that publicly display any ABB Marks or are otherwise distributed to the public (including letterhead, advertising materials, marketing brochures and the like)), any materials bearing any ABB Mark are either destroyed or otherwise permanently altered so that the former use of any ABB Mark is entirely unrecognisable and undetectable;

(b) ensure that, as soon as practicable (but in no event more than sixty (60) days following the Completion Date), any hypertext links to Internet web sites operated by any member of the ABB Group and any other use of any ABB Mark are removed from any Internet web sites operated by any Acquired Company; provided, however, that, notwithstanding the foregoing, the Purchasers shall ensure such removal on or before the fifth (5th) day after it or any Acquired Company becomes aware of such links or use; and

(c) procure that, as soon as practicable (but in no event more than one hundred and twenty (120) days following the Completion Date), the Acquired Companies take all action necessary to remove all references to any of the ABB Marks from their respective corporate name, including by way of amending the entry in the relevant companies register.

11.7  Derivatives Contracts

11.7.1  At Completion, the Sellers shall cause the early termination of all Derivatives Contracts set out in any list provided to the Purchasers pursuant to Clause 7.2.2(b) (such date of termination, the “Early Termination Date”).

11.7.2  On the Early Termination Date or, if the Parties agree that there is material market disruption on such Early Termination Date in respect of any Derivatives Contract, such other date as the Parties may agree in good faith (and, where applicable, all references in this Clause 11.7 to the Early Termination Date in respect of those Derivatives Contracts shall be deemed to refer to such other date), the Sellers shall calculate the fair market value in dollars of each Derivatives Contract to the relevant Acquired Company to be terminated based on the rate which appears on the Reuters Screen FXBLFIX01 at 11:00 a.m. (London time) on the Early Termination Date. On the Business Day following an Early Termination Date, the Sellers shall deliver to the Purchasers a statement setting forth the amounts so determined in accordance with this Clause 11.7.2 (a “Settlement Statement”).

11.7.3  The fair market values in dollars of the Derivatives Contracts finally determined in accordance with Clause 11.7.2 shall be added and netted for each Early Termination Date, and the resulting figure shall be the “Net Early Termination Amount.” For the purposes of this Clause 11.7.3, any payment to be made pursuant to the early termination of any Derivatives Contract: (i) to any Acquired Company shall be categorised as positive; and (ii) to any member of the ABB Group shall be categorised as negative. If the Net Early Termination Amount is negative, the Purchasers shall pay, or cause to be paid, to the Sellers, by telegraphic transfer of immediately available cleared funds, an amount equal to the Net Early Termination Amount. If the Net Early Termination Amount is positive, the Sellers shall pay, or cause to be paid, to the Purchasers, by telegraphic transfer of immediately available cleared funds, an amount equal to the Net Early Termination Amount. The Net Early Termination Amount shall be payable by the applicable Party on or prior to the fifth (5th) Business Day following receipt of the Settlement Statement by the Purchasers.

11.8 Conflicts; Privileges

11.8.1  It is acknowledged by each of the Parties that the Sellers have retained White & Case LLP (“W&C”) to act as their counsel in connection with the Transactions and that W&C has not acted as counsel for any other Person in connection with the Transactions and that no other Party or Person has the status of a client of W&C for conflict of interest or any other purposes as a result thereof. The Purchasers hereby agree that, in the event that a dispute arises between the Purchasers or any of their Affiliates (including, after Completion, the Acquired Companies) and any member of the ABB Group, W&C may represent such member of the ABB Group in such dispute even though the interests of such member of the ABB Group may be directly adverse to the Purchasers or any of their Affiliates (including, after Completion, the Acquired Companies), and even though W&C may have represented an Acquired Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchasers or an Acquired Company, and the Purchasers hereby waive, on behalf of themselves, the Acquired Companies and each of their respective Affiliates, any conflict of interest in connection with such representation by W&C. The Purchasers further agree that, as to all communications among W&C, the Acquired Companies and the Sellers that relate in any way to the Transactions, the legal professional privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by the Purchasers or the Acquired Companies.

11.8.2  The Sellers and the Purchasers agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Clause 11.8.

11.9 Confidentiality

11.9.1  Except as provided in Clauses 11.9.3 and 15.1, ABB shall, and shall procure that its Affiliates will, treat as confidential the provisions of this Agreement and all confidential information:

(a) they possess relating to the Acquired Group; or

(b) they have received or obtained relating to CB&I and its Affiliates as a result of negotiating or entering into this Agreement.

11.9.2  Except as provided in Clauses 11.9.3 and 15.1, CB&I shall, and shall procure that its Affiliates will, treat as confidential the provisions of this Agreement and all confidential information they have received or obtained relating to ABB and its Affiliates as a result of negotiating or entering into this Agreement.

11.9.3  A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent:

(a) required by Applicable Law or any securities exchange, or required by any Governmental Entity;

(b) disclosed to its professional advisers (provided that such persons are required to treat such information as confidential);

(c) disclosed to its bankers or other financiers or credit providers (or prospective bankers or other financiers or credit providers) (provided that such persons are required to treat such information as confidential); or

(d) it comes into the public domain other than as a result of a breach by a Party of this Clause 11.9;

provided that, in the case of (a) above, prior written notice of any confidential information to be disclosed pursuant to this Clause 11.9 shall, to the extent permitted by Applicable Law, be given to the other Party.

11.9.4  The confidentiality restrictions in this Clause 11.9 shall continue to apply after the termination of this Agreement pursuant to Clause 4.5, 5 or 7.5 without limitation in time.

11.9.5  Subject always to the provisions of Clause 11.9.1, the Sellers shall have the right to retain copies of all documents delivered or made available to the Purchasers in connection with the Transactions, including the Due Diligence Materials, for the purpose of defending any claim against the Sellers under this Agreement or enforcing their rights hereunder (including making any claims or counterclaims against third parties pursuant to paragraph 15 of Schedule 7 (The Sellers’ Limitations of Liability)).

11.10 Protection of Goodwill

11.10.1  ABB hereby undertakes to procure that (except as otherwise agreed in writing with the Purchasers) no member of the ABB Group will, either directly or indirectly, and either solely or jointly with any other person (either on its own account or as the agent of any other person) and in any capacity whatsoever:

(a) for a period of two (2) years from Completion, carry on, be engaged in or have an equity interest in any business which, directly or indirectly, competes with the Business (except, in each case, as the holder of shares in a listed company which confer not more than five per cent. (5%) of the votes which can generally be cast at a general meeting of the company);

(b) for a period of two (2) years from Completion, induce, solicit or endeavour to entice to leave the service or employment of any Acquired Company any person who at Completion was an employee of any Acquired Company occupying a senior or managerial position and likely (in the reasonable opinion of the Purchasers) to be:

(i) in possession of confidential information relating to any Acquired Company; or

(ii) able to influence the customer relationships or connections of any Acquired Company;

provided that nothing in this paragraph (b) shall prohibit any member of the ABB Group from posting a general public advertisement for employment or employing any person who responds to such advertisement; and

(c) following Completion, use the name “Lummus” or any other name intended or likely to be confused with any such name.

11.10.2  Notwithstanding anything to the contrary in this Agreement, the restrictions in Clause 11.10.1 shall not prohibit any member of the ABB Group from carrying on or engaging in any of the following activities that would, but for this Clause 11.10.2 be restricted under Clause 11.10.1:

(a) providing, primarily through ABB Process Solutions and Services S.p.A. and its successors, engineering, procurement and construction services to customers in the oil and gas, chemical, petrochemical and marine industries;

(b) providing technology and process technology services to customers in the biofuels industry (including to customers involved in ethanol production);

(c) providing industrial products to customers in the oil and gas, chemical, petrochemical and marine industries; or

(d) providing services and spare parts in relation to the servicing, repair and maintenance, installation, and upgrade of industrial plant and equipment for customers in the oil and gas, chemical, petrochemical and marine industries.

11.10.3  The Sellers agree that the undertakings contained in Clause 11.10.1 are reasonable and are entered into for the purpose of protecting the goodwill of the Business.

11.10.4  Each undertaking contained in Clause 11.10.1 is and shall be construed as separate and severable and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason the remaining undertakings or parts thereof, as appropriate, shall continue to bind the Sellers.

11.10.5  If any undertaking contained in Clause 11.10.1 shall be held to be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable. Without prejudice to the generality of the foregoing, in such circumstances, any relevant period of time (as the same may previously have been reduced by virtue of this Clause 11.10.5) shall take effect as if reduced by successive six month periods until the resulting period shall be valid and enforceable.

12.	COVENANTS

12.1  Tax Covenant

The Sellers and the Purchasers shall, as from Completion, comply with the provisions of Schedule 8 (Tax Covenant).

12.2  Additional Covenant

The Sellers and the Purchasers shall also comply with the provisions of Schedule 9 (Additional Covenant).

13.	GUARANTEES

13.1  Guarantee by ABB

13.1.1  In consideration of CB&I and the Purchasers entering into this Agreement, ABB irrevocably and unconditionally guarantees to each of CB&I and the Purchasers as principal obligor, on demand, the due and punctual performance and observance by the Sellers of all the obligations of the Sellers, and the punctual discharge by the Sellers of all the liabilities of the Sellers, under the terms of this Agreement (including, for the avoidance of doubt, under the terms of Schedule 8 (Tax Covenant) and Schedule 9 (Additional Covenant) but, further for the avoidance of doubt, subject to the limitations set out therein and in Schedule 7 (The Sellers’ Limitations of Liability)) and all Other Transaction Documents (as amended, varied, modified or replaced from time to time).

13.1.2  Save with the written consent of CB&I, the liability of ABB under this Clause 13.1 shall not be discharged or diminished as a result of:

(a) any time or indulgence or waiver given to, or composition made with, a Seller by CB&I or a Purchaser; or

(b) the non-enforcement of any right, remedies or securities against a Seller by any of CB&I and the Purchasers, or the release of a Seller in respect of the same.

13.1.3  The guarantee constituted by this Clause 13.1 shall constitute the full recourse obligations of ABB enforceable against it to the full extent of all of its assets and properties, shall be the primary obligation of ABB and neither CB&I nor any of the Purchasers shall be obliged to make any demand on a Seller before enforcing its rights against ABB under the same.

13.1.4  ABB will make all payments which may be or become due under this Clause 13.1 free and clear and without deduction of any and all present and future taxes, duties, levies, imposts, deductions, charges and withholdings of the United States, the Netherlands, the United Kingdom or any other country or jurisdiction, save to the extent required by Applicable Law.

13.2  Guarantee by CB&I

13.2.1  In consideration of ABB and the Sellers entering into this Agreement, CB&I irrevocably and unconditionally guarantees to each of ABB and the Sellers as principal obligor, on demand, the due and punctual performance and observance by the Purchasers of all the obligations of the Purchasers, and the punctual discharge by the Purchasers of all the liabilities of the Purchasers, under the terms of this Agreement and all Other Transaction Documents (as amended, varied, modified or replaced from time to time).

13.2.2  Save with the written consent of ABB, the liability of CB&I under this Clause 13.2 shall not be discharged or diminished as a result of:

(a) any time or indulgence or waiver given to, or composition made with, a Purchaser by ABB or a Seller; or

(b) the non-enforcement of any right, remedies or securities against a Purchaser by any of ABB and the Sellers, or the release of a Purchaser in respect of the same.

13.2.3  The guarantee constituted by this Clause 13.2 shall constitute the full recourse obligations of CB&I enforceable against it to the full extent of all its assets and properties, shall be the primary obligation of CB&I and neither ABB nor any of the Sellers shall be obliged to make any demand on a Purchaser before enforcing its rights against CB&I under the same.

13.2.4  CB&I will make all payments which may be or become due under this Clause 13.2 free and clear and without deduction of any and all present and future taxes, duties, levies, imposts, deductions, charges and withholdings of the United States, the Netherlands, the United Kingdom or any other country or jurisdiction, save to the extent required by Applicable Law.

14.	COST-SHARING

14.1  Bloomfield

14.1.1  As soon as reasonably practicable following Completion, the US Purchaser and the US Seller (or such other Persons on their behalf as they may reasonably nominate) will discuss in good faith and agree a course of action as regards approaching the relevant governmental authority in New Jersey (the “NJ Authority”) with a view to agreeing, with the NJ Authority, the appropriate course of action to be adopted to monitor and/or remediate the environmental issues identified in the Sellers’ Disclosure Letter at the site located at Bloomfield, New Jersey (the “Environmental Issues”) (the “Remediation Plan”). If the Parties are unable to agree on a course of action as regards such approach to the NJ Authority (after having endeavoured to do so for a period of at least twenty (20) Business Days), either Party may unilaterally make the approach.

14.1.2  Following receipt of the determination by the NJ Authority in relation to the Remediation Plan, the US Purchaser shall provide to the US Seller details (procured from a suitably qualified firm of environmental experts) as to the steps necessary, in the opinion of such firm, to be adopted to implement the Remediation Plan and as to the costs thereof. If such costs are less than the balance of the provision included in relation thereto in the management accounts referred to at paragraph 5 of Schedule 5 (The Sellers’ Warranties) (the “Provision”) (after allowing for any expenditure incurred by the Acquired Group since 30 June 2007) (the “Balance”), then the US Seller shall have no further obligation under this Clause 14.1.

14.1.3  If such costs exceed the Balance, the US Seller may seek from a firm of suitably qualified environmental experts a second quotation as to the steps necessary to be adopted to implement the Remediation Plan and the costs thereof.

14.1.4  If the US Seller elects to obtain such a quotation and provides details of such quotation to the US Purchaser, the Parties shall proceed to instruct the firm providing the lower quote for the work required under the Remediation Plan. If the US Seller does not obtain such a quote and deliver the same to the US Purchaser within six (6) weeks of the receipt by the US Seller of the quotation provided by the US Purchaser, the US Purchaser may proceed to follow the steps (with the attendant costs) originally proposed by it.

14.1.5  In either case, to the extent that the costs incurred as envisaged pursuant to Clause 14.1.4 exceed the Balance, the US Purchaser and the US Seller shall bear the same as to fifty per cent. (50%) each.

14.1.6  Save with the prior written consent of the US Purchaser (such consent not to be unreasonably withheld or delayed), pending Completion the US Seller shall procure that the Acquired Group does not incur any (further) expenditure in connection with the Environmental Issues, unless the Remediation Plan is issued by the NJ Authority prior to Completion, in which event the above provisions of this Clause 14.1 as regards costs and the sharing thereof shall apply mutatis mutandis.

14.1.7  Each of the US Purchaser and the US Seller undertakes to the other to act in good faith in connection with the implementation of the provisions of this Clause 14.1.

14.2  Westlake Contract

14.2.1  If the aggregate amount paid by the relevant Acquired Company under, and in accordance with the terms of, the engineering, procurement, construction and construction management contract dated 23 March 2005 between WPT LP and the US Seller in relation to the Westlake Petro 2 Feed Flexibility Project ISBL at Calcasieu Parish, Louisiana, as amended from time to time up to Completion (the “Westlake Contract”) exceeds by more than five million dollars ($5,000,000) the aggregate amount received by such Acquired Company under, or in relation to, the Westlake Contract (the portion of such amount over and above five million dollars ($5,000,000), the “Excess Amount”), in each case from the date of this Agreement to the date on which the warranty period under the Westlake Contract expires by its terms (or, if later, the date on which the relevant Acquired Company makes the last payment due by, or receives the last payment due to, it under the Westlake Contract (such date, the “Expiration Date”), then the US Seller shall pay to the US Purchaser fifty per cent (50%) of the Excess Amount. Subject to the US Purchaser complying with its obligations under Clauses 14.2.2(b) and 14.2.3, any payment required to be made by the US Seller under this Clause 14.2.1 shall be made within thirty (30) days of the Expiration Date.

14.2.2  The US Purchaser shall deliver to the US Seller:

(a) after Completion, periodic statements, on a quarterly basis, setting out a summary of all amounts paid or received by the relevant Acquired Company in relation to the Westlake Contract during the immediately preceding calendar quarter; and

(b) as promptly as reasonably practicable after the Expiration Date, a final statement setting out in reasonable detail the calculation of the Excess Amount.

14.2.3  The US Purchaser shall procure that the relevant Acquired Company provides to the US Seller any and all information (including supporting documentation), and access to the premises, books, accounting records and other documentation, and all relevant personnel, of such Acquired Company reasonably requested by the US Seller for purposes of verifying the Excess Amount.

15.	OTHER PROVISIONS

15.1  Announcements

15.1.1  The initial press release announcing the terms of this Agreement shall be a joint press release, which shall be approved by the Parties prior to its announcement. In addition, at or about the time of such announcement, CB&I may make a power point presentation to, inter alia, its investors and analysts, disclosing such further details as regards the terms of this Agreement as would be standard practice as regards a company whose shares are traded on the New York Stock Exchange. Such power point presentation shall also be approved by the Parties prior to its disclosure to third parties. Thereafter, and except as provided in Clause 15.1.2, no announcement or public statement shall be made by any Party relating to this Agreement or the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

15.1.2  A Party may make an announcement relating to this Agreement or the Transactions if (and only to the extent) required by Applicable Law or any securities exchange, regulatory or other Governmental Entity; provided that, prior to making such announcement, such Party shall take all steps as may be reasonable in the circumstances to agree the contents of such announcement with the other Party.

15.1.3  The restrictions on announcements in this Clause 15.1 shall continue to apply after the termination of this Agreement pursuant to Clause 4.5, 5 or 7.5 without limitation in time.

15.2  Assignment

15.2.1  Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder (including any cause of action arising in connection herewith) shall be assigned by any Party without the prior written consent of the other Party.

15.2.2  Clause 15.2.1 notwithstanding, any Party may assign any of its rights and interests (but not its obligations) to any of its Affiliates; provided that, if any such assignee subsequently ceases to be an Affiliate of such Party, the relevant Party shall procure that, prior to such assignee thus ceasing to be an Affiliate of such Party, such rights and interests be reassigned to such Party or to another constituting Affiliate of such Party.

15.3  Entire Agreement

15.3.1  This Agreement, together with the Other Transaction Documents, constitutes the entire agreement of the Parties with respect to the Transactions and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.

15.3.2  The Parties confirm that they have not entered into this Agreement on the basis of any representation, warranty, statement or undertaking whatsoever not expressly set out in this Agreement.

15.3.3  Without limiting the generality of Clause 15.3.2, the Purchasers acknowledge that:

(a) except as expressly incorporated into any of the Sellers’ Warranties, the Sellers do not make or give, and shall not be deemed to have made or given, any representation, warranty, statement or undertaking whatsoever, either express or implied, as to the accuracy or completeness of any information provided or made available by or on behalf of the Sellers to the Purchasers or any of their Affiliates in connection with the Transactions, including any information set out in the Due Diligence Materials; and

(b) no Person has been authorised by the Sellers to make or give any representation, warranty, statement or undertaking whatsoever relating to the Sellers, any Acquired Company, the Business or any Joint Venture or otherwise in connection with the Transactions, including in relation to the Due Diligence Materials, and, if made, such representation, warranty statement or undertaking must not be relied upon as having been authorised by the Sellers.

15.4  Severance and Validity

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, such provision shall be deemed to be severed from this Agreement. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

15.5  Variations

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.

15.6  Remedies and Waivers

15.6.1  No waiver of any right under this Agreement shall be effective unless in writing. Unless expressly stated otherwise, a waiver shall be effective only in the circumstances for which it is given.

15.6.2  No delay or omission by any Party in exercising any right or remedy provided by Applicable Law or under this Agreement shall constitute a waiver of such right or remedy. For the avoidance of doubt, nothing in this Clause 15.6.2 shall be deemed to extend in any way the time limits set out in paragraph 1 of Schedule 7 (The Sellers’ Limitations of Liability).

15.6.3  The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

15.6.4  The Parties agree, to the extent permitted by law, that the only right and remedy in relation to breach of any of the Sellers’ Warranties or the CB&I Warranties shall be for contractual damages for breach of this Agreement.

15.6.5  Except as expressly set out in this Agreement, no Party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Completion) for breach of any of the Sellers’ Warranties or the CB&I Warranties or any other obligation set out in this Agreement.

15.6.6  Nothing in this Clause 15.6 shall operate to limit or exclude any liability for fraud.

15.7  Further Assurances

Following Completion, the Sellers shall from time to time forthwith upon request from the Purchasers, at the Sellers’ expense, execute or procure to be executed all such documents as the Purchasers may reasonably require for the purpose of vesting in the Purchasers the full legal and beneficial title to the Shares and, thereby, indirect ownership of the Business.

15.8 Third Party Rights

15.8.1  Clauses 6.3, 11.1, 11.2, 11.3, 11.5 and 11.6 confer benefits to members of the ABB Group, Clause 11.8 confers benefits to W&C and Clauses 3.2.2, 8.4 and 11.5 confer benefits to the Acquired

Companies. All of such benefits are intended to be enforceable by any the beneficiary by virtue of the Contracts (Rights of Third Parties) Act 1999.

15.8.2  Except as set out in Clause 15.8.1, a Person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Agreement.

15.8.3  Notwithstanding the provisions of Clause 15.8.1, this Agreement may be varied in any way and at any time by the Parties without the consent of any Person on whom Clause 15.8.1 confers rights under the Contracts (Rights of Third Parties) Act 1999.

15.9 Costs and Expenses

Except as provided otherwise in this Agreement, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement, including the fees and expenses of such Party’s counsel and financial advisers.

15.10 Notices

15.10.1  All notices, consents, requests, demands, waivers and other communications (“Notices”) required or permitted to be given under this Agreement shall be in the English language in writing and signed by or on behalf of the Party giving it and marked for the attention of the other Party. A Notice may be delivered personally or sent by fax, pre-paid recorded delivery or international courier to the address or fax number provided in Clause 15.10.3.

15.10.2  A Notice shall be deemed to have been received:

(a) at the time of delivery if delivered personally;

(b) at the time of transmission if sent by fax;

(c) five (5) Business Days after the time and date of posting if sent by pre-paid recorded delivery; or

(d) three (3) Business Days after the time and date of posting if sent by international courier;

provided that if deemed receipt of any Notice occurs after 6.00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9.00 a.m. on the next Business Day. References to time in this Clause 15.10.2 are to local time in the country of the addressee.

15.10.3  The addresses and fax numbers for service of Notice are as follows:

(a) if to the Sellers and/or ABB, to:

[ABB Holdings Inc./ABB Holdings B.V.
c/o] ABB Asea Brown Boveri Ltd
Affolternstrasse 44
P.O. Box 8131
CH-8050 Zurich
Switzerland
Attention: General Counsel
Fax: +41 43 317 7992

with a copy (which shall not constitute notice) to:

White & Case LLP
5 Old Broad Street
London EC2N 1DW
United Kingdom
Attention: Mats Sacklén
Fax: +44 (0)20 7532-1001

(b) if to the Purchasers and/or CB&I, to:

[Chicago Bridge & Iron Company / Chicago Bridge & Iron Company B.V.
c/o] Chicago Bridge & Iron Company N.V.
P.O. Box 2043
2130 GE Hoofddorp
The Netherlands
Attention: Chief Executive Officer
Fax: +31 023 568 5671

with a copy (which shall not constitute notice) to:

Chicago Bridge & Iron Company
One CB&I Plaza
2013 Research Forrest Drive
The Woodlands
Texas 77380-2624
USA
Attention: General Counsel
Fax: +1 832 513-1791

and to:

Ashurst
Broadwalk House
5 Appold Street
London EC2A 2HA
United Kingdom
Attention: Susan Roy (ref: C777.00022)
Fax: +44 (0)20 7638 1112

15.10.4  A Party shall notify the other Parties of any change to its address in accordance with the provisions of this Clause 15.10; provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

15.10.5  For the purposes of this Agreement:

(a) any Notice signed by any one Seller shall be deemed to be signed by and given on behalf of both of the Sellers and any Notice given to any one Seller shall be deemed to be given to both of the Sellers; and

(b) any Notice signed by any one Purchaser shall be deemed to be signed by and given on behalf of both of the Purchasers and any Notice given to any one Purchaser shall be deemed to be given to both of the Purchasers.

15.11  Counterparts

This Agreement may be executed in counterparts and shall be effective when each Party has executed one counterpart. Each counterpart shall constitute an original of this Agreement.

15.12  Governing Law and Jurisdiction

15.12.1  This Agreement shall be governed by and construed in accordance with English law.

15.12.2  The Parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and proceedings in respect of any dispute may be brought in such courts.

15.13  Agent for Service of Process

15.13.1  The Sellers irrevocably appoint ABB Limited of Daresbury Park, Daresbury, Cheshire, WA4 4BT Warrington, United Kingdom (marked for the attention of: Company Secretary / Chief Financial Officer) as their agent for service of process in England.

15.13.2  The Purchasers irrevocably appoint Ashurst of Broadwalk House, 5 Appold Street, London EC2A 2HA, United Kingdom (marked for the attention of: Susan Roy (ref: C777.00022)) as its agent for service of process in England.

15.13.3  If any Person appointed as agent for service of process ceases to act as such, the relevant Party shall immediately appoint another Person to accept service of process on its behalf in England and notify the other Party of such appointment. If it fails to do so within ten (10) Business Days, the other Party shall be entitled by notice to the relevant Party to appoint a replacement agent for service of process.

15.14  Specific Enforcement

The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties are, subject to the discretion of the relevant court of competent jurisdiction, entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

15.15  No Set-Off

Neither Party shall be entitled to exercise any right of set-off or counterclaim against, or otherwise withhold payment of, any sums payable by such Party to the other Party under this Agreement unless otherwise agreed in writing by the Parties.

15.16  Rules of Construction

The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

IN WITNESS WHEREOF each Party has executed this Agreement, or caused this Agreement to be executed by its duly authorised representatives.

SCHEDULE 1

DEFINITIONS AND INTERPRETATION

1.	Definitions

1.1 When used in this Agreement, the following terms and expressions shall have the respective meanings set out below:

“ABB” shall have the meaning set out in the preamble to this Agreement.

“ABB Group” means ABB and its subsidiaries from time to time (excluding, for the avoidance of doubt, the Acquired Group).

“ABB Marks” shall have the meaning set out in Clause 11.6.1.

“ABB Occurrence Policies” shall have the meaning set out in Clause 11.5.2.

“ABB Post-Retirement Health and Life Insurance Plan” shall have the meaning set out in Clause 11.2.2.

“ABB Retained Plans” shall have the meaning set out in Clause 11.2.3.

“Acquired Company” means either of the Companies or any of their respective subsidiaries, but shall not include the Joint Ventures.

“Acquired Company Employees” shall have the meaning set out in Clause 11.2.2.

“Acquired Group” means all of the Acquired Companies.

“Action” means any written action, complaint, petition, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity, by or before any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by Contract, or otherwise. Each Acquired Company shall be deemed an Affiliate of the Sellers prior to, and an Affiliate of the Purchasers as from, Completion.

“Applicable Law” means, as to any Person, any statute, law, ordinance, rule or regulation of any Governmental Entity in any jurisdiction applicable from time to time to such Person or to any of its businesses or assets.

“Asbestos Condition” shall have the meaning set out in Clause 4.1.1(d).

“Assumed Plan” shall have the meaning set out in Clause 11.2.1.

“Balance” shall have the meaning set out in Clause 14.1.2.

“Balance Sheet” shall have the meaning set out in paragraph 4.1 of Schedule 5 (The Sellers’ Warranties).

“Balance Sheet Date” means 31 December 2006.

“Benefit Arrangement” shall have the meaning set out in Clause 11.2.4(a).

“Bidder Representatives” shall have the meaning set forth in the Confidentiality Agreement.

“Books and Records” shall have the meaning set out in Clause 11.3.1.

“Break Fee” shall have the meaning set out in Clause 4.3.2.

“Business” means the business of the Acquired Group of providing process technology, project management or engineering, procurement or construction services to the upstream or downstream oil and gas, refining or petrochemical industries, as conducted as of the date of this Agreement.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are not generally open for business in all of Zurich, Switzerland, London, England and New York, New York.

“Cash Balance Plan” shall have the meaning set out in Clause 11.2.3.

“CB&I” shall have the meaning set out in the preamble to this Agreement.

“CB&I Group” means CB&I and its subsidiaries from time to time (including, after Completion, the Acquired Group).

“CB&I Warranties” means the warranties referred to in Clause 9 and set out in Schedule 6 (CB&I’s Warranties).

“Civil Law Notary” means a civil law notary of Nauta Dutilh.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Company” and “Companies” shall have the respective meanings set out in the recitals to this Agreement.

“Competition Authority” means any Governmental Entity having jurisdiction with respect to the Transactions pursuant to applicable Competition Laws.

“Competition Laws” means all Applicable Law that are designed or intended to, among other things, exercise merger control and prohibit agreements which restrict competition.

“Completion” means completion of the sale and purchase of the Shares pursuant to Clause 7.

“Completion Date” shall have the meaning set out in Clause 7.3.

“Conditions to Completion” shall have the meaning set out in Clause 4.1.1.

“Confidentiality Agreement” means the Confidentiality Agreement made by way of letter dated 4 April 2007 between Chicago Bridge & Iron Company and ABB.

“Contract” means any agreement, contract or other legally binding instrument, including in each case all amendments thereto.

“Deed of Transfer” means the notarial deed of transfer in such form as the Purchasers may reasonably require evidencing the transfer of the NL Shares from the NL Seller to the Purchasers pursuant to the laws of the Netherlands.

“Deferred Compensation Plan” shall have the meaning set out in Clause 11.2.3.

“Deferred Completion Notification” shall have the meaning set out in Clause 7.3(a).

“Derivatives Contract” means any hedging or other derivatives contract between a member of the ABB Group, on the one hand, and any Acquired Company, on the other hand.

“Divestiture” shall have the meaning set out in Clause 4.2.4(a).

“Due Diligence Materials” means information: (i) set out in the Information Memorandum headed “ABB Lummus Global” issued by Credit Suisse and dated March 2007 or in any other materials prepared by or on behalf of the Sellers, including the VDD; (ii) made available in any “data room” (virtual or otherwise), including any Information and Evaluation Material (as those terms are defined in the Confidentiality Agreement); (iii) provided in any management presentation or in any “break-out” or follow-up discussion with management, or in connection with any “site visit”; or (iv) provided or made available in response to any questions submitted by or on behalf of the Purchasers or any of their Affiliates.

“Early Termination Date” shall have the meaning set out in Clause 11.7.1.

“Encumbrance” means any lien, security interest, mortgage, pledge, encumbrance or charge of any kind.

“Environmental Issues” shall have the meaning set out in Clause 14.1.1.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated and the rulings issued thereunder.

“Excess Amount” shall have the meaning set out in Clause 14.2.1.

“Existing NL Shares” shall have the meaning set out in the recitals to this Agreement.

“Existing Shares” shall have the meaning set out in the recitals to this Agreement.

“Existing US Shares” shall have the meaning set out in the recitals to this Agreement.

“Expiration Date” shall have the meaning set out in Clause 14.2.1.

“Financial Statements” shall have the meaning set out in paragraph 4.1 of Schedule 5 (The Sellers’ Warranties).

“Governmental Entity” means any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

“Indebtedness” of any Person means the principal amount of any indebtedness for borrowed money and any accrued interest, prepayment premiums and penalties related thereto (which, for the avoidance of doubt, shall not include any accounts payable or accounts receivable arising in the ordinary course of trade); provided that Indebtedness shall not include indebtedness owing from any Acquired Company to any other Acquired Company.

“Intellectual Property” means patents, petty patents, utility models, trade marks, service marks, trade and business names, registered designs, design rights, copyright and neighbouring rights, database rights, domain names, mask work rights, semi-conductor topography rights and rights in inventions, trade secrets, confidential information of all kinds and other similar proprietary rights which may subsist in any part of the world and whether registered or not.

“Inter-Company Debt” means any Indebtedness owed by any Seller or any other member of ABB Group, on the one hand, to any Acquired Company, on the other hand, and any Indebtedness owed by any Acquired Company, on the one hand, to any Seller or any other member of the ABB Group, on the other hand.

“Inter-Company Debt Statement” means a schedule setting out:

(a) the amount of Inter-Company Debt owing by each of the Acquired Companies at Completion, in the currency in which the debt is owed, gross of any repayments to be effected pursuant to Clause 3.2.1 and identifying the relevant Acquired Companies by whom any amount of Inter-Company Debt is owed and the relevant members of the ABB Group to whom the monies are owed;

(b) the amount of Inter-Company Debt to be repaid to each of the Acquired Companies at Completion pursuant to Clause 3.2.1, in the currency in which the debt is owed, identifying the relevant Acquired Companies to whom any amount of Inter-Company Debt is owed and the relevant members of the ABB Group by whom the monies are to be paid;

(c) the amount of Inter-Company Debt to be repaid by each of the Acquired Companies at Completion in accordance with Clause 3.2.2, in the currency in which the debt is owed, net of any repayments to be effected pursuant to Clause 3.2.1 and identifying the relevant Acquired Companies by whom any amount of Inter-Company Debt is owed and the relevant members of the ABB Group to whom the monies are owed; and

(d) the requisite details of the account to which the Inter-Company Debt owed by the Acquired Group shall be paid at Completion in accordance with Clause 3.2.2.

“IRS” means the Internal Revenue Service of the United States.

“IT Systems” means computing and communication systems and equipment (including hardware, proprietary and third party software, networks, peripherals and associated documentation).

“Joint Venture” means each of (i) Chevron Lummus Global LLC; (ii) Catalytic Distillation Technologies; and (iii) Hua Lu Engineering Co., Ltd.

“Lease Agreements” shall have the meaning set out in paragraph 14.2 of Schedule 5 (The Sellers’ Warranties).

“Leased Real Property” shall have the meaning set out in paragraph 14.2 of Schedule 5 (The Sellers’ Warranties).

“Locked-Box Claim” means any claim pursuant to Clauses 6.2.2(c), 6.2.2(d) or 6.2.2(e), and any claim pursuant to paragraphs 6.3(a), 6.3(b) or 6.3(c) of Schedule 5 (The Sellers’ Warranties).

“Long-Stop Date” shall have the meaning set out in Clause 4.5.1.

“Material Contract” means a Contract to which an Acquired Company is a party (other than Contracts between Acquired Companies), under which such Acquired Company, as of the date of this Agreement, has rights or obligations (including warranty or indemnity obligations), and:

(a) was entered into on or after 1 January 2004 in the engineering, procurement and construction (EPC) division of the Acquired Group, relates to the provision by any Acquired Company of EPC services and requires scheduled payments to, or receipts by, such Acquired Company in excess of fifteen million dollars ($15,000,000), unless such Contract: (i) is terminated on or prior to the Completion Date; or (ii) is terminable upon sixty (60) days’ or less notice by such Acquired Company, in either case without penalty and with no remaining liability on the part of the Acquired Company;

(b) was entered into on or after 1 January 2006 in the process technology (PT) division of the Acquired Group, relates to the provision by any Acquired Company of any PT services or technology and requires scheduled payments to, or receipts by, such Acquired Company in excess of five million dollars ($5,000,000), unless such Contract (i) is terminated on or prior to the Completion Date; or (ii) is terminable upon sixty (60) days’ or less notice by such Acquired Company, in either case without penalty and with no remaining liability on the part of the Acquired Company;

(c) is a Contract with an independent contractor relating to the provision of goods or services by such contractor to any Acquired Company in connection with a Contract described in subparagraph (a) or (b) above which requires payments to such contractor in excess of fifteen million dollars ($15,000,000) (in the case of a Contract described in subparagraph (a) above) or five million dollars ($5,000,000) (in the case of a Contract described in subparagraph (b) above);

(d) is a Contract with a licensor which requires payments by such Acquired Company in excess of one million dollars ($1,000,000) per annum or which is otherwise material to the Business, other than Contracts of a type referred to in subparagraph (f) below;

(e) is a joint venture, partnership, strategic alliance or joint development Contract other than project-related joint ventures entered into in the ordinary course of business of such Acquired Company;

(f) relates to Indebtedness of any Acquired Company with a principal balance in excess of five million dollars ($5,000,000);

(g) relates to the lease or hire purchase of plant or equipment and requires aggregate payments by such Acquired Company in excess of one million dollars ($1,000,000) in any calendar year;

(h) other than Contracts entered into by any Acquired Company in the ordinary course of business for the purchase or sale of products or services, is a Contract with a member of the ABB Group; or

(i) is a Contract containing a covenant by such Acquired Company not to compete in or conduct any line of business, other than Contracts referred to in subparagraphs (a) through (h) of this defined term and other Contracts made available to the Purchasers.

“Multiemployer Plan” shall have the meaning set out in paragraph 16.1(a) of Schedule 5 (The Sellers’ Warranties).

“Net Early Termination Amount” shall have the meaning set out in Clause 11.7.3.

“New NL Shares” means all shares, if any, issued after the date of this Agreement by the NL Company to the NL Seller in accordance with, and subject to the conditions of, this Agreement.

“New Shares” mean the New NL Shares and the New US Shares.

“New US Shares” means all shares, if any, issued after the date of this Agreement by the US Company to the US Seller in accordance with, and subject to the conditions of, this Agreement.

“NJ Authority” shall have the meaning set out in Clause 14.1.1.

“NL Acquired Company” shall mean the NL Company or any of its subsidiaries.

“NL Base Equity Price” shall have the meaning set out in Clause 3.1.2(a).

“NL Capital Increase Amount” shall have the meaning set out in Clause 3.1.2(d).

“NL Company” shall have the meaning set out in the recitals to this Agreement.

“NL Company Guarantee” means the guarantee to be executed by the NL Company and the Sellers in the agreed terms.

“NL Debt Conversion Amount” shall have the meaning in Clause 3.1.2(c).

“NL Purchase Price” shall have the meaning set out in Clause 3.1.2.

“NL Purchaser” shall have the meaning set out in the preamble to this Agreement.

“NL Seller” shall have the meaning set out in the preamble to this Agreement.

“NL Shares” means the Existing NL Shares and, if applicable, the New NL Shares.

“Non-US Plans” shall have the meaning set out in paragraph 16.1(b) of Schedule 5 (The Sellers’ Warranties).

“Notices” shall have the meaning set out in Clause 15.10.1.

“Order” means any judgment, order, injunction, decree, writ, permit, consent or license of any Governmental Entity or any arbitrator.

“Other Transaction Documents” means the Transitional Services Agreement, the US Company Guarantee, the NL Company Guarantee and the Sellers’ Disclosure Letter.

“Owned Real Property” shall have the meaning set out in paragraph 14.1 of Schedule 5 (The Sellers’ Warranties).

“Party” means a party to this agreement or, as the context may require, the US Seller and the NL Seller, on the one hand, and the US Purchaser and the NL Purchaser, on the other hand.

“Parent Guarantees” shall have the meaning set out in Clause 6.3.1(a).

“Permits” shall have the meaning set out in paragraph 10.4 of Schedule 5 (The Sellers’ Warranties).

“Permitted Encumbrances” means: (i) Encumbrances arising by operation of law for Taxes, assessments and other governmental charges that are not yet due and payable or that may be paid thereafter without penalty or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties; (iii) publicly recorded easements, covenants, conditions and restrictions, in each case to the extent that it affects real property; (iv) any zoning or other restrictions or encumbrances established by any Governmental Entity; (v) any mechanic’s, materialman’s, warehouse man’s, supplier’s, vendor’s or similar Encumbrances arising or incurred by operation of law in the ordinary course of trade securing amounts that are not overdue for a period of more than ninety (90) days or the amount or validity of which is being contested in good faith by appropriate proceedings; and (vi) railroad trackage agreements, utility, slope and drainage easements, right of way easements and leases regarding signs.

“Permitted Payments” means: (i) any payment relating to intra-group trading between a member of the ABB Group and a member of the Acquired Group in the ordinary course of business and on arms’ length terms; (ii) any cash settlement within the ABB Group cash settlement system; (iii) any repayment by an Acquired Company of any Inter-Company Debt; (iv) any payment by any Acquired Company of any obligation or liability that has been specifically accrued or provided for in the Financial Statements (up to the amount thus accrued or provided for); (v) any payment of fees consistent with past practice for the provision of management and administrative services by a member of the ABB Group, up to a maximum of one million three hundred thousand dollars ($1,300,000) in the aggregate; (vi) any contributions consistent with past practice to any pension or other employee benefit plan providing benefits for any employees of the Acquired Group; (vii) any payment relating to the Leased Real Property, including any property management or maintenance service fees associated with the Leased Real Property located in Singapore, Beijing, China, Ladenberg Germany and Houston, United States in each case, in accordance with any lease agreement or management or service agreement relating to such Leased Real Property; (viii) any payment consistent with past practices for the provision of services relating to insurance, information technology, human resources, travel or other similar arrangements, and any payment consistent with past practices for the use of software or Internet domain names, in each case in the ordinary course of business; and (ix) any payment which is disclosed pursuant to the Sellers’ Disclosure Letter.

“Person” means any individual, partnership, limited liability partnership, joint venture, corporation, limited liability company, trust, unincorporated organisation, association, Governmental Entity, or other entity.

“Pre-Completion Losses” shall have the meaning set out in Clause 11.5.2.

“Pre-Completion Period” means any taxable period that ends on or before the Completion Date or, with respect to any taxable period beginning on or before and ending after the Completion Date, the portion of such taxable period ending on and including the Completion Date.

“Prior Service” shall have the meaning set out in Clause 11.2.6.

“PRISM Plan” shall have the meaning set out in Clause 11.2.3.

“Provision” shall have the meaning set out in Clause 14.1.2.

“Purchase Price” shall have the meaning set out in Clause 3.1.2.

“Purchaser” and “Purchasers” shall have the meaning set out in the preamble to this Agreement.

“Purchaser Post-Retirement Health and Life Insurance Plan” shall have the meaning set out in Clause 11.2.2.

“Registered Intellectual Property” means any of the following: (i) patents, petty patents and utility models and any applications therefor; (ii) registered trademarks and service marks, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (iii) registered designs and applications for registrations of designs; and (iv) Internet domain names.

“Regulatory Condition” shall have the meaning set out in Clause 4.1.1(a).

“Remediation Plan” shall have the meaning set out in Clause 14.1.1.

“Representatives” of any Person means such Person’s directors, managers, members, officers, employees, agents, advisors and other representatives (including attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).

“Returns” means all tax returns, statements, forms and reports (including elections, waivers or extensions, declarations, disclosures, Schedules, estimates and information returns) for Taxes.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” and “Sellers” shall have the meaning set out in the preamble to this Agreement.

“Sellers’ Disclosure Letter” means the letter of today’s date from the Sellers to the Purchasers disclosing exceptions to the Sellers’ Warranties and delivered to the Purchasers on or before the execution of this Agreement.

“Sellers’ Warranties” means the warranties referred to in Clause 8.1 and set out in Schedule 5 (The Sellers’ Warranties).

“Settlement Statement” shall have the meaning set out in Clause 11.7.2.

“Shareholder Approval Condition” shall have the meaning set out in Clause 4.1.1(b).

“Shares” means the Existing Shares and, if applicable, the New Shares.

“Surviving Provisions” means Clauses 1, 11.8, 11.9, 15.1 — 15.4 (inclusive), 15.6, 15.8 — 15.14 (inclusive) 15.16 and Schedule 1 (Definitions and Interpretation).

“Tax Authority” shall mean any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official in any jurisdiction competent to impose, collect or assess any Tax.

“Tax Warranties” means those Sellers’ Warranties set out in paragraph 20 of Schedule 5 (The Sellers’ Warranties).

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental, national, state, provincial, local governmental or municipal, charges including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, value added, stamp duty land tax, withholding and other taxes, (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax and penalties, fines and interest with respect thereto, and “Tax” or “Taxation” shall be construed accordingly.

“Third-Party Claim” shall have the meaning set out in paragraph 15 of Schedule 7 (The Sellers’ Limitations of Liability).

“Third-Party Guarantees” shall have the meaning set out in Clause 6.3.1(b).

“Transactions” means the sale and purchase of the Shares and the other transactions contemplated by this Agreement.

“Transitional Services Agreement” shall mean the Transitional Services Agreement in the agreed terms to be entered into between the Sellers and the Purchasers on the Completion Date.

“United States” shall mean the United States of America.

“US Acquired Company” shall mean the US Company or any of its subsidiaries, but shall not include the Joint Ventures.

“US Base Equity Price” shall have the meaning set out in Clause 3.1.1(a).

“US Capital Increase Amount” shall have the meaning set out in Clause 3.1.1(d).

“US Company” shall have the meaning set out in the recitals to this Agreement.

“US Company Guarantee” means the guarantee to be executed by the US Company and the Sellers in the agreed terms.

“US Debt Conversion Amount” shall have the meaning set out in 3.1.1(c).

“US GAAP” shall mean the generally accepted accounting principles of the United States.

“US Plans” shall have the meaning set out in paragraph 16.1(a) of Schedule 5 (The Sellers’ Warranties).

“US Purchase Price” shall have the meaning set out in Clause 3.1.1.

“US Purchaser” shall have the meaning set out in the preamble to this Agreement.

“US Seller” shall have the meaning set out in the preamble to this Agreement.

“US Shares” means the Existing US Shares and, if applicable, the New US Shares.

“VAT” means, within the European Union, the tax imposed in accordance with Council Directive 77/338/EEC dated 17 March 1977 as implemented through the national laws of each member state, and, outside the European Union, means any similar tax.

“VDD” means the Vendor Due Diligence Report dated 11 May 2007, prepared by Ernst & Young AG and relating to the Acquired Group, which Vendor Due Diligence Report has been delivered to the Purchasers prior to the date hereof.

“WARN” shall have the meaning set out in Clause 11.2.8.

“Warranty Claim” means any claim for breach of any of the Sellers’ Warranties.

“Westlake Contract” shall have the meaning set out in Clause 14.2.1

“W&C” shall have the meaning set out in Clause 11.8.1.

1.2 Certain terms and expressions used solely in Schedule 8 (Tax Covenant) shall have the respective meanings given in Schedule 8 (Tax Covenant).

2.	Interpretation

2.1 In this Agreement, unless the context otherwise requires:

(a) the expression “in the agreed terms” means in the form agreed between the Sellers and the Purchasers and signed for the purposes of identification by or on behalf of the Sellers and the Purchasers;

(b) any reference to “writing” or comparable expressions includes a reference to any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, email);

(c) the phrases “delivered” or “made available” shall mean, when used in a Sellers’ Warranty, that information physically or electronically delivered or made available to the Purchasers by virtue of having been posted in the “data room” (virtual or otherwise) established by the Sellers, or otherwise attached to the Sellers’ Disclosure Letter.

(d) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement;

(e) references to this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(f) ‘‘include”, “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(g) references to a “company” include any company, corporation or other body corporate wherever and however incorporated or established;

(h) references to “member” in the context of the ABB Group means ABB or any of its subsidiaries;

(i) references to “substantiated” in the context of a claim against the Sellers under this Agreement means a claim for which the Sellers may be liable and which is admitted or proved in a court of competent jurisdiction;

(j) the expressions “body corporate”, “holding company”, “subsidiary” and “subsidiary undertaking” shall have the meaning given in the Companies Act 1985 (as amended from time to time);

(k) references to “dollars” or “$” are to United States dollars; and

(l) references to “euros” or “€” are to the lawful currency of the European Union from time to time.

2.2 Words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa.

2.3 References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision, except to the extent that any amendment, consolidation or replacement would increase or extend the liability of a Party under this Agreement.

2.4 References to any English legal term for any action, remedy, proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

SCHEDULE 2

THE ACQUIRED GROUP

Part 1
Details of the Companies

Company name	:	ABB Lummus Global Inc.
Company number	:	130989425 (Federal ID)
Date and place of incorporation	:	December 19, 1930 — Delaware, USA
Registered address/Principal place of business	:	3010 Briarpark, Houston, TX 77042 1515 Broad Street, Bloomfield, NJ 07003
Authorised share capital	:	100,000 shares, no par value
Issued share capital	:	61,160 shares
Shareholder	:	ABB Holdings, Inc.
Directors	:	M.W. Gross
R. Widmer
M. Duplantier
Secretary (if applicable)	:	M. Duplantier
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB Oil & Gas Europe B.V.
Company number	:	27154588
Date and place of incorporation	:	November 26, 1990 — The Netherlands
Registered address/Principal place of business	:	Oostduinlaan 75
2596 JJ The Hague
The Netherlands
Authorised share capital	:	1,115 shares, €100 each
Issued share capital	:	€22,500
Shareholder	:	ABB Holdings, B.V.
Directors	:	G.F. Kolff
M.W. Gross
Secretary (if applicable)	:	N/A
Auditors	:	Ernst & Young
Accounting reference date	:	31 December

Part 2

Details of the other Acquired Companies

Company name	:	ABB Engineering und Consulting GmbH
Company number	:	HRB Wiesbaden 8720
Date and place of incorporation	:	December 18, 1992 — Germany
Registered address/Principal place of business	:	Lorenz-Schott-Str.4
D-55252 Mainz-Kastel Wiesbaden, Germany
Authorised share capital	:	50,000 DM
Issued share capital	:	50,000 DM
Shareholder	:	ABB Lummus Global GmbH
Directors	:	M. Ludwig
Secretary (if applicable)	:	N/A
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB Lummus Global China Co. Ltd
Company number	:	Qi Du Hu Pu Zong Zi No. 314928
Date and place of incorporation	:	February 6, 2002 — Pudong New Area, Shanghai, PRC
Registered address/Principal place of business	:	Room 813, China Merchants Tower No. 161 East Lu Jia Zui Road Pudong New Area Shanghai 200120 People’s Republic of China
Authorised share capital	:	$350,000
Issued share capital	:	N/A
Shareholder	:	ABB Oil & Gas Europe B.V.
Directors	:	D. McCarthy G. F. Kolff S.V. Kolala Y. J. Chen
Secretary (if applicable)	:	N/A
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB IOP Services Limited (in liquidation)
Company number	:	03293507
Date and place of incorporation	:	December 17, 1996 — England
Registered address/Principal place of business	:	Aquila House, 35 London Road
Redhill Surrey RH1 1NJ England
Authorised share capital	:	5,000 shares of £1 each
Issued share capital	:	1,000
Shareholder	:	ABB Oil & Gas Europe B.V.
Directors	:	A.C. Stevens
M. J. Ford
Secretary (if applicable)	:	L.A. Sheach

Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB LGI Constructors, Inc.
Company number	:	061334972
Date and place of incorporation	:	January 7, 1992 — Delaware, USA
Registered address/Principal place of business	:	3010 Briarpark Drive
Houston TX 77042 United States
Authorised share capital	:	1,500, no par value
Issued share capital	:	1,000
Shareholder	:	ABB Lummus Global Inc.
Directors	:	M.W. Gross
D.M. McCarthy
M. Duplantier
Secretary (if applicable)	:	M. Duplantier
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB Lummus Crest Limited
Company number	:	02729834
Date and place of incorporation	:	July 9, 1992 — England
Registered address/Principal place of business	:	Aquila House, 35 London Road Redhill Surrey RH1 1NJ England
Authorised share capital	:	1,000 shares of £1 each
Issued share capital	:	1,000 shares of £1 each
Shareholder	:	ABB Lummus Global B.V.
Directors	:	L.T.M. Kester
G.F. Kolff
R.B. Ulf
A.C. Stevens
Secretary (if applicable)	:	L.A. Sheach
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB Lummus Crest Mauritius
Company number	:	13118/947
Date and place of incorporation	:	August 2, 1994 — Mauritius
Registered address/Principal place of business	:	De Chazal Du Mee Building 10, Frere Felix de Valois Street Port Louis, Mauritius
Authorised share capital	:	1,000 shares of $10 each
Issued share capital	:	10 shares
Shareholder	:	ABB Oil & Gas Europe B.V.

Directors	:	L.T.M. Kester
G.F. Kolff
Y. Kumar Juwaheer
U. Kumar Gujadhur
Secretary (if applicable)	:	Multiconsult Limited, Mauritius
Auditors	:	PriceWaterhouseCoopers
Accounting reference date	:	31 December
Company name	:	OOO ABB Lummus Global
Company number	:	1027739107967
Date and place of incorporation	:	March 28, 2001 — Russian Federation
Registered address/Principal place of business	:	Fridrikh Engels Street, 32 Bldg. 1, 2nd Floor Moscow 105005 Russian Federation
Authorised share capital	:	10,000 Rubles
Issued share capital	:	1 share of 10,000 Rubles
Shareholder	:	ABB Oil & Gas Europe B.V.
Directors	:	S. V. Serdinov
Secretary (if applicable)	:	N/A
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB Lummus Global B.V.
Company number	:	27049906
Date and place of incorporation	:	December 7, 1984 — The Netherlands
Registered address/Principal place of business	:	Oostduinlaan 75 2596 JJ The Hague
The Netherlands
Authorised share capital	:	272,270 shares of €100 each
Issued share capital	:	€5,445,400
Shareholder	:	ABB Oil & Gas Europe B.V.
Directors	:	G.F. Kolff
M.W. Gross
Secretary (if applicable)	:	N/A
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB Lummus Global Cyprus Ltd. (in liquidation)
Company number	:	96816
Date and place of incorporation	:	August 25, 1998 — Republic of Cyprus
Registered address/Principal place of business	:	2-4 Arch. Makarios III Avenue, 9th Floor Capital Center 1505 Nicosia Cyprus
Authorised share capital	:	CYP 1,000 shares of CYP 1 each
Issued share capital	:	CYP 1,000
Shareholders	:	ABB Oil & Gas Europe B.V. (90%)

ABB Lummus Global B.V. (10%)
Directors	:	G.F. Kolff
Secretary (if applicable)	:	ATS Services Ltd., Nicosia
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB Lummus Global GmbH
Company number	:	HRB Wiesbaden 2919
Date and place of incorporation	:	May 6, 1965 — Germany
Registered address/Principal place of business	:	Lorenz Schott Strasse 4, D-55252 Mainz Kastel Germany
Authorised share capital	:	2,600,000 DM
Issued share capital	:	2,600,000 DM
Shareholder	:	ABB Oil & Gas Europe B.V
Directors	:	M. Ludwig
Secretary (if applicable)	:	N/A
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB Lummus Global International Corporation
Company number	:	061334973 (Federal ID)
Date and place of incorporation	:	January 7, 1992 — Delaware, USA
Registered address/Principal place of business	:	3010 Briarpark Houston TX 77042 United States
Authorised share capital	:	1,500 shares of no par value
Issued share capital	:	100
Shareholder	:	ABB Lummus Global Inc.
Directors	:	M. W. Gross M. Duplantier K. Farid
Secretary (if applicable)	:	M. Duplantier
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB Lummus Global Ltda
Company number	:	62,497,656/0001-19 (Taxpayers’ registry number)
Date and place of incorporation	:	March 5, 1974 — Sao Paulo, Brazil
Registered address/Principal place of business	:	Av. dos Autonomistas, 1496 06020-902 Osasco Sao Paulo Brasil
Authorised share capital	:	R$19,393,548
Issued share capital	:	R$19,393.548
Shareholders	:	ABB Lummus Global, Inc (19,393,546 quotas) ABB Lummus Global International Corporation (2 quotas)

Directors	:	C.A. Reboucas
J.A. Zaparolli
N. Romano
Secretary (if applicable)	:	C.A. Rossi
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB Lummus Global Overseas Corporation
Company number	:	132623361 (Federal ID)
Date and place of incorporation	:	November 1, 1968 — Delaware, USA
Registered address/Principal place of business	:	3010 Briarpark Houston TX 77042 United States
Authorised share capital	:	100 shares of US$10 par value
Issued share capital	:	100
Shareholder	:	ABB Lummus Global Inc.
Directors	:	K. Farid M. Duplantier
M. J. Ford
Secretary (if applicable)	:	M. Duplantier
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB Lummus Global Pte Ltd
Company number	:	198400246W
Date and place of incorporation	:	January 19, 1984 — Singapore
Registered address/Principal place of business	:	2, Ayer Rajah Crescent Ayer Rajah Complex Singapore 139935
Authorised share capital	:	550,000 of SGD1 each
Issued share capital	:	SGD 527,802
Shareholder	:	ABB Oil & Gas Europe B.V.
Directors	:	N.T. Hallett
M.W. Gross
R.H.N. Widmer
M. Duplantier
Secretary (if applicable)	:	L.S. Wah
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB Lummus Global s.r.o
Company number	:	44014350
Date and place of incorporation	:	October 24, 1991 — Czech Republic
Registered address/Principal place of business	:	1957/13 Milady Horakove 65680 Brno Czech Republic
Authorised share capital	:	1 share of 100,000 Czech crowns
Issued share capital	:	1 share of 100,000 Czech crowns
Shareholder	:	ABB Oil & Gas Europe B.V.

Directors	:	H. Jicinsky
Secretary (if applicable)	:	N/A
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB Lummus Global Technology B.V.
Company number	:	27186172
Date and place of incorporation	:	January 4, 2000 — The Netherlands
Registered address/Principal place of business	:	Oostduinlaan 75 2596 JJ The Hague The Netherlands
Authorised share capital	:	1,000 shares of €100 each
Issued share capital	:	€20,000
Shareholder	:	ABB Lummus Global Inc.
Directors	:	L. T. M. Kester
M. Duplantier
R.C. Movig
J.R. Albanese Jr.
Secretary (if applicable)	:	N/A
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB Lummus Global, LLC
Company number	:	22853
Date and place of incorporation	:	February 21, 2007 — Egypt
Registered address/Principal place of business	:	Intersection of Makram Ebeid & Abdel Razzak Al Sanhoury Streets Nasr City Cairo — 11762 P. O. Box 7630 Nasr City, 8th District
Authorised share capital	:	EGP50,000 (500 shares of EGP100 each)
Issued share capital	:	EGP50,000
Shareholders	:	ABB Oil & Gas Europe B.V. (90%) ABB Lummus Global B.V. (10%)
Directors	:	H. Schwarz S.T. Gawad
Secretary (if applicable)	:	N/A
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB Lummus Heat Transfer B.V.
Company number	:	27110728
Date and place of incorporation	:	December 7, 1984 — The Netherlands
Registered address/Principal place of business	:	Oostduinlaan 75 2596 JJ The Hague The Netherlands
Authorised share capital	:	22,690 shares of €100 each
Issued share capital	:	€453,800
Shareholder	:	ABB Oil & Gas Europe B.V.

Directors	:	M.B. Tolba
Secretary (if applicable)	:	N/A
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB Lummus Malta Limited
Company number	:	C 30107
Date and place of incorporation	:	August 19, 2002 — Malta
Registered address/Principal place of business	:	2nd Floor, Level 5 The Mall Complex, The Mall Floriana FRN 1470 Malta
Authorised share capital	:	1,000,000 shares of €1 each
Issued share capital	:	100,000 shares of €1 each
Shareholders	:	ABB Oil & Gas Europe B.V. (99,999 shares) ABB Lummus Global B.V. (1 share)
Directors	:	G. F. Kolff
L.T.M. Kester
Secretary (if applicable)	:	E. Carbone
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB Lutech Resources Limited
Company number	:	02726614
Date and place of incorporation	:	June 26, 1992 — England
Registered address/Principal place of business	:	Aquila House 35 London Road Redhill Surrey RH1 1NJ England
Authorised share capital	:	1,000 shares of £1 each
Issued share capital	:	1,000 shares of £1 each
Shareholder	:	ABB Oil & Gas Europe B.V.
Directors	:	A.C. Stevens L.T.M. Kester R.D. Dawson
Secretary (if applicable)	:	L.A. Sheach
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	ABB Novolen Technology GmbH
Company number	:	HRB Ladenberg 701809
Date and place of incorporation	:	December 20, 2006 — Germany
Registered address/Principal place of business	:	Wallstadter Str. 59 68526 Ladenburg Germany 68526
Authorised share capital	:	€25,000
Issued share capital	:	€25,000
Shareholder	:	ABB Lummus Global GmbH
Directors	:	G. Follmer
Secretary (if applicable)	:	N/A

Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	Combustion Engineering Technology Investment Corporation
Company number	:	Canada Corporation No. 247304-6
Date and place of incorporation	:	May 9, 1989 — Canada
Registered address/Principal place of business	:	8585 Trans-Canada Highway Ville St-Laurent Quebec, Canada H4S 1Z6
Authorised share capital	:	Unlimited, no par value
Issued share capital	:	100
Shareholder	:	ABB Lummus Global Inc.
Directors	:	M.W. Gross M. Duplantier M.J. Ford
Secretary (if applicable)	:	Margaret Duplantier
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	Lummus Alireza Ltd, Co.
Company number	:	2051011082 (Commercial Registration No.)
Date and place of incorporation	:	January 11, 1977 — Saudi Arabia
Registered address/Principal place of business	:	Sadat Tower, King Abdul Aziz Street P.O. Box 31682 Al Khobar 31952 Saudi Arabia 31952
Authorised share capital	:	SR 3,500,000
Issued share capital	:	SR 3,500,000
Shareholders	:	ABB Lummus Global B.V (96%) Heirs of M. A. Alireza (4%)
Directors	:	T. Kawash
Secretary (if applicable)	:	N/A
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Company name	:	Lummus Catalyst Company Ltd.
Company number	:	061334969 (Federal ID)
Date and place of incorporation	:	January 7, 1992 — Delaware, USA
Registered address/Principal place of business	:	1515 Broad Street Bloomfield NJ 07003, United States
Authorised share capital	:	1,500, no par value
Issued share capital	:	100
Shareholder	:	ABB Lummus Global Inc.
Directors	:	K. Farid
D. M. McCarthy
M. Duplantier
Secretary (if applicable)	:	M. Duplantier
Auditors	:	Ernst & Young

Accounting reference date	:	31 December
Company name	:	Lummus Contracting B.V.
Company number	:	27117132
Date and place of incorporation	:	November 24, 1986 — The Netherlands
Registered address/Principal place of business	:	Oostduinlaan 75 2596 JJ The Hague The Netherlands
Authorised share capital	:	910 shares of €100 each
Issued share capital	:	€18,200
Shareholder	:	ABB Oil & Gas Europe B.V.
Directors	:	R.B. Ulf
H. M. Koese
Secretary (if applicable)	:	N/A
Auditors	:	Ernst & Young
Accounting reference date	:	31 December
Partnership name	:	Novolen Technology Holdings C.V.
Date of formation	:	August 22, 2000
Principal place of business	:	Oostduinlaan 75, 2596 JJ The Hague, The Netherlands
Partnership interests	:	ABB Lummus Global B.V. (14.89%) ABB Oil & Gas Europe B.V. (85.11%)
Secretary (if applicable)	:	N/A
Auditors	:	Ernst & Young
Accounting reference date	:	31 December

SCHEDULE 3

REGULATORY CONDITION

1. Antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, permitting the consummation of the sale and purchase of the Shares as envisaged hereunder.

SCHEDULE 4

COMPLETION ARRANGEMENTS

Part 1
The Sellers’ Obligations

At Completion:

1. The Sellers shall procure that repayment of any and all Inter-Company Debt owing to any Acquired Company as at Completion is effected in accordance with Clause 3.2.1.

2. The NL Seller shall execute the Deed of Transfer before the Civil Law Notary.

3. The US Seller shall deliver to the Purchasers or Ashurst certificates representing the US Shares duly endorsed in blank, or stock powers in respect of the US Shares duly executed in blank.

4. The Sellers shall deliver to the Purchasers or Ashurst:

(a) the Transitional Services Agreement, duly executed by the Sellers;

(b) the US Company Guarantee duly executed by the Sellers and the US Company;

(c) the NL Company Guarantee duly executed by the Sellers and the NL Company;

(d) opinion letters, in such form as the Purchasers may reasonably require, dated as of the Completion Date and duly executed by White and Case LLP in relation to the US Seller, Nauta Dutilh in relation to the NL Seller and Homburger or Bäar & Karrer in relation to ABB;

(e) a certified copy of each power of attorney under which any document to be delivered by any Seller to the Purchasers in connection with this Agreement has been executed;

(f) a certified extract of the minutes of the meeting of the board of directors (or comparable governing body) of each of the Sellers authorising (or ratifying) the execution, delivery and performance of this Agreement; and

(g) a certificate issued by ABB confirming the payment by a member of the ABB Group of two hundred and four million dollars ($204,000,000) to the CE Asbestos PI Trust.

5. The Sellers shall deliver to the Purchasers or to Ashurst (to the extent not already in the possession of an Acquired Company):

(a) the statutory books (written up to, but not including, Completion), certificate of incorporation (or equivalent constituent document) and common seal (if any) of each Acquired Company; and

(b) certificates in respect of all the shares or equity interests of each Acquired Company listed in Part 2 of Schedule 2 (The Acquired Group) and Joint Venture that are owned by an Acquired Company to the extent such shares or equity interests are required to be certificated by Applicable Law or such Acquired Company’s or Joint Venture’s constituent documents.

Part 2
The Purchasers’ Obligations

At Completion:

1. The Purchasers shall procure that the Purchase Price shall be paid in full by telegraphic transfer in immediately available cleared funds to the accounts notified by the Sellers to the Purchasers in accordance with Clause 7.2.1, with the US Purchase Price being paid in dollars and the NL Purchase Price being paid in euros.

2. The Purchasers shall procure that the net aggregate amount of Inter-Company Debt to be repaid by the Acquired Group at Completion in accordance with Clause 3.2.2, in dollars (converted in accordance with

Clause 3.2.3, is paid in full by telegraphic transfer in immediately available cleared funds to the account notified by the Sellers to the Purchasers in accordance with Clause 7.1.1.

3. The Purchasers shall execute the Deed of Transfer before the Civil Law Notary.

4. With respect to all Parent Guarantees and Third-Party Guarantees in respect of which the Purchasers have procured the release of the relevant members of the ABB Group as contemplated by Clause 6.3, the Purchasers shall deliver evidence reasonably satisfactory to the Sellers that the relevant members of the ABB Group have been irrevocably released in full from their respective obligations with respect to such Parent Guarantees and Third-Party Guarantees, in each case in a manner consistent with Clause 6.3.

5. The Purchasers shall deliver to the Sellers or W&C:

(a) a counterpart of the Transitional Services Agreement, duly executed by the Purchasers;

(b) a certified copy of each power of attorney under which any document to be delivered by any Purchaser to the Sellers in connection with this Agreement has been executed;

(c) a certified extract of the minutes of the meeting of the board of directors of each of the Purchasers and CB&I (or comparable governing body) authorising (or ratifying) the execution, delivery and performance of this Agreement;

(d) opinion letters, in such form as the Sellers may reasonably require, dated as of the Completion Date and duly executed by Fulbright & Jaworski in relation to the US Purchaser and Baker & McKenzie in relation to the NL Purchaser and CB&I; and

(e) the unconditional letters of credit and/or bank guarantees due to be delivered in accordance with the provisions of Clause 6.3.4.

SCHEDULE 5

THE SELLERS’ WARRANTIES

1.	Organisation and Authority of the Sellers

1.1 Each of the Sellers and ABB is a company duly organised or incorporated (as applicable), validly existing and, to the extent such concept is applicable to such Seller or ABB, in good standing under the laws of the jurisdiction of its organisation and has the requisite capacity, power and authority to execute, deliver and perform this Agreement.

1.2 The execution, delivery and performance of this Agreement by each of the Sellers has been duly authorised and approved by the board of directors (or comparable governing body) of such Seller, and no other corporate or similar action on the part of such Seller is necessary to authorise the execution, delivery and performance of this Agreement.

1.3 This Agreement constitutes legal, valid and binding obligations of each of the Sellers and ABB in accordance with its terms.

1.4 The execution, delivery and performance by each of the Sellers and ABB of this Agreement does not conflict with or constitute a breach of (i) any provision of the by-laws, the memorandum and articles of association or equivalent constitutional documents of such Seller or ABB; or (ii) any Order applicable to such Seller or ABB or by which the assets of such Seller or ABB are bound, in each case which would reasonably be expected, individually or in the aggregate, to materially and adversely affect the performance by such Seller or ABB of its obligations under this Agreement.

1.5 Except for the consents or approvals contemplated to be obtained or filings contemplated to be made prior to Completion pursuant to Clause 4.2, or as would not reasonably be expected, individually or in the aggregate, to affect materially and adversely the performance by any of the Sellers and ABB of its obligations under this Agreement, no consent, approval or authorisation of any Governmental Entity is required to be obtained by any of the Sellers and ABB in connection with the execution, delivery and performance of this Agreement.

2.	Ownership of the Shares

2.1 The NL Seller is the sole legal and beneficial owner of the Existing NL Shares and the US Seller is the sole legal and beneficial owner of the Existing US Shares.

2.2 The Existing NL Shares constitute the entire issued and outstanding share capital of the NL Company and the Existing US Shares constitute all of the outstanding shares of capital stock of the US Company.

2.3 The Existing Shares have been properly issued, are fully paid up and are free from all Encumbrances.

2.4 If and when issued, the NL Seller will be the sole legal and beneficial owner of the New NL Shares and the US Seller will be the sole legal and beneficial owner of the New US Shares. The New Shares, if and when issued, will have been properly issued, will be fully paid up and will be free from all Encumbrances.

2.5 There are no outstanding options or warrants pursuant to which any Company is or may become obliged to issue or sell any shares or other equity interests of such Company, or any securities convertible into, exchangeable for, any such shares or equity interests.

3.	Acquired Group

3.1 Part 1 of Schedule 2 (The Acquired Group) sets out certain details of the Companies and Part 2 of Schedule 2 (The Acquired Group) sets out certain details of all other Acquired Companies. The details set out in Schedule 2 (The Acquired Group) are true and accurate in all material respects.

3.2 Each Acquired Company is a company or other entity duly organised or incorporated (as applicable), validly existing and, to the extent such concept is applicable to such Acquired Company, in good standing under the laws of the jurisdiction of its organisation. The Sellers have made available to the Purchasers true and correct copies of the by-laws, the memorandum and articles of association or equivalent constitutional documents of each Acquired Company prior to the date of this Agreement.

3.3 Except as otherwise set out in Part 2 of Schedule 2 (The Acquired Group), and except for the Existing Shares, all shares of or other equity interests in each Acquired Company are owned, legally and beneficially, by another Acquired Company. All shares of any Acquired Company have been properly issued, and all such shares or other equity interests in an Acquired Company that are owned by another Acquired Company are fully paid up, and, in each case, are free from all Encumbrances, except for any rights of pre-emption or similar Encumbrances referred to in the constituent documents of the relevant Acquired Company.

3.4 There are no outstanding options or warrants pursuant to which any Acquired Company listed in Part 2 of Schedule 2 (The Acquired Group) is or may become obliged to issue or sell any shares or other equity interests of such Acquired Company, or any securities convertible into, exchangeable for, any such shares or equity interests.

3.5 Except for marketable securities held for investment purposes and except for shares or equity interests in the Joint Ventures, no Acquired Company owns any shares of or other equity interests in any Person (other than another Acquired Company).

4.	Financial Statements

4.1 The Sellers have made available to the Purchasers the audited combined balance sheet of the Acquired Group as at the Balance Sheet Date, and the related audited combined statements of operations, cash flows and changes in parent investment (deficit) for the fiscal year then ended (the audited combined balance sheet of the Acquired Group as at the Balance Sheet Date is hereinafter referred to as the “Balance Sheet” and together with the related audited combined statements of operations, cash flows and changes in parent investment (deficit) for the fiscal year then ended, the “Financial Statements”). Except as described in the footnotes thereto, the Financial Statements were prepared in accordance with US GAAP.

4.2 Except as described in the footnotes thereto, the Balance Sheet fairly presents, in all material respects, the combined financial position of the Acquired Group as at the Balance Sheet Date, and the related audited combined statements of operations, cash flows and changes in parent investment (deficit) fairly present, in all material respects, the combined results of operations, cash flows and changes in parent investment (deficit) of the Acquired Group taken as a whole for the fiscal year then ended, in each case in conformity with US GAAP.

4.3 No Acquired Company is engaged in any sale and leaseback, securitisation, factoring or other similar financing of a type which would not be required under US GAAP to be shown or reflected in financial statements prepared in accordance with US GAAP.

5.	Management Accounts

The unaudited combined management accounts attached as schedule 5 of the Sellers’ Disclosure Letter, taken as a whole, give a fair presentation in all material respects of the financial position of the Acquired Group as of 30 June 2007, and of the results of operations for the six-month period then ended, and were prepared on a basis consistent in all material respects with the principles applied in the preparation of the Financial Statements.

6.	Events Since Balance Sheet Date

6.1 From and including 1 January 2007 to the date of this Agreement the Acquired Group has, in all material respects, carried on the Business in the ordinary course.

6.2 So far as the Sellers are aware and other than: (i) changes in general economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes affecting generally any or all industries, markets or geographic areas in which the Acquired Companies conduct their respective businesses;

or (iii) normal seasonal changes in the results of operations of the Acquired Companies, from and including 1 July 2007 to the date of this Agreement, there has been no material adverse change in the results of operation or financial condition of the Acquired Group, taken as a whole.

6.3 From and including 1 January 2007 to the date of this Agreement, no Acquired Company has:

(a) declared, made or paid any dividend or other distribution, or made any redemption, purchase or other acquisition of any of its shares or other equity interests, other than dividends or distributions to another Acquired Company;

(b) except for Permitted Payments, made any payment of any consulting, advisory or management fee, or other similar fee or payment, to any member of the ABB Group;

(c) other than interest rates which varied in accordance with their terms, varied any interest rate payable in respect of any Inter-Company Debt, or paid any fees in respect of any such Inter-Company Debt;

(d) other than sales of inventory in the ordinary course of trade, sold, leased or otherwise disposed of (including by way of licence) any of its properties or assets, other than any assets having a value of less than one hundred thousand dollars ($100,000) individually;

(e) incurred any Indebtedness, other than unsecured short-term bank Indebtedness on arms-length terms or Indebtedness that will constitute Inter-Company Debt;

(f) given any guarantee, indemnity or other agreement to secure, or incurred financial or other obligations with respect to, another Person’s obligation (other than any other Acquired Company);

(g) made any acquisitions of any corporation, company, partnership, other business organisation or any business or any division thereof;

(h) incurred any capital expenditure in excess of one million five hundred thousand dollars ($1,500,000) in the aggregate, other than as budgeted for in the current annual budget of the Acquired Group;

(i) except with respect to the adoption of the ABB Lummus Global Inc. Retirement Income Restoration Plan (which shall be the ABB Lummus Global Inc. portion of the ABB Retirement Income Restoration Plan) and except on a case by case basis: (i) amended the terms of employment or engagement of its employees (including as regards pension plans and other employee benefits, and whether or not contractual), other than in accordance with current contractual obligations or practice; or (ii) provided gratuitous payments or benefits to its employees or any of their dependents, other than in accordance with current practice;

(j) made announcements to the employees generally of any Acquired Company promising or representing that there will be any change to existing pension and death in service benefits (including, for the avoidance of doubt, any promises or representations to provide new or further pension and death in service benefits or change the level of employer contributions to any such arrangement); or

(k) agreed, or made an offer capable of acceptance, to take any of the foregoing actions set out in this paragraph 6.3.

7.	Accounting and Other Records

The books of account and all other statutory records of each Acquired Company are: (i) up-to-date; (ii) in its possession; and (iii) are true and complete in accordance with Applicable Law, in each case in all material respects.

8.	Assets

The Acquired Group has the right to use all assets (tangible or intangible) used in the Business. In the case of such assets which are owned by a member of the Acquired Group, such assets are free from Encumbrances other than Permitted Encumbrances.

9.	Indebtedness

No Acquired Company has any liability for any Indebtedness for borrowed money or any accrued interest, prepayment premiums and penalties related thereto (which, for the avoidance of doubt, shall not include any accounts payable or accounts receivable arising in the ordinary course of trade), other than Inter-Company Debt.

10.	Applicable Law and Permits

10.1 So far as the Sellers are aware, the Acquired Companies are conducting, and have during the three (3) years ending on the date of this Agreement, conducted their respective businesses and affairs and dealt with their respective assets in all material respects in compliance with Applicable Law, except for any such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the results of operation or financial condition of the Acquired Group taken as a whole.

10.2 Without prejudice to paragraph 10.1, so far as the Sellers are aware, none of the Acquired Companies has, during the three (3) years ending on the date of this Agreement:

(a) induced a person to enter into an agreement or arrangement with an Acquired Company by means of an unlawful or immoral payment, contribution, gift or other inducement;

(b) offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee; or

(c) directly or indirectly made an unlawful contribution to a political activity, in each case which would amount to a violation of Applicable Law, except for any such violation that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the results of operation or financial condition of the Acquired Group taken as a whole.

10.3 So far as the Sellers are aware, none of the Acquired Companies is subject to any investigation, enquiry or disciplinary proceeding (whether judicial, quasi-judicial or otherwise) involving a Governmental Entity in any jurisdiction and none is pending or threatened. During the twelve (12) months ending on the date of this Agreement, no Acquired Company has received written notice from any Governmental Entity to the effect that it will be subject to any such investigation, enquiry, proceeding or request for information.

10.4 So far as the Sellers are aware, the Acquired Group holds all permits, approvals, licenses, authorisations and exemptions from Governmental Entities (collectively, the “Permits”) that are necessary for the operation of the Business and each Acquired Company is in material compliance with all Permits held by it.

11.	Material Contracts

11.1 Schedule 11.1 of the Sellers’ Disclosure Letter contains a list of all Material Contracts. The Sellers have made available to the Purchasers complete and accurate copies of all commercial terms of all Material Contracts.

11.2 The Material Contracts represent:

(a) with respect to the Contracts referred to in paragraph (a) of the definition of “Material Contracts”, sixty-five per cent. (65%) of the orders received, including adjustments to orders received in previous years, by the Acquired Group relating to the provision of engineering, procurement and construction services for the financial year ending 31 December 2006; and

(b) with respect to the Contracts referred to in paragraph (b) of the definition of “Material Contracts”, sixty-five per cent. (65%) of the orders received by the Acquired Group relating to the provision of process technology services for the financial year ending 31 December 2006.

11.3 Each Material Contract is in full force and effect and constitutes legal, valid and binding obligations of the relevant Acquired Company in accordance with its terms.

11.4 So far as the Sellers are aware, no party is in material breach of any Material Contract and no written allegation of any such breach, or written notice of termination, of any Material Contract has been served or received by any Acquired Company within the twelve-month period immediately preceding the date of this Agreement that remains unresolved.

11.5 No Acquired Company has outstanding any tender or other offer which, if it had been accepted prior to the date of this Agreement, would have given rise to what would be a Material Contract.

12.	Intellectual Property

12.1 Schedule 12.1 of the Sellers’ Disclosure Letter contains a list, as at the date of this Agreement, of all Registered Intellectual Property that is owned by the Acquired Group, and, so far as the Sellers are aware, the Acquired Group has taken all steps reasonably necessary to maintain all such Registered Intellectual Property in force (including making all necessary filing and paying all required fees in a timely manner).

12.2 So far as the Sellers are aware, with the exception of any pending applications, all Registered Intellectual Property listed in Schedule 12.1 of the Sellers’ Disclosure Letter is in full force and effect in each jurisdiction in which it is registered. No Acquired Company has received, within the twelve-month period immediately preceding the date of this Agreement, written notice of any opposition to the grant of, or of any application for revocation of, or any challenge to the validity of any such Registered Intellectual Property.

12.3 So far as the Sellers are aware, the Acquired Group has taken all steps reasonably necessary to maintain, in all material respects, the confidentiality of any and all Intellectual Property owned by the Acquired Group constituting trade secrets.

12.4 No Acquired Company has received, during the twelve (12) months ending on the date of this Agreement, written notice of any claim that the use by the Acquired Group of any Intellectual Property in connection with the Business infringes the Intellectual Property of any third Person, other than infringements which, individually, would reasonably be expected to require a monetary payment by the Acquired Group of less than one million dollars ($1,000,000) (following which payment the relevant Acquired Company would be entitled to continue to use the relevant Intellectual Property, free of charge).

12.5 So far as the Sellers are aware, there is no current or pending claim or litigation by any Acquired Company alleging that another Person is infringing or has infringed any of the Intellectual Property owned by any Acquired Company, except for any claim or litigation that would reasonably be expected to require a monetary payment to an Acquired Company of less than one million dollars ($1,000,000).

13.	Information Technology

13.1 No Acquired Company (nor any Seller) has received any written notification during the twelve (12) months ending on the date of this Agreement that an Acquired Company is in material default under any licence or lease under which it is permitted to use any IT Systems necessary for the conduct of the Business.

13.2 During the twelve (12) months ending on the date of this Agreement, no material weaknesses have been cited in any report by the auditors of any Acquired Company in connection with the IT Systems used by the Acquired Group.

13.3 So far as the Sellers are aware, each Acquired Company is validly licensed to use all third-party software used in connection with the IT Systems and material to the Business.

14.	Real Property

14.1 Schedule 14.1 of the Sellers’ Disclosure Letter contains a list, as at the date of this Agreement, of all real property owned in whole or in part by any Acquired Company (collectively, the “Owned Real Property”). One of the Acquired Companies has good title to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and Encumbrances that will be released at or prior to Completion. No material portion of any Owned Real Property is leased by any Acquired Company to any Person (other than an Acquired Company).

14.2 Schedule 14.2 of the Sellers’ Disclosure Letter contains a list, as at the date of this Agreement, setting forth the street address of all real property leased in whole or in part by any Acquired Company other than real property which is leased by any Acquired Company for site-related construction projects (collectively, the “Leased Real Property”). The Sellers have made available to the Purchasers complete and accurate copies of all leases relating to the Leased Real Property (the ‘‘Lease Agreements”). Each Lease Agreement is in full force and effect and constitutes legal, valid and binding obligations of the relevant Acquired Company in accordance with its terms.

14.3 So far as the Sellers are aware, no party is in material breach of any Lease Agreement and no written allegation of any such breach, or written notice of termination of any Lease Agreement, has been served or received by any Acquired Company within the twelve-month period immediately preceding the date of this Agreement that remains unresolved.

14.4 All rents and other payments due on or prior to the date of this Agreement in respect of the Leased Real Property under the relevant lease have been paid in full.

15.	Employees

15.1 Schedule 15.1 of the Sellers’ Disclosure Letter contains lists, as of the date of this Agreement, of:

(a) each and every employment agreement between an Acquired Company and any of the senior-level management employees of the Acquired Group identified in such Schedule 15.1; and

(b) each and every collective bargaining agreement applicable to any employee of the Acquired Group (other than national or industry-wide collective bargaining agreements or collective bargaining agreements imposed by Applicable Law) under which any Acquired Company has any outstanding future or contingent material obligations or liabilities.

15.2 The Sellers have made available to the Purchasers complete and accurate copies of all agreements referred to in paragraph 15.1 (or, if no such agreement exists, a summary of the principal terms of employment).

15.3 So far as the Sellers are aware:

(a) there is no pending or threatened: (i) labour strike, work stoppage or other similar industrial action against any Acquired Company; (ii) unfair labour practice charge or complaint against any Acquired Company; (iii) union grievance against any Acquired Company, except, in the case of sub-paragraphs (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the results of operation or financial position of the Acquired Group taken as a whole; and

(b) there is no pending or threatened: (i) employment discrimination charge (including as to pay or other employment conditions) against any Acquired Company; or (ii) other claim (whether civil, criminal, arbitration, administrative or otherwise) against any Acquired Company by any employee or former employee of the Acquired Group or by any Governmental Entity on behalf of any employee or former employee, except, where the charge or claim should not reasonably be expected to result in a liability on the part of the relevant acquired Company of more than one hundred thousand dollars ($100,000) individually.

15.4 So far as the Sellers are aware, as at the date of this Agreement, the Business is being conducted in all material respects in compliance with Applicable Law relating to employment and employment practices (including health and safety, and as regards data protection and privacy rights), terms and conditions of employment and wages and hours.

15.5 The employee records of each Acquired Company are: (i) up-to-date; (ii) in its possession; and (iii) true and complete in accordance with Applicable Law, in each case in all material respects.

16.	Pensions and Other Employee Benefits

16.1 Schedule 16.1 of the Sellers’ Disclosure Letter contains a list, as at the date of this Agreement, of:

(a) each material employee benefit plan within the meaning of Section 3(3) of ERISA subject to Title I of ERISA maintained and sponsored by, and each “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (each, a “Multiemployer Plan”) contributed to by, any Acquired Company (collectively, the “US Plans”); and

(b) each material written plan or programme providing retirement or post-retirement, termination and/or health and welfare benefits maintained or contributed to outside the United States by any Acquired Company or for which provision is made by any Acquired Company outside the United States (collectively, the “Non-US Plans”);

in each case, excluding any plan, programme or arrangement sponsored by any Governmental Entity (such as social security or similar government-mandated programmes).

16.2 Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the results of operation or financial position of the Acquired Group taken as a whole:

(a) each US Plan (other than any Multiemployer Plan) and each Non-US Plan is in material compliance with Applicable Law and is being administered and operated in accordance with its terms;

(b) each Non-US Plan that is capable of being formally approved or qualified by, or registered with, the appropriate taxation, social security, supervisory, fiscal or other applicable Governmental Entity in the relevant jurisdiction, in order to obtain tax approved, favoured or qualified status in such jurisdiction, has been so approved, qualified or registered and none of the Acquired Companies has received, during the thirty six (36) months ending on the date of this Agreement, notice from any Governmental Entity to the effect that such approved, qualified or registered status is likely to be withdrawn;

(c) the Sellers have, for the Assumed Plan, and each Acquired Company has, for each US Plan (including each Multiemployer Plan) and Non-US Plan, accrued on the books and records of the relevant Acquired Company or made all contributions to each US Plan (including each Multiemployer Plan) and each Non-US Plan required by the terms of each such US Plan or Non-US Plan or any collective bargaining agreement or Applicable Law to be made by such Acquired Company since 1 January 2004; and

(d) there are no pending or, so far as the Sellers are aware, threatened claims in writing (whether civil, criminal, arbitration, administrative or otherwise) with respect to any US Plan (other than any Multiemployer Plan) or any Non-US Plan (other than routine claims for benefits payable in the ordinary course and appeals of such denied claims).

16.3 Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the results of operation or financial position of the Acquired Group taken as a whole:

(a) so far as the Sellers are aware, since 27 April 2004 in respect of any pension scheme which is subject to the laws and jurisdiction of England, no act or omission has taken place, and no circumstances exist which would reasonably be expected to expose the Acquired Companies (including their directors) to any liabilities arising under section 38 to 51 (inclusive) of the Pensions Act 2004;

(b) all death benefits which may be payable (other than a refund of members’ contributions with interest, where appropriate), are fully insured with an insurance company authorised to carry on long-term insurance business;

(c) for each US Plan (other than any Multiemployer Plan) that any Acquired Company intends to be “qualified” within the meaning of Section 401(a) of the Code, such Acquired Company has received, or has requested, a favourable determination letter from the IRS or is comprised of a master or prototype plan that has received a favourable opinion letter from the IRS;

(d) no US Plan covered by Title IV of ERISA (other than any Multiemployer Plan) has been terminated and, so far as Sellers are aware, no proceedings have been instituted to terminate or appoint a trustee to administer any such plan;

(e) since 1 January 2004, no “reportable event” as defined in Section 4043 of ERISA, for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation, has occurred with respect to any US Plan covered by Title IV of ERISA (other than any Multiemployer Plan);

(f) no US Plan (other than any Multiemployer Plan) subject to Section 412 of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortisation period under Section 412 of the Code or Section 303 or 304 of ERISA; and

(g) no Acquired Company has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any Multiemployer Plan.

17.	Insurance

17.1 Schedule 17.1 of the Sellers’ Disclosure Letter sets out a list, as at the date of this Agreement, of each current insurance policy maintained by the Acquired Group. Copies of all of such policies have been made available to the Purchasers.

17.2 So far as the Sellers are aware, each insurance policy referred to in paragraph 17.1 is valid and enforceable. Each Acquired Company has paid all premiums due in respect of all the insurance policies maintained by it.

17.3 Schedule 17.3 of the Sellers’ Disclosure Letter sets out reasonable details of all individual claims in excess of one million dollars ($1,000,000) by an Acquired Company outstanding under any of the insurance policy maintained by the Acquired Group, and of all matters of which the Sellers are aware which they expect might give rise to any such claim.

17.4 Schedule 17.4 of the Sellers’ Disclosure Letter sets out a list, as at the date of this Agreement, of all agreements between any Acquired Company and insurers in connection with the settlement of any asbestos-related claims against an Acquired Company. Copies of all of such agreements have been made available to the Purchasers.

18.	Litigation

18.1 None of the Acquired Companies is involved in a civil, criminal, arbitration, administrative or other legal or administrative proceeding, other than any such proceeding which, if adversely determined, individually would reasonably be expected to require a monetary payment by the relevant Acquired Company of less than two million dollars ($2,000,000).

18.2 No Acquired Company has received, during the twelve (12) months ending on the date of this Agreement, notice in writing of any claim that would reasonably be expected to give rise to a civil, criminal, arbitration, administrative or other legal or administrative proceeding involving an Acquired Company, other than any such proceeding which, if adversely determined, individually would reasonably be expected to require a monetary payment by the relevant Acquired Company of less than two million dollars ($2,000,000).

18.3 None of the Acquired Companies has, during the three (3) years ending on the date of this Agreement, been involved in a civil, criminal, arbitration, administrative or other legal or administrative proceeding which has been resolved or settled, other than any such proceedings which resulted in a monetary payment by or to the relevant Acquired Company of less than two million dollars ($2,000,000).

18.4 There is no outstanding Order against any Acquired Company under which any such Acquired Company has performance or other obligations which have not been satisfied.

19.	Insolvency

19.1 No order has been made, petition presented or resolution passed by an Acquired Company for the winding up of such Acquired Company or for the appointment of a provisional liquidator to any Acquired Company.

19.2 No Acquired Company is in administration and no written notice has been received by an Acquired Company during the twelve (12) months ending on the date of this Agreement that a Person has taken any step (including the service of any notice or the filing of any document(s)) to place any Acquired Company in administration.

19.3 No receiver, receiver and manager or administrative receiver has been appointed of the whole or part of any Acquired Company’s business or assets.

19.4 No Acquired Company has entered into any compromise or arrangement with its creditors or any class of its creditors generally.

19.5 None of the Acquired Companies and the Sellers is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (but for this purpose ignoring the reference to “if it is proved to the satisfaction of the court that” in section 123(1)(e) and 123(2)).

20.	Taxes

20.1 All Returns relating to Tax which are required to be filed on or prior to the date of this Agreement with respect to the assets, income or operations of any Acquired Company have been filed, and have been true, correct and complete in all material respects.

20.2 All Taxes shown on the Returns referred to in paragraph 20.1 have been paid when due and payable, after giving effect to any applicable extensions, or have been accrued on the books and records of the relevant Acquired Company.

20.3 There are no material audits or claims by any Tax Authority (whether civil, criminal, arbitration, administrative or otherwise) presently being contested with regard to Taxes or Returns of any Acquired Company.

20.4 No Acquired Company is involved in any material dispute in relation to Tax with any Tax Authority.

20.5 No Acquired Company has, during the twelve (12) months ending on the date of this Agreement, paid, or received any written notice from any Tax Authority to the effect that it may be liable to pay, any penalty, fine, surcharge or interest in connection with any Tax.

20.6 Each Acquired Company: (i) is a registered taxable person for the purposes of applicable VAT legislation; (ii) has not been a member of any VAT group during the twelve (12) months ending on the date of this Agreement; (iii) has, during the three (3) years ending on the date of this Agreement, complied in all material respects with the requirements and provisions of applicable VAT legislation; and (iv) has maintained accurate and up to date records and other documents required by applicable VAT legislation.

20.7 The amounts of Tax chargeable on any Acquired Company during any accounting period ending on or within three (3) years before the Balance Sheet Date has not to any material extent depended on any concession, agreement or other formal or informal arrangement with any Tax Authority.

20.8 Each Acquired Company has properly operated the PAYE system (or other similar system outside the UK) deducting Tax as required by Applicable Law from all payments to or treated as made to or benefits provided for employees or ex-employees.

20.9 So far as the Sellers are aware, each Acquired Company is and has been resident solely in the jurisdiction of its incorporation for Tax purposes and has never been resident in any other jurisdiction and where such Acquired Company has a permanent establishment in any other jurisdiction, all taxes on profits attributable to that permanent establishment have been paid.

20.10 So far as the Sellers are aware, all transactions entered into between any Acquired Company and any of the Sellers or members of the ABB Group have been entered into on an arm’s length basis.

21.	Joint Ventures

21.1 So far as the Sellers are aware, each Joint Venture is a company or other entity duly organised or incorporated (as applicable), validly existing and, to the extent such concept is applicable to such Joint Venture, in good standing under the laws of the jurisdiction of its organisation. The Sellers have made available to the Purchasers true and correct copies of the by-laws, the memorandum and articles of association or equivalent constitutional documents of each Joint Venture prior to the date of this Agreement.

21.2 One or more Acquired Companies are the legal and beneficial owners of fifty per cent. (50%) of the partnership interests in Catalytic Distillation Technologies and fifty per cent. (50%) of the shares of or other equity interests in each of Chevron Lummus Global LLC and Hua Lu Engineering Co., Ltd.

21.3 All partnership interests in Catalytic Distillation Technologies and all shares of or other equity interests in each of Chevron Lummus Global LLC and Hua Lu Engineering Co., Ltd, in each case that are owned by any Acquired Company, are fully paid up and are free from all Encumbrances, except for any rights of pre-emption or similar Encumbrances referred to in the constituent documents of the relevant Joint Venture.

21.4 So far as the Sellers are aware, the Sellers’ Warranties in paragraphs 6.1, 11.1, 11.3, 11.4, 11.5, 12 and 18 of this Schedule, are true and accurate as if: (i) references to any Acquired Company were references to a Joint Venture; and (ii) references to the Acquired Group were references to a Joint Venture or each Joint Venture as the context requires.

22.	Brokers and Intermediaries

No agent, broker or other Person acting on behalf of the Sellers or any of their Affiliates (including the Acquired Companies) is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from any Acquired Company in connection with this Agreement or the Transactions.

SCHEDULE 6

CB&I’S WARRANTIES

1.	Organisation and Authority of the Purchasers

1.1 Each of the Purchasers and CB&I is a company duly organised or incorporated (as applicable), validly existing and, to the extent such concept is applicable to such Purchaser or CB&I, in good standing under the laws of the jurisdiction of its organisation and has the requisite capacity, power and authority to execute, deliver and perform this Agreement.

1.2 The execution, delivery and performance of this Agreement by each of the Purchasers and CB&I has been duly authorised and approved by the board of directors (or comparable governing body) of such Purchaser or CB&I, and, save for CB&I shareholder approval as referred to at Clause 4.1.1(b), no other corporate or similar action on the part of such Purchaser or CB&I is necessary to authorise the execution, delivery and performance of this Agreement.

1.3 This Agreement constitutes legal, valid and binding obligations of each of the Purchasers and CB&I in accordance with its terms.

1.4 The execution, delivery and performance by each of the Purchasers and CB&I of this Agreement does not conflict with or constitute a breach of (i) any provision of the by-laws, the memorandum and articles of association or equivalent constitutional documents of such Purchaser or CB&I; or (ii) any Order applicable to such Purchaser or CB&I or by which the assets of such Purchaser or CB&I are bound, in each case which would reasonably be expected, individually or in the aggregate, to materially and adversely affect the performance by such Purchaser or CB&I of its obligations under this Agreement.

1.5 Except for the consents or approvals contemplated to be obtained or filings contemplated to be made prior to Completion pursuant to Clause 4.2, or as would not reasonably be expected, individually or in the aggregate, to affect materially and adversely the performance by any of the Purchasers and CB&I of its obligations under this Agreement, no consent, approval or authorisation of any Governmental Entity is required to be obtained by any of the Purchasers and CB&I in connection with the execution, delivery and performance of this Agreement.

2.	Financing

The Purchasers have, and will have on the Completion Date, unrestricted cash on hand and, if necessary, unrestricted cash available to them under credit facilities in place on the date hereof, sufficient to pay the Purchase Price, all other amounts to be paid or repaid by the Purchasers under this Agreement (whether payable on or after the Completion), and all of the Purchasers’ and their Affiliates’ fees and expenses associated with the Transactions.

3.	Confidentiality Agreement

The Purchasers and their Affiliates that are subject to the terms of the Confidentiality Agreement and the Bidder Representatives have complied in all material respects with the terms of the Confidentiality Agreement, including the restrictions on contacting other potential acquirers of the Shares and the restriction on limiting the Purchasers’ financing sources from providing financing to, or arranging financing for, any other potential acquirer of the Shares.

4.	Investment Intent — Risk

4.1 CB&I is (indirectly) acquiring the Shares for its own account, for investment purposes only, and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Shares in violation of Applicable Law, including the Securities Act.

4.2 CB&I qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

4.3 CB&I understands that the Shares have not been registered under the Securities Act. CB&I acknowledges that the Shares may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of Applicable Law or pursuant to an applicable exemption therefrom.

4.4 CB&I is an informed and sophisticated participant in the transactions contemplated hereby and has sufficient knowledge and experience to evaluate the technical, commercial, financial, legal and other risks associated with acquiring the Shares on the terms hereunder. CB&I understands that the acquisition of the Shares to be acquired by it pursuant to the terms of this Agreement involves substantial risk. CB&I can bear the economic risk of its investment (which may be for an indefinite period).

5.	Absence of Arrangements with Management

As of the date hereof, there are no Contracts, undertakings, commitments, agreements or obligations or understandings between the Purchasers or any of their Affiliates, on the one hand, and any member of the management of any Acquired Company, on the other hand, relating to the Transactions or the operations of any Acquired Company prior to or after Completion.

6.	Brokers and Intermediaries

No agent, broker or other Person acting on behalf of the Purchasers or any of their Affiliates is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from any Seller or any of its Affiliates in connection with this Agreement or the Transactions.

SCHEDULE 7

THE SELLERS’ LIMITATIONS OF LIABILITY

1.	Time Limits

1.1 Neither Seller shall be liable in respect of any Warranty Claim or claim for breach of Clause 6.2 (other than a claim for breach of any of the Tax Warranties) unless written notice containing reasonable details of such Warranty Claim or claim for breach of Clause 6.2, including the Purchasers’ estimate (on a without prejudice basis) of the amount of the Warranty Claim or claim for breach of Clause 6.2, is given by or on behalf of the Purchasers to the Sellers no later than eighteen (18) months from the Completion Date.

1.2 Neither Seller shall be liable in respect of any claim for breach of any of the Tax Warranties or pursuant to Schedule 8 (Tax Covenant) unless written notice containing reasonable details of such claim, including the Purchasers’ estimate (on a without prejudice basis) of the amount of the claim, is given by or on behalf of the Purchasers to the Sellers no later than six (6) years from the Completion Date.

1.3 Any claim that has been properly notified to the Sellers in accordance with paragraph 1.1 or 1.2 above shall, if not previously satisfied, settled or withdrawn, be deemed to have been withdrawn six (6) months after such written notice being given to the Sellers or, in the case of a contingent liability or a claim to which paragraph 6.1 below applies, three (3) months after that liability becomes an actual liability or, as applicable, after the relevant insurer has refused to meet the claim made on it, unless legal proceedings in respect of such claim have been commenced by being both issued and served.

2.	Thresholds

2.1 Except for Locked Box Claims and Warranty Claims arising under paragraphs 1 or 2 of Schedule 5 (The Sellers’ Warranties), neither Seller shall be liable in respect of any Warranty Claim unless and until the amount of the liability pursuant to such Warranty Claim, when substantiated, exceeds five hundred thousand dollars ($500,000).

2.2 Except for Locked Box Claims and Warranty Claims arising under paragraphs 1 or 2 of Schedule 5 (The Sellers’ Warranties), neither Seller shall be liable in respect of any Warranty Claim unless and until the aggregate amount of the liability of the Sellers for all Warranty Claims not excluded by paragraph 2.1 above, when substantiated, exceeds ten million dollars ($10,000,000), in which case the Sellers shall be liable for the full amount of the substantiated Warranty Claims and not merely the excess over ten million dollars ($10,000,000).

3.	Maximum Liability

3.1 The maximum aggregate liability of the Sellers for all claims for breaches of Clause 6.2 and all Warranty Claims, except for any Locked-Box Claim or Warranty Claim arising under paragraph 1, 2, 3.3, 3.4 or 18.1 of Schedule 5 (The Sellers’ Warranties), shall not exceed fifty million dollars ($50,000,000).

3.2 Without prejudice to paragraph 3.1, the maximum aggregate liability of the Sellers for claims for all breaches of Clause 6.2, all Warranty Claims, all claims pursuant to paragraphs 2.1(a) to 2.1(e) (inclusive) of Schedule 8 (Tax Covenant) and all claims pursuant to Schedule 9 (Additional Covenant) shall not exceed five hundred and thirteen million dollars ($513,000,000).

4.	Currency

All amounts that may be recoverable by the Purchasers in connection with any Warranty Claim or claim for breach of Clause 6.2 that are expressed in a currency other than dollars shall, for purposes of establishing whether a monetary limit or threshold set out in this Agreement has been reached or exceeded, be converted into dollars at:

(a) the rate which appears on the Reuters Screen FXBLFIX01 at 11:00 a.m. (London time) on the date on which such claim is made in accordance with this Agreement;

(b) if no such rate is quoted on the Reuters Screen FXBLFIX01 at such time, the rate which appears on the Reuters Screen FXBLFIX01 at 11:00 a.m. (London time) on the date on which such claim is made in accordance with this Agreement; or

(c) if no such rate is quoted on the Reuters Screen FXBLFIX01 at such time, the mid-point closing rate quoted in the Financial Times for the Business Day immediately preceding the date on which such claim is made in accordance with this Agreement.

5.	Matters Accounted for in Financial Statements

Neither Seller shall be liable in respect of any Warranty Claim if and to the extent the fact, matter, event or circumstance giving rise to the Warranty Claim is expressly provided or reserved for in the Balance Sheet or is otherwise fairly disclosed in the Financial Statements.

6.	Insured Claims

6.1 If and to the extent that the amount of any Warranty Claim is covered by a policy of insurance maintained by the Acquired Group or the Purchasers, the Purchasers shall use all reasonable endeavours to recover the amount of such Warranty Claim or such amount that is covered by such policy of insurance prior to making a Warranty Claim (but the Purchasers shall have the right to give notice of the relevant Warranty Claim under paragraph 1.1 or 1.2 above (as applicable) prior to such time).

6.2 Neither Seller shall be liable in respect of any Warranty Claim if and to the extent that the amount of such Warranty Claim is recovered by the Acquired Group or by either of the Purchasers or any of their other Affiliates under any policy of insurance maintained by them.

7.	Contingent Liabilities

Neither Seller shall be liable for any Warranty Claim based upon a liability which is contingent, unless and until such contingent liability becomes an actual liability (but the Purchasers shall have the right to give notice of such contingent liability under paragraph 1.1 or 1.2 above (as applicable) prior to such time).

8.	Consequential Losses

The Sellers shall not be liable for any indirect or consequential loss, loss of profit or loss of reputation suffered by the Purchasers or any of its Affiliates in connection with a Warranty Claim or other claim for breach of this Agreement.

9.	Matters Disclosed

9.1 Neither Seller shall be liable in respect of any Warranty Claim if and to the extent that the fact, matter, event or circumstance giving rise to such Warranty Claim is fairly disclosed pursuant to:

(a) a provision of this Agreement or any of the Other Transaction Documents;

(b) the Information Memorandum headed “ABB Lummus Global” issued by Credit Suisse and dated March 2007; or

(c) the Sellers’ Disclosure Letter.

9.2 Without limiting the generality of paragraph 9.1 above, the Sellers shall not be liable for any claim for breach of paragraph 4 or 5 of Schedule 5 (The Sellers’ Warranties) in respect of any fact, matter, event or circumstance which is fairly disclosed in the VDD.

10.	Tax Savings

In calculating the liability of the Sellers for any claim for breach of this Agreement (other than a claim under Schedule 8 (Tax Covenant)), there shall be taken into account the amount by which any Tax for which the Purchasers or any of their Affiliates is now or may in the future be accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability and any repayment of Tax which would not have arisen but for the matter giving rise to such liability.

11.	Right to Cure

11.1 If a breach by either Seller of this Agreement (including a breach of any Sellers’ Warranty) is capable of being remedied, the Purchasers shall not be entitled to compensation for such breach unless they give the Sellers written notice of the breach and the Sellers:

(a) fail to commence remedial action within thirty (30) days of such notice;

(b) fail to pursue such action diligently at all times thereafter until the breach has been remedied; or

(c) fail to remedy the breach within ninety (90) days after such notice.

11.2 Without prejudice to their duty under Applicable Law to mitigate any damage suffered by them, the Purchasers shall, or shall procure that their relevant Affiliates will, at the Sellers’ cost, provide all reasonable assistance to the Sellers in connection with any remedial action undertaken by the Sellers in accordance with paragraph 11.1 above.

12.	Recovery from Third Parties

12.1 If either of the Sellers pays an amount in respect of a Warranty Claim and the Purchasers or any of the Acquired Companies subsequently recovers from a third party an amount which, if received by the Purchasers or any of the Acquired Companies prior to the agreement or determination of the damages payable by the Seller pursuant to the Warranty Claim would have reduced the amount of such damages, the Purchasers will repay to such Seller an amount equal to the lesser of the amount recovered from the third party (less any reasonable costs incurred in obtaining such recovery and less any Taxation attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to the Warranty Claim) and the amount previously paid by such Seller to the Purchasers.

12.2 Where the Purchasers or any of their Affiliates are entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third Person a sum which indemnifies or compensates the Purchasers or such Affiliate (in whole or part) in respect of the liability or loss which is the subject of a Warranty Claim, the Purchasers or the relevant Affiliate shall, following the making of a Warranty Claim, take and continue to take all reasonable steps to enforce such recovery.

13.	Double Recovery

The Purchasers shall not be entitled to recover more than once under this Agreement in respect of the same damage suffered.

14.	Miscellaneous Other Limitations

14.1 Neither Seller shall be liable for any Warranty Claim (other than a claim for breach of any of the Tax Warranties to which the exclusions at paragraph 3 of Schedule 8 (Tax Covenant) shall apply) if and to the extent that the liability arises or is increased as a result of:

(a) any legislation not in force at the date of this Agreement, but which takes effect retrospectively;

(b) any change in the accounting policies, practices or procedures adopted by the Purchasers and/or their Affiliates (other than changes required to ensure compliance with Applicable Law in effect as of the date of this Agreement); or

(c) any change in the rates of Taxation, any imposition of Taxation or any change in the practice (including the withdrawal of any extra-statutory concession) of any relevant Tax Authority, in each case announced or becoming effective (whether or not retrospectively) on or after the date of this Agreement.

14.2 Neither Seller shall be liable for any Warranty Claim (other than a claim for breach of any of the Tax Warranties to which the exclusions at paragraph 3 of Schedule 8 (Tax Covenant) shall apply) if and to the extent that the liability arises as a result of any voluntary act or omission of the Purchasers or any of their Affiliates after the date of this Agreement (including, following Completion, the Acquired Companies).

15.	Third-Party Claims

If the Purchasers become aware of any claim by any third party which ought reasonably to be expected to give rise to a claim by the Purchasers for breach of this Agreement (other than a claim for breach of any of the Tax Warranties) (a “Third-Party Claim”):

(a) the Purchasers shall, within thirty (30) days of becoming aware of any Third-Party Claim, give written notice to and consult with the Sellers in respect of such Third-Party Claim;

(b) the Purchasers shall, and shall procure that the Acquired Companies will:

(i) at the written request and at the cost of the Sellers take such action or (at the Sellers’ option) permit the Sellers to take such action as the Sellers reasonably consider appropriate to avoid, defend, dispute, mitigate, appeal, settle or compromise the Third-Party Claim;

(ii) provide to the Sellers and their professional advisers reasonable access to the premises and personnel of the Acquired Group for the purposes of investigating matters relevant to the Third-Party Claim; and

(iii) take reasonable steps to preserve all information relevant to the Third-Party Claim; and

(c) the Sellers (at their cost) may examine and take copies of the documents and records referred to in paragraph 15(b) above;

provided that, notwithstanding the foregoing, none of the Purchasers and the Acquired Companies shall be required to provide any information or access that such Person’s legal advisers have advised would violate Applicable Law, including Competition Laws, or the terms of any confidentiality agreement or confidentiality provision in any Contract or adversely impact any privilege, including legal professional privilege.

16.	Exclusions for Fraud

Nothing in this Schedule 7 shall apply to a claim that arises as a result of fraud by the Sellers.

SCHEDULE 8

TAX COVENANT

1.	Definitions and Interpretation

1.1 In this Schedule, words and expressions defined in Schedule 1 (Definitions and Interpretation) shall have the same meanings when used herein. In addition, in this Schedule:

“2006 Return Period” shall have the meaning set out in paragraph 7.1 of this Schedule.

“338 Valuations and Allocations” shall have the meaning set out in paragraph 11.2 of this Schedule.

“Actual Tax Liability” shall have the meaning set out in the definition of “Tax Liability” in this paragraph 1.1.

“ADSP” shall have the meaning set out in paragraph 11.2 of this Schedule.

“Brazilian Dispute” shall have the meaning set out in paragraph 2.1(e) of this Schedule.

“Claim for Tax” means, in any jurisdiction, (i) any assessment, audit, notice, letter, determination, demand, action or other document issued by or on behalf of any Tax Authority; and (ii) any return, amended return, computation, accounts or any other documents required for the purposes of Taxation; in each case, from which it appears that (a) a Tax Liability has been, or may be, imposed on any Acquired Company; (b) increased or further payment to a Tax Authority is, or may be, required to be made by or in respect of an Acquired Company; or (c) an Acquired Company is denied, or is sought to be denied, a Relief.

“Deemed Tax Liability” includes the utilisation or set-off of a Post-Completion Relief available to the Company against any Tax Liability or against any income, profits or gains where, but for such setting-off, the Purchasers would have been entitled to make a claim under this Schedule (ignoring for these purposes any financial limitations) in which case the amount of the Deemed Tax Liability shall be equal to the amount which would have been payable in the absence of the Deemed Tax Liability or any other Post-Completion Relief and shall also include the loss, non-availability or reduction of any right to a repayment of tax which is shown in the Balance Sheet in which case the amount of the Deemed Tax Liability shall be the amount shown in the Balance Sheet as the value of such repayment.

“Disputed Claim” shall have the meaning set out in paragraph 8.2(a) of this Schedule.

“Disputed Tax Payment” shall have the meaning set out in paragraph 9 of this Schedule.

“Event” means any event, transaction, default occurrence, act arrangement or omission whatsoever of any kind.

“Federal and Consolidated Returns” shall mean all Returns for income Taxes (other than income Tax imposed by a taxing jurisdiction outside of the United States) of the Acquired Companies for which any of the Acquired Companies join with the US Seller or any Affiliate of the US Seller that is not an Acquired Company to file Returns on a consolidated, unitary or combined basis.

“Intended Communication” shall have the meaning set out in paragraph 7.4(c) of this Schedule.

“Lummus Group” means the group of Acquired Companies that is included in any Federal and Consolidated Return.

“Overlap Period” shall have the meaning set out in paragraph 7.8 of this Schedule.

“Payee” shall have the meaning set out in paragraph 4.3 of this Schedule.

“Payer” shall have the meaning set out in paragraph 4.3 of this Schedule.

“Payment Amount” shall have the meaning set out in paragraph 6.2 of this Schedule.

“Post-Completion Period” means any taxable period ending after the Completion Date or, with respect to any taxable period beginning before and ending after the Completion Date, the portion of such taxable period beginning on the day following the Completion Date.

“Post-Completion Relief” means a Relief: (i) which arises as a consequence of an Event occurring after Completion or in respect of a period ending after Completion (and where a Relief arises from the ordinary course of business of an Acquired Company in respect of the period current at Completion, it shall be apportioned partly before and partly after Completion on the basis described in paragraph 7.9 of this Schedule); and (ii) arising as a result of an Event occurring or deemed to occur in the ordinary course of business after the Balance Sheet Date but on or before Completion or in respect of a period commencing on or after the Balance Sheet Date and ending on Completion in the ordinary course of business (and where a Relief arises in the ordinary course of business of an Acquired Company in respect of the period current at the Balance Sheet Date, it shall be apportioned partly before and partly after the Balance Sheet Date on an analogous basis to that described in paragraph 7.9 of this Schedule).

“Primary Person” shall have the meaning set out in paragraph 2.1(b) of this Schedule.

“Pro-Forma Return” shall have the meaning set out in paragraph 7.2(a) of this Schedule.

“Purchasers’ Return Period” shall have the meaning set out in paragraph 7.10 of this Schedule.

“Recovered Amount” shall have the meaning set out in paragraph 6.2 of this Schedule.

“Relevant Percentage” means the percentage of the issued share capital of an Acquired Company owned, directly or indirectly, by the US Seller or the NL Seller (as applicable).

“Relief” means any loss, allowance, exemption, credit, deduction or set off for the purposes of Tax or any right to repayment of Tax.

“section 338(h)(10) election” means an election made pursuant to section 338(h)(10) of the Code.

“Sellers’ Return Period” shall have the meaning set out in paragraph 7.2 of this Schedule.

“Tax Documents” means the Returns, claims, elections, correspondence and other documents which are required to be prepared on behalf of the Acquired Companies under paragraph 7 of this Schedule.

“Tax Liability” means not only a liability of an Acquired Company to make payments of, or in respect of, Tax (whether or not a primary liability of an Acquired Company or any other Person) (an “Actual Tax Liability”) but also a Deemed Tax Liability.

“Tax Losses” means, in the case of the NL Acquired Company, net operating losses available to that company on Completion, in the case of the German Acquired Company, net operating losses available to that company on Completion and in the case of the US Acquired Company, net operating losses available to that company on Completion (but only where a section 338(h)(10) election has not been made in respect of the acquisition of the US Acquired Company) excluding, in each case, any Post-Completion Relief.

“Transfer Taxes” shall have the meaning set out in paragraph 10 of this Schedule.

“United States Person” shall have the meaning set out in paragraph 7.1 of this Schedule.

“US Acquired Group” means all of the US Acquired Companies.

“US Group” means the group of companies which join with the US Seller to file Returns for income taxes on a consolidated, unitary or combined basis.

“US Tax Losses” means the net operating losses attributable to the Pre-Completion Period that are available to the US Group (excluding for this purpose the Lummus Group) under Applicable Law as a consequence of the making of the section 338(h)(10) election and which would not have been so available if a section 338(h)(10) election had not been made in respect of the acquisition of the US Acquired Company.

1.2 In this Schedule, references to income, profits or gains earned, accrued or received on or before a particular date, or in respect of a particular period, include income, profits or gains which are deemed for the purposes of any Tax to have been earned, accrued or received at or before that date or in respect of that period.

2.	Covenant

2.1 Subject to paragraph 3 of this Schedule, the US Seller in respect of each US Acquired Company covenants to pay to the US Purchaser, and the NL Seller in respect of each NL Acquired Company covenants to pay to the NL Purchaser an amount equal to:

(a) the Relevant Percentage of any Tax Liability of any US Acquired Company or any NL Acquired Company which arises:

(i) in consequence of an Event which occurred, or was deemed to occur, on or before Completion; or

(ii) in respect of, or with reference to, any income, profits or gains which were earned, accrued or received on or before Completion;

(b) the Relevant Percentage of any Tax Liability which is primarily the liability of a member of the ABB Group (the “Primary Person”) for which a US Acquired Company or an NL Acquired Company is liable in consequence of such Acquired Company at any time before Completion (i) being a member of the same group of companies including any affiliated, unitary or combined group of companies as the Primary Person; or (ii) having control of, being controlled by, or otherwise being connected with the Primary Person, for any Tax purpose;

(c) the Relevant Percentage of any Tax Liability of any US Acquired Company or any NL Acquired Company which arises:

(i) in consequence of an Event which occurred or was deemed to occur on or before the Balance Sheet Date; or

(ii) in respect of or by reference to any income, profits or gains which were earned, accrued or received on or before the Balance Sheet Date which, in either case, has been discharged by the relevant Acquired Company on or before Completion to the extent that the amount of such Tax Liability exceeds the amount provided for in the Balance Sheet;

(d) the Relevant Percentage of any fines, penalties or charges for which an Acquired Company is liable as a result of non-compliance with any Tax disclosure requirements in any jurisdiction of residence of an Acquired Company; and

(e) the Relevant Percentage of any Tax Liability which relates to the dispute involving Consortium Lummus-Andromedan regarding the Rio Polimeros SA litigation in Brazil (the “Brazilian Dispute”).

2.2 The Sellers covenant to pay to the Purchasers all reasonable costs and expenses suffered or reasonably incurred by the Purchasers and/or the relevant Acquired Company in connection with any successful claim made pursuant to paragraph 2.1 of this Schedule.

2.3 The Purchasers covenant to pay to the Sellers an amount equal to any liability to Tax of either Seller or any other member of the ABB Group or an amount equal to any Tax assessed on either Seller or any member of the ABB Group which is a Tax Liability relating to an Acquired Company to the extent it:

(a) arises (i) in consequence of an Event which occurred, or was deemed to occur, after Completion or (ii) in respect of, or with reference to, any income, profits or gains which were earned, accrued or received after Completion;

(b) is a Tax Liability referred to in paragraph 3(b) of this Schedule (including, without limitation, any Tax Liability arising solely as a result of transactions in the ordinary course of business of the Acquired Company after the Balance Sheet Date but on or before Completion. For the purposes of this paragraph 2.3(b), references to a Tax Liability of an Acquired Company shall include a liability for Tax of the Lummus Group in respect of the Sellers’ Return Period arising from transactions in the ordinary course of business calculated on the basis of the Pro-Forma Returns and on the hypothesis that the members of the Lummus Group are not members of the US Group; or

(c) is a Tax Liability which arises during the portion of the Overlap Period that begins on the day following the Completion Date.

The covenants in this paragraph 2.3 shall not apply to a Tax Liability to the extent that: (i) if the Tax Liability were to be discharged by an Acquired Company then a liability would arise for the US Seller or NL Seller under this Schedule; and (ii) any US Tax Losses are available, or on completion of procedural formalities would be so available, to the US Seller or any other member of the US Group other than the Lummus Group to set against or otherwise mitigate the Tax Liability.

2.4 The Purchasers covenant to pay the Sellers all reasonable costs and expenses suffered or reasonably incurred by the Sellers in connection with any successful claim made pursuant to paragraph 2.3 of this Schedule.

2.5 All amounts paid by the Sellers or the Purchasers pursuant to paragraphs 2.1 and 2.3 of this Schedule shall, to the extent permitted by Applicable Law, be treated as adjustments to the Purchase Price for all Tax purposes.

3.	Exclusions

The covenants in paragraphs 2.1(a) to 2.1(d) (inclusive) of this Schedule do not apply in respect of a Tax Liability of an Acquired Company and the Sellers shall not be liable for a breach of paragraph 20 of Schedule 5 (The Sellers’ Warranties) to the extent that:

(a) provision or reserve in respect of that Tax Liability was made or reflected in the Financial Statements or payment or discharge of such Tax Liability was reflected in the Financial Statements;

(b) the Tax Liability arises solely as a result of transactions in the ordinary course of business of the Acquired Company after the Balance Sheet Date but on or before Completion (for this purpose, any inclusion under Sub-part F of the Code by the US Seller or any Acquired Company shall be treated as a Tax Liability arising solely as a result of transactions in the ordinary course of business of the Acquired Companies);

(c) payment or discharge of the Tax Liability has been made prior to Completion, provided that this exclusion shall not apply to the covenant in paragraph 2.1(c) of this Schedule;

(d) the Tax Liability arises or is increased as a result of: (i) a change in Tax rates or in legislation made after the Balance Sheet Date; or (ii) a change or withdrawal after the Balance Sheet Date of any previously published practice, or published concession or official published interpretation of any Tax Authority; in each case with retrospective effect;

(e) the Tax Liability would not have arisen but for an omission or a voluntary act or transaction carried out (other than in fulfilment of a legally binding commitment entered into by any Acquired Company on or before Completion) by the Purchasers or any Acquired Company (including any act or omission by any Representative of the Purchasers or an Acquired Company) after Completion and otherwise than in the ordinary course of business of the relevant Acquired Company as such business was conducted at Completion provided that this exclusion shall not apply to any action required to be taken by the Purchasers or the Acquired Companies pursuant to paragraphs 7.3 to 7.5 of this Schedule;

(f) the Tax Liability would not have arisen but for a cessation of trade by, or a change in the nature or conduct of the trade of, an Acquired Company on or after Completion;

(g) the Tax Liability arises or is increased solely in consequence of any failure by the Purchasers to comply with, or a failure to procure the compliance of an Acquired Company with, any of their respective obligations under this Schedule;

(h) the Tax Liability results from or is increased by any change on or after Completion in:

(i) the accounting reference date of any Acquired Company; or

(ii) any change in the accounting policies or Tax reporting practices of any Acquired Company other than to the extent that the relevant Acquired Company has not complied with generally accepted accounting principles and such change is required to comply with generally accepted accounting principles;

(i) such Tax Liability has been discharged without cost to the Purchasers or the relevant Acquired Company;

(j) any Tax Losses are available to the relevant Acquired Company to set against or otherwise mitigate the Tax Liability; or

(k) the Tax Liability would not have arisen but for:

(i) the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to Tax, in each case after Completion by the Purchasers; or

(ii) the failure or omission on the part of any Acquired Company (other than at the Sellers’ direction) to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent or to do any other such thing, as the Sellers may reasonably request pursuant to paragraphs 7.3 and 7.6 of this Schedule in respect of periods or matters ending or occurring on or before Completion.

3.2 The provisions of paragraphs 1, 2, 3.2 and 14 of Schedule 7 (Sellers’ Limitations of Liability) shall apply mutatis mutandis to claims made under paragraphs 2.1(a) to 2.1(e) (inclusive) of this Schedule.

4.	Payment of Claims

4.1 Other than in respect of Disputed Claims (to which paragraph 9 of this Schedule applies), the Sellers shall pay (in cleared funds) to the Purchasers any required sum under paragraph 2 of this Schedule:

(a) in the case of an Actual Tax Liability other than a claim under paragraph 2.1(e) of this Schedule, on the later of (i) the date ten (10) Business Days after the date of which the Sellers receive written details of the amount of the liability from the Purchasers or (ii) the date five (5) Business Days before the last date on which the payment of Tax may be made (ignoring for these purposes the availability of any other Relief), in order to avoid incurring a liability to interest and/or penalties;

(b) in the case of an Actual Tax Liability the subject of a claim under paragraph 2.1(e) of this Schedule, on the date when it is finally determined that a Tax Liability will become payable in relation to the Brazilian Dispute;

(c) in respect of any Tax Liability which is a Deemed Tax Liability, on the later of (i) the date ten (10) Business Days after the date on which the Sellers receive written details of the amount of the liability from the Purchasers; or (ii) in the case of utilisation or set-off of a Post-Completion Relief, the date on which the relevant Acquired Company would have had to pay the Tax but for the utilisation or set-off of a Post-Completion Relief; or

(d) on the date ten (10) Business Days following the date on which notice giving written details of the amount due is received by the Sellers from the Purchasers for any payment under paragraphs 2.1(d) and 2.2 of this Schedule.

4.2 The Purchasers shall or shall procure that the Acquired Companies pay (in cleared funds) any required sum under paragraph 2.3 of this Schedule on the date ten (10) Business Days following the date on which notice giving written details of the amount due is received by the Purchasers from the Sellers for any payment under paragraphs 2.3 or 2.4 of this Schedule.

4.3 All sums payable by either the Sellers or the Purchasers (the “Payer”) to the Purchasers or Sellers as appropriate (the “Payee”) pursuant to this paragraph 4 shall be paid free and clear of all deductions and withholdings whatsoever (including Tax), save only as may be required by law.

4.4 If any deductions or withholdings are required by Applicable Law to be made from any of the sums payable as mentioned in paragraph 4.3 of this Schedule, the Payer shall be obliged to pay to the Payee such additional amounts as will ensure that the net amount received by the Payee will equal the full amount it would have received in the absence of any such requirement to make a deduction or withholding (provided, however, that this paragraph shall only apply to the extent that payments are made as between: (i) the NL Seller and the NL Purchaser; (ii) the US Seller and the US Purchaser; or (iii) the NL Seller and/or the US Seller and any other Purchaser that is a party to this Agreement provided that neither the NL Seller nor the US Seller shall be under any greater obligation to such other Purchaser than they would have been to the NL Purchaser or the US Purchaser, as the case may be).

4.5 If any sum payable by the Payer to the Payee under this paragraph 4 shall be subject to Taxation in the hands of the Payee (disregarding for this purpose any Reliefs other than any Tax Losses available to the Payee), the Payer shall be under the same obligation to make an increased payment in relation to that Taxation as if the liability were a deduction or withholding required by Applicable Law (provided, however, that this paragraph shall only apply to the extent that payments are made as between: (i) the NL Seller and the NL Purchaser; (ii) the US Seller and the US Purchaser; or (iii) the NL Seller and/or the US Seller and any other Purchaser that is a party to this Agreement provided that neither the NL Seller nor the US Seller shall be under any greater obligation to such other Purchaser than they would have been to the NL Purchaser or the US Purchaser, as the case may be).

5.	Corresponding Savings and Over-Provisions

5.1 If the Purchasers or an Acquired Company becomes aware that:

(a) any Tax Liability which has resulted in a payment being made by (or becoming due from) the Sellers under this Schedule, where such Tax Liability has given rise to a corresponding saving for an Acquired Company, the Purchasers or any Affiliate thereof; or

(b) any provision for Tax (other than deferred Tax) contained in the Balance Sheet or the Financial Statements proves to be an over-provision (other than to the extent the over-provision would arise or be increased as a result of any retrospective change in the law after Completion or by any Post-Completion Relief), the Purchasers shall promptly give details of such corresponding saving or over-provision by written notice to the Sellers.

5.2 The Sellers may at their own cost and expense at any time instruct the relevant Acquired Company’s auditors to determine in writing the extent of any corresponding saving or over-provision (whether or not details have been notified to the Sellers in accordance with paragraph 5.1 of this Schedule). If such auditors determine that a corresponding saving or over-provision has arisen, an amount equal to the value (as so determined in writing) of the Relevant Percentage of such corresponding saving or over-provision:

(a) shall be set off against any payment then due from the Sellers to the Purchasers under this Schedule or for breach of paragraph 20 of Schedule 5 (The Sellers’ Warranties); and

(b) to the extent there is any excess, such excess shall be set against any payment(s) already made or subsequently due under this Schedule or for breach of paragraph 20 of Schedule 5 (The Sellers’ Warranties) in chronological order until exhausted, provided that to the extent that such corresponding saving or over-provision is set-off against any payment already made by the Sellers, it shall promptly be repaid by the Purchasers to the Sellers.

5.3 If a written determination has been issued as referred to in paragraph 5.2 of this Schedule or this paragraph 5.3, the Sellers or the Purchasers may, on or before the sixth anniversary of Completion, request the relevant Acquired Company’s auditors:

(a) to review (at the expense of the Party requesting the review, or where a payment becomes due under paragraph 5.4 of this Schedule, at the expense of the Party which is required to make such payment under such paragraph 5.4) such written determination in the light of all relevant circumstances at the time of the review; and

(b) to determine in writing whether in the light of such circumstances the original written determination should be amended.

5.4 If the new written determination referred to at paragraph 5.3 of this Schedule states that the original written determination should be amended, an adjusting payment equal to the difference between the sum in the original written determination and the sum in the amended written determination shall be made by the Sellers or the Purchasers (as appropriate) as soon as reasonably practicable.

6.	Recovery from Third Parties

6.1 If an Acquired Company is entitled to recover from any Person (other than the Purchasers or another Acquired Company or any employee of an Acquired Company, but including any Tax Authority) any sum in respect of any Tax Liability to which paragraph 2.1 of this Schedule applies (or which relates to a breach of paragraph 20 of Schedule 5 (The Sellers’ Warranties)), the Purchasers shall procure that the Acquired Company shall:

(a) promptly notify the Sellers of all relevant details concerning such entitlement after such Acquired Company becomes aware thereof;

(b) take all appropriate steps to enforce recovery under such entitlement (if so required by the Sellers and at the Sellers’ expense);

(c) keep the Sellers fully informed of the progress of any such action for the purpose of making recovery in accordance with this paragraph 6.1; and

(d) promptly pay to the Sellers the sum equal to the lesser of (after taking into account all costs and expenses incurred in making any recovery to the extent that such costs and expenses have not already been recovered from the Sellers):

(i) any amount so recovered (together with an amount equal to any interest payment or repayment supplement received by the Acquired Company in connection with the recovery); and

(ii) the amount already paid by the Sellers in respect of such Tax Liability under paragraph 2.1 of this Schedule or for breach of paragraph 20 of Schedule 5 (The Sellers’ Warranties).

6.2 If any amount recovered (the “Recovered Amount”) by any Acquired Company in accordance with paragraph 6.1 of this Schedule exceeds any payment made to the Sellers under paragraph 6.1(d) (the “Payment Amount”) then an amount equal to the difference between the Payment Amount and the Recovered Amount shall be set off against the liability of the Sellers in respect of any future claims under this Schedule or for breaches of paragraph 20 of Schedule 5 (The Sellers’ Warranties).

7.	Conduct of Pre-Completion Tax Affairs

7.1 In respect of the Acquired Companies which are United States persons within the meaning of Section 7701(a)(30) of the Code (“United States Persons”), subject to the following provisions of this paragraph 7, the Sellers or their duly authorised agent shall, in respect of all accounting, or taxable periods, ending on or before the Balance Sheet Date (the “2006 Return Period”):

(a) have the exclusive obligation and authority to prepare and file or cause to be filed the Returns of the Acquired Companies which are United States Persons for the 2006 Return Period;

(b) prepare on behalf of the Acquired Companies which are United States Persons all claims, elections, surrenders, disclaimers, notices and consents relating to Tax for the 2006 Return Period; and

(c) deal with all matters relating to Tax which concern or affect the Acquired Companies which are United States Persons, including all negotiations and correspondence with any Tax Authority and the making of any agreements relating to Tax.

7.2 In respect of the Acquired Companies which are United States Persons, subject to the following provisions of this paragraph 7, the Sellers or their duly authorised agent shall, in respect of all accounting, or taxable periods, beginning after the Balance Sheet Date and ending on or before Completion (including where required by law or where the Seller or the Acquired Company has the ability to so elect, any short accounting period ending on Completion) (the “Sellers’ Return Period”):

(a) prepare on a timely basis and file within applicable time limits (taking into account any extensions permitted by law) the Returns of the Acquired Companies which are United States Persons for the Sellers’ Return Period which, with respect to any Acquired Company that is included in any Federal and Consolidated Return for a Pre-Completion Period, shall be a pro-forma Return (each such Return, a “Pro-Forma Return”);

(b) prepare on a timely basis and file within applicable time limits (taking into account any extensions permitted by law) on behalf of the Acquired Companies which are United States Persons all claims, elections, surrenders, disclaimers, notices and consents relating to Tax for the Sellers’ Return Period; and

(c) deal with all matters relating to Tax which concern or affect the Acquired Companies which are United States Persons, including all negotiations and correspondence with any Tax Authority and the making of any agreements relating to Tax provided the making of such agreement does not materially increase the Liability to Tax of the Acquired Companies in subsequent periods.

7.3 The Purchasers shall and shall procure that each Acquired Company which is a United States Person shall provide the Sellers with such assistance, information and access to documents and records of or relating to an Acquired Company which is a United States Person that is reasonable and necessary to enable the Sellers to prepare the Returns for the 2006 Return Period and/or the Sellers’ Return Period.

7.4 The Sellers or their duly authorised agent shall in respect of the Sellers’ Return Period:

(a) deliver all Tax Documents which have been prepared in accordance with paragraph 7.2 of this Schedule to the Purchasers in draft form at least twenty-five (25) Business Days prior to their intended submission to a Tax Authority in order to allow the Purchasers to comment on the Tax Documents in accordance with paragraph 7.5 of this Schedule;

(b) deliver a copy of all correspondence, or a note of any other communication, which it receives from or has with a Tax Authority to the Purchasers within ten (10) Business Days of receipt of that correspondence or communication from the Tax Authority insofar as it is relevant to the Tax Documents; and

(c) inform the Purchasers in writing of the content of all material discussions, correspondence or other communication which it is intending to have with or submit to any Tax Authority insofar as it is relevant to the Tax Documents at least fifteen (15) Business Days prior to the intended discussion or submission of the correspondence or other communication (in each case, an “Intended Communication”) in order to allow the Purchasers to comment on the content of the Intended Communication in accordance with paragraph 7.5 of this Schedule.

7.5 The Purchasers shall be entitled to comment on all Tax Documents and Intended Communications delivered to them under paragraph 7.4 of this Schedule which such comments shall be made within ten (10) Business Days of the date of receipt of the Tax Documents or Intended Communications. The Sellers shall take into account any reasonable comments made by the Purchasers in such Tax Documents or Intended Communications. To the extent that there is a disagreement between the parties as to the reasonableness of any comments made by the Purchasers, the Purchasers and Sellers agree to consult in good faith, it being understood that any such disagreement shall be resolved in a manner consistent with past practices with respect to such matters unless otherwise required by Applicable Law and provided that such practices are lawful and in accordance with generally accepted accounting principles or generally accepted Tax practice and provided further that the Tax Documents or Intended Communications shall be required to be true and accurate in all material respects.

7.6 The Sellers or their duly authorised agent shall deliver all Tax Documents which have been prepared pursuant to paragraph 7.4 of this Schedule and which are required to be signed by or on behalf of an Acquired Company which is a United States Person to such Acquired Company for authorisation and signing no later than ten (10) Business Days before the expiry of any time limit in relation to any Tax Document (subject to the Purchasers having provided any comments under paragraph 7.5 of this Schedule within the time period specified therein). Notwithstanding the foregoing, and in the absence of any disagreement, where the Sellers are in breach of their obligations under paragraph 7.4 the Purchasers shall, where permitted by law, be entitled to: (i) submit a Tax Document at any time after twenty-five (25) Business Days from the date on which comments on such Tax Document were due to be delivered to the Sellers in accordance with paragraph 7.5 of this Schedule; and (ii) submit any Intended Communication at any time after fifteen (15) Business Days from the date on which comments on the Intended Communication were due to be delivered to the Sellers in accordance with paragraph 7.5 of this Schedule.

7.7 Any costs incurred by the Purchasers or an Acquired Company (as the case may be) in respect of the reviewing of or commenting on the Tax Documents and Intended Communications shall be for the Purchasers’ or the relevant Acquired Company’s account (as the case may be). Where the Sellers are in breach of their obligations under paragraph 7.4 of this Schedule, any costs incurred by the Purchasers or an Acquired Company (as the case may be) in respect of the preparation and submission of the Tax Documents and Intended Communications shall be for the Sellers’ account. Any costs incurred by the Sellers in preparing and submitting the Tax Documents or Intended Communications shall be for the Sellers’ account.

7.8 In respect of all accounting or taxable periods other than the 2006 Return Period, the Sellers’ Return Period or the Purchasers’ Return Period, the Purchasers shall have the sole conduct of the preparation and submission to the relevant Tax Authority of the Returns, all correspondence relating to and agreement of the Tax liabilities of the Acquired Companies and all negotiations relating to such matters. Notwithstanding the foregoing, prior to the filing of any Return with respect to any taxable period beginning before Completion and ending after Completion (the “Overlap Period”) and no later than twenty-five (25) Business Days prior to the due date for filing of such Return, the Purchasers shall provide the Sellers with notice, which notice shall include a draft of such Return. No later than ten (10) Business Days prior to the due date for filing of such Return, the Sellers shall notify the Purchasers of any comments and amendments which it wishes to make to such Return and the Purchasers shall take into account such reasonable comments and amendments. Any disagreement between the parties shall be dealt with in accordance with the principles of paragraph 7.5 of this Schedule.

7.9 For purposes of this Agreement, Taxes related to an Overlap Period shall be apportioned between the Pre-Completion Period and the Post-Completion Period as follows: (i) in the case of Taxes other than income, sale and use and withholding Taxes, on a per-diem basis and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Sellers and/or the Acquired Companies as though the taxable year of the Sellers and/or the Acquired Companies terminated at the close of business on the Completion Date.

7.10 In respect of the Acquired Companies which are not United States Persons, subject to the following provisions of this paragraph 7, the Purchasers or their duly authorised agent shall, in respect of all accounting, or taxable periods, ending on or before Completion (including where required by law or where the Seller or Acquired Company has the ability to so elect, any short accounting period ending on Completion) (the “Purchasers’ Return Period”):

(a) prepare on a timely basis and submit the Returns of the Acquired Companies, which are not United States Persons, for the Purchasers Return Period to the extent that the same shall not have been prepared and filed before Completion;

(b) prepare and submit on behalf of the Acquired Companies, which are not United States Persons, all claims, elections, surrenders, disclaimers, notices and consents relating to Tax consistent with past practices for the Purchasers’ Return Period to the extent that the same shall not have been prepared and submitted before Completion; and

(c) deal with all matters relating to Tax which concern or affect the Acquired Companies, which are not United States Persons, including all negotiations and correspondence with any Tax Authority and the making of any agreements relating to Tax.

7.11 The Sellers shall provide the Purchasers with such assistance, information and access to documents and records relating to any Acquired Company which are within the possession or control of the Sellers, that is reasonable and necessary to enable the Purchasers to prepare the Tax returns for the Purchasers’ Return Period.

7.12 The Purchasers or their duly authorised agent shall in respect of the Purchasers’ Return Period:

(a) deliver all Tax Documents which have been prepared in accordance with paragraph 7.10 of this Schedule to the Sellers in draft form at least twenty-five (25) Business Days prior to their intended submission to a Tax Authority in order to allow the Sellers to comment on the Tax Documents in accordance with paragraph 7.13 of this Schedule;

(b) deliver a copy of all correspondence, or a note of any other communication, which the Purchasers receive from or have with a Tax Authority to the Sellers within ten (10) Business Days of receipt of that correspondence or communication from the Tax Authority insofar as it is relevant to the Tax Documents; and

(c) inform the Sellers in writing of the content of all material discussions, correspondence or other communication which it is intending to have with or submit to any Tax Authority insofar as it is relevant to the Tax Documents at least fifteen (15) Business Days prior to the intended discussion or submission of the correspondence or other communication (in each case, an “Intended Communication”) in order to allow the Sellers to comment on the content of the Intended Communication in accordance with paragraph 7.13 of this Schedule.

7.13 The Sellers shall be entitled to comment on all Tax Documents and Intended Communications delivered to them under paragraph 7.12 of this Schedule and such comments shall be made within ten (10) Business Days of the date of receipt of the Tax Documents or Intended Communications. The Purchasers shall take into account any reasonable comments made by the Sellers in such Tax Documents or Intended Communications. To the extent that there is disagreement between the parties as to the reasonableness of any comments made by the Sellers, the Purchasers and the Sellers agree to consult in good faith, it being understood that any such disagreement shall be resolved in a manner consistent with past practices with respect to such matters unless otherwise required by Applicable Law and provided that such practices are lawful and in accordance with generally accepted accountancy principles or generally accepted Tax practice and provided further that the Tax Documents or Intended Communications shall be required to be true and accurate in all material respects. Notwithstanding the foregoing, and in the absence of any disagreement, the Purchaser shall be entitled to: (i) submit a Tax Document at any time after twenty-five (25) Business Days from the date on which such Tax Document was delivered to the Sellers in accordance with paragraph 7.12(a) of this Schedule; and (ii) submit any Intended Communication at any time after fifteen (15) Business Days from the date on which the Intended Communication was delivered to the Sellers in accordance with paragraph 7.12(c) of this Schedule.

8.	Conduct of Claims for Tax

8.1 If the Purchasers or any Acquired Company becomes aware of a Claim for Tax which may give rise to a Tax Liability for which the Sellers might be liable under paragraph 2 of this Schedule or for breach of paragraph 20 of Schedule 5 (The Sellers’ Warranties), the Purchasers shall give written details of the relevant matters to the Sellers as soon as reasonably practicable and in any case involving an assessment with a time limit for appeal and where such appeal has not already been lodged by the Purchasers or an Acquired Company at least fifteen (15) Business Days before the expiry of that time limit and the Sellers shall be entitled, at the Sellers’ expense, to resist such Claims for Tax for and on behalf and in the name of the relevant Acquired Company, in each case, subject to the remaining provisions of this paragraph 8.

8.2 The Purchasers shall (and, where relevant, shall procure that each relevant Acquired Company will):

(a) take such action as the Sellers may reasonably request in writing to avoid, dispute, defend, resist, appeal or compromise any Claim for Tax (a “Disputed Claim”), subject to the Sellers agreeing (to the Purchasers’ reasonable satisfaction) to indemnify the Purchasers or the relevant Acquired Company (as applicable) against any reasonable out-of-pocket costs which it may suffer or incur as a result of taking such action;

(b) make available to the Sellers such employees of the relevant Acquired Company or the Purchasers as the Sellers may reasonably require and all such information as may be available and as may reasonably be requested by the Sellers for avoiding, disputing, resisting, appealing, compromising or contesting any such Claim for Tax; and

(c) not accept or pay or compromise any such Claim for Tax without the Sellers’ prior written consent, such consent not to be unreasonably withheld or delayed; and

(d) not be required to take any action which it can reasonably demonstrate would materially increase the Liability to Tax of any Acquired Company in subsequent periods.

8.3 The Sellers shall:

(a) keep the Purchasers fully informed of all relevant matters known to them or the Sellers’ relevant advisers concerning any Disputed Claim;

(b) provide the Purchasers with copies of all relevant documents in the Sellers’ possession or control in relation to any Disputed Claim;

(c) not transmit to a Tax Authority any material communication pertaining to the dispute and in particular no proposal for a consent to any settlement or compromise without the same having been submitted to and approved by the Purchasers, such approval not to be unreasonably withheld or delayed;

(d) save where such Claim for Tax relates to the Brazilian Dispute, not be entitled to resist any such Claim for Tax to the extent that it would involve the Purchasers or any relevant Acquired Company contesting a Disputed Claim beyond the first appellate body (excluding the Tax Authority which has made the Disputed Claim) in the jurisdiction concerned unless Tax counsel of appropriate seniority and experience appointed by the Sellers, confirms that (taking into account, among other things, the quantum of the relevant liability, the technical issues relevant to the Disputed Claim and the likelihood of the Sellers successfully challenging such Claim for Tax) it would be reasonable for the Sellers to pursue that course of action.

8.4 If the Sellers do not request the relevant Acquired Company to take any action within thirty (30) Business Days following the Sellers’ receipt of written details relating to the Claim for Tax from the Purchasers in accordance with paragraph 8.2 of this Schedule, the Purchasers or any relevant Acquired Company shall be free to pay or settle the Claim for Tax on such terms as it may in its absolute discretion consider appropriate.

9.	Payment of Disputed Claims

In respect of a Disputed Claim, the Sellers shall pay any required sum under paragraph 2 of this Schedule within thirty (30) days following settlement, compromise or abandonment of the Disputed Claim unless the action requested by the Sellers pursuant to paragraph 7.3 of this Schedule cannot be taken prior to the Tax the subject matter of the Disputed Claim being paid (in which case, an amount equal to that amount of Tax (a “Disputed Tax Payment”) shall be paid by the Sellers promptly upon receipt by the Sellers of a written notice from the Purchasers for that amount). For the avoidance of doubt, if the Sellers are required to make a Disputed Tax Payment and the Disputed Claim is settled or compromised for a lesser sum than the amount of the Disputed Tax Payment, the difference between the Disputed Tax Payment and the amount at which the Disputed Claim is settled or compromised shall be treated as an amount to which paragraph 6 of this Schedule applies.

10.	Transfer Taxes

The Purchasers shall be responsible for, and shall pay or cause to be paid all stamp, transfer documentary, sales and use, VAT, registration and other similar taxes and fees (including any penalties and interest) incurred as a consequence of the transfer of any shares in the Acquired Companies pursuant to this Agreement (collectively, the “Transfer Taxes”), other than any Transfer Taxes which arise as a consequence of the making of a section 338(h)(10) election.

11.	Section 338(h)(10)

11.1 Notwithstanding anything herein to the contrary, the US Seller and the Purchasers (or the appropriate subsidiary thereof) shall jointly complete and make a timely section 338(h)(10) election with respect to the US Company and each of the eligible members of the US Acquired Group on Form 8023 or in such other manner as may be required by rule or regulation of the U.S. Internal Revenue Service and shall jointly make an election in the manner required under any analogous provisions of state or local law with respect to the US Company and each of the eligible members of the US Acquired Group. The US Seller and the Purchasers shall prepare Form 8023 and all such forms as are required as attachments to Form 8023 (and all forms under analogous provisions of state or local law) in accordance with applicable Tax laws. Such duly executed and completed forms as are required to be filed under Section 338(h)(10) of the Code (and analogous provisions of state or local law) shall be delivered by the US Seller and Purchasers to each other.

11.2 The US Seller and the Purchasers agree to use commercially reasonable efforts to perform or cause to be performed on or prior to the Completion Date: (i) an initial valuation of assets of the US Company and the eligible members of the US Acquired Group for purposes of Section 338 of the Code; (ii) a computation of the aggregate deemed sale price (“ADSP”) (as defined under U.S. Treasury Regulations Section 1.338-4) with respect to the US Company and each of the eligible members of the US Acquired Group; and (iii) an allocation of ADSP of the US Company and the eligible members of the US Acquired Group for purposes of Section 338 of the Code (collectively, the “338 Valuations and Allocations”).

11.3 If the US Seller and the Purchasers agree upon the 338 Valuations and Allocations on or prior to the Completion Date, then such 338 Valuations and Allocations shall be used for purposes of all relevant Returns, reports and filings, and neither the Seller nor the Purchasers shall take any position that is inconsistent therewith.

11.4 If the US Seller and the Purchasers cannot agree upon the 338 Valuations and Allocations on or prior to the Completion Date, then the first public accounting firm of any of Deloitte, Ernst & Young, KPMG or PriceWaterhouseCoopers in alphabetical order that is not currently serving as the auditor of any of the US Seller, any US Company or the Purchasers (or as otherwise agreed between the US Seller and the Purchasers) shall be selected to determine the 338 Valuations and Allocations. The 338 Valuations and Allocations determined by such independent public accounting firm shall be final and binding. The fees and expenses incurred with respect to the independent public accounting firm performing the 338 Valuations and Allocations shall be allocated fifty per cent. (50%) to the US Seller and fifty per cent. (50%) to the Purchasers. The 338 Valuations and Allocations determined pursuant to this paragraph 10.4 shall be used for purposes of all relevant Returns, reports and filings, and neither the US Seller nor the Purchasers shall take any position that is inconsistent therewith.

11.5 This Agreement shall constitute the US Company’s plan of complete liquidation for purposes of Section 332 of the Code.

11.6 Except as provided in paragraph 11.1 of this Schedule, the Purchasers shall not make any election under Section 338 of the Code.

12.	Retention of Records

12.1 The Purchasers shall and shall cause the Acquired Companies to, until the seventh (7th) anniversary of the Completion Date or such later date as provided in paragraph 12.2 of this Schedule, retain all books, records and other documents pertaining to the businesses of the Acquired Companies in existence on the Completion Date and in accordance with paragraph 8.3(b) of this Schedule or as otherwise requested by the Sellers to make the same available for inspection and copying by, and at the expense of, the Sellers or any Affiliate or representative of the Sellers during reasonable business hours, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Completion Date by the Purchasers or any of the Acquired Companies without first advising the Sellers in writing and giving the Sellers a reasonable opportunity to obtain possession thereof.

12.2 If any Claim for Tax is outstanding on the seventh (7th) anniversary of the Completion Date, the Purchasers shall, and shall cause the Acquired Companies to, retain all such books, records and other documents referred to in paragraph 12.1 of this Schedule until such Claim for Tax has been finally agreed or settled.

SCHEDULE 9

ADDITIONAL COVENANT

1.	Definitions and Interpretation

In this Schedule, words and expressions defined in Schedule 1 (Definitions and Interpretation) shall have the same meanings when used herein. In addition, in this Schedule:

“DOJ” means the United States Department of Justice;

“Report” means the report entitled “Due Diligence Review Report — ABB Lummus Use of Intermediaries” dated 20 August 2007 and made available to CB&I’s attorneys on 21 August 2007 at the Washington, D.C. offices of W&C, together with such report as updated, supplemented and amended from time to time by or at the direction of the relevant member(s) of the ABB Group; and

“SEC” means the United States Securities and Exchange Commission.

2.	Covenant

2.1 Following Completion, the Sellers shall pay to the Purchasers from time to time such sums as would, if paid to an Acquired Company or any other member of the CB&I Group (including the Purchasers), indemnify and keep indemnified that company against:

(a) any and all fines, other financial penalties and disgorgement of profits or revenues imposed by the DOJ, the SEC or any other Governmental Entity on any Acquired Company or any other member of the CB&I Group;

(b) ninety (90) percent of any consultant, monitoring or other similar out-of-pocket costs or expenses reasonably incurred by any Acquired Company or any other member of the CB&I Group upon the requirement of any Governmental Entity;

(c) any damages payable by any Acquired Company pursuant to any Contract, and any other damages payable by such Acquired Company or any other member of the CB&I Group in respect of any claim (whether in tort or otherwise) made by any Person in relation to any action derived from or arising under or out of such Contract; and

(d) any cancellation or termination fee payable by any Acquired Company on termination of any Contract by any counterparty thereto (or, in the case of a Contract with an agent or intermediary, by such Acquired Company), to the extent that the same arise from any act or omission constituting a violation by any Acquired Company of any Applicable Law concerning contributions, gifts or other inducement payments (including in particular any violation of the Foreign Corrupt Practices Act of the United States (as amended from time to time) through any payment to an intermediary) where such act or omission occurred prior to Completion and is of the nature of the issues identified in the Report, whether or not any such indemnity (if given to any Acquired Company itself) would be invalid under any Applicable Law, whether as a result of public policy issues or otherwise; provided that, where such indemnification is in respect of a fine, other financial penalty or disgorgement of profits or revenues, costs or damages payable by an Acquired Company which is not a wholly-owned subsidiary of another Acquired Company, the Sellers shall only be liable for such percentage of the amount which, but for this proviso would be indemnifiable hereunder, is equal to the percentage shareholding (whether direct or indirect) of the US Seller or the NL Seller, as the case may be, in the relevant Acquired Company.

2.2 Following Completion, the Sellers shall further pay to the Purchasers from time to time such sums as would, if paid to an Acquired Company or any other member of the CB&I Group (including the Purchasers), indemnify and keep indemnified that company against ninety (90) percent of any external legal fees and expenses reasonably incurred by any Acquired Company or any other member of the CB&I Group:

(a) in complying with any requests made by the DOJ, the SEC or any other Governmental Entity of any Acquired Company or any other member of the CB&I Group in connection with payments to intermediaries and other issues and subject matter identified in the Report; and

(b) in defending any claims brought by the DOJ, the SEC or any other Governmental Entity against any current and former director, officer, employee, agent or distributor of any Acquired Company in connection with payments to intermediaries and other issues and subject matter identified in the Report, to the extent that any Acquired Company is obliged, as of the Completion Date, to meet such legal fees and expenses, provided that, where such indemnification is in respect of external legal fees or expenses incurred by an Acquired Company which is not a wholly-owned subsidiary of another Acquired Company, the Sellers shall only be liable for such percentage of the amount which, but for this proviso would be indemnifiable hereunder, is equal to the percentage shareholding (whether direct or indirect) of the US Seller or the NL Seller, as the case may be, in the relevant Acquired Company; provided further that, in no event shall the Sellers’ liability under paragraphs 2.2(a) and (b) above exceed ten million dollars ($10,000,000) in aggregate.

2.3 For the avoidance of doubt, the indemnification provided in paragraphs 2.1 and 2.2 above shall not apply to:

(a) any loss of profit arising from the termination of any Contract, or from the suspension or debarment from any contracting privileges; or

(b) any legal fees or expenses incurred by any Acquired Company or any other member of the CB&I Group beyond those expressly stated at paragraph 2.2.

3.	Access to Information

3.1 From the date hereof to Completion, the Sellers shall cause each Acquired Company to afford to the Purchasers and their attorneys such reasonable access as they may from time to time reasonably request, during normal business hours, to the personnel and books and records of the Acquired Group, as well as legal, compliance and audit employees of the ABB Group and the outside advisors and consultants of the ABB Group and the Acquired Group, for the purposes of enabling the Purchasers to gain a better understanding of, and the likely impact of, the issues and subject matter identified in the Report, so as better to place the Purchasers in a position to ensure that any violation by any Acquired Company of any Applicable Law concerning contributions, gifts or other inducement payments (including in particular the Foreign Corrupt Practices Act of the United States (as amended from time to time)) do not continue following Completion.

3.2 Forthwith upon the execution of this Agreement, the Sellers shall deliver to the Purchasers a copy of the report entitled “Due Diligence Review Report — ABB Lummus Use of Intermediaries” dated 20 August 2007 and made available to CB&I’s attorneys on 21 August 2007 at the Washington, D.C. offices of W&C. On Completion, the Sellers shall deliver to the Purchasers a copy of all updates, supplements and amendments thereto.

3.3 All information made available pursuant to paragraph 3.1 above will be dealt with in accordance with the terms of the Common-Interest Arrangement dated as of 20 August 2007 between ABB (on behalf of itself and its relevant subsidiaries and affiliates) and CB&I (on behalf of itself and its subsidiaries and affiliates) and the Report (delivered pursuant to paragraph 3.2 above) will be dealt with in accordance with the terms of a substitute or amended continuing common-interest arrangement to be entered into allowing the Purchasers to retain a copy of the Report.

4.	Co-operation

4.1 The Purchasers are aware that members of the ABB Group intend to make a voluntary disclosure to the DOJ and the SEC regarding payments to intermediaries relating to foreign government contracts identified in the Report. To facilitate such voluntary disclosure and subsequent co-operation, following Completion the Purchasers shall co-operate, and shall procure that the Acquired Group co-operates, with reasonable requests made by the relevant members of the ABB Group to enable such members of the ABB Group to continue, after Completion, their investigation into the payments to intermediaries identified in the Report. Without prejudice to the generality of the foregoing, the Purchasers shall:

(a) notify the Sellers promptly in writing upon the Purchasers learning of the existence of any material information which the Purchasers reasonably conclude, after having made inquiries with the relevant Acquired Companies, could potentially relate to the payments to intermediaries and other issues and subject matter identified in the Report;

(b) procure the Acquired Group to retain, maintain and preserve all information (including documents, books, records, accounts, papers, electronic data and other information in tangible or intangible form) in the possession, custody or control of the Acquired Group potentially related to the payments to intermediaries and other issues and subject matter identified in the Report, including continuation of the records-retention instructions identified in the Report, and preserving all relevant electronic data, such as hard drives and back-up tapes of e-mail, server, financial, and other electronic files;

(c) procure the Acquired Group to provide the Sellers with access to all information (including documents, books, records, accounts, papers, electronic data and other information in tangible or intangible form) in the possession, custody or control of the Acquired Group potentially related to the payments to intermediaries and other issues and subject matter identified in the Report and, upon the Sellers’ request, provide copies of any such information in tangible form;

(d) use all reasonable endeavours, and procure that the Acquired Group uses all reasonable endeavours, to secure the co-operation of any current and former directors, officers, employees, agents, distributors, attorneys, outside consultants and members of internal audit who may have knowledge potentially related to the payments to intermediaries and other issues and subject matter identified in the Report;

(e) refrain, and procure that the Acquired Group refrains, from disclosing to any third party any information potentially related to the payments to intermediaries and other issues and subject matter identified in the Report in the absence of the Sellers’ prior written consent, except as otherwise required by Applicable Law or the rules or regulations of the SEC or any Governmental Entity;

(f) consult, and procure that the Acquired Group consults, with the Sellers prior to the Acquired Companies mounting any defence, agreeing to any settlement or entering into any negotiations concerning any allegation, claim or suit brought by the DOJ, the SEC or any other any third party related to the payments to intermediaries and other issues and subject matter identified in the Report;

(g) consult, and procure that the Acquired Group consults, with the Sellers regarding any disciplinary actions contemplated against any current and former directors, officers, employees, agents, distributors, attorneys, outside consultants and members of internal audit as a result of their possible involvement in the payments to intermediaries identified in the Report or their failure to co-operate with the relevant members of the ABB Group in accordance with the terms of this paragraph 4.1; and

(h) abide by the Sellers’ instructions as to whether to assert or waive the Sellers’ potential attorney-client privilege or work-product immunity with respect to communications and materials related to the payments to intermediaries and other issues and subject matter identified in the Report, provided that, notwithstanding the foregoing, the Purchasers shall not be deemed to be in default under this paragraph 4.1 to the extent that its failure to procure any such matter as is referred to above in this paragraph 4.1 is attributable to any deliberate wrong-doing by any employee of any Acquired Company.

4.2 Save as may be required by any Governmental Entity, members of the ABB Group, at their own cost, shall have exclusive authority to investigate, respond to, defend, litigate and settle any and all allegations, inquiries, proceedings, claims, charges, indictments and suits that may give rise to an obligation to indemnify under paragraphs 2.1 or 2.2 above. The Sellers undertake to the Purchasers that the ABB Group will pursue such matters diligently.

4.3 Subject to paragraph 4.2, the Purchasers shall use, and, following Completion, shall procure that the Acquired Group uses, all reasonable endeavours to mitigate any potential liabilities that may give rise to an obligation to indemnify under paragraphs 2.1 or 2.2 above provided that, again, notwithstanding the foregoing, the Purchasers shall not be deemed to be in default under this paragraph 4.3 to the extent that its failure to procure that the Acquired Group uses, all reasonable endeavours to mitigate any potential liabilities that may give rise to an obligation to indemnify under paragraphs 2.1 or 2.2 is attributable to any deliberate wrong-doing by any employee of any Acquired Company.

4.4 The Purchasers undertake to the Sellers that, if the Purchasers (or either of them), or any member of the CB&I Group, sells, distributes or otherwise transfers to any third Person all or a substantial portion of the Acquired Group or the Business, then the Purchasers shall procure that the transferee first agrees in writing, in favour of the Sellers and each other relevant member of the ABB Group, to be bound by the provisions of this paragraph 4, mutatis mutandis, on the basis that references in this paragraph 4 to the “Purchasers” shall be deemed to be (or to include, as applicable) references to such transferee.

5.	Termination

5.1 Neither Seller shall be liable in respect of any claim under paragraphs 2.1 or 2.2 above unless such claim is made by notice in writing to the Sellers, specifying with particularity the matter giving rise to the claim and the Governmental Entity involved, prior to the seventh anniversary of the Completion Date.

5.2 Neither Seller shall be liable for any claim under paragraphs 2.1 or 2.2 above with respect to any Acquired Company or any other member of the CB&I Group after such Acquired Company or other member of the CB&I Group has ceased to be an Affiliate of CB&I and the Sellers’ liability, if any, in respect of any such claim that is then outstanding shall be immediately extinguished upon such Acquired Company or other member of the CB&I Group ceasing to be an Affiliate of the Purchasers; provided that the foregoing shall not apply if the Sellers have approved the identity of the proposed transferee(s) (which approval shall not be unreasonably withheld or delayed).

EXECUTION

ABB HOLDINGS B.V.
acting by:

Name:
Holder of a power of attorney

Name:
Holder of a power of attorney

ABB HOLDINGS INC.
acting by:

Name:
Attorney-in-fact

Name:
Attorney-in-fact

ABB ASEA BROWN BOVERI LTD.
acting by:

Name:
Holder of a power of attorney

Name:
Holder of a power of attorney

CHICAGO BRIDGE & IRON COMPANY N.V.

By: Chicago Bridge & Iron Company B.V.,
its Managing Director,

By:
Name:
Title: Managing Director

CHICAGO BRIDGE & IRON COMPANY

By:
Name:
Title:

CHICAGO BRIDGE & IRON COMPANY B.V.

By:
Name:
Title:

ANNEX B

Opinion of UBS Securities LLC, dated August 24, 2007

August 24, 2007

The Board of Supervisory Directors
Chicago Bridge & Iron Company N.V.
Polarisavenue 31
2132 JH Hoofddorp
The Netherlands

Dear Members of the Board:

We understand that Chicago Bridge & Iron Company N.V., a company organized under the laws of The Netherlands (“CB&I”), is considering a transaction (the “Transaction”) whereby (i) Chicago Bridge & Iron Company, a Delaware corporation and a wholly owned subsidiary of CB&I (the “US Purchaser”), will acquire all of the outstanding shares of ABB Lummus Global Inc., a Delaware corporation (the “US Target”), and (ii) Chicago Bridge & Iron Company B.V., a company organized under the laws of The Netherlands and a wholly owned subsidiary of CB&I (together with the US Purchaser, the “Purchasers”), will acquire all of the outstanding shares of ABB Oil & Gas Europe B.V., a company organized under the laws of The Netherlands (together with the US Target, “Lummus”). Pursuant to the terms of a draft Share Sale and Purchase Agreement, dated as of August 24, 2007 (the “Agreement”), among CB&I, the Purchasers, ABB Asea Brown Boveri Ltd. (“ABB”), ABB Holdings Inc. and ABB Holdings B.V., in exchange for all of the outstanding shares of the two companies comprising Lummus, the Purchasers will make cash payments at the Completion (as defined in the Agreement) in an aggregate amount that we have assumed, at your direction, will be $839.9 million (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to CB&I of the Consideration to be paid by the Purchasers in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to CB&I in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. UBS or its affiliates may also participate in the financing by CB&I in connection with the Transaction and, in such event, would receive compensation in connection therewith. In the past, UBS and its affiliates have provided investment banking services to CB&I and ABB unrelated to the proposed Transaction, for which UBS and its affiliates received compensation. In addition, UBS or an affiliate is a participant in a credit facility of CB&I for which it has received and continues to receive fees and interest payments. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of CB&I, ABB and/or a subsidiary of ABB and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to CB&I or CB&I’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or the form of the Transaction. We express no opinion as to the prices at which any securities of CB&I will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, (ii) CB&I, ABB and the other parties to the Agreement will comply with all material terms of the Agreement and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any

B-1

adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on CB&I, Lummus or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available information relating to Lummus; (ii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of Lummus that were provided to us by the managements of CB&I and Lummus and not publicly available, including financial forecasts and estimates prepared by the management of CB&I; (iii) reviewed certain estimates of synergies and tax benefits related to the Transaction prepared by the management of CB&I that were provided to us by the management of CB&I and not publicly available; (iv) conducted discussions with members of the senior managements of CB&I and Lummus concerning the businesses and financial prospects of Lummus; (v) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) considered certain pro forma effects of the Transaction on CB&I’s financial statements; (viii) reviewed the Agreement; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Lummus, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies, tax benefits and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CB&I as to the future performance of Lummus and such synergies, tax benefits and pro forma effects. In addition, we have assumed, with your approval, that the financial forecasts and estimates, including synergies and tax benefits, referred to above will be achieved at the times and in the amounts projected. We have also assumed, at your direction, that Lummus will have no debt or unrestricted cash immediately prior to the Completion. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Purchasers in the Transaction is fair, from a financial point of view, to CB&I.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,

UBS SECURITIES LLC

B-2

CHICAGO BRIDGE & IRON COMPANY N.V.
Voting Instruction Card

(Must be presented at the meeting or received by mail prior to the close of business on , 2007)

      The undersigned registered holder of Shares of New York Registry (each representing one Common Share of EUR 0.01 nominal amount of Chicago Bridge & Iron Company N.V.), hereby appoints The Bank of New York, as New York Transfer Agent and Registrar, through its agent, as the proxy of the undersigned with full power of substitution to attend and address the Special Meeting of Shareholders of Chicago Bridge & Iron Company N.V. to be held in Amsterdam, The Netherlands on             , 2007 and in general, to exercise all rights the undersigned could exercise in respect of such Common Shares if personally present thereat in their discretion upon all matters which may properly come before such Meeting and every adjournment thereof, and instructs such proxy to endeavor, in so far as practicable, to vote or cause to be voted on a poll (if a poll shall be taken) the Common Shares of Chicago Bridge & Iron Company N.V. represented by shares of New York Registry registered in the name of the undersigned on the books of the New York Transfer Agent and Registrar as of the close of business on             , 2007, at such Meeting in respect of the resolutions specified on the reverse side thereof. This proxy is governed by Dutch law.
Notes:	1.	Please direct your proxy how it is to vote by placing an “x” in the appropriate box opposite the resolutions specified on the reverse side thereof.
	2.	If no instructions are given on this Voting Instruction Card, then the shares will be voted FOR Item 1.
	3.	This voting Instruction Card is solicited by the Supervisory Board of the Company.

To include any comments, please mark this box.	☐
CHICAGO BRIDGE & IRON COMPANY N.V.
P.O. BOX 11436
NEW YORK, N.Y. 10203-0436
Please complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.

1.	To approve and authorize the acquisition of the Lummus Global business of ABB Asea Brown Boveri Ltd. by CB&I or direct or indirect wholly-owned subsidiaries of CB&I.

☐	▼ DETACH PROXY CARD HERE ▼

Sign, Date and Promptly
Return this Proxy Card Using	☒
the Enclosed Envelope.	Votes must be indicated
(x) in Black or Blue ink.

1.	FOR	AGAINST	ABSTAIN

	☐	☐	☐

To change your address, please mark this box.	☐

S C A N L I N E

The Voting Instruction must be signed by the person in whose name the relevant shares are registered on the books of the Transfer Agent and Registrar. In the case of a Corporation, the Voting Instruction must be executed by duly authorized Officer or Attorney.

Date	Share Owner sign here	Co-Owner sign here